                                                   RULE NO. 424(b)(5)
                                                   REGISTRATION NO. 333-65649
                                                                    333-65649-01

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE + +CHANGED. WE WILL DELIVER A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS TO +
+PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE            +
+ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES NOR ARE + +THEY SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE +
+OFFER OR SALE IS NOT PERMITTED.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 23, 1998)
                                 $

                           SPRINT CAPITAL CORPORATION
                             $      % NOTES DUE
                             $      % NOTES DUE
                             $      % NOTES DUE
                             $      % NOTES DUE
                         UNCONDITIONALLY GUARANTEED BY
                               SPRINT CORPORATION

                                   --------

  The     Notes will mature on       , the     Notes will mature on       , the
    Notes will mature on        and the     Notes will mature on       .
Interest on the Notes is payable semiannually on        and       , beginning
      , 1999. Sprint Capital may redeem some or all of the Notes at any time. The redemption price is described under the heading "Description of Notes-- Optional Redemption" on page S-35 of this Prospectus Supplement. There is no sinking fund. Sprint Capital has applied to list the longest maturity Notes on the New York Stock Exchange.


                                   --------
  INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement or the related Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                              PUBLIC
                             OFFERING                          PROCEEDS TO
                              PRICE     UNDERWRITING DISCOUNTS    SPRINT
                           ------------ ---------------------- ------------
        Per    Note                 %                 %                 %
        Total              $                  $                $
        Per    Note                 %                 %                 %
        Total              $                  $                $
        Per    Note                 %                 %                 %
        Total              $                  $                $
        Per    Note                 %                 %                 %
        Total              $                  $                $
        Combined Total     $                  $                $
        (before expenses)

  Interest on the Notes will accrue from       , 1998 to the date of delivery.

                                   --------

  The Underwriters are offering the Notes subject to various conditions. The
Underwriters expect to deliver the Notes to purchasers on or about       ,
1998.

                                   --------

SALOMON SMITH BARNEY
    CREDIT SUISSE FIRST BOSTON
          J.P. MORGAN & CO.
               WARBURG DILLON READ LLC
                    CHASE SECURITIES INC.
                          LEHMAN BROTHERS
                                           NATIONSBANC MONTGOMERY SECURITIES LLC

            , 1998
                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 1998

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                                 ------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.............................................  S-3
Risk Factors ............................................................. S-10
Special Note Regarding Forward-Looking Statements ........................ S-18
Use of Proceeds........................................................... S-19
Capitalization of Sprint Corporation...................................... S-20
Capitalization of the FON Group........................................... S-21
Capitalization of the PCS Group........................................... S-21
Sprint Corporation Selected Financial Data................................ S-22
FON Group Selected Financial Data......................................... S-23
Historical PCS Group Selected Financial Data.............................. S-24
Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo
 Selected Financial Data.................................................. S-25
Sprint Corporation........................................................ S-26
Description of Notes...................................................... S-35
United States Federal Income Tax Considerations........................... S-41
Underwriting.............................................................. S-44
Legal Matters............................................................. S-45
Experts................................................................... S-46
Glossary..................................................................  G-1
Index to Financial Statements.............................................  F-1
Annex A--The Tracking Stock Proposal and Related Information..............  A-1

                                   PROSPECTUS
Where You Can Find More Information.......................................    2
Sprint Capital Corporation................................................    3
Sprint Corporation........................................................    3
Use of Proceeds...........................................................    4
Ratios of Earnings to Fixed Charges.......................................    4
Description of Debt Securities............................................    4
Description of Guarantees.................................................   13
Validity of the Debt Securities and Guarantees............................   13
Experts...................................................................   13
Plan of Distribution......................................................   14

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary highlights selected information from this Prospectus Supplement and may not contain all of the information that you should consider before investing in the Notes. This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference include specific terms of the Notes, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference. Capitalized terms that are not defined in the text have the meanings given to them in the Glossary.

                               SPRINT CORPORATION

  Sprint Corporation is a diversified telecommunications service provider. Our principal activities include long distance service, local service, wireless personal communications services ("PCS"), product distribution and directory publishing activities, and other telecommunications activities, investments and alliances.

  At a special meeting of stockholders to be held November 13, 1998, we are asking our stockholders to vote upon and approve our tracking stock proposal, which provides for, among other things:

  . the creation of the PCS Group and the FON Group, which are described below;

  . Sprint's acquisition of 100% of the ownership and control of the wireless telephony businesses currently operating under the Sprint PCS(R) brand name, other than a 40.8% minority interest in the wireless telephone business that serves the Los Angeles, San Diego and Las Vegas areas;

  . the recapitalization of Sprint's outstanding publicly-traded common stock into two new classes of common stock of Sprint: PCS Stock and FON Stock (together with a similar recapitalization of Sprint's outstanding Class A common stock); and

  . subject to market conditions, the issuance of additional PCS Stock in an underwritten IPO.

  Pursuant to the tracking stock proposal, Sprint may elect to complete either the IPO or the recapitalization at the closing of the acquisition described above. Sprint has decided to delay the IPO due to current general market conditions. Therefore, at the closing of the acquisition, Sprint will complete the recapitalization of its outstanding common stock and Class A common stock. Sprint will continue to evaluate market conditions and may proceed with the IPO at a later date. There is no assurance that the IPO will be completed.

  The trading price of the PCS Stock should reflect separately the performance of the PCS Group. The trading price of the FON Stock should reflect separately the performance of the FON Group. We refer to the transactions described above as the "Tracking Stock Proposal." Details about the Tracking Stock Proposal and other information relating to the Tracking Stock Proposal can be found in Annex
A. The Notes offering is not conditioned upon completion of the transactions contemplated by the Tracking Stock Proposal.

                                 THE FON GROUP

  The FON Group consists of all of Sprint's businesses and assets not included in the PCS Group.

  Sprint's long distance division is the nation's third-largest provider of long distance telephone services. In this division, Sprint operates a nationwide, all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. This division provides domestic and international voice, video and data communications services.

  Sprint's local telecommunications division consists primarily of regulated local exchange carriers serving more than 7.5 million access lines in 18 states. This division provides local services and access for telephone customers and other carriers to our local exchange facilities and sells telecommunications equipment and long distance services within specified geographical areas.

  Sprint's product distribution and directory publishing businesses consist of wholesale distribution of telecommunications equipment and publishing and marketing white and yellow page telephone directories.

  Other telecommunications activities of the FON Group include

  . emerging businesses, which consist of the development of new integrated communications services, integration management and support services for computer networks and international development activities outside the scope of Global One;

  . Sprint's interest in the Global One international strategic alliance, a joint venture with France Telecom S.A. and

                                 THE PCS GROUP

  The PCS Group markets its wireless telephony products and services under the Sprint(R) and Sprint PCS(R) brand names. The PCS Group operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. As of October 30, 1998, the PCS Group operates PCS systems in 176 metropolitan markets within the United States, including 39 of the 50 largest metropolitan areas. By the end of the first half of 1999, the PCS Group expects to operate PCS systems in all of the 50 largest metropolitan areas and 80 of the 100 largest metropolitan areas in the United States.

  The PCS Group currently provides nationwide service through a combination of

  . operating its own digital network in major metropolitan areas;

  . affiliating with other companies, primarily in and around smaller metropolitan areas;

  . roaming on analog cellular networks of other providers using Dual-
   Band/Dual-Mode Handsets; and

  . roaming on digital PCS networks of other CDMA-based providers.

  Since launching the first commercial PCS service in the United States in November 1995, the PCS Group has experienced rapid customer growth, providing service to more than 1.75 million customers as of September 30, 1998.

   Deutsche Telekom AG (France Telecom and Deutsche Telekom are European telephone companies with a combined 20% equity investment in Sprint); and

  . other telecommunications investments and alliances, such as Sprint's investment in EarthLink Network, Inc., an Internet service provider.


                                  RISK FACTORS

  You should consider carefully all of the information set forth in this Prospectus Supplement and the accompanying Prospectus and, in particular, the information set forth under "Risk Factors" before deciding to invest in the Notes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for Sprint was 5.70 for the nine months ended September 30, 1998 and 6.41 for the year ended December 31, 1997.

  The supplemental ratio of earnings to fixed charges for Sprint, on a pro forma basis giving effect to the restructuring of the PCS Group, but not to the refinancing of existing indebtedness with the proceeds from the Notes offering, was 1.49 for the year ended December 31, 1997. Pro forma earnings, as adjusted, were inadequate to cover fixed charges by $217.3 million for the nine months ended September 30, 1998.

  The ratio of earnings to fixed charges for Sprint, on a pro forma basis giving effect to the assumed refinancing of existing indebtedness with the proceeds from the Notes offering (see "Use of Proceeds"), but not to the
restructuring of the PCS Group, was     for the nine months ended September 30,
1998 and     for the year ended December 31, 1997.

  The above ratios were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before taxes, plus equity in the net losses of entities that are less than 50% owned by Sprint, less capitalized interest. Fixed charges include (1) interest on all debt of continuing operations (including amortization of debt issuance costs), (2) the interest component of operating rents, and (3) the pre-tax cost of subsidiary preferred stock dividends.

                                  THE OFFERING

Issuer......................  Sprint Capital Corporation

Guarantor...................  Sprint Corporation

Notes Offered...............        principal amount of   % Notes due

                                    principal amount of   % Notes due

                                    principal amount of   % Notes due

                                    principal amount of   % Notes due

Interest....................  Interest will accrue on the Notes from     ,
                              1998 and will be payable on     and     of
                              each year, beginning    , 1999.

Sinking Fund................  None

Optional Redemption.........  The Notes will be redeemable, as a whole or in part, at the option of Sprint Capital, at
                              any time or from time to time. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled principal and interest payments discounted, on a semiannual basis, at a rate equal to the sum of the Treasury rate and:
                                .   basis points for the    Notes
                                .   basis points for the    Notes
                                .   basis points for the    Notes
                                .   basis points for the    Notes
                              In the case of clauses (1) and (2), accrued interest will be payable to the redemption date.

Ranking.....................  The Notes will be senior unsecured obligations of Sprint Capital and will rank equally with all other senior unsecured and unsubordinated indebtedness of Sprint Capital. The Guarantees will be senior unsecured obligations of Sprint and will rank equally with all other senior unsecured and unsubordinated indebtedness of Sprint.

Use of Proceeds.............  The net proceeds to Sprint Capital from the
                              Notes offering will be approximately $     .
                              Sprint intends that such proceeds will be used to repay existing indebtedness.

                              Under the policies adopted by the Sprint
                              Board, loans from Sprint or the FON Group to the PCS Group must be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Sprint or the FON Group will make loans to the PCS Group on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or the FON Group may have acquired the subject funds. These provisions will apply before December 31, 2001 and cannot be modified, suspended or rescinded, nor can any exception be made to such provisions, prior to December 31, 2001. The Sprint Board currently does not expect to amend these policies in any material way after December 31, 2001. See "The Tracking Stock Proposal and Related Information-- Tracking Stock Policies" in Annex A.

                               SPRINT CORPORATION

                             SUMMARY FINANCIAL DATA

  The following unaudited table sets forth summary financial data of Sprint. It is important that you read the summary financial data presented below along with the Sprint Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus Supplement. The summary financial data at December 31, 1997, 1996, 1995, 1994 and 1993, and for each of the five years in the period ended December 31, 1997, were prepared using the consolidated financial statements of Sprint, which have been audited by Ernst & Young LLP, independent auditors. The summary financial data at September 30, 1998, and for the nine months ended September 30, 1998 and 1997, were prepared using the unaudited consolidated financial statements of Sprint. The unaudited consolidated financial statements of Sprint have been prepared on the same basis as Sprint's audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                             AT OR FOR THE
                              NINE MONTHS                       AT OR FOR THE
                          ENDED SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                          ------------------- -------------------------------------------------
                            1998      1997      1997      1996      1995      1994      1993
                          --------- --------- --------- --------- --------- --------- ---------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
 DATA
Net operating revenues..  $11,940.3 $11,024.9 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    2,017.9   1,840.9   2,451.4   2,267.2   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1)(2).......      669.3     757.6     952.5   1,190.9     946.1     899.2     517.1
Earnings per common
 share from continuing
 operations(1)(2)
 Basic..................       1.55      1.76      2.21      2.82      2.71      2.59      1.51
 Diluted................       1.52      1.74      2.18      2.79      2.69      2.56      1.49
Dividends per common
 share..................       0.75      0.75      1.00      1.00      1.00      1.00      1.00
Basic weighted average
 common shares..........      430.7     430.3     430.2     421.7     348.7     346.1     341.0
CASH FLOW DATA
Net cash from operating
 activities--continuing
 operations(3)..........  $ 2,950.0 $ 2,410.7 $ 3,379.0 $ 2,403.6 $ 2,609.6 $ 2,339.6 $ 2,007.8
Capital expenditures....    2,992.1   1,903.9   2,862.6   2,433.6   1,857.3   1,751.6   1,429.8
BALANCE SHEET DATA
Total assets............  $20,453.8           $18,184.8 $16,826.4 $15,074.3 $14,425.2 $13,781.8
Property, plant and
 equipment, net.........   13,502.2            11,494.1  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 construction
 obligations and short-
 term borrowings).......    5,549.4             3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Redeemable preferred
 stock..................        9.5                11.5      11.8      32.5      37.1      38.6
Common stock and other
 stockholders' equity...    9,302.3             9,025.2   8,519.9   4,642.6   4,524.8   3,918.3

--------
  SPRINT ADOPTED STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128, "EARNINGS PER SHARE" ("EPS"), AT YEAR-END 1997 (SEE NOTE 12 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS). EPS AMOUNTS HAVE BEEN RESTATED TO COMPLY WITH THIS NEW STANDARD. ALL EPS AMOUNTS DISCUSSED HEREIN REPRESENT "BASIC" EPS AS DEFINED IN THE NEW STANDARD.

  CERTAIN PRIOR-YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT-YEAR PRESENTATION. THESE RECLASSIFICATIONS HAD NO EFFECT ON THE RESULTS OF OPERATIONS OR STOCKHOLDERS' EQUITY AS PREVIOUSLY REPORTED.

(1) During the nine months ended September 30, 1997 and the year ended December 31, 1996, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) for the nine months ended September 30, 1997 and the year ended December 31, 1997 and $36 million ($0.09 per share) for the year ended December 31, 1996.
  During 1995, Sprint recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million ($0.16 per share).
  During 1993, Sprint recorded nonrecurring charges of $293 million related to
  (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million ($0.57 per share).
(2) During 1997, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
  During 1994, Sprint recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million ($0.06 per share).
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, Sprint adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million ($0.03 per share).
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

                               SPRINT CORPORATION

                        SUMMARY PRO FORMA FINANCIAL DATA

  The following unaudited table sets forth summary pro forma statement of income data of Sprint for the year ended December 31, 1997 and the nine months ended September 30, 1998 and summary pro forma balance sheet data at September 30, 1998. The summary pro forma data were prepared using the unaudited pro forma condensed combined financial statements of Sprint included elsewhere in this Prospectus Supplement. The pro forma statement of income data are intended to give you a better picture of what Sprint's business might have looked like if the following transactions had occurred on January 1, 1997: (1) the restructuring of the PCS Group, including the sale of shares of PCS Stock to France Telecom and Deutsche Telekom in connection with the restructuring of the PCS Group, and (2) the recapitalization of Sprint's common stock. The pro forma balance sheet data are intended to give you a better picture of what Sprint's business might have looked like if the following transactions had occurred on September 30, 1998: (1) the restructuring of the PCS Group, including the sale of shares of PCS Stock to France Telecom and Deutsche Telekom in connection with the restructuring of the PCS Group, and (2) the recapitalization of Sprint's common stock. It is important that you read the summary pro forma data presented below along with the Sprint Corporation Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto included elsewhere in this Prospectus Supplement. The following pro forma information is not necessarily indicative of (1) the results that Sprint would have reported if such events had actually occurred on the dates specified or (2) the financial results of Sprint after the restructuring of the PCS Group. Further, pro forma results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                                           NINE MONTHS           YEAR ENDED
                                     ENDED SEPTEMBER 30, 1998 DECEMBER 31, 1997
                                     ------------------------ -----------------
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA
Net operating revenues.............         $12,728.2             $15,131.9
Operating income...................             373.2                 823.3
Earnings (loss) from continuing op-
 erations applicable to common
 stock:
  FON Group........................         $ 1,132.0             $ 1,373.6
  PCS Group........................          (1,187.0)             (1,186.1)
                                            ---------             ---------
  Total Sprint.....................         $   (55.0)            $   187.5
                                            =========             =========
Basic earnings (loss) per common
 share from continuing operations
  FON Group........................         $    2.63             $    3.19
  PCS Group........................         $   (2.86)            $   (2.86)
Basic weighted average common
 shares
  FON Group........................             430.7                 430.2
  PCS Group........................             415.4                 415.1
Diluted earnings (loss) per common
 share from continuing operations
  FON Group........................         $    2.58             $    3.15
  PCS Group........................         $   (2.86)            $   (2.86)
Diluted weighted average common
 shares
  FON Group........................             438.7                 436.5
  PCS Group........................             415.4                 415.1


                                                           AT SEPTEMBER 30, 1998
                                                           ---------------------
                                                               (IN MILLIONS)
BALANCE SHEET DATA
Total assets.............................................        $31,950.5
Property, plant and equipment, net.......................         18,034.1
Total debt (including construction obligations and short-
 term borrowings)........................................         12,091.0
Common stock and other stockholders' equity..............         12,897.0

                                  RISK FACTORS

  An investment in the Notes offered hereby involves certain risks. You should consider the following risk factors and the other information in this Prospectus Supplement carefully before purchasing any of the Notes. See "Special Note Regarding Forward-Looking Statements."

SUBSTANTIAL CAPITAL REQUIREMENTS AND EXPENDITURES

  The FON Group and the PCS Group will continue to require substantial additional capital after the Notes offering. Sprint estimates that the FON Group's capital expenditures for 1999 will total between $3.7 and $4.2 billion, with additional capital requirements for investments in affiliates. Sprint currently estimates that the PCS Group's capital expenditures during the period from July 1, 1998 through December 31, 1999 will total approximately $3.2 to $4.0 billion. Sprint expects that such expenditures will fund further network buildout and marketing and distribution costs. Actual amounts required may vary materially from these estimates. Additional funds could be required in the event of significant departures from either Group's current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and technological and other factors. The PCS Group may require substantial additional capital for, among other uses, license or system acquisitions, system development, volume-driven network capacity, and technological developments or issues. In addition, Cox Communications, Inc. has "put" rights with respect to its remaining interest in Cox Communications PCS, L.P. pursuant to which Cox may elect to require Sprint to purchase all or a portion of Cox's remaining interest in Cox PCS, which could involve significant cash requirements. See "The Tracking Stock Proposal and Related Information-- Amendments to the Cox PCS Agreements" in Annex A. Sprint may not be able to arrange additional financing to fund its capital requirements on terms acceptable to Sprint and may not be willing or able to provide such financing to the PCS Group. Failure to obtain any such financing could result in the delay or abandonment of the PCS Group's development or expansion plans or the failure to meet regulatory buildout requirements.

SIGNIFICANT INCREASE IN INDEBTEDNESS

  Sprint will have significant outstanding indebtedness after it completes the restructuring of the PCS Group and the Notes offering. As of September 30, 1998, Sprint had approximately $5.5 billion of indebtedness. If Sprint had completed the restructuring of the PCS Group as of September 30, 1998, then on a pro forma basis Sprint would have had approximately $12.1 billion of indebtedness at that time, an increase of approximately $6.6 billion. Sprint intends to incur significant additional indebtedness in the future as it implements the business plans of the PCS Group and the FON Group. A portion of Sprint's future cash flow from operations will be required for the payment of principal and interest on its indebtedness, which would reduce the funds available for its operations, including acquisitions, capital investments and business expenses. This could hinder its ability to adjust to changing market and economic conditions. In addition, if Sprint incurs significant indebtedness, its credit rating could be adversely affected. As a result Sprint's borrowing costs would likely increase.

  Both the FON Group and the PCS Group have substantial indebtedness. The PCS Group's ability to make scheduled payments of principal and interest on or to refinance its indebtedness depends on its future performance and successful implementation of its business plan, which is subject not only to its own actions but also to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. The PCS Group's business may not generate sufficient cash flow from operations and future credit may not be available to enable the PCS Group to service its indebtedness. In addition, Sprint may not be able to arrange additional financing to fund the PCS Group's debt service on terms acceptable to Sprint and may not be willing to provide such financing itself.

PCS GROUP OPERATING LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS

  As of September 30, 1998, the entities that comprise the PCS Group had incurred more than $3.9 billion in pre-tax cumulative losses. Sprint expects that the PCS Group will continue to incur significant operating losses and to generate significant negative cash flow from operating activities during the next several years while it continues to build its network and customer base. The PCS Group may never achieve or sustain operating profitability or positive cash flow from operating activities. If the PCS Group does not achieve and maintain positive cash flow from operating activities and operating profitability on a timely basis, the PCS Group may be unable to make capital expenditures necessary to implement its business plan, meet its debt service requirements or otherwise conduct its business in an effective and competitive manner. Such events could have a material adverse effect on the financial condition of the PCS Group and Sprint as a whole.

COMPETITION

  There is substantial competition in the telecommunications industry. The traditional dividing lines between long distance, local, wireless and Internet services are increasingly becoming blurred. Through mergers and various service integration strategies, all major players, including Sprint, are striving to provide integrated solutions both within and across all geographical markets.

  Sprint expects competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Sprint cannot predict which of many possible future technologies, products or services will be important to maintain its competitive position or what expenditures will be required to develop and provide such technologies, products or services. Sprint's ability to compete successfully will depend on marketing and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

  PCS Group. Each of the markets in which the PCS Group competes is served by other two-way wireless service providers, including cellular and PCS operators and resellers. A majority of markets will have five or more CMRS service providers, and each of the top 50 metropolitan markets have at least one other PCS competitor in addition to two cellular incumbents. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base, have significantly greater financial and technical resources than those available to the PCS Group and offer attractive pricing options for service and a wider variety of handset options. A major competitor recently introduced a nationwide flat-rate pricing plan that may be viewed as more attractive than the PCS Group plans. Competition also may increase to the extent that licenses are transferred from smaller stand-alone operations to larger, better capitalized and more experienced wireless communications operations that may be able to offer customers network features not offered by the PCS Group.

  The PCS Group is relying on agreements to provide automatic roaming capability to PCS Group customers in many of the areas of the United States not served by the PCS Group's network, which primarily serves metropolitan areas. Certain competitors may be able to offer coverage in areas not served by the PCS network or, because of their call volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those offered by the PCS Group. For a discussion of the technology risks associated with roaming and handsets, see "--PCS Group Technology Risks.

  The PCS Group also expects that existing cellular providers, some of which have an infrastructure in place and have been operating for a number of years, will upgrade their systems and provide expanded and digital services to compete with the PCS Group's PCS system. Many of these wireless providers require their customers to enter into long term contracts, which may make it more difficult for the PCS Group to attract these customers away from such wireless providers. In addition, the PCS Group does not require its customers to enter into long term contracts, which may make it easier for other wireless providers to attract these customers away from the PCS Group.

  The PCS Group anticipates that market prices for two-way wireless services generally will decline in the future based upon increased competition. The significant competition among wireless providers, including from new entrants, is expected to continue to drive service and equipment prices lower. The PCS Group also expects that there will be increases in advertising and promotion spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion and increasing churn.

  FON Group. The long distance division, as the nation's third largest provider of long distance services, competes with AT&T and MCI WorldCom, as well as a host of smaller competitors. Recently, a class of new entrants has emerged (such as Qwest Communications International Inc. and Level 3 Communications, Inc.) that are building high-capacity fiber-optic networks capable of supporting tremendous amounts of bandwidth. Although these new entrants have not captured significant market share, they and others with a strategy of utilizing Internet-based networks claim certain cost structure advantages which, among other factors, may position them well for the future. In any event, the significant increase in capacity resulting from such new networks may drive prices down further. Trials of low-cost, low-price Internet-based long distance services are currently being conducted by the FON Group and other telecommunications companies.

  Although the Telecommunications Act of 1996 (the "Telecom Act") allows the Regional Bell Operating Companies ("RBOCs") to provide long distance services in their respective regions if certain conditions are met, to date none of them have been found to meet the criteria necessary for entry. Once approved, the RBOCs could prove to be formidable long distance competitors due to, among other things, geographic coverage and customer loyalty.

  Because Sprint's local division operations are largely in rural markets, competition in the local division's markets is occurring more gradually. There is already significant competition in urban areas served by the FON Group and for business customers located in all areas. Certain proposed combinations involving competitors, such as the proposed merger of AT&T and Tele-Communications, Inc. ("TCI"), would likely accelerate competition in the areas served by the FON Group. The merger with TCI would enable AT&T to bypass the local exchange company and reach local customers through the cable of TCI. In addition, wireless services will continue to grow as an alternative to wireline services as a means of reaching local customers.

PCS GROUP TECHNOLOGY RISKS

  CDMA technology has only recently been deployed in the United States and internationally. Although the PCS Group has selected CDMA technology because it believes such technology will offer several advantages over other technologies, CDMA may not provide the advantages expected by the PCS Group.

  Existing analog cellular and other digital networks are not compatible with the PCS Group's network. The PCS Group's network operates at a different frequency or uses a different technology than analog cellular or other digital systems. For the PCS Group's customers to access automatically another provider's analog cellular or digital system, that provider must agree to allow the PCS Group's customers to roam on its network, and customers roaming on analog systems are required to utilize Dual-Mode/Dual-Band Handsets compatible with that system to take advantage of roaming agreements. Generally, Dual-Mode/Dual-Band Handsets are more costly than single-mode/single-band handsets because of the need for two radios rather than one radio, and currently the smallest Dual-Mode/Dual-Band Handset is larger and heavier than the smallest single-mode/single-band handset. Roaming agreements with other providers may not be obtained or maintained on terms acceptable to the PCS Group. The PCS Group's network does not allow for call hand-off between the PCS Group's network and another wireless network, thus requiring a customer to end a call in progress and initiate a new call when leaving the PCS Group's network and entering another wireless network. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by the PCS Group and its affiliated companies, the price of a roaming call may not be competitive with prices of other wireless companies for such call and the PCS Group customer may not be able to use any of the advanced features (e.g., voicemail notification) the customer enjoys when making calls from within the PCS Group network.

PCS GROUP BUSINESS RISKS MAY ADVERSELY AFFECT OVERALL SPRINT PERFORMANCE

  PCS Group Network Buildout. The PCS Group has significant buildout activities to complete, including in the SprintCom markets. The SprintCom markets include Chicago, Houston and Atlanta. As the PCS Group continues the buildout of its PCS network, it must:

  . obtain rights to a large number of cell and switch sites;

  . obtain zoning variances or other approvals or permits for network construction;

  . complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of its remaining markets; and

  . complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems.

  These events may not occur at the times that the PCS Group has scheduled, when the FCC requires, at the cost that the PCS Group has scheduled, or at all. Additionally, problems in vendor equipment availability or performance could delay the launch of operations in new markets or result in increased costs in all markets. Failure or delay to complete the buildout of the network and launch operations, or increased costs of such buildout and launch of operations, could have a material adverse effect on the operations and financial condition of the PCS Group or Sprint as a whole.

  Maintenance, Expansion and Integration of PCS Group Internal Support
Systems. The successful expansion of the PCS Group's network is dependent on its ability to expand and maintain customer care, network management, billing and other financial and management systems (collectively referred to as "Internal Support Systems"), some of which are provided by third party vendors. In the past, vendors have often not had systems available to fully meet the PCS Group's requirements. The failure to maintain, expand, integrate or deploy these Internal Support Systems in a timely manner could have a material adverse effect on the PCS Group's competitive position and its ability to grow, retain and service its customer base, collect revenues from its customers, and provide critical management and financial information on a timely and accurate basis.

  For example, increases in the capacity of the PCS Group's billing system are dependent upon the timely development and deployment of future software releases. Assuming that a fourth quarter 1998 software release, which is currently in testing, meets expectations, management estimates that the PCS Group's billing system will have sufficient capacity for anticipated customer growth through mid-year 1999. Additional software releases are scheduled to be delivered and installed by mid-year 1999, which are expected to meet estimated billing capacity requirements through mid-year 2000. Although contingency plans exist in the event that these releases are late, do not perform as planned or are delayed due to other business priorities, these contingency plans may not be adequate. Ensuring adequate billing system capacity is dependent on a number of factors including forecasts of customer growth and usage patterns and adequate software releases from third-party vendors. In addition, the rapid expansion of the PCS Group's operations has placed increasing demands on the PCS Group's customer care systems and processes as well as management information and financial systems and controls. For example, American PCS, L.P. was experiencing certain internal control problems prior to the time that the PCS Group acquired management control.

  The rapid expansion of the PCS Group's business and the PCS Group's reliance on third-party vendors for a significant number of important functions and components of its Internal Support Systems could have a material adverse effect on the PCS Group or Sprint as a whole.

  Limited PCS Operating History in the United States; Significant Change in Wireless Industry. PCS systems have a limited operating history in the United States, so it is difficult to estimate the potential demand in the PCS Group's markets with any degree of certainty. The wireless telecommunications industry is experiencing significant technological change, including ongoing improvements in the capacity and quality of digital technology, which causes uncertainty about future customer demand for the PCS Group's services. There is also uncertainty as to the extent to which airtime charges and monthly recurring charges may continue to decline. As a result, the future prospects of the wireless industry and the PCS Group and the success of PCS and other competitive services remain uncertain. Also, these rapid changes may lead to the development of wireless telecommunications service or alternative service that consumers prefer over PCS. The PCS Group's limited operating history and the industry's rapid technological developments may have a material adverse effect on the PCS Group or Sprint as a whole.

  Customer Churn, Dependence on Fourth Quarter Results and Radio Frequency Emissions. The PCS Group has experienced a higher rate of customer churn as compared to cellular industry averages. Although the PCS Group has implemented and plans to implement strategies to address customer churn, such strategies may not be successful and the rate of customer churn may not decline. Additionally, the PCS Group and the wireless industry as a whole have experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. Strong fourth quarter results for customer additions and handset sales may not continue for the PCS Group or the wireless industry. Finally, media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns and may interfere with various electronic medical devices. Although management does not believe radio frequency emissions raise health concerns, concerns over radio frequency emissions may discourage the use of wireless handsets or expose Sprint to litigation.

  A high rate of customer churn, failure to significantly improve upon customer additions and handset sales in the fourth quarter, and concerns over radio frequency emissions could all have a material adverse effect on the operations and financial condition of the PCS Group or Sprint as a whole.

GOVERNMENT REGULATION

  PCS Group. The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the Federal Communications Commission (the "FCC") and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, in conjunction with the Federal Aviation Administration (the "FAA"), regulates tower marking and lighting. The FCC, the FAA or those state agencies having jurisdiction over the PCS Group's business may adopt regulations or take other actions that would adversely affect the business of the PCS Group.

  FCC licenses to provide PCS services are subject to renewal and revocation. The PCS Group's MTA licenses will expire in 2005 and the BTA licenses will expire in 2007. There may be competition for the licenses held by the PCS Group upon their expiration, and the PCS Group's licenses might not be renewed. FCC rules require all PCS licensees to meet certain buildout requirements. The PCS Group may not be able to obtain the requisite coverage in each market. Failure to comply with these requirements in a given license area could cause revocation or forfeiture of the PCS Group's PCS license for that license area or the imposition of fines on the PCS Group by the FCC.

  FON Group. The Telecom Act is designed to eliminate certain barriers to entry into local telephone markets. In accordance with the Telecom Act, the FCC has adopted numerous rules relating to competition, including rules regarding interconnection to incumbent local networks by new market entrants. Many of these rules and certain provisions of the Telecom Act have been challenged in court and, at least initially, struck down. Most of the decisions have been appealed and in some cases the decision of the lower court has been overturned. The impact of the Telecom Act on Sprint remains unclear because the rules for competition are still being decided by regulators and courts. Decisions by the FCC or courts may impose material costs on Sprint's efforts to enter new markets.

  The Telecom Act also requires incumbent local exchange carriers ("ILECs"), among other things, to allow local resale at wholesale rates, negotiate interconnection agreements, provide nondiscriminatory access to unbundled network elements and allow collocation of interconnection equipment by competitors. Sprint owns ILECs operating in 18 states. In those areas in which Sprint is the ILEC, management expects local competition to result in loss of market share. The extent of market share that will be lost cannot be estimated at this time.

YEAR 2000 RISK

  Failure by either the FON Group, the PCS Group or any of Sprint's significant third-party service providers to be Year 2000 compliant in a timely manner could have a material adverse effect on Sprint's operations. The "Year 2000" issue affects Sprint's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of Sprint's customers, vendors, resellers or other service providers.

  PCS Group. The PCS Group is undertaking an inventory of its computer systems, network elements, software applications, products and other business systems. These inventories are targeted to be completed by year-end 1998. Once an item is identified through the inventory process, its Year 2000 impact is assessed and a plan is developed to address any required renovation. The PCS Group is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The PCS Group is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The PCS Group is also contacting third parties with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. However, full compliance may not be achieved as planned by the PCS Group and such third parties, and the PCS Group may not receive warranties and assurances from such third parties. The PCS Group relies on third-party vendors for a significant number of its important operating and computer system functions and therefore is highly dependent on such third-party vendors for the remediation of network elements, computer systems, software applications, and other business systems. In addition, the PCS Group uses publicly-available services that are acquired without contract (e.g., global positioning system timing signal) that may be subject to the Year 2000 issue. While management believes these systems will be Year 2000 compliant, the PCS Group has no contractual or other right to compel compliance. Based upon management's evaluations to date, it believes that the total cost of modifications and conversions of the PCS Group's systems will not be material, but such cost could become material because of the various reasons described above, many of which are out of the PCS Group's control.

  FON Group. The FON Group started a program in 1996 to identify and address the Year 2000 issue. It has completed an inventory and Year 2000 assessment of its principal computer systems, network elements, software applications and other business systems. Sprint expects to substantially complete the renovation of these computer systems, software applications and the majority of the network elements and other business systems by year end 1998. Year 2000 testing commenced in the third quarter of 1998 and will be completed during 1999. The FON Group is using both internal and external sources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The FON Group is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are, or will be, Year 2000 compliant.

  Sprint expects to incur approximately $250 million in 1998 and 1999 to complete its Year 2000 compliance program. Although Sprint intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance, such plans may not be adequate and the cost of Year 2000 compliance may be higher than $250 million.

  Affiliates. Sprint's results of operations and financial condition could also be materially adversely affected by the failure of its affiliates, including Global One, to achieve Year 2000 compliance in a timely manner.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements regarding the expected financial position, business and financing plans of Sprint, the FON Group and the PCS Group and statements that are not historical facts are "forward-looking statements." Such forward-looking statements, including statements relating to the future business prospects, revenues, working capital, liquidity, capital needs, PCS network buildout, interest costs and income, in each case relating to Sprint; Sprint Spectrum Holding Company, L.P. and MinorCo, L.P., together with their subsidiaries (collectively, "Sprint Spectrum Holdings"); SprintCom, Inc. and SprintCom Equipment Company, L.P. (collectively, "SprintCom"); PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., together with their subsidiaries ("PhillieCo"); the FON Group; and the PCS Group, are estimates and projections reflecting the best judgment of the senior management of Sprint and Sprint Spectrum, L.P. and its subsidiaries ("Sprint Spectrum") and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although Sprint believes that the estimates and projections reflected in the forward-looking statements are reasonable, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

 . the effects of vigorous competition in the markets in which these entities operate;

 . the costs and business risks associated with entering new markets necessary to provide nationwide services and providing new services;

 . the ability of the PCS Group to establish a significant market presence;

 . the uncertainties related to Sprint's investments in Global One and other joint ventures;

 . the impact of any unusual items resulting from ongoing evaluations of the business strategies of these entities;

 . requirements imposed on these entities or latitude allowed to their competitors by the FCC or state regulatory commissions under the Telecom Act or other applicable laws and regulations;

 . unexpected results of litigation filed against these entities;

 . the impact of the Year 2000 issue and any related non-compliance;

 . the possibility of one or more of the markets in which these entities compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which these entities have no control; and

 . those factors listed in this Prospectus Supplement under "Risk Factors."
  See "Risk Factors."

  The words "estimate," "project," "intend," "expect," "believe" and similar expressions identify forward-looking statements. These forward-looking statements are found at various places throughout this Prospectus Supplement and the other documents incorporated by reference in this Prospectus Supplement. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus Supplement. Sprint has no obligation to revise these forward-looking statements to reflect events or circumstances after the date of this Prospectus Supplement or to reflect the occurrence of unanticipated events. Moreover, in the future, Sprint, through senior management, may make forward-looking statements about the matters described in this Prospectus Supplement or other matters concerning Sprint, Sprint Spectrum Holdings, SprintCom, PhillieCo, the FON Group or the PCS Group.

                                USE OF PROCEEDS

  The net proceeds to Sprint Capital from the Notes offering will be
approximately $    billion. Sprint intends that such proceeds will be used to
repay existing indebtedness bearing interest at annual rates from   % to   %,
with maturities ranging from      to     . Sprint has used the amounts of such
existing indebtedness that were borrowed in the past 12 months for working capital, capital expenditures, funding of affiliates and other purposes, including funding the buildout of the PCS network.

  A portion of the net proceeds may be loaned to the PCS Group. Such loans will be made at interest rates and on other terms and conditions substantially equivalent to those that the PCS Group would be able to obtain from third parties (including the public markets) as a wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Accordingly, such interest rates are expected to be higher than the interest rates for the Notes. The difference in the rates between the Notes and the rate charged to the PCS Group will accrue to the benefit of the FON Group. See "The Tracking Stock Proposal and Related Information--Tracking Stock Policies" in Annex A.

  Certain of the underwriters or their affiliates are lenders under credit facilities that may be repaid with net proceeds from the Notes offering. See "Underwriting."

                     CAPITALIZATION OF SPRINT CORPORATION

  The following table sets forth as of September 30, 1998 (1) the historical consolidated capitalization of Sprint; (2) the consolidated capitalization of Sprint on a pro forma basis to give effect to (a) the restructuring of the PCS Group, including the sale of shares of PCS Stock to France Telecom and Deutsche Telekom in connection with the restructuring of the PCS Group and (b) the recapitalization of Sprint's common stock; and (3) the consolidated capitalization of Sprint on a pro forma basis, as adjusted to give effect to the Notes offering and the application of the net proceeds of the offering. See "Use of Proceeds" and the Sprint Corporation Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto included elsewhere in this Prospectus Supplement.

                                                   SEPTEMBER 30, 1998
                                            ------------------------------------
                                                                      PRO FORMA
                                            HISTORICAL  PRO FORMA    AS ADJUSTED
                                            ----------  ---------    -----------
                                                     (IN MILLIONS)
Cash and equivalents......................  $    47.7   $   346.5      $
                                            =========   =========      =======
Short-term debt (includes current maturi-
 ties of long-term debt)..................  $    80.6   $   205.1      $
Long-term debt
       Notes .............................        --          --
       Notes .............................        --          --
       Notes .............................        --          --
       Notes .............................        --          --
 Other long-term debt.....................    5,039.8    10,881.2
                                            ---------   ---------      -------
 Total....................................    5,039.8    10,881.2      1,004.7
Construction obligations..................      429.0     1,004.7        957.5
Redeemable preferred stock................        9.5         9.5          9.5
Common stock, $2.50 par value, 1.0 billion
 shares authorized, 344.5 million shares
 outstanding (Historical), 0 shares
 outstanding (Pro Forma and Pro Forma As
 Adjusted)................................      875.7         --           --
Class A common stock, $2.50 par value,
 500.0 million shares authorized
 (Historical), 200.0 million shares
 authorized (Pro Forma and Pro Forma As
 Adjusted), 86.2 million shares issued and
 outstanding (Historical, Pro Forma and
 Pro Forma As Adjusted) ..................      215.6       215.6(1)     215.6(1)
FON Stock, $2.00 par value, 4.2 billion
 shares authorized, 0 shares outstanding
 (Historical), 350.3 million shares issued
 and 344.5 million shares outstanding (Pro
 Forma and Pro Forma As Adjusted).........        --        700.6(1)     700.6(1)
PCS Stock, $1.00 par value, 2.35 billion
 shares authorized, 0 shares outstanding
 (Historical), 375.1 million shares issued
 and outstanding (Pro Forma and Pro Forma
 As Adjusted).............................        --        375.1(1)     375.1(1)
PCS preferred stock.......................        --        240.0        240.0
Capital in excess of par or stated value..    4,490.8     7,663.1      7,663.1
Retained earnings.........................    4,012.7     4,010.7
Treasury stock, at cost...................     (396.1)     (396.1)      (396.1)
Other.....................................      103.6        88.0         88.0
                                            ---------   ---------      -------
 Total capitalization.....................  $14,861.2   $24,997.5      $
                                            =========   =========      =======

--------
(1) After the recapitalization, each share of Class A common stock will represent an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to initially issue one share of FON Stock and 1/2 share of PCS Stock. The FON Stock and PCS Stock shown in the table do not include such shares issuable to France Telecom and Deutsche Telekom.

                        CAPITALIZATION OF THE FON GROUP

  The following table sets forth as of September 30, 1998 (1) the historical capitalization of the FON Group; (2) the capitalization of the FON Group on a pro forma basis to give effect to the restructuring of the PCS Group; and (3) the capitalization of the FON Group on a pro forma basis, as adjusted to give effect to the Notes offering and the application of the net proceeds of the offering. See "Use of Proceeds" and the FON Group Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto included elsewhere in this Prospectus Supplement.

                                                      SEPTEMBER 30, 1998
                                               --------------------------------
                                                                     PRO FORMA
                                               HISTORICAL PRO FORMA AS ADJUSTED
                                               ---------- --------- -----------
                                                        (IN MILLIONS)
Cash and equivalents.......................... $    47.7  $    21.2    $
                                               =========  =========    =====
Short-term debt (includes current maturities
 of long-term debt)........................... $    38.1  $    38.1    $
Long-term debt................................   4,651.6    4,651.6
Group equity..................................   8,471.3    8,604.8
                                               ---------  ---------    -----
 Total capitalization......................... $13,161.0  $13,294.5    $
                                               =========  =========    =====

                        CAPITALIZATION OF THE PCS GROUP

  The following table sets forth as of September 30, 1998 (1) the historical capitalization of the PCS Group; (2) the capitalization of the PCS Group on a pro forma basis to give effect to the restructuring of the PCS Group, including the sale of shares of PCS Stock to France Telecom and Deutsche Telekom in connection with the restructuring of the PCS Group; and (3) the capitalization of the PCS Group on a pro forma basis, as adjusted to give effect to the Notes offering and the application of the net proceeds of the offering. See "Use of Proceeds" and the PCS Group Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto included elsewhere in this Prospectus Supplement.

                                                 SEPTEMBER 30, 1998
                                       ----------------------------------------
                                                                     PRO FORMA
                                       HISTORICAL    PRO FORMA      AS ADJUSTED
                                       ---------- ----------------  -----------
                                                   (IN MILLIONS)
Cash and equivalents..................  $    --   $          325.3     $
                                        ========  ================     ====
Short-term debt (includes current
 maturities of long-term debt)........  $   42.5  $          167.0     $
Capital lease obligations.............     388.2           6,367.6
Construction obligations..............     429.0           1,004.7
Group equity..........................     831.0           4,578.4
                                        --------  ----------------     ----
  Total capitalization................  $1,690.7  $       12,117.7     $
                                        ========  ================     ====

                              SPRINT CORPORATION

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth the selected financial data of Sprint. It is important that you read the selected financial data presented below along with the Sprint Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus Supplement. The selected financial data at December 31, 1997, 1996, 1995, 1994 and 1993, and for each of the five years in the period ended December 31, 1997, were prepared using the consolidated financial statements of Sprint, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data at September 30, 1998, and for the nine months ended September 30, 1998 and 1997, were prepared using the unaudited consolidated financial statements of Sprint. The unaudited consolidated financial statements of Sprint have been prepared on the same basis as Sprint's audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                             AT OR FOR THE
                              NINE MONTHS                       AT OR FOR THE
                          ENDED SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                          ------------------- -------------------------------------------------
                            1998      1997      1997      1996      1995      1994      1993
                          --------- --------- --------- --------- --------- --------- ---------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
 DATA
Net operating revenues..  $11,940.3 $11,024.9 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    2,017.9   1,840.9   2,451.4   2,267.2   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1)(2).......      669.3     757.6     952.5   1,190.9     946.1     899.2     517.1
Earnings per common
 share from continuing
 operations(1)(2)
 Basic..................       1.55      1.76      2.21      2.82      2.71      2.59      1.51
 Diluted................       1.52      1.74      2.18      2.79      2.69      2.56      1.49
Dividends per common
 share..................       0.75      0.75      1.00      1.00      1.00      1.00      1.00
Basic weighted average
 common shares..........      430.7     430.3     430.2     421.7     348.7     346.1     341.0
CASH FLOW DATA
Net cash from operating
 activities--continuing
 operations(3)..........  $ 2,950.0 $ 2,410.7 $ 3,379.0 $ 2,403.6 $ 2,609.6 $ 2,339.6 $ 2,007.8
Capital expenditures....    2,992.1   1,903.9   2,862.6   2,433.6   1,857.3   1,751.6   1,429.8
BALANCE SHEET DATA
Total assets............  $20,453.8           $18,184.8 $16,826.4 $15,074.3 $14,425.2 $13,781.8
Property, plant and
 equipment, net.........   13,502.2            11,494.1  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 construction
 obligations and short-
 term borrowings).......    5,549.4             3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Redeemable preferred
 stock..................        9.5                11.5      11.8      32.5      37.1      38.6
Common stock and other
 stockholders' equity...    9,302.3             9,025.2   8,519.9   4,642.6   4,524.8   3,918.3

--------
  SPRINT ADOPTED STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128, "EARNINGS PER SHARE" ("EPS"), AT YEAR-END 1997 (SEE NOTE 12 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS). EPS AMOUNTS HAVE BEEN RESTATED TO COMPLY WITH THIS NEW STANDARD. ALL EPS AMOUNTS DISCUSSED HEREIN REPRESENT "BASIC" EPS AS DEFINED IN THE NEW STANDARD.

  CERTAIN PRIOR-YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT-YEAR PRESENTATION. THESE RECLASSIFICATIONS HAD NO EFFECT ON THE RESULTS OF OPERATIONS OR STOCKHOLDERS' EQUITY AS PREVIOUSLY REPORTED.
(1) During the nine months ended September 30, 1997 and the year ended December 31, 1996, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) for the nine months ended September 30, 1997 and the year ended December 31, 1997 and $36 million ($0.09 per share) for the year ended December 31, 1996.
  During 1995, Sprint recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million ($0.16 per share). During 1993, Sprint recorded nonrecurring charges of $293 million related to (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million ($0.57 per share).
(2) During 1997, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
  During 1994, Sprint recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million ($0.06 per share).
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, Sprint adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million ($0.03 per share).
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

                                   FON GROUP

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth selected financial data of the FON Group. It is important that you read the selected financial data presented below along with the FON Group Combined Financial Statements and notes thereto included elsewhere in this Prospectus Supplement. The selected financial data at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, were prepared using the FON Group combined financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data at December 31, 1995, 1994 and 1993, at September 30, 1998, for each of the two years in the period ended December 31, 1994 and for the nine months ended September 30, 1998 and 1997, were prepared using the unaudited FON Group combined financial statements. The unaudited FON Group combined financial statements have been prepared on the same basis as the audited FON Group combined financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                             AT OR FOR THE
                              NINE MONTHS                       AT OR FOR THE
                          ENDED SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                          ------------------- -------------------------------------------------
                            1998      1997      1997      1996      1995      1994      1993
                          --------- --------- --------- --------- --------- --------- ---------
                                                      (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Net operating revenues..  $11,940.3 $11,024.9 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    2,097.9   1,848.3   2,469.9   2,267.7   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1) (2)......    1,141.1   1,014.9   1,371.6   1,310.6     966.0     899.2     517.1
CASH FLOW DATA
Net cash from operating
 activities--continuing
 operations(3)..........  $ 2,791.4 $ 2,033.0 $ 2,906.8 $ 2,267.3 $ 2,590.1 $ 2,339.6 $ 2,007.8
Capital expenditures....    2,320.0   1,835.7   2,708.9   2,433.6   1,857.3   1,751.6   1,429.8
BALANCE SHEET DATA
Total assets............  $18,369.6           $16,491.7 $15,566.6 $14,100.6 $14,374.1 $13,781.8
Property, plant and
 equipment, net.........   12,175.0            11,316.8  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 short-term borrowings).    4,689.7             3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Group equity............    8,471.3             7,639.3   7,332.3   3,676.9   4,473.7   3,918.3

--------
(1) During the nine months ended September 30, 1997 and the year ended December 31, 1996, the FON Group recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million for the nine months ended September 30, 1997 and the year ended December 31, 1997 and $36 million for the year ended December 31, 1996.
  During 1995, the FON Group recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million.
  During 1993, the FON Group recorded nonrecurring charges of $293 million related to (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million.
(2) During 1997, the FON Group recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million and $17 million, respectively.
  During 1994, the FON Group recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million.
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, the FON Group adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million.
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

                              HISTORICAL PCS GROUP

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth historical selected financial data of SprintCom and Sprint's investments in Sprint Spectrum Holdings and PhillieCo. The investments in Sprint Spectrum Holdings (which includes its subsidiaries, Sprint Spectrum, Cox PCS and APC) and PhillieCo during the periods shown below have been accounted for on the equity basis. See "Sprint Corporation--The PCS Group." The results of SprintCom, a wholly-owned subsidiary of Sprint, are accounted for on a consolidated basis. After the restructuring of the PCS Group, the results of Sprint Spectrum Holdings and PhillieCo will be accounted for on the consolidated basis in the PCS Group combined financial statements. It is important that you read the selected financial data presented below along with the PCS Group Combined Financial Statements and notes thereto included elsewhere in this Prospectus Supplement. The selected financial data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, were prepared using the PCS Group combined financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data at December 31, 1995 and 1994, at September 30, 1998, for the year ended December 31, 1994 and for the nine months ended September 30, 1998 and 1997, were prepared using the unaudited PCS Group combined financial statements. The unaudited PCS Group combined financial statements have been prepared on the same basis as the audited PCS Group combined financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                           AT OR FOR THE
                            NINE MONTHS
                          ENDED SEPTEMBER             AT OR FOR THE
                                30,              YEAR ENDED DECEMBER 31,
                          -----------------  -----------------------------------
                            1998     1997      1997      1996     1995   1994(1)
                          --------  -------  --------  --------  ------  -------
                                            (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Operating loss..........  $  (80.0) $  (7.4) $  (18.5) $   (0.5) $  --    $ --
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (686.5)  (410.6)   (659.6)   (191.8)  (31.4)    --
Net loss................    (471.8)  (257.3)   (419.1)   (119.7)  (19.9)    --
CASH FLOW DATA
Net cash provided (used)
 by operating
 activities.............  $ (193.0) $  25.8  $   37.5  $   (0.5) $  --    $ --
Capital expenditures....     672.1     68.2     153.7       --      --      --
Purchase of PCS
 licenses...............       --     460.1     460.1      84.0     --      --
Investment in Sprint
 Spectrum Holdings and
 PhillieCo, net.........     193.5    255.5     405.9     297.5   910.9    51.1
BALANCE SHEET DATA
Total assets............  $2,494.2           $1,693.1  $1,259.8  $973.7   $51.1
Property, plant and
 equipment, net.........   1,327.2              177.3       --      --      --
Investment in Sprint
 Spectrum Holdings and
 PhillieCo..............     475.4              968.4   1,175.8   973.7    51.1
Construction and capital
 lease obligations
 (including short-term
 borrowings)............     859.7                --        --      --      --
Group equity............     831.0            1,385.9   1,187.6   965.7    51.1

--------
(1) The PCS Group had no operations prior to 1994.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth selected financial data of Sprint Spectrum Holdings, MinorCo and PhillieCo. It is important that you read the selected financial data presented below along with the Sprint Spectrum Holdings combined with MinorCo and PhillieCo Financial Statements and notes thereto included elsewhere in this Prospectus Supplement. The selected financial data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 were prepared using the Sprint Spectrum Holdings combined with MinorCo and PhillieCo financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The selected financial data at December 31, 1995 and 1994, at September 30, 1998, for the year ended December 31, 1994, and for the nine months ended September 30, 1998 and 1997, were prepared using the unaudited Sprint Spectrum Holdings combined with MinorCo and PhillieCo financial statements. The unaudited Sprint Spectrum Holdings combined with MinorCo and PhillieCo financial statements have been prepared on the same basis as the audited Sprint Spectrum Holdings combined with MinorCo and PhillieCo financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                            AT OR FOR THE
                             NINE MONTHS                  AT OR FOR THE
                         ENDED SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                         --------------------  --------------------------------------
                           1998       1997       1997       1996      1995    1994(1)
                         ---------  ---------  ---------  --------  --------  -------
                                              (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Net operating revenues.. $   788.0  $   110.5  $   258.0  $    4.2  $    --   $  --
Operating loss..........  (1,455.8)    (869.0)  (1,379.7)   (357.6)    (66.9)   (3.3)
Net loss................  (1,692.0)  (1,021.5)  (1,632.7)   (444.6)   (112.7)   (3.3)
CASH FLOW DATA
Net cash used in
 operating activities... $ 1,301.4  $   606.4  $   848.2  $  172.4  $   16.9  $  0.5
Capital expenditures....   1,107.7    1,632.8    2,124.6   1,419.2      31.8     0.5
Purchase of PCS
 licenses...............       --         --         --        --    2,085.8   118.4
BALANCE SHEET DATA
Total assets............ $ 8,526.4             $ 7,057.9  $4,443.6  $2,329.3  $123.9
Property, plant and
 equipment, net.........   4,531.9               3,538.2   1,441.6      32.0     0.4
Long-term debt and
 construction
 obligations (including
 short-term borrowings).   6,701.4               4,273.8   1,401.2       --      --

--------
(1) Sprint Spectrum Holding Company, MinorCo and PhillieCo had no operations prior to 1994.

                               SPRINT CORPORATION

  Sprint is a diversified telecommunications company, providing long distance, local and wireless communications services. Its local and long distance operations serve more than 16 million business and residential customers. Sprint also has product distribution and directory publishing activities and other telecommunications activities, investments and alliances.

TELECOMMUNICATIONS INDUSTRY OVERVIEW

  BACKGROUND: THE ADVENT OF COMPETITION

  The 1984 break-up of the old Bell System was a significant step toward a truly competitive telecommunications services market. By creating independent RBOCs and separating AT&T as a long distance provider, the divestiture laid the foundation for the eventual elimination of monopoly dominance of the marketplace.

  The divestiture of the RBOCs from AT&T was intended to encourage direct, open competition in the long distance segment. Since the divestiture, hundreds of long distance providers have entered the marketplace. This competition decreased prices, which led to growth in the market. In addition, initiatives such as Sprint's decision to build a nationwide fiber-optic network spurred other carriers to upgrade their infrastructures at a faster pace. As a result, telecommunications users experienced an unprecedented stream of innovative products and services.

  As the long distance market has grown, wireless communications, the Internet and other technologies have also grown and offered a new range of choices to telecommunications users. Regulatory policies that enabled competition played a critical role in the emergence of these new sectors.

  CURRENT LANDSCAPE: AN INDUSTRY IN TRANSITION

  Sprint divides today's telecommunications environment into five basic sectors: local exchange, long distance, wireless, Internet access services and international service.

  Local Exchange Services. In general, local exchange carriers provide local service, including the local portion of most long distance calls. Divestiture of the RBOCs did not create competition in the local exchange market. However, several factors have served to promote competition in the years that followed, including: (1) customer desire for an alternative to the ILECs, including the RBOCs; (2) technological advances in the transmission of data and video requiring greater capacity and reliability than ILEC networks could provide; and (3) the significant fees, called "access charges," that long distance carriers are required to pay to ILECs for the use of their networks, which encourage development of alternative means for reaching end user customers.

  These pressures for a more competitive market have created a number of responses in the marketplace and on the part of legislators and regulatory bodies:

  . The mid-1980s saw the emergence of Competitive Access Providers ("CAPs").
   Most of the early CAPs were entrepreneurial enterprises that operated limited networks that provided dedicated, unswitched connections to long distance carriers and large businesses. These connections allowed high-volume users to avoid the relatively high prices charged by ILECs for dedicated, unswitched connections or for switched access.

  . During the late 1980s and the 1990s, certain federal and state regulatory agencies issued rulings which favored competition and were intended to open local markets to new entrants. This pro-competitive trend continued with passage of the Telecom Act, which provides a legal framework for introducing competition to local telecommunications markets across the United States.

  . The FCC is in the process of reforming access charges by removing certain subsidies paid by long distance companies for local exchange service.

  Growth in local markets is already strong, driven by expansion of second lines to homes for Internet access, among other factors. With new entrants to the market, Sprint anticipates effects similar to those that have occurred in competitive long distance markets, including increased choice of products and services and lower prices. In response to competitive pressures, certain of the ILECs have merged.

  Long Distance Services. The United States long distance industry is large and continues to grow. According to Atlantic-ACM, total long distance industry revenues have grown 7% a year on average since 1984. For the year 1997, according to Atlantic-ACM, total domestic long distance revenues were approximately $92.1 billion. In addition to growth caused by price declines and improvements in service, long distance growth is also attributable to the worldwide trend toward deregulation and privatization, technological improvements, the expansion of telecommunications infrastructure and the globalization of the world's economies. Recently, a class of new entrants has emerged that are building high-capacity fiber-optic networks capable of supporting tremendous amounts of bandwidth. Although these new entrants have not captured significant market share, they and others with a strategy of utilizing Internet-based networks claim certain cost structure advantages which, among other factors, may position them well for the future. In any event, the significant increase in capacity resulting from such new networks may drive prices down further. Trials of low-cost, low-price Internet-based long distance services are currently being conducted by the FON Group and other telecommunications companies. Once the RBOCs receive approval to provide long distance services in their respective regions, they could prove to be formidable competitors.

  Wireless Service. As of December 31, 1997, according to the Cellular Telecommunications Industry Association ("CTIA"), there were 55.3 million wireless telephone subscribers in the United States, representing an overall wireless penetration rate of 20.6% and subscriber growth of 25.6% from December 31, 1996.

  In the wireless communications industry there are two principal services licensed by the FCC for transmitting two-way, real-time voice and data signals:
"cellular" and "PCS." Cellular is the predominant form of wireless voice communications service utilized by carriers established in the early 1980s. Cellular systems are predominantly analog-based systems, although digital technology has been introduced into most metropolitan markets. PCS differs from traditional analog cellular service principally in that PCS systems operate at a higher frequency and employ advanced digital technology. Digital systems achieve greater frequency reuse than analog systems, resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies (whether using PCS or cellular frequencies) to offer greater clarity, better security, new and enhanced services and more robust data transmission (such as facsimile, electronic mail and connection of notebook computers to computer/data networks).

  The following table sets forth certain statistics for the domestic wireless telephone industry as a whole, as published by the CTIA:

                                              YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                          1997    1996    1995    1994    1993
                                         ------  ------  ------  ------  ------
Total Service Revenues (in billions)...  $ 27.5  $ 23.6  $ 19.1  $ 14.2  $ 10.9
Ending Wireless Subscribers (in
 millions).............................    55.3    44.0    33.8    24.1    16.0
Subscriber Growth......................    25.6%   30.4%   40.0%   50.8%   45.1%
Average Monthly Revenue per Subscriber.  $41.12  $44.66  $47.59  $51.48  $58.74
Ending Penetration.....................    20.6%   16.5%   12.8%    9.2%    6.2%

  Paul Kagan Associates estimates that the number of cellular and PCS wireless service subscribers will reach 89 million by the year 2000. Sprint believes that a significant portion of the predicted growth for wireless communications will result from declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits offered by PCS providers, which are the first direct wireless competitors of cellular providers to offer all-digital mobile networks. Sprint also believes that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

  Internet Access Services. The networks that comprise the Internet are connected in a variety of ways, including by the public switched telephone networks and by high-speed, dedicated leased lines. Communications on the Internet are enabled by Internet Protocol, an inter-networking standard that enables communication across the Internet regardless of the hardware and software used and facilitates rapid technological developments.

  In the mid-1990s, thousands of providers known as Internet Service Providers ("ISPs") became prevalent. ISPs offer access, electronic mail, customized content and other specialized services and products to more easily allow both commercial and residential customers to obtain information from, transmit information to, and utilize resources available on the Internet.

  According to a report issued by the U.S. Department of Commerce, traffic on the Internet doubled every 100 days in 1997. Sprint anticipates continued rapid growth in this sector.

  International Market. In many countries, traditional telecommunications services are provided by a monopoly provider, frequently controlled by the national government. In recent years, there has been a trend toward liberalization in many of these markets (as well as privatization of the providers), particularly in Europe. In early 1998, 70 countries (representing over 90% of the world's telecommunications traffic) entered into the World Trade Organization Basic Telecommunications Agreement, which contains commitments to open markets to competition and remove foreign ownership restrictions. Led by the introduction of competition in the United Kingdom, the European Union mandated open competition as of January 1998. Similar trends are emerging, although more slowly, in Asia. Multinational companies continue to drive growth in international traffic.

  CONVERGENCE: THE TREND TOWARD INTEGRATED COMMUNICATIONS

  Although the telecommunications industry is experiencing growth in all sectors in its current form, Sprint believes that the stage has been set for even stronger expansion in the years ahead. Sprint believes this will occur due to two main driving forces: 1) a continuation of the substantial growth in data communications traffic, and 2) the emergence of new service delivery models based on packaged and integrated communications offerings. Data communications traffic is already rapidly increasing, changing the mix of traffic on telecommunications networks. Sprint believes that deregulation of local markets and technological developments will accelerate the disappearance of distinctions between long distance, local, wireless and other means of communications.

CREATION OF THE FON GROUP AND PCS GROUP

  At a special meeting of stockholders to be held November 13, 1998 (the "Special Meeting"), Sprint is asking its stockholders to vote upon and approve Sprint's Tracking Stock Proposal, which provides for, among other things:

  . the creation of the PCS Group and the FON Group;

  . Sprint's acquisition of 100% of the ownership and control of the businesses currently operating under the Sprint PCS brand name, other than Cox Communications PCS, L.P. which is 59.2% owned by Sprint Spectrum Holding Company, L.P. (the "PCS Restructuring"), pursuant to the Restructuring and Merger Agreement, dated as of May 26, 1998, among Sprint, Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox," and together with TCI and Comcast, the "Cable Parents") and various subsidiaries of such parties (the "Restructuring Agreement");

  . the recapitalization of Sprint's outstanding publicly-traded common stock
   (the "Existing Common Stock") into (A) PCS Common Stock--Series 1 ("Series 1 PCS Stock") and (B) FON Common Stock--Series 1 (the "Series 1 FON Stock") (together with a similar recapitalization of Sprint's outstanding Class A common stock (the "Existing Class A Common Stock"), the "Recapitalization"); and

  . subject to market conditions, the issuance of Series 1 PCS Stock in an underwritten IPO.

  Pursuant to the Tracking Stock Proposal, Sprint may elect to complete either the IPO or the Recapitalization at the closing of the PCS Restructuring. Sprint has decided to delay the IPO due to current general market conditions. Therefore, at the closing of the PCS Restructuring, Sprint will complete the Recapitalization of the Existing Common Stock and the Existing Class A Common Stock. Sprint will continue to evaluate market conditions and may proceed with the IPO at a later date. There is no assurance that the IPO will be completed.

  The trading price of the PCS Stock should reflect separately the performance of the PCS Group. The trading price of the FON Stock should reflect separately the performance of the FON Group. We refer to the transactions described above as the "Tracking Stock Proposal."

  You should refer to Annex A for further detail concerning the PCS Restructuring and policies adopted by the Sprint Board in connection with the Tracking Stock Proposal. The Notes offering is not conditioned upon completion of the transactions contemplated by the Tracking Stock Proposal.

THE FON GROUP

  The FON Group consists of all of Sprint's businesses and assets not included in the PCS Group. The principal activities of the FON Group include:

  . the FON Group's core businesses, consisting of its long distance services, local services, and product distribution and directory publishing activities;

  . the FON Group's emerging businesses, which consist of the development of new integrated communications services, integration management and support services for computer networks ("Sprint Paranet") and international development activities outside the scope of Global One ("Sprint International");

  . the FON Group's interest in the Global One international strategic alliance, a joint venture with France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT"); and

  . the FON Group's other telecommunications investments and alliances.

  CORE BUSINESSES

  Long Distance Division

  The FON Group's long distance division ("LDD") is the nation's third-largest provider of long distance telephone services. LDD operates a nationwide, all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. LDD provides domestic and international voice, video and data communications services.

  Strategy. To achieve profitable market share growth in an increasingly competitive long distance communications environment, LDD intends to leverage its principal strategic assets, including: its national brand, innovative marketing and pricing plans, its reputation for superior customer service, its state-of-the-art technology, and its partnerships with other FON Group operating divisions and the PCS Group. LDD's growth strategies include the following:

  . expand its presence in the high-growth data communications markets for services such as ATM and Frame Relay;

  . become the provider of choice for delivery of end-to-end service to companies with complex distributed computing environments;

  . continue to deploy network and systems infrastructure which provides industry-leading reliability, cost effectiveness and technological improvements; and

  . solidify the linkage of LDD with Sprint's other operations (including the local telecommunications division, Sprint Paranet, the Global One alliance and the PCS Group), in the areas of sales support, marketing, integration of systems and the development of common products and services to create integrated product offerings for the FON Group's customers.

  Local Telecommunications Division

  The local telecommunications division ("LTD") consists primarily of regulated LECs serving more than 7.5 million access lines in 18 states. LTD provides local services and access for telephone customers and other carriers to LTD's local exchange facilities and sells telecommunications equipment and long distance services within specified geographical areas.

  Customers. AT&T is LTD's largest customer for network access services. In 1997 and 1996, services provided to AT&T (mainly network access services) accounted for 13% of the division's net operating revenues compared with 15% in 1995. On a consolidated basis, revenues from AT&T were 5% of Sprint's revenues in 1997 and 1996 and 6% in 1995. AT&T is a significant customer, but LTD does not believe that the division's revenues are dependent on AT&T, since any long distance provider must pay access charges to LTD related to inter-LATA long distance telephone service.

  Strategy. LTD has embarked on a growth strategy whereby it plans to aggressively market Sprint's entire product portfolio to its local customers as well as its core product line of advanced network features and data products.

  LTD has reorganized around its principal market segments:

  . Consumer and Small Business Markets ("CSB");

  . Business Markets; and

  . Carrier Markets.

  Sprint believes this new structure provides a more efficient and focused approach to sales and service for these market segments. Along with this market focus, LTD has centralized the management of support organizations to provide operational efficiencies and to enhance support of LTD's end-users.

  CSB focuses on increasing voice and data product penetration in the consumer and small business markets, including small office/home office customers. Consumer initiatives (including aggressive marketing of advanced network features such as Caller ID, Caller ID-based telephone sets, and usage-sensitive features) strongly contributed to growth in 1997. CSB is developing as a full-service provider and currently sells the Sprint portfolio of products and services in each state in which LTD operates. LTD offers its customers who establish new local service with LTD a "bundle" of products and services, including traditional local service, vertical services, long distance service, Internet access, paging and wireless service, where available.

  Business Markets focuses on (1) selling high-capacity data networking solutions such as ATM and Frame Relay, and (2) marketing the network's SONET survivability characteristics. Business Markets is partnering with LDD to provide end-to-end solutions for medium to large business customers.

  Carrier Markets sells and markets LTD's network to emerging resellers of local telephone services as well as wireless and interexchange carriers. Efforts are under way to leverage existing strengths, including database, Signaling System 7, and billing and collection services, to increase revenues. Carrier Markets is also focusing on growing in the recently deregulated pay phone business.

  Product Distribution and Directory Publishing

  The product distribution and directory publishing businesses consist of Sprint North Supply Company ("North Supply") and Sprint Publishing and Advertising ("SPA").

  North Supply is one of the nation's largest distributors of telecommunications equipment to wireline and wireless service companies, cable TV operators, and system resellers. SPA publishes and markets white and yellow page telephone directories in certain of LTD's local exchange areas, as well as in the greater metropolitan areas of Milwaukee, Wisconsin and Chicago, Illinois.

  EMERGING BUSINESSES

  The FON Group's emerging businesses consist of National Integrated Services ("NIS"), Sprint Paranet and Sprint International.

  NIS. The objective of NIS is to enable the FON Group to be a national provider of fully integrated telecommunications services across all customer segments. Its efforts are directed toward the development and deployment of an Integrated On-demand Network ("ION") which is expected to extend the FON Group's existing advanced network capabilities to customer premises and enable the FON Group to (1) provide the network infrastructure to meet demands for data, Internet, and video use and (2) provide the foundation for competitive local service. NIS believes that this integrated services capability will generate increased demand for the FON Group's products and services, while at the same time substantially reducing the costs to provide such services. The incremental capital expenditures required to develop this capability are projected to approximate $400 million through 1999. Cisco Systems and Bellcore will be contributing their expertise and assisting in the funding of these efforts. In addition to the capital for development, the initial deployment of ION is expected to require approximately $400 million for network upgrades through 1999.

  In implementing ION, Sprint intends to rely substantially on the transmission infrastructure of the LDD and to a lesser extent on the transmission infrastructure of the LTD. Where Sprint facilities currently do not exist, Sprint will evaluate whether facilities should be built, leased or acquired for ION. Because a significant amount of future investment will be associated with specific customer contracts, Sprint believes it will be able to manage its investment in ION to be consistent with customer demand.

  Sprint Paranet. In September 1997, Sprint acquired Paranet, Inc., a leading provider of integration, management, and support services for distributed computing environments. Sprint believes the acquisition strengthens Sprint's position as a leading data carrier by augmenting its wide area network data products and services with Paranet's expertise in local area networks and distributed network systems.

  Sprint International. Sprint International ("SI") was established to pursue business opportunities in key countries and markets around the world outside the scope of Sprint's Global One alliance. Complementing the strategies of Global One will continue to be an important component in selecting opportunities.

   SI is a 25% owner of Barak, an Israeli joint venture that was awarded a license for the Israeli international long distance market and has since captured approximately 20% of that market. In China, SI has invested in Tianjin Global Communications, a fixed wireline network operator, and is pursuing other opportunities. In Europe, SI is concentrating on developing opportunities with Sprint's Global One partners, FT and DT, in several markets outside France and Germany.

  GLOBAL ONE

  Sprint is a partner in Global One, a joint venture with FT and DT which provides global telecommunications services to business, consumer and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany) and a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe.

  Global One's strategic objective is to be the premier provider of global telecommunications services. To achieve this objective, the Global One business strategy is designed to achieve maximum global coverage and seamless global connectivity. Under a single global brand and through a single interface to customers in each country, Global One offers a comprehensive array of state-of-the-art telecommunications services, delivered through its advanced global network infrastructure.

  Global One currently has a sales presence in 65 countries; more than 1,400 points of presence (switching centers) outside of Germany, France and the United States; four network management sites monitoring traffic on the global backbone networks; and 29 customer service centers. Global One's 1997 revenues were in excess of $1.1 billion. Sprint's proportional share of these revenues was $474 million.

  OTHER INVESTMENTS AND ALLIANCES

  Sprint's other investments and alliances include the following:

  . a 3.7% interest in Iridium LLC, a satellite-based mobile communications provider;

  . a 25% equity interest in Call-Net Enterprises, Inc., a long distance telecommunications company in Canada operating under the Sprint brand name which, at the end of 1997, had a 10% share of the long distance market in Canada; and

  . a 50% interest in a joint venture with Telefonos de Mexico, the dominant telecommunications provider in Mexico, that markets international long distance services between the U.S. and Mexico with products and services tailored to the Hispanic community.

  In addition, in June 1998, Sprint entered into a long-term strategic alliance with EarthLink Network, Inc., a leading Internet service provider. As part of the transaction, Sprint purchased an approximate 30% economic interest in EarthLink and contributed to EarthLink all of Sprint's 130,000 Sprint Internet Passport customers. EarthLink will manage the operations, customer service, technical support and product development for the unified Internet service. Leveraging the brands of both companies, EarthLink and Sprint will work together on product development, sales and marketing.

THE PCS GROUP

  The PCS Group markets its wireless telephony products and services under the Sprint and Sprint PCS brand names. The PCS Group operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. As of October 30, 1998, the PCS Group operates PCS systems in 176 metropolitan markets within the United States, including 39 of the 50 largest metropolitan areas. By the end of the first half of 1999, the PCS Group expects to operate PCS systems in all of the 50 largest metropolitan areas and 80 of the 100 largest metropolitan areas in the United States.

  The PCS Group currently provides nationwide service through a combination of

  . operating its own digital network in major metropolitan areas;

  . affiliating with other companies, primarily in and around smaller metropolitan areas;

  . roaming on analog cellular networks of other providers using Dual-
   Band/Dual-Mode Handsets; and

  . roaming on digital PCS networks of other CDMA-based providers.

  Since launching the first commercial PCS service in the United States in November 1995, the PCS Group has experienced rapid customer growth, providing service to more than 1.75 million customers as of September 30, 1998.

  The PCS Group consists of the following entities: (1) Sprint Spectrum Holding Company, L.P. and MinorCo, L.P., together with their subsidiaries (collectively, "Sprint Spectrum Holdings"), including Sprint Spectrum, L.P. and its subsidiaries ("Sprint Spectrum") and American PCS, L.P. and its subsidiaries ("APC"), as well as a 59.2% interest in Cox Communications PCS, L.P. and its subsidiaries ("Cox PCS"); (2) PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., together with their subsidiaries (collectively, "PhillieCo"); and (3) SprintCom, Inc. and SprintCom Equipment Company, L.P. (collectively, "SprintCom"). Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. have no independent operations other than through their subsidiaries and are the general partner and limited partner, respectively, of Sprint Spectrum and APC.

  The chart below sets forth certain information concerning the PCS Group (after giving effect to the Tracking Stock Proposal), including the number of Pops covered by licenses held by the PCS Group:

                            POPS (1)       SPRINT
         ENTITY                         OWNERSHIP (2)              LICENSES
         ------           ------------- -------------              --------
                          (IN MILLIONS)
Sprint Spectrum Holdings
 Sprint Spectrum........      155.9         100.0%    30 MTAs
 Cox PCS(3).............       21.0          59.2     Los Angeles-San Diego-Las Vegas MTA
 APC....................        8.3         100.0     Washington D.C.-Baltimore MTA
PhillieCo...............        9.2         100.0     Philadelphia MTA
SprintCom...............       74.9         100.0     139 BTAs
                              -----
Total...................      269.3
                              =====

--------
(1) Based upon 1997 population data supplied by Equifax Inc.
(2) Assumes that the transactions contemplated by the Tracking Stock Proposal are completed. See "The Tracking Stock Proposal and Related Information" in Annex A.
(3) Pops data for Cox PCS includes 100% of its Pops, not the PCS Group's proportional interest. Sprint Spectrum Holdings' current 59.2% ownership interest in Cox PCS will not be affected by the Tracking Stock Proposal. Sprint Spectrum Holdings and Cox, the holder of the remaining 40.8% partnership interest in Cox PCS, have entered into an arrangement whereby Cox may require Sprint Spectrum Holdings to purchase Cox's remaining partnership interest in Cox PCS. Commencing in 2001, Sprint Spectrum Holdings will have the right to require that Cox sell all of its remaining partnership interest in Cox PCS to Sprint Spectrum Holdings. See "The Tracking Stock Proposal and Related Information--Amendments to the Cox PCS Agreements" in Annex A.

  STRATEGY OF THE PCS GROUP

  The business objective of the PCS Group is to expand network coverage and increase market penetration by aggressively marketing competitively priced PCS services and products under the Sprint PCS and Sprint brand names, offering enhanced services and seeking to provide superior customer service. The principal elements of the PCS Group's strategy for achieving these goals are:

  Operate a Nationwide Digital Wireless Network. The PCS Group is the only PCS provider in the United States with a 100% digital PCS wireless network with licenses to provide services nationwide utilizing a single frequency band and a single technology. Management believes that the PCS Group's all-digital network provides its customers with consistency of service and features in all of its markets. The scope of its network also allows the PCS Group to provide its customers with flexible pricing and promotions on a national basis while retaining local flexibility. In addition, the operating scale of the PCS Group's network is expected to result in significant cost advantages in purchasing power, operations and marketing. The PCS Group plans to complete the initial phase of construction in its SprintCom markets, including Chicago, Atlanta and Houston, by the end of the first half of 1999.

  Leverage Sprint's National Brand. Management believes that using the established Sprint brand contributes significantly to consumer confidence in, and acceptance of, the PCS Group's products and services. As competition in the wireless industry intensifies, management believes that the power of a strong national brand will play an increasingly important role in consumers' purchase decisions.

  Utilize State-of-the-Art CDMA Technology. The PCS Group utilizes a state-of-the-art PCS network using CDMA digital technology which, management believes, provides significant operating and customer benefits relative to analog and other digital technologies. Management believes, based on studies by CDMA manufacturers, that its implementation of CDMA digital technology will eventually provide system capacity that is approximately 7 to 10 times greater than that of analog technology and approximately 3 times greater than that of TDMA and GSM systems, resulting in significant operating and cost efficiencies which can be passed on to customers. Additionally, management believes that CDMA technology provides call quality that is superior to that of other wireless technologies.

  Deliver Superior Value to its Customers. In marketing its services, the PCS Group emphasizes the superior voice quality and functional capabilities of its wireless service compared to that of analog cellular service. In addition, the PCS Group bundles its basic service offering with a package of sophisticated features which either cannot be offered by analog cellular providers or for which they typically charge their customers separately. The PCS Group also offers several innovative pricing plans that allow its customers to select billing plans that suit their usage patterns, none of which requires customers to sign a long-term service contract. The PCS Group recently introduced new all-inclusive nationwide service plans that offer a single rate for local and long distance calls to anywhere in the United States made on the Sprint PCS network. Management believes that its ability to provide wireless service at competitive prices without long-term contracts is an important marketing advantage.

  Grow Customer Base Using Multiple Distribution Channels. The PCS Group seeks to maximize customer growth in each market by utilizing multiple distribution channels. As of October 5, 1998, the PCS Group had its products for sale in approximately 6,385 third-party retail locations nationwide, including retailers such as RadioShack, Circuit City and Best Buy. The PCS Group plans to have approximately 8,000 third-party retail locations by the end of the first half of 1999. The PCS Group also seeks innovative distribution channels through which to market its products, such as the Sprint Store-Within-A-Store at RadioShack which includes an exclusive arrangement pursuant to which the only PCS products offered by RadioShack-owned stores in the markets in which the PCS Group has launched operations are the PCS Group's products. In addition, as of September 30, 1998, the PCS Group operated 135 Sprint PCS retail locations. The PCS Group plans to operate approximately 200 Sprint PCS retail locations by the end of the first half of 1999. The PCS Group also uses telemarketing, direct sales and cross-marketing and continually evaluates other alternative distribution channels including sales agency, resale and other arrangements.

  Continue Network Expansion. The PCS Group plans to continue the expansion of its existing network. In addition, the PCS Group is expanding its wireless coverage, primarily in and around smaller metropolitan areas in the United States where it does not intend to serve customers with its own network, by pursuing affiliation arrangements with other companies. These companies will build networks in portions of the PCS Group's licensed coverage area at such companies' own expense. Such networks are expected to be built using the same technological standards as those of the PCS Group network. These companies will sell PCS Group services under the Sprint PCS brand name in exchange for a fee and will be required to maintain certain quality standards to be established by the PCS Group. As of October 20, 1998, the PCS Group had entered into agreements with 10 companies covering an aggregate of approximately 24.5 million Pops in 18 states.

                              DESCRIPTION OF NOTES

  The      Notes, the      Notes, the      Notes, and the      Notes will be
issued as separate series of Debt Securities under an Indenture, dated as of October 1, 1998 (the "Sprint Capital Indenture"), among Sprint Capital, Sprint and Bank One, N.A., as trustee (the "Trustee"). The provisions of the Sprint Capital Indenture are more fully described under "Description of Debt Securities" and "Description of Guarantees" in the accompanying Prospectus. Capitalized terms not otherwise defined in this section have the meanings given to them in the accompanying Prospectus and the Sprint Capital Indenture. As of the date of this Prospectus Supplement, no Debt Securities have been previously issued under the Sprint Capital Indenture.

GENERAL

  The Notes will have the following terms:

                       Principal Amount           Interest Rate           Maturity Date
                       ----------------           -------------           -------------
           Notes       $                                      %                  ,
           Notes       $                                      %                  ,
           Notes       $                                      %                  ,
           Notes       $                                      %                  ,

  In each case, interest will accrue from     , 1998, or from the most recent
interest payment date to which interest has been paid or duly provided for.
Interest will be payable semiannually on      and      of each year, commencing
    , 1999, to the persons in whose names the Notes are registered at the close
of business on the       or     , as the case may be, next preceding such
interest payment date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

  The Notes will not have the benefit of a sinking fund.

RANKING

  The Notes will be senior unsecured obligations of Sprint Capital and will rank equally with all other senior unsecured and unsubordinated indebtedness of Sprint Capital. The Guarantees will be senior unsecured obligations of Sprint and will rank equally with all other senior unsecured and unsubordinated indebtedness of Sprint.

  The Notes and the Guarantees will be effectively subordinated to any secured indebtedness of Sprint Capital or Sprint, as the case may be, to the extent of the value of the assets securing such indebtedness. The Sprint Capital Indenture permits Sprint and its Restricted Subsidiaries to incur or permit to be outstanding secured indebtedness plus attributable debt with respect to any sale and leaseback transaction in an aggregate amount not exceeding 15% of the Consolidated Net Tangible Assets of Sprint and its subsidiaries, in addition to Permitted Liens, all as described under "Description of Debt Securities-- Restrictive Covenant--Sprint" in the accompanying Prospectus. Sprint's assets consist principally of the stock of and advances to its subsidiaries. Almost all the operating assets of Sprint and its consolidated subsidiaries are owned by such subsidiaries and Sprint relies primarily on interest and dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations, including guarantees, and corporate expenses. The Notes and the Guarantees will be structurally subordinated to all obligations, including trade payables, of subsidiaries of Sprint Capital or Sprint, as the case may be.

OPTIONAL REDEMPTION

  The Notes will be redeemable, as a whole or in part, at the option of Sprint Capital, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of Notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and:

              .              basis points for the                                         Notes
              .              basis points for the                                         Notes
              .              basis points for the                                         Notes
              .              basis points for the                                         Notes

In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to
the remaining term of the       Notes, the       Notes, the       Notes or the
      Notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Sprint Capital.

  "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Warburg Dillon Read LLC, Chase Securities Inc., Lehman Brothers, Inc. and NationsBanc Montgomery Securities LLC and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), Sprint Capital shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

  "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on such Note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

  On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless Sprint Capital defaults in the payment of the redemption price and accrued interest). On or before the redemption date, Sprint Capital will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

  Investors in the Global Securities representing any of the Debt Securities issued under the Prospectus may hold a beneficial interest in such Global Securities through DTC, CEDEL S.A. or Euroclear (as defined below) or through participants. The Global Securities may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth below or in the accompanying Prospectus under "Description of Debt Securities--Same-Day Settlement and Payment."

  CEDEL is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CEDEL participants through electronic book-entry changes in accounts of CEDEL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CEDEL in any of 28 currencies, including United States dollars. CEDEL provides to its participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the underwriters named in this Prospectus Supplement. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a CEDEL participant, either directly or indirectly.

  The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the "Euroclear Operator" or "Euroclear"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

  The Euroclear Operator is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

  Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

  Principal, premium, if any, and interest payments with respect to Debt Securities held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depository. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations as described below. CEDEL or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Sprint Capital Indenture on behalf of a CEDEL participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect such actions on its behalf through DTC, as Depositary.

  INITIAL SETTLEMENT

  All Global Securities will be registered in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in the Depositary. As a result, CEDEL and Euroclear will hold positions on behalf of their participants through their respective depositories, Citibank, N.A. ("Citibank") and Morgan Guaranty Trust Company of New York ("Morgan"), which in turn will hold such positions in accounts as participants of DTC.

  Global Securities held through DTC will follow the settlement practices described under "Description of Debt Securities--Same Day Settlement and Payment" in the accompanying Prospectus. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Global Securities held through CEDEL or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment.

  SECONDARY MARKET TRADING

  Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

  Trading between DTC Participants. Secondary market trading between DTC participants will be settled using the procedures described under "Description of Debt Securities--Same Day Settlement and Payment" in the accompanying Prospectus.

  Trading between CEDEL and/or Euroclear Participants. Secondary market trading between CEDEL participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

  Trading between DTC Seller and CEDEL or Euroclear Purchaser. When beneficial interests in the Global Securities are to be transferred from the account of a DTC participant to the account of a CEDEL participant or a Euroclear participant, the purchaser will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. CEDEL or Euroclear will instruct Citibank or Morgan, as the case may be, to receive a beneficial interest in the Global Securities against payment. Unless otherwise set forth in this Prospectus Supplement, payment will include interest accrued on the beneficial interest in the Global Securities so transferred from and including the last coupon payment date to and excluding the settlement date, on the basis on which interest is calculated on the Debt Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or Morgan to the DTC participant's account against delivery of the beneficial interest in the Global Securities. After settlement has been completed, the beneficial interest in the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the CEDEL or Euroclear participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the beneficial interest in Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the CEDEL or Euroclear cash debit will be valued instead as of the actual settlement date.

  CEDEL participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within CEDEL or Euroclear. Under this approach, they may take on credit exposure to CEDEL or Euroclear until the Global Securities are credited to their accounts one day later.

  As an alternative, if CEDEL or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, CEDEL participants or Euroclear participants purchasing a beneficial interest in the Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Securities were credited to their accounts. However, interest on the beneficial interests in the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

  Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in the Global Securities to Citibank or Morgan for the benefit of CEDEL participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

  Trading between CEDEL or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, CEDEL and Euroclear participants may employ their customary procedures in transactions in which the beneficial interest in the Global Securities is to be transferred by the respective clearing system, through Citibank or Morgan, to a DTC participant. The seller will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. In these cases, CEDEL or Euroclear will instruct Citibank or Morgan, as appropriate, to deliver the beneficial interest in the Global Securities to the DTC participant's account against payment. Payment will include interest accrued on the beneficial interests in the Global Securities from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the CEDEL or Euroclear participant the following day, and receipt of the cash proceeds in the CEDEL or Euroclear participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the CEDEL or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the CEDEL or Euroclear participant's account would instead be valued as of the actual settlement date.

  Finally, day traders that use CEDEL or Euroclear and that purchase beneficial interests in Global Securities from DTC participants for credit to CEDEL participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

    (1) borrowing through CEDEL or Euroclear for one day (until the purchase side of the day trade is reflected in their CEDEL or Euroclear accounts) in accordance with the clearing system's customary procedures;

    (2) borrowing beneficial interests in the Global Securities in the United States from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Securities sufficient time to be reflected in the appropriate CEDEL or Euroclear account in order to settle the sale side of the trade; or

    (3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the CEDEL participant or Euroclear participant.

  Although the DTC, CEDEL, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Securities among participants of the DTC, CEDEL, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

YEAR 2000

  The following information has been provided by DTC:

  DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 complaint; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Notes by persons that acquire Notes pursuant to the initial public offering of Notes. Unless otherwise stated, this summary deals only with Notes held as capital assets by U.S. Holders (as defined below). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currency or tax-exempt investors. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar, persons that hold Notes as part of a straddle, hedging, constructive sale or conversion transaction, or shareholders, partners or beneficiaries of a holder of Notes. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations under the Code (the "Treasury Regulations") and administrative and judicial interpretations of the Code, as of the date of this Prospectus Supplement, all of which are subject to change, possibly on a retroactive basis.

  As used in this section, the term "U.S. Holder" means any beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term "Non-U.S. Holder" means a beneficial owner of Notes that is not a U.S. Holder.

INTEREST INCOME

  Interest on a Note will be includible in a U.S. Holder's gross income as ordinary U.S. source interest income at the time it is accrued or received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF NOTES

  Upon sale, exchange or retirement of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder's adjusted tax basis in the Note and the amount realized on such sale, exchange or retirement, except to the extent such amount represents accrued interest. A U.S. Holder's adjusted tax basis in a Note generally will equal the U.S. Holder's purchase price for such Note (net of accrued interest) less any principal payments received by the U.S. Holder. Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deduction of capital losses is subject to certain limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note and the proceeds of the sale of a Note and a 31% backup withholding tax may apply to such payments to a noncorporate U.S. Holder if such U.S. Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required,
(ii) is notified by the IRS that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest payments. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

NON-U.S. HOLDERS

  The rules governing United States federal income taxation of a beneficial owner of Notes that, for United States federal income tax purposes, is a Non-U.S. Holder are complex and no attempt will be made in this Prospectus Supplement to provide more than a summary of such rules. NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS, AS WELL AS TREATIES, WITH REGARD TO AN INVESTMENT IN THE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

  Interest Income. Generally, interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on the Notes by a Non-U.S. Holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-U.S. Holder and provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Sprint Capital or Sprint entitled to vote,
(ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to Sprint Capital or Sprint through stock ownership, (iii) the Non-U.S. Holder is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either (A) the Non-U.S. Holder certifies to Sprint Capital or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution"), and holds Notes in such capacity, certifies to Sprint Capital or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes Sprint Capital or its agent with a copy of such certification.

  Recently finalized Treasury Regulations would modify the certification requirements on payments of interest made after December 31, 1998. In Notice 98-16, the IRS announced that the Treasury Department and the IRS intend to amend these regulations by delaying the effective date, so that the regulations will apply to payments made after December 31, 1999, subject to certain transition rules. Prospective investors should consult their own tax advisors as to the effect, if any, of the final regulations and Notice 98-16 on their purchase, ownership and disposition of the Notes.

  Except to the extent that an applicable treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected interest received or accrued by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form 4224 (or successor form) to the payor.

  Sales, Exchange or Retirement of Notes. A Non-U.S. Holder of Notes generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or retirement of Notes unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

  Information Reporting and Backup Withholding Tax. Sprint Capital must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid on the Notes in such year and the amount of tax withheld, if any, with respect to such payments. Copies of those information returns also may be made available, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides or is incorporated. United States information reporting requirements and backup withholding tax will not apply to payments of interest on Notes to a Non-U.S. Holder if the statement described in "--Interest Income" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a U.S. Holder.

  Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of Notes effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the Notes provides the statement described in "--Interest Income" or otherwise establishes an exemption.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), among Sprint Capital, Sprint and Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Warburg Dillon Read LLC, Chase Securities Inc., Lehman Brothers, Inc. and NationsBanc Montgomery Securities LLC on behalf of themselves and the others named in the table below (the "Underwriters"), Sprint Capital has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes (including the accompanying Guarantees issued by Sprint) set forth opposite its name below. See "Plan of Distribution" in the accompanying Prospectus.

                          PRINCIPAL AMOUNT OF PRINCIPAL AMOUNT OF PRINCIPAL AMOUNT OF PRINCIPAL AMOUNT OF
      UNDERWRITER                 NOTES               NOTES               NOTES               NOTES
      -----------         ------------------- ------------------- ------------------- -------------------
Salomon Smith Barney
 Inc. ..................
Credit Suisse First
 Boston Corporation.....
J.P. Morgan Securities
 Inc. ..................
Warburg Dillon Read LLC.
Chase Securities Inc. ..
Lehman Brothers, Inc. ..
NationsBanc Montgomery
 Securities LLC.........
ABN AMRO Incorporated...
Deutsche Bank Securities
 Inc. ..................
Fleet Securities Inc. ..
RBC Dominion Securities
 Inc. ..................
WestLB Westdeutsche
 Landesbank
 Girozentrale...........
Wheat First Securities
 Inc. ..................
                                 ----                ----                ----                ----
  Total.................         $                   $                   $                   $
                                 ====                ====                ====                ====

  Sprint Capital has been advised by the Underwriters that they propose initially to offer the Notes to the public at the public offering prices set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of:

                .  % of the principal amount in the case of the     Notes

                .   % of the principal amount in the case of the     Notes

                .  % of the principal amount in the case of the     Notes

                .  % of the principal amount in the case of the     Notes

  The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

                .  % of the principal amount in the case of the     Notes

                .  % of the principal amount in the case of the     Notes

                .  % of the principal amount in the case of the     Notes

                .  % of the principal amount in the case of the     Notes

  After the initial public offering, the public offering prices and such concessions may be changed from time to time. In addition to underwriting discounts, Sprint Capital and Sprint estimate they will have expenses of $ in connection with the offering of the Notes.

  The Notes are a new issue of securities with no established trading market. Sprint Capital does not presently intend to list the Notes on any securities exchange, except for the Notes. Sprint Capital has applied for listing of the Notes on the New York Stock Exchange. Sprint Capital has been advised by the Underwriters that they intend to make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Notes if any are purchased.

  In connection with the offering, certain Underwriters and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Notes for the purpose of stabilizing their market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Notes in connection with the offering than they are committed to purchase from Sprint Capital, and in such case may purchase Notes in the open market following completion of this offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

  Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), special considerations apply to a public offering of debt securities where more than 10% of the net proceeds thereof will be paid to members of the NASD that are participating in the offering, or persons affiliated or associated with such members. Because Sprint Capital expects that more than 10% of the proceeds of the offering will be used to repay money lent to Sprint or a member of the FON Group or the PCS Group under
existing credit facilities by    , which are affiliates of    , respectively,
the offering will be conducted in conformity with Rule 2710(c)(8).

  Certain of the Underwriters or their affiliates have provided banking and other financial services to Sprint or its affiliates for which they have received customary compensation. Sprint has retained Salomon Smith Barney Inc. and Warburg Dillon Read LLC to act as financial advisors in connection with the restructuring of the PCS Group. Certain of the Underwriters or their affiliates will in the future continue to provide banking and other financial services to Sprint or its affiliates for which they will receive customary compensation. Harold S. Hook, a director of Sprint, is a director of The Chase Manhattan Corporation and The Chase Manhattan Bank, affiliates of Chase Securities Inc.

  The Underwriting Agreement provides that Sprint Capital and Sprint will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect of such liabilities.

                                 LEGAL MATTERS

  Don A. Jensen, Esq., Vice President and Secretary of Sprint, will issue an opinion about the validity of the Notes for Sprint and Sprint Capital. King & Spalding, New York, New York will also issue an opinion for Sprint and Sprint Capital. Cravath, Swaine & Moore, New York, New York will issue an opinion for the underwriters. As of September 30, 1998, Mr. Jensen beneficially owned approximately 31,000 shares of Sprint common stock and had options to purchase in excess of 60,000 shares of Sprint common stock.

                                    EXPERTS

  The consolidated financial statements of Sprint and the combined financial statements of the FON Group and the PCS Group as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein which, as to the year 1997 for the consolidated financial statements of Sprint and the years 1997, 1996, and 1995 for the combined financial statements of the PCS Group, are based in part on the reports of Deloitte & Touche LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The combined financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage) and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries as of December 31, 1997 and 1996, not separately presented in this Prospectus Supplement, incorporated in the accompanying Prospectus by reference to the Sprint Corporation Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage) appearing herein, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

  "ATM" means Asynchronous Transfer Mode, a high speed transmission technology. ATM is a high bandwidth, low-delay connection-oriented packet-like switching and multiplexing technique used to transfer voice, video, images and character-based data.

  "BTA" means Basic Trading Area, a wireless telecommunications term. The United States is broken down into 493 BTAs for economic purposes. These areas were defined by the FCC for the purpose of issuing licenses for PCS. Several BTAs make up each MTA.

  "CDMA" means Code Division Multiple Access, a digital spread-spectrum wireless technology which allows a large number of users to access a single frequency band that assigns a code to all speech bits, sends a scrambled transmission of the encoded speech over the air and reassembles the speech into its original format.

  "CMRS" means Commercial Mobile Radio Service provider, an FCC term for cellular and PCS providers.

  "CLEC" means a competitive local exchange carrier, a company that competes with local exchange carriers in the local services market.

  "Dual-Band Handset" means a handset that will transmit and receive on either the 800 MHz or 1,900-MHz frequencies.

  "Dual-Mode Handset" means a handset that will transmit and receive for both analog and digital telecommunications systems.

  "ESMR" means Enhanced Specialized Mobile Radio communications services, supplied by converting analog SMR services into an integrated, digital transmission system providing for call hand-off, frequency reuse and wide-call delivery networks.

  "Frame Relay" means a service which employs a form of packet switching similar to a streamlined version of X.25 networks. The packets are in the form of "frames" which vary in length and is completely protocol independent. Because the "frame" is undisturbed and the conversions are the responsibility of the user, the transmission speed is faster, up to 1.544 mbps, and less expensive.

  "GSM" means Global System for Mobile Communications or Groupe Special Mobile, an international digital cellular radio standard first developed in Western Europe. The GSM standard defines the components of the cellular radio network infrastructure, including base stations, switching centers, signaling system and interfaces and the radio access protocol. In Europe, GSM operates in the 900 MHz frequency range. It has been upgraded to function in the 1.8 GHz (DCN) and 1.9 GHz (PCS-1900) frequency ranges.

  "ILEC" means an Incumbent Local Exchange Carrier, a company historically providing local telephone service. Often refers to one of the Regional Bell Operating Companies (RBOCs) or GTE. Often referred to as "LEC" (Local Exchange Carrier).

  "LATA" means Local Access Transport Area, a geographic area in the United States within which a local telephone company may offer telecommunications services.

  "LEC" means a local exchange carrier, a company providing local telephone service.

  "MTA" means Metropolitan Trading Area, an area defined by the FCC for the purpose of issuing licenses for PCS. Each MTA consists of several BTAs. The United States is broken down into 51 MTAs.

  "PCS" means personal communications service. In Canada and the United States, PCS spectrum has been allocated for use by public systems at the 1.9 GHz frequency range. It is expected that PCS will initially consist primarily of enhanced voice, two-way data and text messaging services. Such PCS applications are expected to be followed over time by services offering integrated voice, data, image and eventually perhaps video capability. PCS systems operate in a similar manner to cellular systems.

  "Pops" means population equivalent. One person residing in a license area equals one Pop.

  "RBOC" means Regional Bell Operating Company, the five remaining local telephone companies (formerly part of AT&T) established as a result of the AT&T Divestiture.

  "SONET" means an electronics and network architecture for variable bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds. SONET ring architecture provides for virtually instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic in the opposite direction around the ring.

  "Signaling System 7" means a sophisticated network signaling system that utilizes out-of-band signaling where signaling information is sent over a separate channel than the call itself. Improves call processing set-up times and frees circuits for voice, data and video transmissions.

  "TDMA" means Time Division Multiple Access, a digital spread-spectrum technology which allocates a discrete amount of frequency bandwidth to each user in order to permit more than one simultaneous conversation on a single RF channel.

  "X.25" means a standard protocol suite for packet-switched networks, with which mainframe computers, word processors, mini-computers, VDUs, microcomputers and a wide variety of specialized terminal equipment from many manufacturers can be made to work.

                         INDEX TO FINANCIAL STATEMENTS

SPRINT CORPORATION
  Report of Independent Auditors..........................................  F-2
  Independent Auditors' Report............................................  F-3
  Consolidated Statements of Income for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995...................................................................  F-4
  Consolidated Balance Sheets as of September 30, 1998 and December 31,
   1997 and 1996..........................................................  F-5
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1998 and 1997 and for the years ended December 31, 1997,
   1996 and 1995..........................................................  F-6
  Consolidated Statements of Common Stock and Other Stockholders' Equity
   for the nine months ended September 30, 1998 and for the years ended
   December 31, 1997, 1996 and 1995.......................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
  Unaudited Pro Forma Condensed Combined Financial Statements............. F-30
FON GROUP
  Report of Independent Auditors.......................................... F-37
  Combined Statements of Income for the nine months ended September 30,
   1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995. F-38
  Combined Balance Sheets as of September 30, 1998 and December 31, 1997
   and 1996............................................................... F-39
  Combined Statements of Cash Flows for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995................................................................... F-40
  Notes to Combined Financial Statements.................................. F-41
  Unaudited Pro Forma Condensed Combined Financial Statements............. F-57
PCS GROUP
  Report of Independent Auditors.......................................... F-62
  Combined Statements of Operations for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995................................................................... F-63
  Combined Balance Sheets as of September 30, 1998 and December 31, 1997
   and 1996............................................................... F-64
  Combined Statements of Cash Flows for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995................................................................... F-65
  Notes to Combined Financial Statements.................................. F-66
  Unaudited Pro Forma Condensed Combined Financial Statements............. F-72
SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO
  Independent Auditors' Report............................................ F-79
  Combined Balance Sheets as of September 30, 1998 and December 31, 1997
   and 1996............................................................... F-80
  Combined Statements of Operations for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995................................................................... F-81
  Combined Statements of Changes in Partners' Capital for the nine months ended September 30, 1998 and 1997 and for the years ended December 31,
   1997, 1996 and 1995.................................................... F-82
  Combined Statements of Cash Flows for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995................................................................... F-83
  Notes to Combined Financial Statements.................................. F-84

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying consolidated balance sheets of Sprint Corporation ("Sprint") as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows, and common stock and other stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint. Our responsibility is to express an opinion on these financial statements based on our audits. The 1997 financial statements of Sprint Spectrum Holding Company, L.P., a partnership in which Sprint has a 40% interest, have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the 1997 consolidated financial statements relates to data included for Sprint Spectrum Holding Company, L.P., it is based solely on their report. In the consolidated financial statements, Sprint's equity in Sprint Spectrum Holding Company, L.P. is stated at $749 million at December 31, 1997, and Sprint's equity in the net loss of Sprint Spectrum Holding Company, L.P. is stated at $625 million for the year then ended.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sprint at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 14 to the consolidated financial statements, Sprint discontinued accounting for the operations of its local telecommunications division in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1995.

                                          Ernst & Young LLP

Kansas City, Missouri
February 3, 1998, except for Note 1, as
to which the date is May 26, 1998

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum Holding Company, L.P.
Kansas City, Missouri

  We have audited the consolidated balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries ("the Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' capital and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Sprint Spectrum Holding Company, L.P. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years then ended, in conformity with generally accepted accounting principles.

  The Partnership was in the development stage at December 31, 1996; during the year ended December 31, 1997, the Partnership completed its development activities and commenced its planned principal operations.

Deloitte & Touche LLP
Kansas City, Missouri

February 3, 1998

                               SPRINT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                              NINE MONTHS                YEAR ENDED
                          ENDED SEPTEMBER 30,           DECEMBER 31,
                          --------------------  -------------------------------
                            1998       1997       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------
                              (UNAUDITED)
NET OPERATING REVENUES..  $11,940.3  $11,024.9  $14,873.9  $13,887.5  $12,735.3
OPERATING EXPENSES
  Costs of services and
   products.............    5,691.3    5,523.7    7,451.0    6,912.9    6,504.9
  Selling, general and
   administrative.......    2,802.0    2,395.1    3,245.2    3,116.4    2,842.1
  Depreciation and
   amortization.........    1,429.1    1,265.2    1,726.3    1,591.0    1,466.4
  Restructuring costs...        --         --         --         --        87.6
                          ---------  ---------  ---------  ---------  ---------
  Total operating
   expenses.............    9,922.4    9,184.0   12,422.5   11,620.3   10,901.0
                          ---------  ---------  ---------  ---------  ---------
OPERATING INCOME........    2,017.9    1,840.9    2,451.4    2,267.2    1,834.3
Interest expense........     (185.6)    (133.3)    (187.2)    (196.7)    (260.7)
Equity in loss of Global
 One....................     (120.0)     (88.3)    (162.1)     (82.1)     (22.9)
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............     (686.5)    (410.6)    (659.6)    (191.8)     (31.4)
Other income (expense),
 net....................       48.6       51.8      140.5      115.3      (38.9)
                          ---------  ---------  ---------  ---------  ---------
Income from continuing
 operations before
 income taxes...........    1,074.4    1,260.5    1,583.0    1,911.9    1,480.4
Income taxes............     (405.1)    (502.9)    (630.5)    (721.0)    (534.3)
                          ---------  ---------  ---------  ---------  ---------
INCOME FROM CONTINUING
 OPERATIONS.............      669.3      757.6      952.5    1,190.9      946.1
Discontinued operation,
 net....................        --         --         --        (2.6)      14.5
Extraordinary items,
 net....................       (4.4)       --         --        (4.5)    (565.3)
                          ---------  ---------  ---------  ---------  ---------
NET INCOME..............      664.9      757.6      952.5    1,183.8      395.3
Preferred stock
 dividends..............       (0.8)      (0.8)      (1.0)      (1.3)      (2.6)
                          ---------  ---------  ---------  ---------  ---------
Earnings applicable to
 common stock...........  $   664.1  $   756.8  $   951.5  $ 1,182.5  $   392.7
                          =========  =========  =========  =========  =========
BASIC EARNINGS PER
 COMMON SHARE
  Continuing operations.  $    1.55  $    1.76  $    2.21  $    2.82  $    2.71
  Discontinued
   operation............        --         --         --       (0.01)      0.04
  Extraordinary items...      (0.01)       --         --       (0.01)     (1.62)
                          ---------  ---------  ---------  ---------  ---------
Total...................  $    1.54  $    1.76  $    2.21  $    2.80  $    1.13
                          =========  =========  =========  =========  =========
Basic weighted average
 common shares..........      430.7      430.3      430.2      421.7      348.7
                          =========  =========  =========  =========  =========
DILUTED EARNINGS PER
 COMMON SHARE
  Continuing operations.  $    1.52  $    1.74  $    2.18  $    2.79  $    2.69
  Discontinued
   operation............        --         --         --       (0.01)      0.04
  Extraordinary items...      (0.01)       --         --       (0.01)     (1.61)
                          ---------  ---------  ---------  ---------  ---------
Total...................  $    1.51  $    1.74  $    2.18  $    2.77  $    1.12
                          =========  =========  =========  =========  =========
Diluted weighted average
 common shares..........      438.7      436.1      436.5      427.0      351.3
                          =========  =========  =========  =========  =========
DIVIDENDS PER COMMON
 SHARE..................  $    0.75  $    0.75  $    1.00  $    1.00  $    1.00
                          =========  =========  =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                             SEPTEMBER 30,    DECEMBER 31,
                                             ------------- --------------------
                                                 1998        1997       1996
                                             ------------- ---------  ---------
                                              (UNAUDITED)
ASSETS
Current assets
  Cash and equivalents.....................    $    47.7   $   101.7  $ 1,150.6
  Accounts receivable, net of allowance for
   doubtful accounts of $166.0 (unaudited),
   $146.7 and $117.4.......................      2,515.8     2,495.6    2,343.6
  Inventories..............................        349.9       352.0      305.3
  Prepaid expenses.........................        216.3       159.1      150.0
  Notes and other receivables..............        407.8       443.4      101.9
  Other....................................        206.4       199.6      181.5
                                               ---------   ---------  ---------
    Total current assets...................      3,743.9     3,751.4    4,232.9
Investments in equity securities...........        420.2       303.0      254.5
Property, plant and equipment
  Long distance communications services....      9,133.0     8,245.5    7,467.8
  Local communications services............     14,817.2    14,011.5   13,368.7
  Other....................................      2,309.2       953.9      574.3
                                               ---------   ---------  ---------
  Total property, plant and equipment......     26,259.4    23,210.9   21,410.8
  Less accumulated depreciation............     12,757.2    11,716.8   10,946.7
                                               ---------   ---------  ---------
    Net property, plant and equipment......     13,502.2    11,494.1   10,464.1
Investment in and advances to Sprint
 Spectrum Holdings and PhillieCo...........        610.1       989.6    1,242.9
Investments in and advances to other
 affiliates................................        634.0       459.1      284.2
Other assets...............................      1,543.4     1,187.6      347.8
                                               ---------   ---------  ---------
    Total..................................    $20,453.8   $18,184.8  $16,826.4
                                               =========   =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt.....    $    80.6   $   131.0  $    99.1
  Short-term borrowings....................          --          --       200.0
  Accounts payable.........................      1,099.0     1,100.1    1,026.7
  Accrued interconnection costs............        564.7       672.7      709.0
  Accrued taxes............................        399.2       270.7      189.2
  Advance billings.........................        213.3       202.9      199.7
  Other....................................        849.0       699.4      770.6
                                               ---------   ---------  ---------
    Total current liabilities..............      3,205.8     3,076.8    3,194.3
Construction obligations...................        429.0         --         --
Long-term debt.............................      5,039.8     3,748.6    2,974.8
Deferred credits and other liabilities
  Deferred income taxes and investment tax
   credits.................................      1,029.2     1,016.5      846.9
  Postretirement and other benefit
   obligations.............................      1,067.4       947.4      919.7
  Other....................................        370.8       358.8      359.0
                                               ---------   ---------  ---------
    Total deferred credits and other
     liabilities...........................      2,467.4     2,322.7    2,125.6
Redeemable preferred stock.................          9.5        11.5       11.8
Common stock and other stockholders' equity
  Common stock, par value $2.50 per share,
   1,000.0 shares authorized, 350.3 shares
   issued, and 344.5 (unaudited), 343.8 and
   343.9 shares outstanding................        875.7       875.7      875.7
  Class A common stock, par value $2.50 per
   share, 500.0 shares authorized, 86.2
   shares issued and outstanding...........        215.6       215.6      215.6
  Capital in excess of par or stated value.      4,490.8     4,457.7    4,425.9
  Retained earnings........................      4,012.7     3,693.1    3,222.4
  Treasury stock, at cost, 5.8 (unaudited),
   6.5 and 6.4 shares......................       (396.1)     (292.9)    (262.2)
  Other....................................        103.6        76.0       42.5
                                               ---------   ---------  ---------
    Total common stock and other
     stockholders' equity..................      9,302.3     9,025.2    8,519.9
                                               ---------   ---------  ---------
    Total..................................    $20,453.8   $18,184.8  $16,826.4
                                               =========   =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                 NINE MONTHS
                               ENDED SEPTEMBER            YEAR ENDED
                                     30,                 DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income..................  $  664.9  $  757.6  $  952.5  $1,183.8  $  395.3
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Equity in net losses of
   affiliates...............     824.9     506.9     843.7     273.7      39.1
  Extraordinary items, net..       1.1       --        --        4.9     565.3
  Depreciation and
   amortization.............   1,429.1   1,265.2   1,726.3   1,591.0   1,466.4
  Deferred income taxes and
   investment tax credits...      20.8     217.2     165.7     (10.3)      5.8
  Net (gains) losses on
   sales of assets..........       --        --      (93.2)      7.5       4.2
  Changes in assets and
   liabilities:
    Accounts receivable,
     net....................     (20.2)    (92.9)   (127.0)   (982.1)   (135.4)
    Inventories and other
     current assets.........     (28.0)    (37.2)    (94.4)     15.7     (38.6)
    Accounts payable and
     other current
     liabilities............     124.1    (195.5)     18.0     362.0     178.1
    Noncurrent assets and
     liabilities, net.......     (69.0)    (14.3)    (18.4)    (25.5)    123.0
  Other, net................       2.3       3.7       5.8     (17.1)      6.4
                              --------  --------  --------  --------  --------
Net cash provided by
 continuing operations......   2,950.0   2,410.7   3,379.0   2,403.6   2,609.6
Net cash provided (used) by
 cellular division..........       --        --        --       (0.1)    162.5
                              --------  --------  --------  --------  --------
Net cash provided by
 operating activities.......   2,950.0   2,410.7   3,379.0   2,403.5   2,772.1
                              --------  --------  --------  --------  --------
INVESTING ACTIVITIES
Capital expenditures........  (2,992.1) (1,903.9) (2,862.6) (2,433.6) (1,857.3)
Purchase of PCS licenses....        --    (460.1)   (460.1)    (84.0)       --
Investments in and loans to
 Sprint Spectrum Holdings
 and PhillieCo..............    (307.1)   (410.0)   (706.3)   (561.0)   (954.1)
Investments in and advances
 to other affiliates, net...    (395.3)    (98.5)   (385.5)    (81.4)    (37.8)
Paranet acquisition.........       --     (375.0)   (375.0)      --        --
Proceeds from sales of
 assets.....................       --        --      292.3       2.1       6.7
Other, net..................     (14.0)     33.8      (2.3)     42.4     (17.1)
                              --------  --------  --------  --------  --------
Net cash used by continuing
 operations.................  (3,708.5) (3,213.7) (4,499.5) (3,115.5) (2,859.6)
Repayment by cellular
 division of intercompany
 advances...................       --        --        --    1,400.0       --
Net cash used by cellular
 division...................       --        --        --     (140.7)   (324.6)
                              --------  --------  --------  --------  --------
Net cash used by investing
 activities.................  (3,708.5) (3,213.7) (4,499.5) (1,856.2) (3,184.2)
                              --------  --------  --------  --------  --------
FINANCING ACTIVITIES
Payments on long-term debt..    (246.7)   (110.6)   (135.0)   (433.1)   (630.0)
Proceeds from long-term
 debt.......................     945.6       --      866.5       9.4     260.7
Change in construction
 obligations................     429.0       --        --        --        --
Net change in short-term
 borrowings.................       --      194.7    (200.0) (1,986.8)  1,109.5
Proceeds from Class A common
 stock issued...............       --        --        --    3,661.3       --
Dividends paid..............    (291.6)   (274.5)   (430.0)   (419.6)   (351.5)
Treasury stock purchased....    (235.4)   (128.8)   (144.5)   (407.2)      --
Other, net..................     103.6      81.0     114.6      55.1      33.9
                              --------  --------  --------  --------  --------
Net cash provided (used) by
 financing activities.......     704.5    (238.2)     71.6     479.1     422.6
                              --------  --------  --------  --------  --------
Increase (Decrease) in Cash
 and Equivalents............     (54.0) (1,041.2) (1,048.9)  1,026.4      10.5
Cash and Equivalents at
 Beginning of Period........     101.7   1,150.6   1,150.6     124.2     113.7
                              --------  --------  --------  --------  --------
Cash and Equivalents at End
 of Period..................  $   47.7  $  109.4  $  101.7  $1,150.6  $  124.2
                              ========  ========  ========  ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

     CONSOLIDATED STATEMENTS OF COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

                                                      CAPITAL IN
                                                      EXCESS OF
                            COMMON            CLASS A   PAR OR
                            SHARES    COMMON  COMMON    STATED   RETAINED   TREASURY
                          OUTSTANDING  STOCK   STOCK    VALUE    EARNINGS    STOCK     OTHER     TOTAL
                          ----------- ------- ------- ---------- ---------  --------  -------  ---------
                                                         (IN MILLIONS)
BEGINNING 1995 BALANCE..     348.3    $ 871.4 $   --  $   942.9  $ 2,730.6  $   (9.6) $ (10.5) $ 4,524.8
Net income..............       --         --      --        --       395.3       --       --       395.3
Common stock dividends..       --         --      --        --      (348.9)      --       --      (348.9)
Common stock issued.....       0.6        1.4     --       13.5        --        --       --        14.9
Treasury stock issued...       0.3        --      --        --        (3.5)      9.6      --         6.1
Change in unrealized
 holding gains on
 investments, net.......       --         --      --        --         --        --      54.6       54.6
Other, net..............       --         0.1     --        3.6       (0.6)      --      (7.3)      (4.2)
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
ENDING 1995 BALANCE.....     349.2      872.9     --      960.0    2,772.9       --      36.8    4,642.6
Net income..............       --         --      --        --     1,183.8       --       --     1,183.8
Common stock dividends..       --         --      --        --      (346.1)      --       --      (346.1)
Class A common stock and
 preference stock
 dividends..............       --         --      --        --       (74.9)      --       --       (74.9)
Common stock issued.....       1.1        2.5     --       17.5        --        --       --        20.0
Class A common stock
 issued.................      86.2        --    215.6   3,436.3        --        --       --     3,651.9
Treasury stock
 purchased..............     (10.1)       --      --        --         --     (407.2)     --      (407.2)
Treasury stock issued...       3.7        --      --        --       (52.9)    145.0      --        92.1
Spinoff of cellular
 division...............       --         --      --        --      (260.2)      --       --      (260.2)
Other, net..............       --         0.3     --       12.1       (0.2)      --       5.7       17.9
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
ENDING 1996 BALANCE.....     430.1      875.7   215.6   4,425.9    3,222.4    (262.2)    42.5    8,519.9
Net income..............       --         --      --        --       952.5       --       --       952.5
Common stock dividends..       --         --      --        --      (343.3)      --       --      (343.3)
Class A common stock
 dividends..............       --         --      --        --       (86.2)      --       --       (86.2)
Treasury stock
 purchased..............      (3.0)       --      --        --          --    (144.5)     --      (144.5)
Treasury stock issued...       2.9        --      --        --       (48.8)    113.8      --        65.0
Tax benefit from stock
 options exercised......       --         --      --       26.2        --        --       --        26.2
Other, net..............       --         --      --        5.6       (3.5)      --      33.5       35.6
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
ENDING 1997 BALANCE.....     430.0      875.7   215.6   4,457.7    3,693.1    (292.9)    76.0    9,025.2
Net income (unaudited)..       --         --      --        --       664.9       --       --       664.9
Common stock dividends
 (unaudited)............       --         --      --        --      (258.6)      --       --      (258.6)
Class A common stock
 dividends (unaudited)..       --         --      --        --       (64.7)      --       --       (64.7)
Treasury stock purchased
 (unaudited)............      (3.9)       --      --        --         --     (260.2)     --      (260.2)
Treasury stock issued
 (unaudited)............       4.6        --      --        0.5      (12.8)    149.4      --       137.1
Other, net (unaudited)..       --         --      --       32.6       (9.2)      7.6     27.6       58.6
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
SEPTEMBER 30, 1998
 BALANCE (unaudited)....     430.7    $ 875.7 $ 215.6 $ 4,490.8  $ 4,012.7  $ (396.1) $ 103.6  $ 9,302.3
                             =====    ======= ======= =========  =========  ========  =======  =========

          See accompanying Notes to Consolidated Financial Statements.

                              SPRINT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. RESTRUCTURING AND RECAPITALIZATION PLANS

  Sprint Corporation ("Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation and Presentation

  The consolidated financial statements include the accounts of Sprint and its wholly-owned and majority-owned subsidiaries. Investments in entities in which Sprint exercises significant influence, but does not control, are accounted for using the equity method (see Note 3).

  The consolidated financial statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly Sprint's consolidated financial position, results of operations and cash flows.

  Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

  Sprint applied Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," to its financial statements until December 1995. Under SFAS 71, revenues and related net income resulting from transactions between Sprint's nonregulated operations and its regulated local exchange carriers were not eliminated from the consolidated financial statements. Revenues from these intercompany transactions were $262 million in 1995. All other significant intercompany transactions have been eliminated.

 Classification of Operations

 FON GROUP

  The principal activities of the FON Group include (i) its core businesses consisting of domestic and international long distance communications, local exchange communications, and product distribution and

                              SPRINT CORPORATION
directory publishing activities, (ii) its emerging businesses, which consist of the development of new integrated communications services, consumer internet access services, Sprint Paranet and Sprint International and (iii) Sprint's Global One strategic international alliance, as well as other telecommunications investments and partnerships.

 PCS GROUP

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which include (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on the consolidated basis in the PCS Group Combined Financial Statements.

 Revenue Recognition

  Sprint recognizes operating revenues as services are rendered or as products are delivered to customers. Sprint records operating revenues net of an estimate for uncollectible accounts.

 Cash and Equivalents

  Cash equivalents generally include highly liquid investments with original maturities of three months or less. They are stated at cost, which approximates market value. Sprint uses controlled disbursement banking arrangements as part of its cash management program. Outstanding checks in excess of cash balances, which were included in accounts payable, totaled $225 million at year-end 1997 and $127 million at year-end 1996. Sprint had sufficient funds available to fund these outstanding checks when they were presented for payment.

 Investments in Debt and Equity Securities

  Investments in debt and equity securities are classified as available for sale and reported at fair value (estimated based on quoted market prices). Gross unrealized holding gains and losses are reflected as adjustments to "Common stock and other stockholders' equity--Other," net of related income taxes.

 Inventories

  Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred.

 Depreciation

  The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives. Prior to Sprint's discontinued use of SFAS 71 at year-end 1995, the cost of property, plant and equipment for the local division had been generally depreciated on a straight-line basis over lives prescribed by regulatory commissions.

 Income Taxes

  Sprint records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes. Investment tax credits

                              SPRINT CORPORATION
related to regulated telephone property, plant and equipment have been deferred and are being amortized over the estimated useful lives of the related assets.

 Capitalized Interest

  Sprint capitalizes interest costs related to constructing capital assets, and to its investments in Sprint Spectrum Holdings and affiliates and its directly owned PCS licenses. Sprint stopped capitalizing interest on its investment in Sprint Spectrum Holdings and affiliates in July 1997 because Sprint Spectrum Holdings and affiliates no longer qualified as development-stage companies. Capitalized interest totaled $93 million in 1997, $104 million in 1996 and $57 million in 1995.

3. INVESTMENTS

INVESTMENTS IN EQUITY SECURITIES

  The cost of investments in equity securities was $105 million at year-end 1997 and 1996. Gross unrealized holding gains were $198 million at year-end 1997 and $149 million at year-end 1996.

INVESTMENTS IN AND LOANS TO AFFILIATES

  Investments accounted for using the equity method mainly consist of Sprint's investments in Sprint Spectrum Holdings, PhillieCo and Global One.

  Sprint is a 40% partner in Sprint Spectrum Holdings, a partnership with TCI, Comcast and Cox and a 47.1% partner in PhillieCo, a partnership with TCI and Cox. Sprint Spectrum Holdings and PhillieCo are building the nation's first single-technology, state-of-the-art wireless network to provide PCS across the United States. See Note 1 for more information regarding the PCS Restructuring, which will result in Sprint acquiring the interests of TCI, Comcast and Cox in Sprint Spectrum Holdings and TCI and Cox in PhillieCo.

  Combined, summarized financial information (100% basis) for Sprint Spectrum Holdings and PhillieCo accounted for using the equity method is as follows (in millions):

                                 NINE MONTHS             AT OR FOR THE
                             ENDED SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                             -------------------   ----------------------------
                               1998       1997       1997       1996     1995
                             ---------  ---------  ---------  --------  -------
                                 (UNAUDITED)
Results of operations
  Net operating revenues.... $   788.0  $   110.5  $   258.0  $    4.2  $   --
                             =========  =========  =========  ========  =======
  Operating loss............ $(1,455.8) $  (869.0) $(1,379.7) $ (357.6) $ (66.9)
                             =========  =========  =========  ========  =======
  Net loss.................. $(1,692.0) $(1,021.5) $(1,632.7) $ (444.6) $(112.7)
                             =========  =========  =========  ========  =======
Financial position
  Current assets............                       $   417.9  $  401.8
  Noncurrent assets.........                         6,640.0   4,041.8
                                                   ---------  --------
  Total.....................                       $ 7,057.9  $4,443.6
                                                   =========  ========
  Current liabilities.......                       $   834.5  $  471.2
  Noncurrent liabilities....                         4,289.4   1,412.5
  Partners' equity..........                         1,934.0   2,559.9
                                                   ---------  --------
  Total.....................                       $ 7,057.9  $4,443.6
                                                   =========  ========

                              SPRINT CORPORATION

  At year-end 1997 and 1996, Sprint's investment in Sprint Spectrum Holdings, including advances and a vendor financing loan, totaled $1.2 billion.

  In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. The bonds mature in 2006. At year-end 1997 and 1996, the accreted cost of the notes was $118 and $104 million and gross unrealized holding gains totaled $24 and $18 million, respectively. This investment has been included in "Current assets--Other" on the Consolidated Balance Sheets.

  Sprint is also a partner in Global One, a joint venture with France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT") formed to provide seamless global telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany), and is a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe. At year-end 1997, Sprint's share of underlying equity in Global One's net assets exceeded the carrying value of Sprint's investment in Global One by $158 million. This difference is being amortized through January 2001.

  Combined, summarized financial information (100% basis) for Global One and all other affiliates accounted for using the equity method is as follows (in millions):

                                    NINE MONTHS
                                  ENDED SEPTEMBER         AT OR FOR THE
                                        30,          YEAR ENDED DECEMBER 31,
                                 ------------------  --------------------------
                                   1998      1997      1997      1996     1995
                                 --------  --------  --------  --------  ------
                                    (UNAUDITED)
Results of operations
  Net operating revenues........ $1,680.6  $1,535.4  $1,937.6  $1,723.7  $779.5
                                 ========  ========  ========  ========  ======
  Operating income (loss)....... $ (375.9) $ (473.1) $ (782.5) $ (436.4) $  8.6
                                 ========  ========  ========  ========  ======
  Net income (loss)............. $ (495.4) $ (494.4) $ (826.3) $ (399.7) $ 22.1
                                 ========  ========  ========  ========  ======
Financial position
  Current assets................                     $1,913.6  $  958.9
  Noncurrent assets.............                      4,221.0   2,737.5
                                                     --------  --------
  Total.........................                     $6,134.6  $3,696.4
                                                     ========  ========
  Current liabilities...........                     $1,965.7  $  714.3
  Noncurrent liabilities........                      2,105.8     629.6
  Partners' equity..............                      2,063.1   2,352.5
                                                     --------  --------
  Total.........................                     $6,134.6  $3,696.4
                                                     ========  ========

  Sprint's investment in Global One, including advances, totaled $93 and $38 million at year-end 1997 and 1996, respectively.

4. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

  Substantially all Sprint employees are covered by a noncontributory defined benefit pension plan. Benefits for plan participants represented by collective bargaining units are based on negotiated schedules of defined amounts. For participants not covered by collective bargaining agreements, the plan provides pension benefits based on years of service and participants' compensation.

                              SPRINT CORPORATION

  Sprint's policy is to make annual plan contributions equal to an actuarially determined amount consistent with applicable federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants' working lives so benefits are fully funded at retirement. At year-end 1997, the plan's assets consisted mainly of investments in corporate equity securities and U.S. government and corporate debt securities.

  The net pension cost (credit) consists of the following:

                                                      1997     1996     1995
                                                     -------  -------  -------
                                                          (IN MILLIONS)
Service cost--benefits earned during the period..... $  61.7  $  65.4  $  51.8
Interest cost on projected benefit obligation.......   148.9    138.5    129.7
Actual return on plan assets........................  (448.5)  (353.0)  (472.1)
Net amortization and deferral.......................   240.0    159.4    287.9
                                                     -------  -------  -------
Net pension cost (credit)........................... $   2.1  $  10.3  $  (2.7)
                                                     =======  =======  =======
Discount rate.......................................    7.75%    7.25%    8.50%
Expected long-term rate of return on plan assets....    9.50%    9.50%    9.50%
Anticipated composite rate of future compensation
 increases..........................................    4.75%    4.25%    5.00%

  At year-end, the funded status and amounts recognized in the Consolidated Balance Sheets for the plan were as follows:

                                                            1997       1996
                                                          ---------  ---------
                                                             (IN MILLIONS)
Actuarial present value of benefit obligations
  Vested benefit obligation.............................. $(1,966.7) $(1,713.6)
                                                          =========  =========
  Accumulated benefit obligation......................... $(2,129.6) $(1,864.1)
                                                          =========  =========
Projected benefit obligation............................. $(2,240.9) $(1,967.0)
Plan assets at fair value................................   2,929.4    2,584.2
                                                          ---------  ---------
Plan assets in excess of the projected benefit
 obligation..............................................     688.5      617.2
Unrecognized net gains...................................    (585.2)    (481.8)
Unrecognized prior service cost..........................     105.4      100.4
Unamortized transition asset.............................    (122.1)    (147.1)
                                                          ---------  ---------
Prepaid pension cost..................................... $    86.6  $    88.7
                                                          =========  =========
Discount rate............................................      7.25%      7.75%
Anticipated composite rate of future compensation
 increases...............................................      4.25%      4.75%

DEFINED CONTRIBUTION PLANS

  Sprint sponsors defined contribution employee savings plans covering substantially all employees. Participants may contribute portions of their pay to the plans. For employees represented by collective bargaining units, Sprint matches contributions based on negotiated amounts. Sprint also matches contributions of employees not covered by collective bargaining agreements. For those participants, Sprint matches their contributions in Sprint common stock. The matching is equal to 50% of participants' contributions up to 6% of their pay. In addition, Sprint may, at the discretion of the Board of Directors, provide matching contributions based on the performance of Sprint common stock compared to other telecommunications companies' stock. Sprint's matching contributions were $54 million in 1997, $56 million in 1996 and $51 million in 1995. At year-end 1997, the plans held 20 million Sprint common shares.

                              SPRINT CORPORATION

POSTRETIREMENT BENEFITS

  Sprint provides postretirement benefits (principally medical benefits) to substantially all employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. Sprint funds the accrued costs as benefits are paid.

  The net postretirement benefits cost consists of the following:

                          1997   1996   1995
                          -----  -----  -----
                            (IN MILLIONS)
Service cost--benefits
 earned during the year.  $20.8  $21.7  $22.2
Interest on accumulated
 postretirement benefit
 obligation.............   52.3   49.9   58.7
Net amortization and
 deferral...............  (19.4) (13.7)  (9.4)
                          -----  -----  -----
Net postretirement
 benefits cost..........  $53.7  $57.9  $71.5
                          =====  =====  =====
Discount rate...........   7.75%  7.25%  8.50%

  For measurement purposes, the assumed 1997 weighted average annual health care cost trend rate was 9%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 net postretirement benefits cost by an estimated $12 million.

  Amounts included in the Consolidated Balance Sheets at year-end are as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
Accumulated postretirement benefit obligation
  Retirees...................................................... $328.3  $277.9
  Active plan participants--
    Fully eligible..............................................  145.2   127.6
    Other.......................................................  269.9   320.7
                                                                 ------  ------
                                                                  743.4   726.2
Unrecognized prior service benefit..............................    5.4     5.7
Unrecognized net gains..........................................  190.0   178.7
                                                                 ------  ------
Accrued postretirement benefits cost............................ $938.8  $910.6
                                                                 ======  ======
Discount rate...................................................   7.25%   7.75%

  The assumed 1998 annual health care cost trend rate was 8.5%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 accumulated postretirement benefit obligation by an estimated $61 million.

                               SPRINT CORPORATION

5. INCOME TAXES

  Income tax expense allocated to continuing operations consists of the following:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Current income tax expense
  Federal............................................... $385.9  $655.4  $437.4
  State.................................................   78.9    75.9    91.1
                                                         ------  ------  ------
Total current...........................................  464.8   731.3   528.5
                                                         ------  ------  ------
Deferred income tax expense (benefit)
  Federal...............................................  174.3   (22.2)   45.9
  State.................................................   (4.8)   23.5   (23.6)
Amortization of deferred investment tax credits.........   (3.8)  (11.6)  (16.5)
                                                         ------  ------  ------
Total deferred..........................................  165.7   (10.3)    5.8
                                                         ------  ------  ------
Total................................................... $630.5  $721.0  $534.3
                                                         ======  ======  ======

  The differences that caused Sprint's effective income tax rates to vary from the statutory federal rate of 35% were as follows:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Income tax expense at the statutory rate...............  $554.1  $669.2  $518.1
Less investment tax credits included in income.........     3.8    11.6    16.5
                                                         ------  ------  ------
Expected federal income tax expense after investment
 tax credits...........................................   550.3   657.6   501.6
Effect of state income taxes, net of federal income tax
 effect................................................    48.2    64.6    43.9
Equity in losses of foreign joint ventures.............    36.4     8.6     --
Other, net.............................................    (4.4)   (9.8)  (11.2)
                                                         ------  ------  ------
Income tax expense, including investment tax credits...  $630.5  $721.0  $534.3
                                                         ======  ======  ======
Effective income tax rate..............................    39.8%   37.7%   36.1%
                                                         ======  ======  ======

  Income tax expense (benefit) allocated to other items was as follows:

                                                        1997    1996    1995
                                                       ------  ------  -------
                                                           (IN MILLIONS)
Discontinued operation................................ $  --   $  7.0  $  31.2
Extraordinary items...................................    --     (2.9)  (437.4)
Unrealized holding gains on investments (1)...........    4.4     1.7     30.7
Stock ownership, purchase and options arrangements
 (1)..................................................  (26.2)  (14.1)    (7.5)

--------
(1) These amounts have been recorded directly to "Common stock and other stockholders' equity--Other."

                              SPRINT CORPORATION

  Sprint recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at year-end 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 DEFERRED      1996 DEFERRED
                                               INCOME TAX         INCOME TAX
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
                                                       (IN MILLIONS)
Property, plant and equipment............. $  --   $1,488.8   $   --  $1,304.3
Postretirement and other benefits.........  376.1       --     360.3       --
Reserves and allowances...................  111.3       --     115.6       --
Unrealized holding gains on investments...    --       61.7      --       57.3
Other, net................................  108.5       --     106.8       --
                                           ------  --------   ------  --------
                                            595.9   1,550.5    582.7   1,361.6
Less valuation allowance..................   11.8       --      13.7       --
                                           ------  --------   ------  --------
Total..................................... $584.1  $1,550.5   $569.0  $1,361.6
                                           ======  ========   ======  ========

  The valuation allowance related to deferred income tax assets decreased $2 million in 1997 and $4 million in 1996 and 1995.

  Management believes it is more likely than not that these deferred income tax assets, net of the allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

  At year-end 1997, Sprint had available for income tax purposes $4 million of state alternative minimum tax credit carryforwards to offset state income tax payable in future years. In addition, Sprint had tax benefits of $49 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 1998 through 2012.

                               SPRINT CORPORATION

6. BORROWINGS

LONG-TERM DEBT

  Long-term debt at year-end was as follows:

                                                  MATURING     1997      1996
                                                ------------ --------  --------
                                                               (IN MILLIONS)
Corporate
  Senior notes
    8.1% to 9.8%............................... 1998 to 2002 $  475.3  $  475.3
    9.5%....................................... 2003 to 2007    200.0     200.0
  Debentures
    9.0% to 9.3%............................... 2019 to 2022    350.0     350.0
  Notes payable and commercial paper                --          866.5       --
  Other
    5.4% to 8.9% (1)........................... 1998 to 2006    237.5     194.9
Long Distance Division
  Vendor financing agreements
    7.4% to 8.9%............................... 1997 to 1999     23.8      44.8
  Other
    6.2% to 8.4%............................... 1997 to 2007     16.5      23.1
Local Telecommunications Division
  First mortgage bonds
    2.0% to 7.8%............................... 1997 to 2002    452.3     487.0
    4.0% to 7.8%............................... 2003 to 2007    346.0     346.8
    6.9% to 9.8%............................... 2008 to 2012    116.7     116.7
    6.9% to 8.8%............................... 2013 to 2017    169.6     169.8
    8.8% to 9.9%............................... 2018 to 2022    244.9     245.7
    7.1% to 8.4%............................... 2023 to 2027    145.0     145.0
  Debentures and notes
    5.8% to 9.6%............................... 1998 to 2020    237.0     275.3
  Other
    2.0% to 9.8%............................... 1998 to 2006      4.6       6.2
Unamortized debt discount......................                  (6.1)     (6.7)
                                                             --------  --------
                                                              3,879.6   3,073.9
Less current maturities........................                 131.0      99.1
                                                             --------  --------
Long-term debt.................................              $3,748.6  $2,974.8
                                                             ========  ========

--------
(1) Notes may be exchanged at maturity for Southern New England Telecommunications Corporation ("SNET") common shares owned by Sprint, or for cash. Based on SNET's closing market price, had the notes matured at year-end 1997, they could have been exchanged for 3.8 million SNET shares. At year-end 1997, Sprint held 4.2 million SNET shares, which have been included in "Investments in equity securities" on the Consolidated Balance Sheets.

                              SPRINT CORPORATION

  Long-term debt maturities, excluding reclassified short-term borrowings, during each of the next five years are as follows (in millions):

      1998............................................................... $131.0
      1999...............................................................   33.4
      2000...............................................................  693.3
      2001...............................................................   40.8
      2002...............................................................  354.5

  Property, plant and equipment with a total cost of $12.9 billion is either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

  During 1996, Sprint redeemed, prior to scheduled maturities, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million after-tax extraordinary loss.

SHORT-TERM BORROWINGS

  At year-end 1997, Sprint had borrowed $618 million of bank notes payable and $249 million of commercial paper. Though these borrowings are renewable at various dates throughout the year, they have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings. Commercial paper and certain bank notes payable are supported by Sprint's revolving credit facility with a syndicate of domestic and international banks. Other notes payable relate to a separate revolving credit facility that Sprint executed with a bank in 1997. At year-end 1997, Sprint's unused lines of credit totaled $1.1 billion.

  Bank notes outstanding at year-end 1997 and 1996 had weighted average interest rates of 6.1% and 5.9%, respectively. At year-end 1997, the weighted average interest rate of commercial paper was 6.8%.

OTHER

  Sprint was in compliance with all restrictive or financial covenants relating to its debt arrangements at year-end 1997.

7. REDEEMABLE PREFERRED STOCK

  Sprint has approximately 22 million authorized preferred shares, including nonredeemable preferred stock. The redeemable preferred stock outstanding, at year-end, is as follows:

                                                                     1997  1996
                                                                     ----- -----
                                                                         (IN
                                                                      MILLIONS,
                                                                     EXCEPT PER
                                                                      SHARE AND
                                                                     SHARE DATA)
Fifth series--stated value $100,000 per share, shares--95, voting, cumulative 6% annual dividend rate................................  $ 9.5 $ 9.5
Other--stated value $100 per share, shares--19,493 and 22,800, 4.7%
 annual dividend rate..............................................    2.0   2.3
                                                                     ----- -----
    Total..........................................................  $11.5 $11.8
                                                                     ===== =====

  Sprint's Fifth series preferred stock must be redeemed in full in 2003. If less than full dividends have been paid for four consecutive dividend periods, or if dividends in arrears exceed an amount equal to the dividends for six dividend periods, the Fifth series preferred stockholder may elect a majority of directors standing for election until all dividends in arrears have been paid.

                              SPRINT CORPORATION

8. COMMON STOCK

COMMON STOCK

  At year-end 1997, common stock reserved for future grants under stock option plans or for future issuances under various other arrangements was as follows:

                                                                      SHARES
                                                                   -------------
                                                                   (IN MILLIONS)
      Employees Stock Purchase Plan...............................      6.4
      Employee savings plans......................................      3.4
      Automatic Dividend Reinvestment Plan........................      1.2
      Officer and key employees' and directors' stock options.....      8.2
      Conversion of preferred stock and other.....................      1.4
                                                                       ----
          Total...................................................     20.6
                                                                       ====

  Under a Shareholder Rights Plan, one preferred stock purchase right is attached to each common and Class A common share. Each right is exercisable only if certain takeover events occur. Each right will initially entitle the holder to purchase 1/1000 of a share (a "Unit") of a no par Preferred Stock-Sixth Series, Junior Participating (Preferred Stock) at $225 per Unit or, in certain cases, common stock. The Preferred Stock is voting, cumulative and accrues dividends on a quarterly basis generally equal to the greater of $100 per share or 1,000 times the total per share amount of all common dividends. No Preferred Stock shares were issued or outstanding at year-end 1997. The rights may be redeemed by Sprint at $0.01 per right and will expire in June 2007, unless extended. On June 29, 1998, the Sprint Board approved an amendment to Sprint's Shareholder Rights Plan to be effective on the filling of the PCS Stock Amendment with the Kansas Secretary of State. See Note 1 for a discussion of the PCS Restructuring, which necessitated the PCS Stock Amendment.

  During 1997, 1996 and 1995, Sprint declared and paid annual common stock dividends of $1.00 per share. The most restrictive covenant related to common dividends results from Sprint's $1.5 billion revolving credit agreement. Among other restrictions, this agreement requires Sprint to maintain specified levels of consolidated net worth. Due to this requirement, $2.7 billion of Sprint's $3.7 billion consolidated retained earnings was effectively restricted from the payment of dividends at year-end 1997. The indentures and financing agreements of certain of Sprint's subsidiaries contain provisions limiting cash dividend payments on subsidiary common stock held by Sprint. As a result, $567 million of those subsidiaries' $1.3 billion total retained earnings was restricted at year-end 1997. The flow of cash in the form of advances from the subsidiaries to Sprint is generally not restricted.

  During 1990, the Savings Plan Trust, an employee savings plan, acquired common stock from Sprint in exchange for a $75 million promissory note payable to Sprint. The note bears interest at 9% and is to be repaid from common stock dividends received by the plan and contributions made to the plan by Sprint according to plan provisions. The remaining $34 million note receivable balance at year-end 1997 is reflected as a reduction to "Common stock and other stockholders' equity--Other."

CLASS A COMMON STOCK

  In January 1996, FT and DT acquired shares of a new class of convertible preference stock for a combined total of $3.0 billion. This resulted in FT and DT each holding 7.5% of Sprint's voting power. In April 1996, following the spinoff of Sprint's cellular division ("Cellular") (see Note 15), the preference stock was converted into Class A common stock, and FT and DT each acquired additional Class A common shares. Following their combined investment of $3.7 billion, FT and DT each own Class A common shares with 10% of Sprint's voting power. During 1997, Sprint declared and paid Class A common dividends of $1.00 per share. During 1996, preference dividends totaled $0.16 per share, and Class A common dividends totaled $0.75 per share.

                              SPRINT CORPORATION

  FT and DT, as Class A common stockholders, have the right in most circumstances to proportionate representation on Sprint's Board of Directors. They may also purchase additional Class A common shares from Sprint to keep their ownership level at 10% each. FT and DT have entered into a standstill agreement with Sprint restricting their ability to acquire Sprint voting shares (other than as intended by their investment agreement with Sprint and related agreements). The standstill agreement also contains customary provisions restricting FT and DT from initiating or participating in any proposal with respect to the control of Sprint.

9. STOCK-BASED COMPENSATION

  Sprint's Management Incentive Stock Option Plan ("MISOP") provides for the granting of stock options to employees who are eligible to receive annual incentive compensation. Eligible employees are entitled to receive stock options in lieu of a portion of the target incentive under Sprint's management incentive plans. The options generally become exercisable on December 31 of the year granted and have a maximum term of 10 years. MISOP options are granted with exercise prices equal to the market price of Sprint's common stock on the grant date. At year-end 1997, authorized shares under this plan approximated 11 million. This amount increased by approximately 3 million shares on January 1, 1998.

  The Sprint Corporation Stock Option Plan ("SOP") provides for the granting of stock options to officers and key employees. The options generally become exercisable at the rate of 25% per year, beginning one year from the grant date, and have a maximum term of 10 years. SOP options are granted with exercise prices equal to the market price of Sprint's common stock on the grant date. At year-end 1997, authorized shares under this plan approximated 20 million.

  Every two years, the Employees Stock Purchase Plan ("ESPP") offers all employees the election to purchase Sprint common stock at a price equal to 85% of the market value on the grant or exercise date, whichever is less. At year-end 1997, authorized shares under this plan approximated 18 million.

  In 1996, Sprint adopted the pro forma disclosure requirements under SFAS No. 123, "Accounting for Stock-based Compensation," and continued to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to its stock option and employee stock purchase plans. Under APB 25, Sprint has recognized no compensation expense related to these plans.

  Pro forma net income and earnings per share ("EPS") have been determined as if Sprint had used the fair value method of accounting for its stock option grants and ESPP share elections after 1994. Under this method, compensation expense is recognized over the applicable vesting periods and is based on the shares under option and their related fair values on the grant date.

  The following pro forma information will not likely represent the information reported in future years because options granted and ESPP shares elected after 1994 will continue to vest over the next several years. In addition, compensation expense resulting from the spinoff of Cellular (the "Spinoff") (see Note 15) will decline over the next several years.

  Sprint's pro forma net income and EPS were as follows:

                                                           1997(1) 1996(1) 1995
                                                           ------- ------- -----
                                                           (IN MILLIONS, EXCEPT
                                                              PER SHARE DATA)
Pro forma net income......................................  $ 908  $1,158  $ 388
                                                            =====  ======  =====
Pro forma basic EPS.......................................  $2.11  $ 2.74  $1.11
                                                            =====  ======  =====

--------
(1) Pro forma net income was reduced by $3 million ($0.01 per share) in 1997 and $6 million ($0.01 per share) in 1996 due to additional compensation resulting from modifications to terms of options and ESPP share elections made in connection with the Spinoff.

                              SPRINT CORPORATION

  During 1996, Sprint employees elected to purchase 2.8 million ESPP shares with a weighted average fair value (using the Black-Scholes pricing model) of $10.06 per share. No ESPP shares were offered in 1997 or 1995.

  The following tables reflect the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining those fair values using the Black-Scholes pricing model:

                                                                  MISOP   SOP
                                                                  -----  ------
1997
  Fair value on grant date....................................... $9.66  $11.74
  Risk-free interest rate........................................   6.2%    6.2%
  Expected volatility............................................  22.8%   22.8%
  Expected dividend yield........................................   2.3%    2.3%
  Expected life (years)..........................................     4       6
1996
  Fair value on grant date....................................... $9.17  $10.96
  Risk-free interest rate........................................   5.2%    5.2%
  Expected volatility............................................  23.3%   23.3%
  Expected dividend yield........................................   2.5%    2.5%
  Expected life (years)..........................................     4       6
1995
  Fair value on grant date....................................... $6.67  $ 8.73
  Risk-free interest rate........................................   6.9%    7.2%
  Expected volatility............................................  23.3%   23.3%
  Expected dividend yield........................................   2.5%    2.5%
  Expected life (years)..........................................     4       6

Stock option plan activity was as follows:

                                                               WEIGHTED AVERAGE
                                                                  PER SHARE
                                                   SHARES (1) EXERCISE PRICE (1)
                                                   ---------- ------------------
                                                       (IN MILLIONS, EXCEPT
                                                          PER SHARE DATA)
      Outstanding, beginning of 1995..............     9.3          $24.67
        Granted...................................     4.3           24.69
        Exercised.................................    (0.8)          19.81
        Forfeited/Expired.........................    (0.5)          27.06
                                                      ----
      Outstanding, year-end 1995..................    12.3           24.88
        Granted...................................     4.9           36.94
        Exercised.................................    (2.6)          22.28
        Forfeited/Expired.........................    (1.0)          29.22
                                                      ----
      Outstanding, year-end 1996..................    13.6           29.42
        Granted...................................     9.4           46.14
        Exercised.................................    (3.4)          27.17
        Forfeited/Expired.........................    (0.9)          38.10
                                                      ----
      Outstanding, year-end 1997..................    18.7          $37.85
                                                      ====          ======

--------
(1) Due to the Spinoff, the shares and related exercise prices have been adjusted to maintain both the total fair market value of common stock underlying the options, and the relationship between the market value of Sprint's common stock and the option's exercise price.
  Outstanding options held by Cellular employees were converted into options and grants to purchase Cellular common stock and are not included in the above table.

                              SPRINT CORPORATION

  After adjustment for the Spinoff, options exercisable at year-end 1996 and 1995 were 8.4 and 6.4 million, respectively. At year-end 1996, the weighted average exercise price for exercisable options was $27.77. The following table summarizes outstanding and exercisable options at year-end 1997:

                       OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                 -------------------------------- ----------------------
                              WEIGHTED
                               AVERAGE
                   NUMBER     REMAINING  WEIGHTED               WEIGHTED
                 OUTSTANDING CONTRACTUAL AVERAGE     NUMBER     AVERAGE
   RANGE OF          (IN        LIFE     EXERCISE  EXERCISABLE  EXERCISE
EXERCISE PRICES   MILLIONS)  (IN YEARS)   PRICE   (IN MILLIONS)  PRICE
---------------  ----------- ----------- -------- ------------- --------
$11.92--$14.96       0.1         2.2      $14.31       0.1       $14.31
$15.18--$19.24       0.1         3.7       17.91       0.1        17.91
$20.08--$24.50       2.7         6.2       23.71       1.7        23.30
$25.11--$29.96       1.8         4.7       27.38       1.4        26.80
$30.22--$39.94       5.0         7.6       35.16       3.0        34.28
$40.06--$49.88       7.3         8.5       44.88       1.9        43.33
$50.31--$58.38       1.7         7.4       51.92       0.1        51.69

10. COMMITMENTS AND CONTINGENCIES

LITIGATION, CLAIMS AND ASSESSMENTS

  In December 1996, an arbitration panel entered a $61 million award in favor of Network 2000 Communications Corporation ("Network 2000") on its breach of contract claim against Sprint. The arbitrators directed Sprint to pay one-half of this award to Network 2000. The remainder was directed to be paid to the Missouri state court in which a proposed class action by Network 2000's independent marketing representatives against Network 2000 and Sprint is pending.

  Sprint filed an action in federal district court seeking to have the arbitration panel's award struck down, modified, or corrected, and asking the court to enter an order regarding the distribution of the award. In April 1997, the court denied Sprint's request that the arbitration award be struck down and granted Network 2000's request that the award be confirmed.

  In June 1997, Sprint recorded an additional $20 million charge in connection with the settlement of both the class action lawsuit against Sprint and Network 2000 and the related claims of Network 2000 against Sprint. In June 1998, the court approved the class action settlement; however, a number of potential class members have decided not to participate in the settlement and another group of potential class members have appealed from the order approving the class action settlement.

  Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on Sprint's consolidated financial statements.

CONTINGENCIES

  On January 1, 1998, a "Deadlock Event" occurred due to the failure of the Sprint Spectrum Holdings partnership board to approve the proposed Sprint Spectrum Holdings budget and business plan. Under the partnership agreement, if a partner refers the issue for resolution pursuant to specified procedures and it remains unresolved, buy/sell provisions can be triggered, which could result in Sprint either increasing or selling its partnership interest. Discussions among the partners about restructuring their interests in Sprint Spectrum Holdings have resulted in the partners entering into a restructuring agreement (see Note 1).

                              SPRINT CORPORATION

OPERATING LEASES

  Minimum rental commitments at year-end 1997 for all noncancelable operating leases, consisting mainly of leases for data processing equipment and real estate, are as follows (in millions):

      1998............................................................... $324.1
      1999...............................................................  276.4
      2000...............................................................  174.2
      2001...............................................................  119.1
      2002...............................................................   97.1
      Thereafter.........................................................  243.7

  Gross rental expense totaled $410 million in 1997, $401 million in 1996 and $402 million in 1995. Rental commitments for subleases, contingent rentals and executory costs were not significant.

11. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Sprint estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. As a result, the following estimates do not necessarily represent the values Sprint could realize in a current market exchange. Although management is not aware of any factors that would affect the estimated fair values presented at year-end 1997, those amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, estimates of fair value after year-end 1997 may differ significantly from the amounts presented below. The carrying amounts and estimated fair values of Sprint's financial instruments at year-end were as follows:

                                             1997                 1996
                                      -------------------- --------------------
                                      CARRYING  ESTIMATED  CARRYING  ESTIMATED
                                       AMOUNT   FAIR VALUE  AMOUNT   FAIR VALUE
                                      --------  ---------- --------  ----------
                                                   (IN MILLIONS)
Financial assets
  Cash and equivalents............... $  101.7   $  101.7  $1,150.6   $1,150.6
  Investment in affiliate debt
   securities........................    142.4      142.4     122.5      122.5
  Investments in equity securities...    303.0      303.0     254.5      254.5
Financial liabilities
  Short-term borrowings..............      --         --      200.0      200.0
  Long-term debt
    Corporate........................  2,129.3    2,301.8   1,220.2    1,348.9
    Long distance division...........     40.3       41.7      67.9       69.0
    Local telecommunications
     division........................  1,710.0    1,812.3   1,785.8    1,846.9
Other financial instruments
  Interest rate swap agreements......      --         0.3       --         0.2
  Foreign currency contracts.........     (0.6)      (0.6)     (0.5)      (0.5)

  The carrying values of Sprint's cash and equivalents approximate fair value at year-end 1997 and 1996. The estimated fair value of Sprint's investments in debt and equity securities is based on quoted market prices. The estimated fair value of Sprint's long-term debt is based on quoted market prices for publicly traded issues. The estimated fair value of all other issues is based on the present value of estimated future cash flows using a discount rate based on the risks involved. The estimated fair value of interest rate swap agreements is the amount Sprint would receive to terminate the swap agreements at year-end 1997 and 1996, taking into account the then-current interest rates. The estimated fair value of foreign currency contracts is the replacement cost of the contracts at year-end 1997 and 1996, taking into account the then-current foreign currency exchange rates.

                              SPRINT CORPORATION

CONCENTRATIONS OF CREDIT RISK

  Sprint's accounts receivable are not subject to any concentration of credit risk. Sprint controls credit risk of its interest rate swap agreements and foreign currency contracts through credit approvals, dollar exposure limits and internal monitoring procedures. In the event of nonperformance by the counterparties, Sprint's accounting loss would be limited to the net amount it would be entitled to receive under the terms of the applicable interest rate swap agreement or foreign currency contract. However, Sprint does not anticipate nonperformance by any of the counterparties related to these agreements.

INTEREST RATE SWAP AGREEMENTS

  Sprint uses interest rate swap agreements as part of its interest rate risk management program. Net interest paid or received related to these agreements is recorded using the accrual method and is recorded as an adjustment to interest expense. Sprint had interest rate swap agreements with notional amounts of $150 and $350 million outstanding at year-end 1997 and 1996, respectively. Net interest expense (income) related to interest rate swap agreements was $(200,000) in 1997, $2 million in 1996 and $(400,000) in 1995.
There were no deferred gains or losses related to any terminated interest rate swap agreements at year-end 1997, 1996 or 1995.

FOREIGN CURRENCY CONTRACTS

  As part of its foreign currency exchange risk management program, Sprint purchases and sells over-the-counter forward contracts and options in various foreign currencies. Sprint had outstanding $29 and $46 million of open forward contracts to buy various foreign currencies at year-end 1997 and 1996, respectively. Sprint had $14 and $3 million of outstanding open purchase option contracts to call various foreign currencies at year-end 1997 and 1996, respectively. The premium paid for an option is expensed as incurred. The fair value of an option is recorded as an asset at the end of each period. The forward contracts and options open at year-end 1997 and 1996 all had original maturities of six months or less. The net gain or loss recorded to reflect the fair value of these contracts is recorded in the period incurred. Total net losses of $40,000 in 1997, $400,000 in 1996 and $1 million in 1995 were recorded related to foreign currency transactions and contracts.

12. EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share." This new standard simplifies the EPS calculation and makes the U.S. standard for computing EPS more consistent with international accounting standards. Sprint adopted SFAS 128 at year-end 1997. EPS for prior years has been restated to comply with SFAS 128.

  Under SFAS 128, primary EPS was replaced with a simpler calculation called basic EPS. Basic EPS is calculated by dividing income available to common stockholders by the weighted average common shares outstanding. Previously, primary EPS was based on the weighted average of both outstanding and issuable shares assuming all dilutive options had been exercised. Under SFAS 128, fully diluted EPS has not changed significantly, but has been renamed diluted EPS. Diluted EPS includes the effect of all potentially dilutive securities, such as options and convertible preferred stock.

  Sprint's convertible preferred stock dividends were $0.5 million in 1997, 1996 and 1995. Dilutive securities, such as options (see Note 9), included in the calculation of diluted weighted average common shares were 6.3 million shares in 1997, 5.3 million shares in 1996 and 2.6 million shares in 1995. Dilutive securities represented 8.0 and 5.8 million shares (unaudited) for the nine months ended September 30, 1998 and 1997, respectively.

                              SPRINT CORPORATION

13. PARANET ACQUISITION

  On September 30, 1997, Sprint paid $375 million to purchase the net assets of Houston-based Paranet, Inc., a provider of integration, management and support services for computer networks. Sprint could pay up to an additional $70 million if Sprint Paranet meets certain financial targets through 1998.

  The transaction was accounted for using the purchase method of accounting. As a result, Sprint's financial statements reflect Sprint Paranet's results of operations beginning in October 1997.

  The excess of the purchase price over the tangible net assets acquired was $357 million. This excess was allocated to noncompete agreements and goodwill, and will be amortized on a straight-line basis over four to 10 years.

14. ADOPTION OF ACCOUNTING PRINCIPLES FOR A COMPETITIVE MARKETPLACE

  At year-end 1995, Sprint determined that its local telecommunications division no longer met the criteria necessary for the continued use of SFAS
71. As a result, 1995 operating results included a noncash, extraordinary charge of $565 million, net of income tax benefits of $437 million. The decision to discontinue using SFAS 71 was based on changes in the regulatory framework and the convergence of competition in the telecommunications industry.

  The 1995 extraordinary charge recognized when Sprint discontinued using SFAS 71 consisted of the following:

                                                              PRETAX   AFTER-TAX
                                                             --------  ---------
                                                               (IN MILLIONS)
      Increase in accumulated depreciation.................. $  979.1   $607.9
      Recognition of switch software asset..................    (99.5)   (61.7)
      Elimination of other net regulatory asset.............    123.1     76.3
                                                             --------   ------
          Total............................................. $1,002.7    622.5
                                                             ========
      Tax-related net regulatory liabilities................             (43.9)
      Accelerated amortization of investment tax credits....             (13.3)
                                                                        ------
      Extraordinary charge..................................            $565.3
                                                                        ======

15. SPINOFF OF CELLULAR DIVISION

  In March 1996, Sprint completed the tax-free spinoff of Cellular to Sprint common stockholders. To complete the Spinoff, Sprint distributed all Cellular common shares at a rate of one share for every three Sprint common shares held. In addition, Cellular repaid $1.4 billion of its intercompany debt owed to Sprint. Sprint also contributed to Cellular's equity capital $185 million of debt owed by Cellular in excess of the amount repaid.

                              SPRINT CORPORATION

  Cellular's net operating results, as summarized below, were separately classified as a discontinued operation in the Consolidated Statements of Income. Interest expense was allocated to Cellular based on the assumed repayment of intercompany debt to Sprint by Cellular. The operating expenses as presented below do not include Cellular's share of Sprint's general corporate overhead expenses. These expenses, totaling $2 million in 1996 and $13 million in 1995, were reallocated to Sprint's other operating segments.

                                                               1996(1)   1995
                                                               -------  -------
                                                                (IN MILLIONS)
      Net operating revenues.................................. $190.2   $ 834.4
      Operating expenses......................................  156.0     675.6
                                                               ------   -------
      Operating income........................................   34.2     158.8
      Interest expense........................................  (21.5)   (124.0)
      Other income (expense), net.............................   (8.3)     10.9
                                                               ------   -------
      Income before income taxes..............................    4.4      45.7
      Income taxes............................................   (7.0)    (31.2)
                                                               ------   -------
      Income (Loss) from cellular division.................... $ (2.6)  $  14.5
                                                               ======   =======

--------
(1) 1996 reflects Cellular's operating results only through the date of the Spinoff.

16. SEGMENT INFORMATION

  The FON Group operates in four industry segments: the long distance division, the local telecommunications division, the product distribution and directory publishing division and emerging businesses. Sprint's corporate assets mainly included investments and loans to affiliates, cash and temporary investments and general corporate assets. In 1995, corporate assets also included the net assets of the discontinued cellular division. The long distance division provides domestic and international voice, video and data communications services. The local telecommunications division provides local exchange services, access to Sprint's local exchange facilities, sales of telecommunications equipment and long distance within specified geographical areas. The product distribution and directory publishing division provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page telephone directories. Emerging businesses, which consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

  The businesses comprising the PCS Group operate in a single segment. The PCS Group is building the nation's first single-technology, all-digital, state-of-the-art wireless network to provide PCS across the United States. PCS uses digital technology, which has sound quality superior to existing cellular technology and is less susceptible to interference and eavesdropping. PCS also offers features such as voice mail and Caller ID.

                              SPRINT CORPORATION

  Industry segment financial information follows:

                                                        PRODUCT
                                                      DISTRIBUTION
                           LONG          LOCAL        & DIRECTORY
                         DISTANCE  TELECOMMUNICATIONS  PUBLISHING   EMERGING                     INTERSEGMENT
                         DIVISION       DIVISION        DIVISION   BUSINESSES   PCS    CORPORATE ELIMINATIONS   TOTAL
                         --------  ------------------ ------------ ---------- -------  --------- ------------ ---------
                                                                (IN MILLIONS)
1997
 Net operating
  revenues(1)........... $8,954.8       $5,290.2        $1,454.3     $ 57.4   $   --    $   --     $(882.8)   $14,873.9
 Depreciation and
  amortization..........    716.7          934.1             8.2       23.3       --       44.0        --       1,726.3
 Operating expenses.....  7,857.3        3,896.2         1,274.4      221.9      18.5       --      (845.8)    12,422.5
 Operating income(loss).  1,097.5        1,394.0           179.9     (164.5)    (18.5)      --       (37.0)     2,451.4
 Operating margin.......     12.3%          26.4%           12.4%       --        --        --         --          16.5%
 Capital expenditures...  1,218.1        1,258.4            10.5       79.6     153.7     142.3        --       2,862.6
 Identifiable assets....  6,464.6        7,609.7           519.0      585.9   1,693.1   1,312.5        --      18,184.8
1996
 Net operating
  revenues(2)........... $8,302.1       $5,126.8        $1,225.4     $  0.5   $   --    $   --     $(767.3)   $13,887.5
 Depreciation and
  amortization..........    633.3          909.1             7.2        0.5       --       40.9        --       1,591.0
 Operating expenses.....  7,378.1        3,789.8         1,123.8       63.8       0.5       --      (735.7)    11,620.3
 Operating income(loss).    924.0        1,337.0           101.6      (63.3)     (0.5)      --       (31.6)     2,267.2
 Operating margin.......     11.1%          26.1%            8.3%       --        --        --         --          16.3%
 Capital expenditures...  1,133.7        1,142.6             9.4       49.9       --       98.0        --       2,433.6
 Identifiable assets....  5,997.7        7,425.4           446.1       54.3   1,259.8   1,643.1        --      16,826.4
1995
 Net operating
  revenues(3)........... $7,277.4       $4,690.0        $1,147.6     $  --    $   --    $   --     $(379.7)   $12,735.3
 Depreciation and
  amortization..........    581.6          835.6             7.4        --        --       41.8        --       1,466.4
 Operating expenses.....  6,570.6        3,649.2         1,060.9        --        --        --      (379.7)    10,901.0
 Operating income.......    706.8        1,040.8            86.7        --        --        --         --       1,834.3
 Operating margin.......      9.7%          22.2%            7.6%       --        --        --         --          14.4%
 Capital expenditures...    861.7          950.8             7.8        --        --       37.0        --       1,857.3
 Identifiable assets....  4,799.0        6,962.0           395.4        --      973.7   1,944.2        --      15,074.3

(1) Includes intercompany revenues eliminated in consolidation in 1997 of $3.3 million, $309.0 million and $570.5 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(2) Includes intercompany revenues eliminated in consolidation in 1996 of $30.9 million, $410.5 million and $325.9 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(3) Includes intercompany revenues eliminated in consolidation in 1995 of $38.9 million, $266.4 million and $336.8 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively. Also included in 1995 were intercompany revenues of $262.4 million not eliminated under SFAS 71.

  Operating income (loss) represents sales and other revenues less operating expenses, and excludes interest expense, equity in losses of unconsolidated ventures, other income (expense) and income taxes.

  Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. The main effect of the pricing change was to reduce "net operating revenues" of the local telecommunications division and reduce "operating expenses" of the product distribution and directory publishing division. Had this change been effective as of January 1, 1995, the operating income for the local telecommunications division would have been $1.3 billion, $1.2 billion and $1.1 billion in 1997, 1996 and 1995, respectively. The operating income for the product distribution and directory publishing division would have been $228 million, $198 million and $180 million in 1997, 1996 and 1995, respectively.

                              SPRINT CORPORATION

17. ADDITIONAL FINANCIAL INFORMATION

SUPPLEMENTAL CASH FLOWS INFORMATION (IN MILLIONS)

                                           NINE MONTHS          YEAR ENDED
                                       ENDED SEPTEMBER 30,     DECEMBER 31,
                                       ------------------- --------------------
                                         1998      1997     1997   1996   1995
                                       --------- --------- ------ ------ ------
                                           (UNAUDITED)
Cash paid for:
  Interest (net of amounts
   capitalized)
    Continuing operations............. $   174.1 $   133.2 $197.9 $212.1 $263.5
                                       ========= ========= ====== ====== ======
    Cellular division................. $     --  $     --  $  --  $ 21.5 $124.0
                                       ========= ========= ====== ====== ======
  Income taxes........................ $   279.1 $   288.5 $365.8 $695.3 $532.8
                                       ========= ========= ====== ====== ======
Noncash activities:
  Capital lease obligations........... $   438.1 $    30.1 $ 30.1 $  --  $  --
                                       ========= ========= ====== ====== ======
  Tax benefit from stock options
   exercised.......................... $    37.8 $    19.5 $ 26.2 $ 14.1 $  7.5
                                       ========= ========= ====== ====== ======
  Net book value of assets and
   liabilities contributed to Global
   One................................ $     --  $     --  $  --  $ 73.3 $  --
                                       ========= ========= ====== ====== ======
  Common stock issued under Sprint's
   ESPP............................... $    73.8 $     --  $  5.2 $ 65.2 $  3.0
                                       ========= ========= ====== ====== ======

  During 1996, Sprint completed the Spinoff (see Note 15) which had no immediate effect on cash flows other than Cellular's repayment of $1.4 billion in intercompany debt owed to Sprint.

SUPPLEMENTAL RELATED PARTY TRANSACTIONS

  Sprint provided various voice, data and administrative services to Global One totaling $415 million in 1997 and $361 million in 1996. In addition, Global One provided data and administrative services to Sprint totaling $114 million in 1997 and $130 million in 1996. At year-end 1997 and 1996, Sprint's receivable from Global One was $154 and $163 million, respectively, and Sprint's payable to Global One was $104 and $49 million, respectively.

RESTRUCTURING CHARGE

  In 1995, Sprint's local telecommunications division recorded an $88 million restructuring charge, which reduced income from continuing operations by $55 million ($0.16 per share). The restructuring plan included the planned elimination over several years of approximately 1,600 positions, mainly in the network and finance functions. Through 1997, most of the positions have been eliminated resulting in termination benefit payments of $42 million, with the remainder to be paid in 1998 and 1999.

18. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. Sprint will adopt SFAS 131 in its 1998 year-end financial statements. This statement is not expected to have a significant effect on Sprint's reported segments.

                              SPRINT CORPORATION

  In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and postretirement benefits where practical. It also eliminates certain disclosures and requires additional information on changes in benefit obligations and fair values of plan assets. Sprint will adopt SFAS 132 in its 1998 year-end financial statements. SFAS 132 is not expected to have a significant effect on Sprint's pension and postretirement benefit plan disclosures.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires all derivatives to be recorded on the balance sheet as either assets or liabilities and measured at fair value. Gains or losses resulting from changes in the values of the derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Sprint will adopt SFAS 133 beginning January 1, 2000. This statement is not expected to have a material impact on Sprint.

19. SUBSEQUENT EVENTS (UNAUDITED)

BORROWINGS

  During the first nine months of 1998, Sprint increased its short-term borrowings by $946 million. These borrowings, however, have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance them on a long-term basis. The borrowings have weighted average interest rates of 5.8%. Sprint also increased its construction obligations by $429 million since year-end 1997.

  In August 1998, Sprint entered into new revolving credit facilities with syndicates of banks totaling $5.0 billion. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. At September 30, 1998, $3.6 billion was available under these facilities.

  In October 1998, Sprint filed a shelf registration statement with the SEC for $8.0 billion of debt securities. This replaced $1.0 billion of Sprint's previous shelf registration statements totaling $1.1 billion. Sprint currently expects to offer up to $3 billion under the new shelf at approximately the same time as the PCS Restructuring.

OTHER

  In April 1998, Sprint signed an agreement to sell approximately 80,000 residential and business access lines in rural Illinois. Sprint expects to complete the sale of these properties, which is subject to regulatory approval, and record the related gain in November 1998.

  In October 1998, Sprint's Board of Directors declared common and Class A common stock dividends of $0.25 per share payable December 28, 1998.

20. COMPREHENSIVE INCOME (UNAUDITED)

  In 1998, Sprint adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those due to owner investments and distributions. It includes items such as foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities. This standard does not change the display or components of present-day net income; rather, comprehensive income is displayed as a separate statement in the Consolidated Statements of Comprehensive Income and as an additional component in the Consolidated Balance Sheets, and the Consolidated Statement of Common Stock and Other Shareholders' Equity.

  Total comprehensive income amounted to $671 million during the first nine months of 1998 and $770 million during the first nine months of 1997.

                              SPRINT CORPORATION

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          QUARTER
                                            -----------------------------------
                                              1ST      2ND      3RD      4TH
                                            -------- -------- -------- --------
                                              (IN MILLIONS, EXCEPT PER SHARE
                                                           DATA)
1997
  Net operating revenues(1)................ $3,578.5 $3,667.5 $3,778.9 $3,849.0
  Operating income(1), (2).................    604.7    595.5    640.7    610.5
  Income before extraordinary items(2),
   (3).....................................    290.0    255.9    211.7    194.9
  Net income...............................    290.0    255.9    211.7    194.9
  EPS from income before extraordinary
   items(4)
    Basic.................................. $   0.67 $   0.59 $   0.49 $   0.45
    Diluted................................ $   0.67 $   0.59 $   0.49 $   0.45
                                                          QUARTER
                                            -----------------------------------
                                              1ST      2ND      3RD      4TH
                                            -------- -------- -------- --------
                                              (IN MILLIONS, EXCEPT PER SHARE
                                                           DATA)
1996
  Net operating revenues(1)................ $3,335.3 $3,471.3 $3,502.5 $3,578.4
  Operating income(1), (2).................    574.9    580.9    598.9    512.5
  Income before extraordinary items(2).....    309.3    316.8    316.2    246.0
  Net income...............................    309.3    316.8    312.4    245.3
  EPS from income before extraordinary
   items(4)
    Basic.................................. $   0.78 $   0.74 $   0.73 $   0.57
    Diluted................................ $   0.77 $   0.73 $   0.73 $   0.56

--------
(1) Consolidated net operating revenues and operating expenses reflect certain reclassifications to conform to the current presentation. These reclassifications had no effect on operating income or net income.
(2) In the 1997 second quarter and the 1996 fourth quarter, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) and $36 million ($0.09 per share), respectively (see Note 10).
(3) In the 1997 fourth quarter, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
(4) Sprint adopted SFAS 128 at year-end 1997 (see Note 12). All EPS amounts comply with this new standard.

                              SPRINT CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented to give effect to (1) the PCS Restructuring, whereby Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo, in exchange for shares of PCS Common Stock--Series 2 ("Series 2 PCS Stock") and the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring and (2) the tax-free Recapitalization of Sprint's common stock to be effected by reclassifying each share of Sprint's Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock and by reclassifying each share of Class A common stock so that each share represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to initially issue one share of FON Common Stock--Series 3 ("Series 3 FON Stock") and 1/2 share of PCS Common Stock--Series 3 ("Series 3 PCS Stock"). The acquisitions of the Cable Parents' interests in Sprint Spectrum Holdings and PhillieCo will be accounted for using the purchase method of accounting. The pro forma condensed combined financial statements included herein do not give effect to the Notes offering or the IPO of Series 1 PCS Stock.

  The unaudited pro forma condensed combined statements of income include the historical results of Sprint and the historical combined results of Sprint Spectrum Holdings and PhillieCo for the year ended December 31, 1997 and the nine months ended September 30, 1998, and include the effect of the PCS Restructuring, the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring and the Recapitalization as though such transactions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet is based upon the historical balance sheet of Sprint and the historical combined balance sheet of Sprint Spectrum Holdings and PhillieCo as of September 30, 1998. The historical balance sheet amounts have been adjusted to reflect the PCS Restructuring, the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring and the Recapitalization as though such transactions had occurred on September 30, 1998. Certain historical amounts have been reclassified to conform to the pro forma presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

  The pro forma condensed combined statements of income are not necessarily indicative of what actual results of operations would have been had the transactions occurred at the beginning of the periods presented nor do they purport to indicate the results of future operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Sprint and the historical combined financial statements of Sprint Spectrum Holdings and PhillieCo included elsewhere in this Prospectus Supplement.

                               SPRINT CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998
                            (Unaudited, in millions)

                                      HISTORICAL COMBINED     PRO FORMA ADJUSTMENTS
                          HISTORICAL    SPRINT SPECTRUM   ------------------------------
                            SPRINT       HOLDINGS AND          PCS
                            CORP.          PHILLIECO      RESTRUCTURING RECAPITALIZATION PRO FORMA
                          ----------  ------------------- ------------- ---------------- ---------
ASSETS
 Current assets
 Cash and equivalents...  $    47.7        $  325.3         $  (26.5)A                   $   346.5
 Accounts receivable,
  net...................    2,515.8           195.3            (47.1)D                     2,664.0
 Inventories............      349.9           177.8                                          527.7
 Notes and other
  receivables...........      407.8             --                                           407.8
 Prepaid expenses and
  other current assets..      422.7            44.1           (153.6)C                       313.2
                          ---------        --------         --------                     ---------
 Total current assets...    3,743.9           742.5           (227.2)                      4,259.2
 Investments in equity
  securities............      420.2             --                                           420.2
 Property, plant and
  equipment, net........   13,502.2         4,531.9                                       18,034.1
 Investment in and
  advances to Sprint
  Spectrum Holdings and
  PhillieCo.............      610.1             --            (293.4)B                         --
                                                              (182.0)B
                                                              (134.7)E
 Investments in and
  advances to other
  affiliates............      634.0             --                                           634.0
 Intangibles, net
 PCS licenses...........      544.5         2,829.1                                        3,373.6
 Customer base..........        --              --             500.0 A                       500.0
 Goodwill...............      346.6             --           3,127.6 A                     3,474.2
 Other assets...........      652.3           422.9            182.0 B                     1,255.2
                                                                (2.0)I
                          ---------        --------         --------        --------     ---------
 Total..................  $20,453.8        $8,526.4         $2,970.3        $    --      $31,950.5
                          =========        ========         ========        ========     =========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 Current liabilities
 Current maturities of
  long-term debt........  $    80.6        $  124.5                                      $   205.1
 Partner advances.......        --            185.0         $ (134.7)E                        50.3
 Accounts payable.......    1,099.0           287.1                                        1,386.1
 Accrued interconnection
  costs.................      564.7             --                                           564.7
 Accrued taxes..........      399.2             --                                           399.2
 Advance billings.......      213.3             --                                           213.3
 Other..................      849.0           476.4            (47.1)D                     1,278.3
                          ---------        --------         --------                     ---------
 Total current
  liabilities...........    3,205.8         1,073.0           (181.8)                      4,097.0
 Construction
  obligations...........      429.0           575.7                                        1,004.7
 Long-term debt.........    5,039.8         6,001.2             60.5 A                    10,881.2
                                                              (138.0)C
                                                               (82.3)F
 Deferred credits and
  other liabilities
 Deferred income taxes
  and investment tax
  credits...............    1,029.2             --             443.0 A                     1,472.2
 Postretirement and
  other benefit
  obligations...........    1,067.4             --                                         1,067.4
 Other..................      370.8            84.9                                          455.7
                          ---------        --------         --------                     ---------
 Total deferred credits
  and other liabilities.    2,467.4            84.9            443.0                       2,995.3
 Redeemable preferred
  stock.................        9.5             --                                             9.5
 Limited partner
  interest in
  consolidated
  subsidiary............        --             65.8                                           65.8
 Common stock and other
  stockholders' equity
 Common stock
  Common stock..........      875.7             --                          $ (875.7)H         --
  Class A common stock..      215.6             --                                           215.6
  FON Group.............        --              --                             700.6 H       700.6
  PCS Group.............        --              --             195.1 A         175.1 H       375.1
                                                                 4.9 F
 Preferred stock........        --              --             240.0 G                       240.0
 Capital in excess of
  par or stated value...    4,490.8         4,611.0          3,094.9 A                     7,663.1
                                                            (2,526.6)A
                                                            (1,844.4)B
                                                                77.4 F
                                                              (240.0)G
 Retained earnings......    4,012.7        (3,885.2)         2,334.2 A                     4,010.7
                                                             1,551.0 B
                                                                (2.0)I
 Treasury stock, at
  cost..................     (396.1)            --                                          (396.1)
 Other..................      103.6             --             (15.6)C                        88.0
                          ---------        --------         --------        --------     ---------
 Total common stock and
  other stockholders'
  equity................    9,302.3           725.8          2,868.9             --       12,897.0
                          ---------        --------         --------        --------     ---------
 Total..................  $20,453.8        $8,526.4         $2,970.3        $    --      $31,950.5
                          =========        ========         ========        ========     =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                               SPRINT CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                (Unaudited, in millions, except per share data)

                                        HISTORICAL
                                         COMBINED
                                          SPRINT        PRO FORMA ADJUSTMENTS
                           HISTORICAL    SPECTRUM   ------------------------------
                             SPRINT    HOLDINGS AND      PCS
                             CORP.      PHILLIECO   RESTRUCTURING RECAPITALIZATION PRO FORMA
                           ----------  ------------ ------------- ---------------- ---------
 NET OPERATING REVENUES..  $11,940.3    $   787.9                                  $12,728.2
 OPERATING EXPENSES
 Costs of services and
  products...............    5,691.3        783.0                                    6,474.3
 Selling, general and
  administrative.........    2,802.0        931.6                                    3,733.6
 Depreciation and amor-
  tization...............    1,429.1        529.2      $  5.2 J                      2,147.1
                                                         58.6 K
                                                        125.0 L
                           ---------    ---------      ------                      ---------
 Total operating ex-
  penses.................    9,922.4      2,243.8       188.8                       12,355.0
                           ---------    ---------      ------                      ---------
 OPERATING INCOME
  (LOSS).................    2,017.9     (1,455.9)     (188.8)                         373.2
 Interest expense........     (185.6)      (358.3)        5.1 M                       (486.8)
                                                         36.0 N
                                                         11.2 O
                                                          4.8 P
 Equity in loss of
  Global One.............     (120.0)         --                                      (120.0)
 Equity in loss of
  Sprint Spectrum Hold-
  ings and PhillieCo.....     (686.5)         --        681.3 J                          --
                                                          5.2 J
 Other income............       48.6         23.2       (11.2)O                         60.6
 Minority interest.......        --          99.0                                       99.0
                           ---------    ---------      ------                      ---------
 Income (loss) before
  income taxes and
  extraordinary item.....    1,074.4     (1,692.0)      543.6                          (74.0)
 Income taxes............     (405.1)         --        399.0 Q                         25.2
                                                         31.3 R
                           ---------    ---------      ------                      ---------
 INCOME (LOSS) FROM
  CONTINUING OPERATIONS..      669.3     (1,692.0)      973.9                          (48.8)
 Preferred stock divi-
  dends..................       (0.8)         --         (5.4)S                         (6.2)
                           ---------    ---------      ------                      ---------
 Earnings (loss) appli-
  cable to common stock..  $   668.5    $(1,692.0)     $968.5                      $   (55.0)
                           =========    =========      ======                      =========
 Earnings (loss) appli-
  cable to common stock:
  Sprint Corporation.....  $   668.5                                               $     --
  FON Group..............        --                                                  1,132.0
  PCS Group..............        --                                                 (1,187.0)
                           ---------                                               ---------
                           $   668.5                                               $   (55.0)
                           =========                                               =========
 BASIC EARNINGS (LOSS)
  PER COMMON SHARE FROM
  CONTINUING OPERATIONS:
  Sprint Corporation.....  $    1.55                                               $     --
                           =========                                               =========
  FON Group..............  $     --                                                $    2.63
                           =========                                               =========
  PCS Group..............  $     --                                                $   (2.86)
                           =========                                               =========
 Basic weighted average
  common shares:
  Sprint Corporation.....      430.7                                                     --  T
                           =========                                               =========
  FON Group..............        --                                                    430.7 U
                           =========                                               =========
  PCS Group..............        --                                                    415.4 V
                           =========                                               =========
 DILUTED EARNINGS (LOSS)
  PER COMMON SHARE FROM
  CONTINUING OPERATIONS:
  Sprint Corporation.....  $    1.52                                               $     --
                           =========                                               =========
  FON Group..............  $     --                                                $    2.58
                           =========                                               =========
  PCS Group..............  $     --                                                $   (2.86)
                           =========                                               =========
 Diluted weighted aver-
  age common shares:
  Sprint Corporation.....      438.7                                                    --   T
                           =========                                               =========
  FON Group..............        --                                                    438.7 U
                           =========                                               =========
  PCS Group..............        --                                                    415.4 V
                           =========                                               =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                               SPRINT CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                (Unaudited, in millions, except per share data)

                                       HISTORICAL COMBINED     PRO FORMA ADJUSTMENTS
                                         SPRINT SPECTRUM   ------------------------------
                           HISTORICAL     HOLDINGS AND          PCS
                          SPRINT CORP.      PHILLIECO      RESTRUCTURING RECAPITALIZATION PRO FORMA
                          ------------ ------------------- ------------- ---------------- ---------
NET OPERATING REVENUES..   $14,873.9        $   258.0                                     $15,131.9
OPERATING EXPENSES
Costs of services and
 products...............     7,451.0            574.3                                       8,025.3
Selling, general and
 administrative.........     3,245.2            747.1                                       3,992.3
Depreciation and
 amortization...........     1,726.3            316.3         $  3.5  J                     2,291.0
                                                                78.2  K
                                                               166.7  L
                           ---------        ---------         ------                      ---------
Total operating
 expenses...............    12,422.5          1,637.7          248.4                       14,308.6
                           ---------        ---------         ------                      ---------
OPERATING INCOME (LOSS).     2,451.4         (1,379.7)        (248.4)                         823.3
Interest expense........      (187.2)          (123.5)           7.5  M                      (270.7)
                                                                12.6  N
                                                                13.5  O
                                                                 6.4  P
Equity in loss of Global
 One....................      (162.1)             --                                         (162.1)
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............      (659.6)             --           656.1  J                         --
                                                                 3.5  J
Equity in loss of
 unconsolidated
 partnership............         --            (168.9)                                       (168.9)
Other income............       140.5             39.4          (13.5) O                       166.4
                           ---------        ---------         ------                      ---------
Income (loss) before
 income taxes...........     1,583.0         (1,632.7)         437.7                          388.0
Income taxes............      (630.5)             --           383.1  Q                     (192.3)
                                                                55.1  R
                           ---------        ---------         ------           ---        ---------
NET INCOME (LOSS).......       952.5         (1,632.7)         875.9                          195.7
Preferred stock
 dividends..............        (1.0)             --            (7.2) S                        (8.2)
                           ---------        ---------         ------                      ---------
Earnings applicable to
 common stock...........   $   951.5        $(1,632.7)        $868.7                      $   187.5
                           =========        =========         ======                      =========
Earnings (loss)
 applicable to common
 stock:
Sprint Corporation......   $   951.5                                                      $     --
FON Group...............         --                                                         1,373.6
PCS Group...............         --                                                        (1,186.1)
                           ---------                                                      ---------
                           $   951.5                                                      $   187.5
                           =========                                                      =========
BASIC EARNINGS (LOSS)
 PER COMMON SHARE:
Sprint Corporation......   $    2.21                                                      $     --
                           =========                                                      =========
FON Group...............   $     --                                                       $    3.19
                           =========                                                      =========
PCS Group...............   $     --                                                       $   (2.86)
                           =========                                                      =========
Basic weighted average
 common shares:
Sprint Corporation .....       430.2                                                            --   T
                           =========                                                      =========
FON Group...............         --                                                           430.2  U
                           =========                                                      =========
PCS Group...............         --                                                           415.1  V
                           =========                                                      =========
DILUTED EARNINGS (LOSS)
 PER COMMON SHARE:
Sprint Corporation......   $    2.18                                                      $     --
                           =========                                                      =========
FON Group...............   $     --                                                       $    3.15
                           =========                                                      =========
PCS Group...............   $     --                                                       $   (2.86)
                           =========                                           ===        =========
Diluted weighted average
 common shares:
Sprint Corporation......       436.5                                                            --   T
                           =========                                                      =========
FON Group...............         --                                                           436.5  U
                           =========                                                      =========
PCS Group...............         --                                                           415.1  V
                           =========                                                      =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                              SPRINT CORPORATION

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

  The following adjustments have been made in the preparation of the unaudited pro forma condensed combined financial statements:

Pro Forma Balance Sheet Adjustments

A To record the purchase of the remaining 60% of Sprint Spectrum Holdings and 52.9% of PhillieCo. The consideration given in connection with the purchase will be shares of Series 2 PCS Stock (195.1 million shares, par value $1.00) and warrants to purchase additional shares of Series 2 PCS Stock. The preliminary purchase price is based on the estimated market value of the PCS Group and will be updated at the time of the PCS Restructuring. The market value of the PCS Group will be determined based on the market value of the securities issued in the Recapitalization. The excess of the purchase price over the fair value of net assets to be acquired has been preliminarily calculated as follows (in millions):

     Preliminary purchase price....................................... $3,290.0
     Transaction costs................................................     26.5
     Net assets to be acquired........................................   (192.4)
     Customer base....................................................   (500.0)
     Step-up in long-term debt to fair value..........................     60.5
     Deferred taxes on acquired assets and liabilities................    443.0
                                                                       --------
     Goodwill......................................................... $3,127.6
                                                                       ========

  The carrying amounts of the assets to be acquired and liabilities to be assumed are assumed for purposes of the preliminary purchase price allocation to approximate fair market value, except for certain long-term debt of Sprint Spectrum that has been recorded at fair value. A portion of the purchase price was attributed to the customers acquired in the Sprint Spectrum Holdings and PhillieCo acquisitions. In addition, deferred taxes have been recorded for the difference in the book and tax bases of the assets acquired and liabilities assumed. The above assumptions as to the fair value of the net assets acquired are based upon information available at the time of the preparation of these pro forma condensed combined financial statements.

  A final allocation of the purchase price to the assets acquired and liabilities assumed is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the size of the customer base at the closing date. Management expects the only assumptions that could potentially be subject to material change are those regarding customer base and in-process research and development. The amount of the purchase price allocated to the customer base in the pro forma condensed combined financial statements is based on the size of the customer base at September 30, 1998. To the extent the customer base at the closing date exceeds the size of the customer base at September 30, 1998, the purchase price allocated to the customer base will likely increase along with a corresponding increase in the amortization of the customer base. Based on current projections of an increase in the customer base at November 30, 1998, pro forma net income (loss) from continuing operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 would be $(60.5) million and $180.0 million, respectively, and the respective loss per share of the PCS Group would be $(2.89) and $(2.90) for the same periods. Sprint is undertaking an analysis to determine whether in-process research and development projects acquired in the PCS Restructuring should be capitalized or expensed. This analysis is expected to be finalized prior to the completion of the final purchase price allocation. To the extent that it is determined through this analysis that some of the in-process research and development projects should be expensed, a portion of the purchase price will be allocated to these in-process research and development projects and a nonrecurring, noncash charge will be recognized in the period in which the charge

                              SPRINT CORPORATION

                         NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  occurs. Sprint is unable to determine the potential amount of such charge at this time. However, such a charge could be material to Sprint's results of operations for the period in wich the charge occurs. Such a write-off would reduce the amount of purchase price allocated to goodwill, which would result in lower amortization expense being recognized over the life assigned to the goodwill. Such a write-off would not impact future cash flows. At the present time, Sprint anticipates completing its final purchase price allocation prior to year-end 1998.

B To eliminate Sprint's historical investment in Sprint Spectrum Holdings and PhillieCo, accounted for by Sprint on the equity method of accounting ($293.4 million), and to reclassify interest capitalized as part of that investment to other assets ($182.0 million).

C To eliminate Sprint's investment in Sprint Spectrum bonds ($153.6 million) and the related unrealized gain ($15.6 million).

D  To eliminate Sprint's payable to Sprint Spectrum Holdings.

E  To eliminate Sprint's advances to PhillieCo.

F To record the exercise of equity purchase rights by FT and DT (4.9 million shares, par value $1.00). As a result of the issuance of Series 2 PCS Stock to the Cable Parents in exchange for their interests in Sprint Spectrum Holdings and PhillieCo, the sale of these additional shares is required in order for FT and DT to maintain their combined 20% voting interest in Sprint. The net proceeds are assumed to reduce the long-term debt of Sprint Spectrum Holdings.

G To reflect PCS Preferred Stock issued to the Cable Parents in exchange for funding provided between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock" in the Proxy Statement/Prospectus incorporated by reference into the accompanying Prospectus.

H To record the effects of the Recapitalization of Sprint's Existing Common Stock into one share of Series 1 FON Stock, par value $2.00 (350.3 million shares) and 1/2 share of Series 1 PCS Stock, par value $1.00 (175.1 million shares).

I To write off deferred financing costs associated with the assumed repayment of Sprint Spectrum Holdings debt with proceeds from the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring.

Pro Forma Statement of Income Adjustments

J To eliminate Sprint's equity in the losses of Sprint Spectrum Holdings and PhillieCo, historically accounted for by Sprint on the equity method of accounting ($681.3 million for the nine months ended September 30, 1998 and $656.1 million for the year ended December 31, 1997). The amortization of interest previously capitalized on Sprint's equity investment in Sprint Spectrum Holdings and PhillieCo has been reclassified to depreciation and amortization expense ($5.2 million for the nine months ended September 30, 1998 and $3.5 million for the year ended December 31, 1997).

K To reflect the amortization of the goodwill recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over 40 years. The goodwill associated with the acquisition of the remaining interests in Sprint Spectrum Holdings and PhillieCo is directly related to both the acquisition of the PCS licenses and the ongoing ability of the businesses to provide wireless telecommunications services using these licenses. The 40-year life for goodwill is consistent with the 40-year amortization period being used for the PCS licenses.

                              SPRINT CORPORATION

                         NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

L To reflect the amortization of the customer base recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over three years.

M To record a reduction in interest expense and amortization of deferred financing costs as a result of the assumed repayment of debt with the proceeds from the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring. The APC senior secured facilities, which had weighted-average interest rates of 7.89% for the nine months ended September 30, 1998 and 8.70% for the year ended December 31, 1997, are assumed to be repaid with these proceeds.

N To reduce interest expense resulting from the utilization of increased current tax benefits (related to the acquisition of the remaining interest in Sprint Spectrum Holdings and PhillieCo and the resulting consolidation of these entities). The increased current tax benefits are assumed to reduce Sprint's tax liability and Sprint's required borrowings. The computation of the current tax benefit is performed on a quarterly basis, and the resulting amount is applied to reduce the debt balance and, therefore, interest expense, from that date forward. Interest expense is computed using the weighted-average interest rate on the debt assumed to be repaid, or not incurred, as appropriate. Such debt would have amounted to $762.1 million and $375.3 million as of September 30, 1998 and December 31, 1997, respectively.

O To eliminate interest income recorded by Sprint and interest expense recorded by Sprint Spectrum Holdings related to Sprint's investment in Sprint Spectrum bonds.

P To reflect the amortization of the purchase price adjustment related to long-term debt (see Note A).

Q To record the income tax benefit, using the statutory income tax rate, relating to the consolidation of the remaining interests in Sprint Spectrum Holdings and PhillieCo.

R To record the impact on income taxes of pro forma adjustments L through P, using the statutory income tax rate.

S To reflect dividends at an assumed annual rate of 3% on PCS Preferred Stock issued to the Cable Parents. As of September 30, 1998, $240.0 million of funding by the Cable Parents between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998 was assumed to be exchanged for shares of PCS Preferred Stock. For a discussion of how the actual dividend rate will be determined, see "Description of Capital Stock-- Description of PCS Preferred Stock; Preferred Inter-Group Interest" in the Proxy Statement/Prospectus incorporated by reference into the accompanying Prospectus.

T The weighted average common shares outstanding for Sprint are eliminated in the Recapitalization.

U The weighted average common shares outstanding for the FON Group reflect the Recapitalization of Sprint's Existing Common Stock into shares of Series 1 FON Stock on a share for share basis, including the FON Stock attributes of the Class A common stock.

V  The weighted average common shares outstanding for the PCS Group reflect
   (1) the issuance of Series 2 PCS Stock to the Cable Parents in the PCS Restructuring (195.1 million shares), (2) the Recapitalization of Sprint's Existing Common Stock into 1/2 share of Series 1 PCS Stock, including the PCS Stock attributes of the Class A common stock (215.4 million shares for the nine months ended September 30, 1998 and 215.1 million shares for the year ended December 31, 1997) and (3) the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring (4.9 million shares).

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying combined balance sheets of the FON Group (as described in Note 2) as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint Corporation ("Sprint"). Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the FON Group at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 12 to the combined financial statements, the FON Group discontinued accounting for the operations of its local telecommunications division in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1995.

  As more fully discussed in Note 2, the combined financial statements of the FON Group should be read in connection with the audited consolidated financial statements of Sprint.

                                          Ernst & Young LLP

Kansas City, Missouri
February 3, 1998, except for Note 1,
as to which the date is May 26, 1998

                                   FON GROUP

                         COMBINED STATEMENTS OF INCOME

                                 (IN MILLIONS)

                              NINE MONTHS                YEAR ENDED
                          ENDED SEPTEMBER 30,           DECEMBER 31,
                          --------------------  -------------------------------
                            1998       1997       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------
                              (UNAUDITED)
NET OPERATING REVENUES..  $11,940.3  $11,024.9  $14,873.9  $13,887.5  $12,735.3
OPERATING EXPENSES
  Costs of services and
   products.............    5,691.3    5,523.7    7,451.0    6,912.9    6,504.9
  Selling, general and
   administrative.......    2,723.8    2,387.7    3,226.7    3,115.9    2,842.1
  Depreciation and
   amortization.........    1,427.3    1,265.2    1,726.3    1,591.0    1,466.4
  Restructuring costs...        --         --         --         --        87.6
                          ---------  ---------  ---------  ---------  ---------
    Total operating
     expenses...........    9,842.4    9,176.6   12,404.0   11,619.8   10,901.0
                          ---------  ---------  ---------  ---------  ---------
OPERATING INCOME........    2,097.9    1,848.3    2,469.9    2,267.7    1,834.3
Interest expense........     (185.6)    (133.3)    (187.2)    (196.7)    (260.7)
Equity in loss of Global
 One....................     (120.0)     (88.3)    (162.1)     (82.1)     (22.9)
Other income (expense),
 net....................       48.6       51.8      140.5      115.3      (38.9)
                          ---------  ---------  ---------  ---------  ---------
Income from continuing
 operations before
 income
 taxes..................    1,840.9    1,678.5    2,261.1    2,104.2    1,511.8
Income taxes............     (699.8)    (663.6)    (889.5)    (793.6)    (545.8)
                          ---------  ---------  ---------  ---------  ---------
INCOME FROM CONTINUING
 OPERATIONS.............    1,141.1    1,014.9    1,371.6    1,310.6      966.0
Discontinued operation,
 net....................        --         --         --        (2.6)      14.5
Extraordinary items,
 net....................       (4.4)       --         --        (4.5)    (565.3)
                          ---------  ---------  ---------  ---------  ---------
NET INCOME..............  $ 1,136.7  $ 1,014.9  $ 1,371.6  $ 1,303.5  $   415.2
                          =========  =========  =========  =========  =========



            See accompanying Notes to Combined Financial Statements.

                                   FON GROUP

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                              SEPTEMBER 30,    DECEMBER 31,
                                              ------------- -------------------
                                                  1998        1997      1996
                                              ------------- --------- ---------
                                               (UNAUDITED)
ASSETS
  Current assets
    Cash and equivalents.....................   $    47.7   $   101.7 $ 1,150.6
    Accounts receivable, net of allowance for
     doubtful accounts of $166.0 (unaudited),
     $146.7 and $117.4.......................     2,515.8     2,495.6   2,343.6
    Inventories..............................       349.9       352.0     305.3
    Prepaid expenses.........................       183.5       156.2     150.0
    Notes and other receivables..............       407.8       464.6     101.9
    Advance to the PCS Group.................       410.0         --        --
    Other....................................       206.4       199.6     181.5
                                                ---------   --------- ---------
      Total current assets...................     4,121.1     3,769.7   4,232.9
  Investments in equity securities...........       420.2       303.0     254.5
  Property, plant and equipment
    Long distance communications services....     9,133.0     8,245.5   7,467.8
    Local communications services............    14,817.2    14,011.5  13,368.7
    Other....................................       980.2       776.6     574.3
                                                ---------   --------- ---------
    Total property, plant and equipment......    24,930.4    23,033.6  21,410.8
    Less accumulated depreciation............    12,755.4    11,716.8  10,946.7
                                                ---------   --------- ---------
    Net property, plant and equipment........    12,175.0    11,316.8  10,464.1
  Investments in and advances to affiliates..       768.7       459.1     351.3
  Other assets...............................       884.6       643.1     263.8
                                                ---------   --------- ---------
      Total..................................   $18,369.6   $16,491.7 $15,566.6
                                                =========   ========= =========
LIABILITIES AND GROUP EQUITY
  Current liabilities
    Current maturities of long-term debt.....   $    38.1   $   131.0 $    99.1
    Short-term borrowings....................         --          --      200.0
    Accounts payable.........................     1,078.8     1,082.3   1,026.7
    Accrued interconnection costs............       564.7       672.7     709.0
    Accrued taxes............................       399.2       270.7     189.2
    Advance billings.........................       213.3       202.9     199.7
    Other....................................       794.6       659.6     770.6
                                                ---------   --------- ---------
      Total current liabilities..............     3,088.7     3,019.2   3,194.3
  Long-term debt.............................     4,651.6     3,748.6   2,974.8
  Deferred credits and other liabilities
    Deferred income taxes and investment tax
     credits.................................       724.4       767.2     774.7
    Postretirement and other benefit
     obligations.............................     1,067.4       947.4     919.7
    Other....................................       366.2       370.0     370.8
                                                ---------   --------- ---------
    Total deferred credits and other
     liabilities.............................     2,158.0     2,084.6   2,065.2
  Group equity...............................     8,471.3     7,639.3   7,332.3
                                                ---------   --------- ---------
      Total..................................   $18,369.6   $16,491.7 $15,566.6
                                                =========   ========= =========

            See accompanying Notes to Combined Financial Statements.

                                   FON GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                              NINE MONTHS
                          ENDED SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                          --------------------  -------------------------------
                            1998       1997       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------
                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $ 1,136.7  $ 1,014.9  $ 1,371.6  $ 1,303.5  $   415.2
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Equity in net losses
   of affiliates........      138.4       96.3      184.1       81.9        7.7
  Extraordinary items,
   net..................        1.1        --         --         4.9      565.3
  Depreciation and
   amortization.........    1,427.3    1,265.2    1,726.3    1,591.0    1,466.4
  Deferred income taxes
   and investment tax
   credits..............      (36.1)      26.0      (10.0)     (74.5)      (2.2)
  Net (gains) losses on
   sales of assets......        --         --       (93.2)       7.5        4.2
  Changes in assets and
   liabilities:
    Accounts receivable,
     net................      (20.2)     (92.9)    (127.0)    (982.1)    (135.4)
    Inventories and
     other current
     assets.............        1.9      (35.0)     (91.5)      15.7      (38.6)
    Accounts payable and
     other current
     liabilities........      107.1     (230.9)     (39.6)     362.0      178.1
    Noncurrent assets
     and liabilities,
     net................       32.9      (14.3)     (19.7)     (25.5)     123.0
    Other, net..........        2.3        3.7        5.8      (17.1)       6.4
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 continuing operations..    2,791.4    2,033.0    2,906.8    2,267.3    2,590.1
Net cash provided (used)
 by cellular division...        --         --         --        (0.1)     162.5
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 operating activities...    2,791.4    2,033.0    2,906.8    2,267.2    2,752.6
                          ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES
Capital expenditures....   (2,320.0)  (1,835.7)  (2,708.9)  (2,433.6)  (1,857.3)
Investments in and loans
 to Sprint Spectrum
 Holdings and PhillieCo.     (113.6)    (154.5)    (300.4)    (263.5)     (43.2)
Advance to the PCS
 Group..................     (410.0)       --         --         --         --
Equity transfer from
 (to) the PCS Group.....      124.6     (406.1)    (547.5)    (245.2)    (891.4)
Investments in and loans
 to other affiliates,
 net....................     (395.3)     (98.5)    (385.5)     (81.4)     (37.8)
Paranet acquisition.....        --      (375.0)    (375.0)       --         --
Proceeds from sales of
 assets.................        --         --       292.3        2.1        6.7
Other, net..............      (14.0)      33.8       (2.3)      42.4      (17.1)
                          ---------  ---------  ---------  ---------  ---------
Net cash used by
 continuing operations..   (3,128.3)  (2,836.0)  (4,027.3)  (2,979.2)  (2,840.1)
Repayment by cellular
 division of
 intercompany advances..        --         --         --     1,400.0        --
Net cash used by
 cellular division......        --         --         --      (140.7)    (324.6)
                          ---------  ---------  ---------  ---------  ---------
Net cash used by
 investing activities...   (3,128.3)  (2,836.0)  (4,027.3)  (1,719.9)  (3,164.7)
                          ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES
Payments on long-term
 debt...................     (239.3)    (110.6)    (135.0)    (433.1)    (630.0)
Proceeds from long-term
 debt...................      945.6      194.7      866.5        9.4      260.7
Net change in short-term
 borrowings.............        --         --      (200.0)  (1,986.8)   1,109.5
Dividends...............     (291.6)    (274.5)    (430.0)    (419.6)    (351.5)
Other net change in
 group equity...........     (235.4)    (128.8)    (144.5)   3,254.1        --
Other, net..............      103.6       81.0      114.6       55.1       33.9
                          ---------  ---------  ---------  ---------  ---------
Net cash provided (used)
 by financing
 activities.............      282.9     (238.2)      71.6      479.1      422.6
                          ---------  ---------  ---------  ---------  ---------
INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS...      (54.0)  (1,041.2)  (1,048.9)   1,026.4       10.5
CASH AND EQUIVALENTS AT
 BEGINNING OF PERIOD....      101.7    1,150.6    1,150.6      124.2      113.7
                          ---------  ---------  ---------  ---------  ---------
CASH AND EQUIVALENTS AT
 END OF PERIOD..........  $    47.7  $   109.4  $   101.7  $ 1,150.6  $   124.2
                          =========  =========  =========  =========  =========

            See accompanying Notes to Combined Financial Statements.

                                   FON GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. RESTRUCTURING AND RECAPITALIZATION PLANS

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Combination and Presentation

  The Combined Financial Statements of the FON Group together with the Combined Financial Statements of the PCS Group (the "Groups") comprise all of the accounts included in the corresponding Consolidated Financial Statements of Sprint. The entities which comprise the FON Group are commonly controlled companies. Investments in entities in which the FON Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 3). The separate Group financial statements give effect to the accounting policies that will be applicable upon implementation of the PCS Restructuring. The separate Groups' Combined Financial Statements have been prepared on a basis that management believes to be reasonable and appropriate and include: (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise each of the Groups with all significant intragroup amounts and transactions eliminated and
(ii) in the case of the FON Group Combined Financial Statements, corporate assets and liabilities and related transactions of Sprint. Transactions between the FON Group and the PCS Group have not been eliminated.

  The Combined Financial Statements of the FON Group provide holders of FON Stock with financial information regarding the underlying businesses of the FON Group. Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the FON Group and the PCS Group for the purpose of preparing the respective financial statements of such Groups, investors in FON Stock and PCS Stock are stockholders of Sprint and are subject to risks associated with an investment in a single company and all of Sprint's businesses, assets and liabilities. Sprint retains all beneficial ownership and control of the assets and operations of the FON Group and, after the PCS Restructuring, the PCS Group (subject to a minority interest). Financial effects arising from either Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other Group or market price of the class of common stock relating to the other Group. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock or PCS Stock, will reduce the funds of Sprint legally available for payment of dividends on both the FON Stock and the PCS Stock. Accordingly, the FON Group Combined Financial Statements should be read in conjunction with Sprint's Consolidated Financial Statements and the PCS Group Combined Financial Statements.

                                   FON GROUP

  The FON Group Combined Financial Statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim combined financial position, results of operations and cash flows of the FON Group.

  The FON Group applied Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," to its financial statements until December 1995. Under SFAS 71, revenues and related net income resulting from transactions between the FON Group's nonregulated operations and its regulated local exchange carriers were not eliminated from the combined financial statements. Revenues from these intragroup transactions were $262 million in 1995. All other significant intragroup transactions have been eliminated.

 Classification of Operations

  The long distance division provides domestic and international voice, video and data communications services. The division offers its services to the public subject to varying levels of state and federal regulation, but rates are generally not subject to rate-base regulation.

  The local telecommunications division consists of regulated telephone companies. These operations provide local exchange services, access by telephone customers and other carriers to local exchange facilities, sales of telecommunications equipment and long distance services within specified geographical areas.

  The product distribution and directory publishing division provides wholesale distribution services of telecommunications products, and publishes and markets white and yellow page telephone directories.

  Emerging businesses consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

 Revenue Recognition

  The FON Group recognizes operating revenues as services are rendered or as products are delivered to customers. The FON Group records operating revenues net of an estimate for uncollectible accounts.

 Earnings Per Share

  Historical earnings per share are omitted from the combined statements of income because the FON Stock was not part of the capital structure of Sprint for the periods presented. See the Sprint Consolidated Financial Statements for information regarding earnings per share based on Sprint's existing capital structure. Following implementation of the PCS Restructuring and the Recapitalization, the method of calculating earnings per share for the FON Group will reflect the terms of the proposed amendments to Sprint's articles. Earnings per share will be computed by dividing the net income of the FON Group by the weighted average number of shares of FON Stock and dilutive securities, such as convertible preferred stock and options, outstanding during the applicable period.

 Cash and Equivalents

  Cash equivalents generally include highly liquid investments with original maturities of three months or less. They are stated at cost, which approximates market value. Sprint uses controlled disbursement banking arrangements as part of its cash management program. Outstanding checks in excess of cash balances, which

                                   FON GROUP
were included in accounts payable, totaled $225 million at December 31, 1997 and $127 million at December 31, 1996. The FON Group had sufficient funds available to fund these outstanding checks when they were presented for payment.

 Investments in Debt and Equity Securities

  Investments in debt and equity securities are classified as available for sale and reported at fair value (estimated based on quoted market prices). Gross unrealized holding gains and losses are reflected as adjustments to "Group equity," net of related income taxes.

 Inventories

  Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred.

 Depreciation

  The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives. Prior to the FON Group's discontinued use of SFAS 71 at December 31, 1995, the cost of property, plant and equipment for the local division had been generally depreciated on a straight-line basis over lives prescribed by regulatory commissions.

 Income Taxes

  The operations of the FON Group are included in the consolidated federal income tax return of Sprint. Federal income tax is calculated by the FON Group as if it had filed a separate return. The FON Group's state income tax is computed using methodology consistent with that used to compute federal income tax.

  The FON Group records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes.

  Investment tax credits related to regulated telephone property, plant and equipment have been deferred and are being amortized over the estimated useful lives of the related assets.

 Capitalized Interest

  The FON Group capitalized interest costs related to constructing capital assets of $23 million for year-end 1997, $8 million for year-end 1996, and $14 million for year-end 1995.

  The FON Group also capitalized interest costs related to Sprint's investments in Sprint Spectrum Holdings and PhillieCo. The FON Group stopped capitalizing this interest in July 1997 because Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies. The capitalized interest on the investments in Sprint Spectrum Holdings and PhillieCo, totaling $46 million, $96 million and $43 million for the years ended December 31, 1997, 1996 and 1995, respectively, was contributed to and is being amortized by the PCS Group.

  In addition, Sprint capitalized interest costs related to the buildout of the SprintCom network. This capitalized interest totaled $24 million in 1997 and was contributed to and will be amortized by the PCS Group.

                                   FON GROUP

3. INVESTMENTS

INVESTMENTS IN EQUITY SECURITIES

  The cost of investments in equity securities was $105 million at year-end 1997 and 1996. Gross unrealized holding gains were $198 million at December 31, 1997 and $149 million at year-end 1996.

INVESTMENTS IN AND ADVANCES TO AFFILIATES

  Sprint is a partner in Global One, a joint venture with France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT") formed to provide seamless global telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany), and is a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe. At year-end 1997, Sprint's share of underlying equity in Global One's net assets exceeded the carrying value of Sprint's investment in Global One by $158 million. This difference is being amortized through January 2001.

  Combined, summarized financial information (100% basis) of Global One and all other entities accounted for using the equity method by the FON Group is as follows (in millions):

                                     NINE MONTHS
                                   ENDED SEPTEMBER    AT OR FOR THE YEAR ENDED
                                         30,                DECEMBER 31,
                                  ------------------  --------------------------
                                    1998      1997      1997      1996     1995
                                  --------  --------  --------  --------  ------
                                     (UNAUDITED)
Results of operations
  Net operating revenues......... $1,680.6  $1,535.4  $1,937.6  $1,723.7  $779.5
                                  ========  ========  ========  ========  ======
  Operating loss................. $ (375.9) $ (473.1) $ (782.5) $ (436.4) $  8.6
                                  ========  ========  ========  ========  ======
  Net loss....................... $ (495.4) $ (494.4) $ (826.3) $ (399.7) $ 22.1
                                  ========  ========  ========  ========  ======
Financial position
  Current assets.................                     $1,913.6  $  958.9
  Noncurrent assets..............                      4,221.0   2,737.5
                                                      --------  --------
    Total........................                     $6,134.6  $3,696.4
                                                      ========  ========
  Current liabilities............                     $1,965.7  $  714.3
  Noncurrent liabilities.........                      2,105.8     629.6
  Owners' equity.................                      2,063.1   2,352.5
                                                      --------  --------
    Total........................                     $6,134.6  $3,696.4
                                                      ========  ========

  The FON Group's investment in Global One, including advances, totaled $93 and $38 million at year-end 1997 and 1996, respectively.

4. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

  Substantially all Sprint employees are covered by a noncontributory defined benefit pension plan. Benefits for plan participants represented by collective bargaining units are based on negotiated schedules of defined amounts. For participants not covered by collective bargaining agreements, the plan provides pension benefits based on years of service and participants' compensation.

  Sprint's policy is to make annual plan contributions equal to an actuarially determined amount consistent with applicable federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants' working lives so benefits are fully funded at retirement. At December 31, 1997, the plan's assets consisted mainly of investments in corporate equity securities and U.S. government and corporate debt securities.

                                   FON GROUP

  The net pension cost (credit) consists of the following for the FON Group:

                                                      1997     1996     1995
                                                     -------  -------  -------
                                                          (IN MILLIONS)
Service cost--benefits earned during the period..... $  61.7  $  65.4  $  51.8
Interest cost on projected benefit obligation.......   148.9    138.5    129.7
Actual return on plan assets........................  (448.5)  (353.0)  (472.1)
Net amortization and deferral.......................   240.0    159.4    287.9
                                                     -------  -------  -------
Net pension cost (credit)........................... $   2.1  $  10.3  $  (2.7)
                                                     =======  =======  =======
Discount rate.......................................    7.75%    7.25%    8.50%
Expected long-term rate of return on plan assets....    9.50%    9.50%    9.50%
Anticipated composite rate of future compensation
 increases..........................................    4.75%    4.25%    5.00%

  At December 31, the funded status and amounts recognized in the FON Group Combined Balance Sheets for the plan were as follows:

                                                            1997       1996
                                                          ---------  ---------
                                                             (IN MILLIONS)
Actuarial present value of benefit obligations
  Vested benefit obligation.............................. $(1,966.7) $(1,713.6)
                                                          =========  =========
  Accumulated benefit obligation......................... $(2,129.6) $(1,864.1)
                                                          =========  =========
Projected benefit obligation............................. $(2,240.9) $(1,967.0)
Plan assets at fair value................................   2,929.4    2,584.2
                                                          ---------  ---------
Plan assets in excess of the projected benefit
 obligation..............................................     688.5      617.2
Unrecognized net gains...................................    (585.2)    (481.8)
Unrecognized prior service cost..........................     105.4      100.4
Unamortized transition asset.............................    (122.1)    (147.1)
                                                          ---------  ---------
Prepaid pension cost..................................... $    86.6  $    88.7
                                                          =========  =========
Discount rate............................................      7.25%      7.75%
Anticipated composite rate of future compensation
 increases...............................................      4.25%      4.75%

DEFINED CONTRIBUTION PLANS

  Sprint sponsors defined contribution employee savings plans covering substantially all employees. Participants may contribute portions of their pay to the plans. For employees represented by collective bargaining units, Sprint matches contributions based on negotiated amounts. Sprint also matches contributions of employees not covered by collective bargaining agreements. For those participants, Sprint matches their contributions in Sprint common stock. The matching is equal to 50% of participants' contributions up to 6% of their pay. In addition, Sprint may, at the discretion of the Board of Directors, provide matching contributions based on the performance of Sprint common stock compared to other telecommunications companies' stock. The FON Group's matching contributions were $54 million in 1997, $56 million in 1996 and $51 million in 1995. At December 31, 1997, the plans held 20 million Sprint common shares.

POSTRETIREMENT BENEFITS

  Sprint provides postretirement benefits (principally medical benefits) to substantially all employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. The FON Group funds the accrued costs as benefits are paid.

                                   FON GROUP

  The net postretirement benefits cost consists of the following for the FON
Group:

                                                          1997    1996   1995
                                                         ------  ------  -----
                                                            (IN MILLIONS)
Service cost--benefits earned during the year........... $ 20.8  $ 21.7  $22.2
Interest on accumulated postretirement benefit
 obligation.............................................   52.3    49.9   58.7
Net amortization and deferral...........................  (19.4)  (13.7)  (9.4)
                                                         ------  ------  -----
Net postretirement benefits cost........................ $ 53.7  $ 57.9  $71.5
                                                         ======  ======  =====
Discount rate...........................................   7.75%   7.25%  8.50%

  For measurement purposes, the assumed 1997 weighted average annual health care cost trend rate was 9%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 net postretirement benefits cost by an estimated $12 million.

  Amounts included in the FON Group Combined Balance Sheets at year-end are as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
Accumulated postretirement benefit obligation
  Retirees...................................................... $328.3  $277.9
  Active plan participants--
    Fully eligible..............................................  145.2   127.6
    Other.......................................................  269.9   320.7
                                                                 ------  ------
                                                                  743.4   726.2
Unrecognized prior service benefit..............................    5.4     5.7
Unrecognized net gains..........................................  190.0   178.7
                                                                 ------  ------
Accrued postretirement benefits cost............................ $938.8  $910.6
                                                                 ======  ======
Discount rate...................................................   7.25%   7.75%

  The assumed 1998 annual health care cost trend rate was 8.5%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 accumulated postretirement benefit obligation by an estimated $61 million.

5. INCOME TAXES

  Income tax expense allocated to continuing operations consists of the following:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Current income tax expense
  Federal............................................... $800.0  $778.2  $453.7
  State.................................................   99.5    89.9    94.3
                                                         ------  ------  ------
Total current...........................................  899.5   868.1   548.0
                                                         ------  ------  ------
Deferred income tax expense (benefit)
  Federal...............................................  (12.7)  (81.6)   40.1
  State.................................................    6.5    18.7   (25.8)
Amortization of deferred investment tax credits.........   (3.8)  (11.6)  (16.5)
                                                         ------  ------  ------
Total deferred..........................................  (10.0)  (74.5)   (2.2)
                                                         ------  ------  ------
Total................................................... $889.5  $793.6  $545.8
                                                         ======  ======  ======

                                   FON GROUP

  The differences that cause the effective income tax rate to vary from the statutory federal rate of 35% were as follows:

                                                       1997     1996     1995
                                                      -------  -------  -------
                                                           (IN MILLIONS)
Income tax expense at the statutory rate............  $ 791.4  $ 736.5  $ 529.1
Less investment tax credits included in income......      3.8     11.6     16.5
                                                      -------  -------  -------
Expected federal income tax expense after investment
 tax credits........................................    787.6    724.9    512.6
Effect of
  State income taxes, net of federal income tax
   effect...........................................     68.9     70.6     44.6
  Equity in losses of foreign joint ventures........     36.4      8.6      --
  Other, net........................................     (3.4)   (10.5)   (11.4)
                                                      -------  -------  -------
Income tax expense, including investment tax
 credits............................................  $ 889.5  $ 793.6  $ 545.8
                                                      =======  =======  =======
Effective income tax rate...........................     39.3%    37.7%    36.1%
                                                      =======  =======  =======

  Income tax expense (benefit) allocated to other items was as follows:

                           1997    1996    1995
                          ------  ------  -------
                              (IN MILLIONS)
Discontinued operation..  $  --   $  7.0  $  31.2
Extraordinary items.....     --     (2.9)  (437.4)
Unrealized holding gains
 on investments(1)......     4.4     1.7     30.7
Stock ownership,
 purchase and options
 arrangements(1)........   (26.2)  (14.1)    (7.5)

--------
(1) These amounts have been recorded directly to "Group equity."

  The FON Group recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at December 31, 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 DEFERRED      1996 DEFERRED
                                               INCOME TAX         INCOME TAX
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
                                                       (IN MILLIONS)
Property, plant and equipment............. $  --   $1,278.0   $  --   $1,275.8
Postretirement and other benefits.........  376.1       --     360.3       --
Reserves and allowances...................  103.1       --     113.4       --
Unrealized holding gains on investments...    --       61.7      --       57.3
Other, net................................  153.8       --     152.7       --
                                           ------  --------   ------  --------
                                            633.0   1,339.7    626.4   1,333.1
Less valuation allowance..................   11.8       --      13.7       --
                                           ------  --------   ------  --------
  Total................................... $621.2  $1,339.7   $612.7  $1,333.1
                                           ======  ========   ======  ========

  The valuation allowance related to deferred income tax assets decreased $2 million in 1997 and $4 million in 1996 and 1995.

  Management believes it is more likely than not that these deferred income tax assets, net of the allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law

                                   FON GROUP
changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

  At December 31, 1997, the FON Group had available for income tax purposes $4 million of state alternative minimum tax credit carryforwards to offset state income tax payable in future years. In addition, the FON Group had tax benefits of $12 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 1998 through 2012.

6. BORROWINGS

  All of Sprint's borrowings have been allocated to the FON Group and are reflected on the FON Group Combined Balance Sheets.

LONG-TERM DEBT

  Sprint's long-term debt at year-end was as follows:

                                                  MATURING     1997      1996
                                                ------------ --------  --------
                                                               (IN MILLIONS)
Corporate
  Senior notes
    8.1% to 9.8%............................... 1998 to 2002 $  475.3  $  475.3
    9.5%....................................... 2003 to 2007    200.0     200.0
  Debentures
    9.0% to 9.3%............................... 2019 to 2022    350.0     350.0
  Notes payable and commercial paper...........      --         866.5       --
  Other
    5.4% to 8.9%(1)............................ 1998 to 2006    237.5     194.9
Long Distance Division
  Vendor financing agreements
    7.4% to 8.9%............................... 1997 to 1999     23.8      44.8
  Other
    6.2% to 8.4%............................... 1997 to 2007     16.5      23.1
Local Telecommunications Division
  First mortgage bonds
    2.0% to 7.8%............................... 1997 to 2002    452.3     487.0
    4.0% to 7.8%............................... 2003 to 2007    346.0     346.8
    6.9% to 9.8%............................... 2008 to 2012    116.7     116.7
    6.9% to 8.8%............................... 2013 to 2017    169.6     169.8
    8.8% to 9.9%............................... 2018 to 2022    244.9     245.7
    7.1% to 8.4%............................... 2023 to 2027    145.0     145.0
  Debentures and notes
    5.8% to 9.6%............................... 1998 to 2020    237.0     275.3
  Other
    2.0% to 9.8%............................... 1998 to 2006      4.6       6.2
Unamortized debt discount......................                  (6.1)     (6.7)
                                                             --------  --------
                                                              3,879.6   3,073.9
Less current maturities........................                 131.0      99.1
                                                             --------  --------
Long-term debt.................................              $3,748.6  $2,974.8
                                                             ========  ========

--------
(1) Notes may be exchanged at maturity for Southern New England Telecommunications Corporation ("SNET") common shares owned by Sprint, or for cash. Based on SNET's closing market price, had the notes matured at December 31, 1997, they could have been exchanged for 3.8 million SNET shares. At December 31, 1997, Sprint held 4.2 million SNET shares, which have been included in "Investments in equity securities" on the FON Group Combined Balance Sheets.

                                   FON GROUP

  Sprint's long-term debt maturities, excluding reclassified short-term borrowings, during each of the next five years are as follows (in millions):

             1998.............................. $131.0
             1999..............................   33.4
             2000..............................  693.3
             2001..............................   40.8
             2002..............................  354.5

  Property, plant and equipment with a total cost of $12.9 billion is either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

  During 1996, Sprint redeemed, prior to scheduled maturities, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million after-tax extraordinary loss that was reflected on the FON Group Combined Statements of Income.

SHORT-TERM BORROWINGS

  At December 31, 1997, Sprint had borrowed $618 million of bank notes payable and $249 million of commercial paper. Though these borrowings are renewable at various dates throughout the year, they have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings. Commercial paper and certain bank notes payable are supported by Sprint's revolving credit facility with a syndicate of domestic and international banks. Other notes payable relate to a separate revolving credit facility that Sprint executed with a bank in 1997. At December 31, 1997, Sprint's unused lines of credit totaled $1.1 billion.

  Sprint's bank notes outstanding at December 31, 1997 and 1996 had weighted average interest rates of 6.1% and 5.9%, respectively. At December 31, 1997, the weighted average interest rate of commercial paper was 6.8%.

OTHER

  Sprint was in compliance with all restrictive or financial covenants relating to its debt arrangements at December 31, 1997.

7. FON GROUP EQUITY

  Following is a reconciliation of the FON Group's equity (in millions):

                                NINE MONTHS              YEAR ENDED
                              ENDED SEPTEMBER
                                    30,                 DECEMBER 31,
                             ------------------  -----------------------------
                               1998      1997      1997       1996      1995
                             --------  --------  ---------  --------  --------
                                (UNAUDITED)
Balance at beginning of
 period..................... $7,639.3  $7,332.3  $ 7,332.3  $3,676.8  $4,473.7
  Net income................  1,136.7   1,014.9    1,371.6   1,303.5     415.2
  Dividends.................   (323.3)   (323.2)    (429.5)   (421.0)   (348.9)
  Equity issuances..........    137.1      49.1       65.0   3,764.0      21.0
  Equity repurchases........   (260.2)   (128.8)    (144.5)   (407.2)      --
  Spinoff of cellular
   division (Cellular)......      --        --         --     (260.2)      --
  Other, net................     58.6      40.7       61.8      17.9      50.4
  Contributions to the PCS
   Group....................   (268.5)   (804.3)  (1,052.1)   (478.3)   (954.1)
  Equity transfer from the
   PCS Group................    351.6     351.9      434.7     136.8      19.5
                             --------  --------  ---------  --------  --------
Balance at end of period.... $8,471.3  $7,532.6  $ 7,639.3  $7,332.3  $3,676.8
                             ========  ========  =========  ========  ========

                                   FON GROUP

8. STOCK-BASED COMPENSATION

  Since the FON Stock was not part of the capital structure of Sprint for the periods presented, there were no stock options outstanding. See the Sprint Consolidated Financial Statements and Notes thereto set forth in Annex I for information regarding stock incentive plans.

9. COMMITMENTS AND CONTINGENCIES

LITIGATION, CLAIMS AND ASSESSMENTS

  The holders of FON Stock will be shareholders of Sprint and will continue to be subject to all of the risks associated with an investment in Sprint, including any legal proceedings and claims affecting the PCS Group.

  In December 1996, an arbitration panel entered a $61 million award in favor of Network 2000 Communications Corporation ("Network 2000") on its breach of contract claim against Sprint. The arbitrators directed Sprint to pay one-half of this award to Network 2000. The remainder was directed to be paid to the Missouri state court in which a proposed class action by Network 2000's independent marketing representatives against Network 2000 and Sprint is pending.

  Sprint filed an action in federal district court seeking to have the arbitration panel's award struck down, modified, or corrected, and asking the court to enter an order regarding the distribution of the award. In April 1997, the court denied Sprint's request that the arbitration award be struck down and granted Network 2000's request that the award be confirmed.

  In June 1997, the FON Group recorded an additional $20 million charge in connection with the settlement of both the class action lawsuit against Sprint and Network 2000 and the related claims of Network 2000 against Sprint. In June 1998, the court approved the class action settlement; however, a number of potential class members have decided not to participate in the settlement and another group of potential class members have appealed from the order approving the class action settlement.

  Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on the FON Group Combined Financial Statements.

OPERATING LEASES

  Minimum rental commitments at year-end 1997 for all noncancelable operating leases, consisting mainly of leases for data processing equipment and real estate, are as follows (in millions):

             1998.............................. $305.2
             1999..............................  263.1
             2000..............................  160.8
             2001..............................  105.7
             2002..............................   89.1
             Thereafter........................  238.6

  Gross rental expense totaled $406 million in 1997, $401 million in 1996 and $402 million in 1995. Rental commitments for subleases, contingent rentals and executory costs were not significant.

10. FINANCIAL INSTRUMENTS

  All of Sprint's financial instruments have been allocated to the FON Group, the carrying amounts of which are reflected on the FON Group Combined Balance Sheets.

                                   FON GROUP

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The FON Group estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. As a result, the following estimates do not necessarily represent the values the FON Group could realize in a current market exchange. Although management is not aware of any factors that would affect the estimated fair values presented at year-end 1997, those amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, estimates of fair value after year-end 1997 may differ significantly from the amounts presented below. The carrying amounts and estimated fair values of the FON Group's financial instruments at December 31 were as follows:

                                              1997                 1996
                                       -------------------- --------------------
                                       CARRYING  ESTIMATED  CARRYING  ESTIMATED
                                        AMOUNT   FAIR VALUE  AMOUNT   FAIR VALUE
                                       --------  ---------- --------  ----------
                                                    (IN MILLIONS)
Financial assets
  Cash and equivalents................ $ 101.7    $ 101.7   $1,150.6   $1,150.6
  Investment in affiliate debt
   securities.........................   142.4      142.4      122.5      122.5
  Investments in equity securities....   303.0      303.0      254.5      254.5
Financial liabilities
  Short-term borrowings...............     --         --       200.0      200.0
  Long-term debt
    Corporate......................... 2,129.3    2,301.8    1,220.2    1,348.9
    Long distance division............    40.3       41.7       67.9       69.0
    Local telecommunications division. 1,710.0    1,812.3    1,785.8    1,846.9
Other financial instruments
  Interest rate swap agreements.......     --         0.3        --         0.2
  Foreign currency contracts..........    (0.6)      (0.6)      (0.5)      (0.5)

  The carrying values of the FON Group's cash and equivalents approximate fair value at year-end 1997 and 1996. The estimated fair value of the FON Group's investments in debt and equity securities is based on quoted market prices. The estimated fair value of the FON Group's long-term debt is based on quoted market prices for publicly traded issues. The estimated fair value of all other issues is based on the present value of estimated future cash flows using a discount rate based on the risks involved. The estimated fair value of interest rate swap agreements is the amount the FON Group would receive to terminate the swap agreements at year-end 1997 and 1996, taking into account the then-current interest rates. The estimated fair value of foreign currency contracts is the replacement cost of the contracts at year-end 1997 and 1996, taking into account the then-current foreign currency exchange rates.

CONCENTRATIONS OF CREDIT RISK

  The FON Group's accounts receivable are not subject to any concentration of credit risk. The FON Group controls credit risk of its interest rate swap agreements and foreign currency contracts through credit approvals, dollar exposure limits and internal monitoring procedures. In the event of nonperformance by the counterparties, the FON Group's accounting loss would be limited to the net amount it would be entitled to receive under the terms of the applicable interest rate swap agreement or foreign currency contract. However, the FON Group does not anticipate nonperformance by any of the counterparties related to these agreements.

INTEREST RATE SWAP AGREEMENTS

  The FON Group uses interest rate swap agreements as part of its interest rate risk management program. Net interest paid or received related to these agreements is recorded using the accrual method and is recorded as

                                   FON GROUP
an adjustment to interest expense. The FON Group had interest rate swap agreements with notional amounts of $150 and $350 million outstanding at year-end 1997 and 1996, respectively. Net interest expense (income) related to interest rate swap agreements included on the FON Group's Combined Statements of Income was $(200,000) in 1997, $2 million in 1996 and $(400,000) in 1995.
There were no deferred gains or losses related to any terminated interest rate swap agreements at year-end 1997, 1996 or 1995.

FOREIGN CURRENCY CONTRACTS

  As part of its foreign currency exchange risk management program, the FON Group purchases and sells over-the-counter forward contracts and options in various foreign currencies. The FON Group had outstanding $29 and $46 million of open forward contracts to buy various foreign currencies at year-end 1997 and 1996, respectively. The FON Group had $14 and $3 million of outstanding open purchase option contracts to call various foreign currencies at year-end 1997 and 1996, respectively. The premium paid for an option is expensed as incurred. The fair value of an option is recorded as an asset at the end of each period. The forward contracts and options open at year-end 1997 and 1996 all had original maturities of six months or less. The net gain or loss recorded to reflect the fair value of these contracts is recorded in the period incurred. Total net losses of $40,000 in 1997, $400,000 in 1996 and $1 million in 1995 related to foreign currency transactions and contracts were recorded and included on the FON Group Combined Statements of Income.

11. PARANET ACQUISITION

  On September 30, 1997, Sprint paid $375 million to purchase the net assets of Houston-based Paranet, Inc., a provider of integration, management and support services for computer networks. Sprint could pay up to an additional $70 million if Sprint Paranet meets certain financial targets through 1998.

  The transaction was accounted for using the purchase method of accounting. As a result, the FON Group's combined financial statements reflect Sprint Paranet's results of operations beginning in October 1997.

  The excess of the purchase price over the tangible net assets acquired was $357 million. This excess was allocated to noncompete agreements and goodwill, and will be amortized on a straight-line basis over four to 10 years.

12. ADOPTION OF ACCOUNTING PRINCIPLES FOR A COMPETITIVE MARKETPLACE

  At year-end 1995, the FON Group determined that its local telecommunications division no longer met the criteria necessary for the continued use of SFAS
71. As a result, 1995 operating results included a noncash, extraordinary charge of $565 million, net of income tax benefits of $437 million. The decision to discontinue using SFAS 71 was based on changes in the regulatory framework and the convergence of competition in the telecommunications industry.

  The 1995 extraordinary charge recognized when the FON Group discontinued using SFAS 71 consisted of the following:

                                                              PRETAX   AFTER-TAX
                                                             --------  ---------
                                                               (IN MILLIONS)
      Increase in accumulated depreciation.................. $  979.1   $607.9
      Recognition of switch software asset..................    (99.5)   (61.7)
      Elimination of other net regulatory asset.............    123.1     76.3
                                                             --------   ------
        Total............................................... $1,002.7    622.5
                                                             ========
      Tax-related net regulatory liabilities................             (43.9)
      Accelerated amortization of investment tax credits....             (13.3)
                                                                        ------
        Extraordinary charge................................            $565.3
                                                                        ======

                                   FON GROUP

13. SPINOFF OF CELLULAR DIVISION

  In March 1996, Sprint completed the tax-free spinoff of Cellular to Sprint common stockholders (the "Spinoff"). To complete the Spinoff, Sprint distributed all Cellular common shares at a rate of one share for every three Sprint common shares held. In addition, Cellular repaid $1.4 billion of its intercompany debt owed to Sprint. Sprint also contributed to Cellular's equity capital $185 million of debt owed by Cellular in excess of the amount repaid.

  Cellular's net operating results, as summarized below, were separately classified as a discontinued operation in the FON Group Combined Statements of Income. Interest expense was allocated to Cellular based on the assumed repayment of intercompany debt to Sprint by Cellular. The operating expenses as presented below do not include Cellular's share of Sprint's general corporate overhead expenses. These expenses, totaling $2 million in 1996 and $13 million in 1995, were reallocated to Sprint's other operating segments.

                                                                1996(1)   1995
                                                                -------  ------
                                                                (IN MILLIONS)
Net operating revenues......................................... $190.2   $834.4
Operating expenses.............................................  156.0    675.6
                                                                ------   ------
Operating income...............................................   34.2    158.8
Interest expense...............................................  (21.5)  (124.0)
Other income (expense), net....................................   (8.3)    10.9
                                                                ------   ------
Income before income taxes.....................................    4.4     45.7
Income taxes...................................................   (7.0)   (31.2)
                                                                ------   ------
Income (Loss) from cellular division........................... $ (2.6)  $ 14.5
                                                                ======   ======

--------
(1) 1996 reflects Cellular's operating results only through the date of the Spinoff.

14. ADDITIONAL FINANCIAL INFORMATION

SEGMENT INFORMATION

  The FON Group operates in four industry segments: the long distance division, the local telecommunications division, the product distribution and directory publishing division and emerging businesses. Sprint's corporate assets mainly include investments and loans to affiliates, cash and temporary investments and general corporate assets. In 1995, corporate assets also included the net assets of the discontinued cellular division. The long distance division provides domestic and international voice, video and data communications services. The local telecommunications division provides local exchange services, access to Sprint's local exchange facilities, sales of telecommunications equipment and long distance within specified geographical areas. The product distribution and directory publishing division provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page telephone directories. Emerging businesses consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

                                   FON GROUP

  Industry segment financial information follows:

                                                         PRODUCT
                                                       DISTRIBUTION
                            LONG          LOCAL        & DIRECTORY
                          DISTANCE  TELECOMMUNICATIONS  PUBLISHING   EMERGING            INTERSEGMENT TOTAL FON
                          DIVISION       DIVISION        DIVISION   BUSINESSES CORPORATE ELIMINATIONS   GROUP
                          --------  ------------------ ------------ ---------- --------- ------------ ---------
                                                             (IN MILLIONS)
1997
 Net operating
  revenues(1)...........  $8,954.8       $5,290.2        $1,454.3     $ 57.4    $   --     $(882.8)   $14,873.9
 Depreciation and
  amortization..........     716.7          934.1             8.2       23.3       44.0        --       1,726.3
 Operating expenses.....   7,857.3        3,896.2         1,274.4      221.9        --      (845.8)    12,404.0
 Operating income
  (loss)................   1,097.5        1,394.0           179.9     (164.5)       --       (37.0)     2,469.9
 Operating margin.......      12.3%          26.4%           12.4%       --         --         --          16.6%
 Capital expenditures...   1,218.1        1,258.4            10.5       79.6      142.3        --       2,708.9
 Identifiable assets....   6,464.6        7,609.7           519.0      585.9    1,312.5        --      16,491.7
1996
 Net operating
  revenues(2)...........  $8,302.1       $5,126.8        $1,225.4     $  0.5    $   --     $(767.3)   $13,887.5
 Depreciation and
  amortization..........     633.3          909.1             7.2        0.5       40.9        --       1,591.0
 Operating expenses.....   7,378.1        3,789.8         1,123.8       63.8        --      (735.7)    11,619.8
 Operating income
  (loss)................     924.0        1,337.0           101.6      (63.3)       --       (31.6)     2,267.7
 Operating margin.......      11.1%          26.1%            8.3%       --         --         --          16.3%
 Capital expenditures...   1,133.7        1,142.6             9.4       49.9       98.0        --       2,433.6
 Identifiable assets....   5,997.7        7,425.4           446.1       54.3    1,643.1        --      15,566.6
1995
 Net operating
  revenues(3)...........  $7,277.4       $4,690.0        $1,147.6     $  --         --     $(379.7)   $12,735.3
 Depreciation and
  amortization..........     581.6          835.6             7.4        --        41.8        --       1,466.4
 Operating expenses.....   6,570.6        3,649.2         1,060.9        --         --      (379.7)    10,901.0
 Operating income.......     706.8        1,040.8            86.7        --         --         --       1,834.3
 Operating margin.......       9.7%          22.2%            7.6%       --         --         --          14.4%
 Capital expenditures...     861.7          950.8             7.8        --        37.0        --       1,857.3
 Identifiable assets....   4,799.0        6,962.0           395.4        --     1,944.2        --      14,100.6

(1) Includes intercompany revenues eliminated in consolidation in 1997 of $3.3 million, $309.0 million and $570.5 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(2) Includes intercompany revenues eliminated in consolidation in 1996 of $30.9 million, $410.5 million and $325.9 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(3) Includes intercompany revenues eliminated in consolidation in 1995 of $38.9 million, $266.4 million and $336.8 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively. Also included in 1995 were intercompany revenues of $262.4 million not eliminated under SFAS 71.
  Operating income (loss) represents sales and other revenues less operating expenses, and excludes interest expense, equity in losses of unconsolidated ventures, other income (expense) and income taxes.

  Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. The main effect of the pricing change was to reduce "net operating revenues" of the local telecommunications division and reduce "operating expenses" of the product distribution and directory publishing division. Had this change been effective as of January 1, 1995, the operating income for the local telecommunications division would have been $1.3 billion, $1.2 billion and $1.1 billion in 1997, 1996 and 1995, respectively. The operating income for the product distribution and directory publishing division would have been $228 million, $198 million and $180 million in 1997, 1996 and 1995, respectively.

                                   FON GROUP

SUPPLEMENTAL CASH FLOWS INFORMATION (IN MILLIONS)

                                              NINE MONTHS
                                                 ENDED     YEAR ENDED DECEMBER
                                             SEPTEMBER 30,         31,
                                             ------------- --------------------
                                              1998   1997   1997   1996   1995
                                             ------ ------ ------ ------ ------
                                              (UNAUDITED)
Cash paid for:
  Interest (net of amounts capitalized)
    Continuing operations................... $174.1 $133.2 $197.9 $212.1 $263.5
                                             ====== ====== ====== ====== ======
    Cellular division....................... $  --  $  --  $  --  $ 21.5 $124.0
                                             ====== ====== ====== ====== ======
  Income taxes.............................. $279.1 $288.5 $365.8 $695.3 $532.8
                                             ====== ====== ====== ====== ======
Noncash activities:
  Capital lease obligations................. $  --  $ 30.1 $ 30.1 $  --  $  --
                                             ====== ====== ====== ====== ======
  Noncash activity in Group Equity.......... $111.6 $ 19.5 $ 31.4 $ 79.3 $ 10.5
                                             ====== ====== ====== ====== ======
  Net book value of assets and liabilities
   contributed to
   Global One............................... $  --  $  --  $  --  $ 73.3 $  --
                                             ====== ====== ====== ====== ======

  During 1996, Sprint completed the Spinoff (see Note 13) which had no immediate effect on the FON Group's cash flows other than Cellular's repayment of $1.4 billion in intercompany debt owed to Sprint.

SUPPLEMENTAL RELATED PARTY TRANSACTIONS

  The FON Group has a vendor financing loan to Sprint Spectrum Holdings for $300 million at December 31, 1997 as well as advances to PhillieCo of $67 million at year-end 1996. The FON Group also has advances to PhillieCo for $21 million at year-end 1997. In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. The bonds mature in 2006. At December 31, 1997 and 1996, the accreted cost of the notes was $118 and $104 million and gross unrealized holding gains totaled $24 and $18 million, respectively. This investment has been included in "Current assets-- Other" on the FON Group Combined Balance Sheets.

  The FON Group provided various voice, data and administrative services to Global One totaling $415 million in 1997 and $361 million in 1996. In addition, Global One provided data and administrative services to the FON Group totaling $114 million in 1997 and $130 million in 1996. At year-end 1997 and 1996, the FON Group's receivable from Global One was $154 and $163 million, respectively, and the FON Group's payable to Global One was $104 and $49 million, respectively.

  Certain members of the FON Group also provide management, printing/mailing and warehousing services to the PCS Group. Charges to the PCS Group for such activities totaled $17 million, $12 million and $3 million for the years ended December 31, 1997, 1996 and 1995.

RESTRUCTURING CHARGE

  In 1995, the FON Group's local telecommunications division recorded an $88 million restructuring charge, which reduced income from continuing operations by $55 million. The restructuring plan included the planned elimination over several years of approximately 1,600 positions, mainly in the network and finance functions. Through 1997, most of the positions have been eliminated resulting in termination benefit payments of $42 million, with the remainder to be paid in 1998 and 1999.

15. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating

                                   FON GROUP
income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. The FON Group will adopt SFAS 131 in its 1998 year-end financial statements. This statement is not expected to have a significant effect on the FON Group's reported segments.

  In February 1998, the FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and postretirement benefits where practical. It also eliminates certain disclosures and requires additional information on changes in benefit obligations and fair values of plan assets. The FON Group will adopt SFAS 132 in its 1998 year-end financial statements. SFAS 132 is not expected to have a significant effect on the FON Group's pension and postretirement benefit plan disclosures.

  In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires all derivatives to be recorded on the balance sheet as either assets or liabilities and measured at fair value. Gains or losses resulting from changes in the values of the derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Sprint will adopt SFAS 133 beginning January 1, 2000. This statement is not expected to have a material impact on Sprint.

16. SUBSEQUENT EVENTS (UNAUDITED)

BORROWINGS

  During the first nine months of 1998, Sprint increased its short-term borrowings by $946 million. These borrowings, however, have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance them on a long-term basis. The borrowings have weighted average interest rates of 5.8%.

  In August 1998, Sprint entered into new revolving credit facilities with syndicates of banks totaling $5.0 billion. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. At September 30, 1998, $3.6 billion was available under these facilities.

  In October 1998, Sprint filed a shelf registration statement with the SEC for $8.0 billion of debt securities. This replaced $1.0 billion of Sprint's previous shelf registration statements totaling $1.1 billion. Sprint currently expects to offer up to $3 billion under the new shelf at approximately the same time as the PCS Restructuring.

OTHER

  In April 1998, Sprint signed an agreement to sell approximately 80,000 residential and business access lines of the FON Group in rural Illinois. Sprint expects to complete the sale of these properties, which is subject to regulatory approval, and record the related gain in November 1998.

  In October 1998, Sprint's Board of Directors declared common and Class A common stock dividends of $0.25 per share payable December 28, 1998.

17. COMPREHENSIVE INCOME (UNAUDITED)

  In 1998, Sprint adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those due to owner investments and distributions. It includes items such as foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities. This standard does not change the display or components of present-day net income; rather, comprehensive income is displayed as a separate statement in the Consolidated Statements of Comprehensive Income and as an additional component in the Consolidated Balance Sheets, and the Consolidated Statement of Common Stock and Other Shareholders' Equity.

  Total comprehensive income for the FON Group amounted to $1.1 billion during the first nine months of 1998 and $1.0 billion during the first nine months of 1997.

                                   FON GROUP

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented to give effect to (1) the PCS Restructuring, whereby Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo, in exchange for shares of Series 2 PCS Stock and (2) the tax-free Recapitalization of Sprint's common stock to be effected by reclassifying each share of Sprint's Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock and by reclassifying each share of Class A common stock so that each share represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to initially issue one share of Series 3 FON Stock and 1/2 share of Series 3 PCS Stock. The pro forma condensed combined financial statements included herein do not give effect to the Notes offering or the IPO of Series 1 PCS Stock.

  The unaudited pro forma condensed combined statements of income include the historical results of the FON Group for the year ended December 31, 1997 and the nine months ended September 30, 1998, and include the effect of the PCS Restructuring and the Recapitalization as though such transactions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet is based upon the historical balance sheet of the FON Group as of September 30, 1998. The historical balance sheet amounts have been adjusted to reflect the PCS Restructuring and the Recapitalization as though such transactions had occurred on September 30, 1998.

  The pro forma condensed combined statements of income are not necessarily indicative of what actual results of operations would have been had the transactions occurred at the beginning of the periods presented nor do they purport to indicate the results of future operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the FON Group included elsewhere in this Prospectus Supplement.

                                   FON GROUP

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998
                            (Unaudited, in millions)

                                           PRO FORMA ADJUSTMENTS
                                       ------------------------------
                            HISTORICAL      PCS
                            FON GROUP  RESTRUCTURING RECAPITALIZATION PRO FORMA
                            ---------- ------------- ---------------- ---------
ASSETS
 Current assets
  Cash and equivalents..... $    47.7     $(26.5)A                    $    21.2
  Accounts receivable, net.   2,515.8                                   2,515.8
  Inventories..............     349.9                                     349.9
  Notes and other
   receivables.............     407.8                                     407.8
  Advance to the PCS Group.     410.0     (110.6)B                        299.4
  Prepaid expenses and
   other current assets....     389.9                                     389.9
                            ---------     ------                      ---------
  Total current assets.....   4,121.1     (137.1)                       3,984.0
 Investments in equity
  securities...............     420.2                                     420.2
 Property, plant and
  equipment, net...........  12,175.0                                  12,175.0
 Investments in and
  advances to affiliates...     768.7                                     768.7
 Preferred inter-group
  interest in the PCS
  Group....................       --       270.6 B                        270.6
 Other assets..............     884.6                                     884.6
                            ---------     ------           ----       ---------
 Total..................... $18,369.6     $133.5           $--        $18,503.1
                            =========     ======           ====       =========
LIABILITIES AND GROUP
 EQUITY
 Current liabilities
  Current maturities of
   long-term debt.......... $    38.1                                 $    38.1
  Accounts payable.........   1,078.8                                   1,078.8
  Accrued interconnection
   costs...................     564.7                                     564.7
  Accrued taxes............     399.2                                     399.2
  Advance billings.........     213.3                                     213.3
  Other....................     794.6                                     794.6
                            ---------                                 ---------
  Total current
   liabilities.............   3,088.7                                   3,088.7
 Long-term debt............   4,651.6                                   4,651.6
 Deferred credits and other
  liabilities
  Deferred income taxes and
   investment tax credits..     724.4                                     724.4
  Postretirement and other
   benefit obligations.....   1,067.4                                   1,067.4
  Other....................     366.2                                     366.2
                            ---------                                 ---------
  Total deferred credits
   and other liabilities...   2,158.0                                   2,158.0
 Group equity..............   8,471.3     $(26.5)A                      8,604.8
                                           160.0 B
                            ---------     ------           ----       ---------
 Total..................... $18,369.6     $133.5           $--        $18,503.1
                            =========     ======           ====       =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   FON GROUP

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                (Unaudited, in millions, except per share data)

                                           PRO FORMA ADJUSTMENTS
                                       ------------------------------
                           HISTORICAL       PCS
                           FON GROUP   RESTRUCTURING RECAPITALIZATION PRO FORMA
                           ----------  ------------- ---------------- ---------
NET OPERATING REVENUES...  $11,940.3                                  $11,940.3
OPERATING EXPENSES
Costs of services and
 products................    5,691.3                                    5,691.3
Selling, general and
 administrative..........    2,723.8                                    2,723.8
Depreciation and
 amortization............    1,427.3                                    1,427.3
                           ---------                                  ---------
Total operating expenses.    9,842.4                                    9,842.4
                           ---------                                  ---------
OPERATING INCOME.........    2,097.9                                    2,097.9
Interest expense.........     (185.6)     $(24.1)C                       (209.7)
Equity in loss of Global
 One.....................     (120.0)                                    (120.0)
Other income.............       48.6                                       48.6
                           ---------      ------                      ---------
Income from continuing
 operations before income
 taxes...................    1,840.9       (24.1)                       1,816.8
Income taxes.............     (699.8)        9.7 D                       (690.1)
                           ---------      ------                      ---------
INCOME FROM CONTINUING
 OPERATIONS..............    1,141.1       (14.4)                       1,126.7
Preferred stock
 dividends...............       (0.8)                                      (0.8)
Dividends received on
 preferred inter-group
 interest................        --          6.1 E                          6.1
                           ---------      ------                      ---------
Earnings applicable to
 common stock............  $ 1,140.3      $ (8.3)                     $ 1,132.0
                           =========      ======                      =========
BASIC EARNINGS PER COMMON
 SHARE FROM CONTINUING
 OPERATIONS..............                                             $    2.63
                                                                      =========
Basic weighted average
 common shares...........                                                 430.7 F
                                                                      =========
DILUTED EARNINGS PER
 COMMON SHARE FROM
 CONTINUING OPERATIONS...                                             $    2.58
                                                                      =========
Diluted weighted average
 common shares...........                                                 438.7 F
                                                                      =========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   FON GROUP

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997
                (Unaudited, in millions, except per share data)

                                           PRO FORMA ADJUSTMENTS
                                       ------------------------------
                           HISTORICAL       PCS
                           FON GROUP   RESTRUCTURING RECAPITALIZATION PRO FORMA
                           ----------  ------------- ---------------- ---------
NET OPERATING REVENUES...  $14,873.9                                  $14,873.9
OPERATING EXPENSES
Costs of services and
 products................    7,451.0                                    7,451.0
Selling, general and
 administrative..........    3,226.7                                    3,226.7
Depreciation and
 amortization............    1,726.3                                    1,726.3
                           ---------                                  ---------
Total operating expenses.   12,404.0                                   12,404.0
                           ---------                                  ---------
OPERATING INCOME.........    2,469.9                                    2,469.9
Interest expense.........     (187.2)     $  (8.4) C                     (195.6)
Equity in loss of Global
 One.....................     (162.1)                                    (162.1)
Other income.............      140.5                                      140.5
                           ---------      -------                     ---------
Income before income
 taxes...................    2,261.1         (8.4)                      2,252.7
Income taxes.............     (889.5)         3.3 D                      (886.2)
                           ---------      -------                     ---------
NET INCOME...............    1,371.6         (5.1)                      1,366.5
Preferred stock
 dividends...............       (1.0)                                      (1.0)
Dividends received on
 preferred inter-group
 interest................        --           8.1 E                         8.1
                           ---------      -------                     ---------
Earnings applicable to
 common stock............  $ 1,370.6      $   3.0                     $ 1,373.6
                           =========      =======                     =========
BASIC EARNINGS PER COMMON
 SHARE...................                                             $    3.19
                                                                      =========
Basic weighted average
 common shares...........                                                 430.2 F
                                                                      =========
DILUTED EARNINGS PER
 COMMON SHARE............                                             $    3.15
                                                                      =========
Diluted weighted average
 common shares...........                                                 436.5 F
                                                                      =========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   FON GROUP

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

  The following adjustments have been made in the preparation of the unaudited pro forma condensed combined financial statements:

Pro Forma Balance Sheet Adjustments

A Cash to fund the transaction costs related to the PCS Restructuring will be contributed by the FON Group to the PCS Group.

B To reflect the Preferred Inter-Group Interest in the PCS Group issued by the PCS Group to the FON Group in exchange for funding provided to the PCS Group between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock" in the Proxy Statement/Prospectus incorporated by reference into the accompanying Prospectus.


Pro Forma Statement of Income Adjustments

C To increase interest expense resulting from the tax sharing agreement between the FON Group and the PCS Group. Under this agreement, the FON Group will "pay" the PCS Group for the use of its current tax benefits that the FON Group is able to utilize, thereby reducing funds available to the FON Group and increasing its required borrowings. The computation of the current tax benefit of the PCS Group utilized by the FON Group is performed on a quarterly basis, and the resulting amount is applied to increase the debt balance and, therefore, interest expense, from that date forward. Interest expense is computed using the weighted-average interest rate on the debt assumed to be incurred. Such debt would have amounted to $509.2 million and $352.0 million, on a pro forma basis, as of September 30, 1998 and December 31, 1997, respectively.

D To record the impact on income taxes of pro forma adjustment C, using the statutory income tax rate.

E To reflect dividends received from the PCS Group on the FON Group's Preferred Inter-Group Interest in the PCS Group, at an assumed annual rate of 3%. The FON Group had provided $270.6 million of funding between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998, which was assumed to be exchanged for a Preferred Inter-Group Interest. For a discussion of how the actual dividend rate will be determined, see "Description of Capital Stock--Description of PCS Preferred Stock; Preferred Inter-Group Interest" in the Proxy Statement/Prospectus incorporated by reference into the accompanying Prospectus.

F The weighted average common shares outstanding for the FON Group reflect the Recapitalization of Sprint's Existing Common Stock into shares of Series 1 FON Stock on a share for share basis, including the FON Stock attributes of the Class A common stock.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying combined balance sheets of the PCS Group (as described in Note 2) as of December 31, 1997 and 1996, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint Corporation ("Sprint"). Our responsibility is to express an opinion on these financial statements based on our audits. The combined financial statements of Sprint Spectrum Holding Company, L.P., MinorCo., L.P., PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., (the "Partnerships") have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the combined financial statements of the PCS Group relates to data included for the Partnerships, it is based solely on their report. The PCS Group has a 40% interest in Sprint Spectrum Holding Company, L.P. and MinorCo., L.P. and a 47.1% interest in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. In the combined financial statements, the PCS Group's combined equity in the Partnerships is stated at $781 million and $1,032 million at December 31, 1997 and 1996, respectively, and the PCS Group's combined equity in the net loss of Sprint Spectrum Holding Company, L.P. and PhillieCo, L.P. is stated at $656 million, $192 million and $31 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the PCS Group at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As more fully discussed in Note 2, the combined financial statements of the PCS Group should be read in connection with the audited consolidated financial statements of Sprint.

                                          Ernst & Young LLP

Kansas City, Missouri
May 26, 1998

                                   PCS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                      NINE MONTHS
                                    ENDED SEPTEMBER    YEAR ENDED DECEMBER
                                          30,                  31,
                                    ----------------  ------------------------
                                     1998     1997     1997     1996     1995
                                    -------  -------  -------  -------  ------
                                      (UNAUDITED)
OPERATING EXPENSES
 Selling, general and
  administrative expenses.......... $  78.2  $   7.4  $  18.5  $   0.5  $  --
 Depreciation and amortization.....     1.8      --       --       --      --
                                    -------  -------  -------  -------  ------
  Total operating expenses.........    80.0      7.4     18.5      0.5     --
                                    -------  -------  -------  -------  ------
OPERATING LOSS.....................   (80.0)    (7.4)   (18.5)    (0.5)    --
Equity in loss of Sprint Spectrum
 Holdings and PhillieCo............  (686.5)  (410.6)  (659.6)  (191.8)  (31.4)
                                    -------  -------  -------  -------  ------
Loss before income taxes...........  (766.5)  (418.0)  (678.1)  (192.3)  (31.4)
Income tax benefit.................   294.7    160.7    259.0     72.6    11.5
                                    -------  -------  -------  -------  ------
NET LOSS .......................... $(471.8) $(257.3) $(419.1) $(119.7) $(19.9)
                                    =======  =======  =======  =======  ======



            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                                SEPTEMBER 30,   DECEMBER 31,
                                                ------------- -----------------
                                                    1998        1997     1996
                                                ------------- -------- --------
                                                 (UNAUDITED)
ASSETS
Prepaid expenses and other current assets......   $   32.8    $    2.9 $    --
Property, plant and equipment, net.............    1,327.2       177.3      --
Investments in Sprint Spectrum Holdings and
 PhillieCo.....................................      475.4       968.4  1,175.8
Investment in PCS licenses.....................      544.5       544.5     84.0
Other noncurrent assets .......................      114.3         --       --
                                                  --------    -------- --------
    Total......................................   $2,494.2    $1,693.1 $1,259.8
                                                  ========    ======== ========
LIABILITIES AND GROUP EQUITY
Current liabilities
  Current maturities of long-term debt ........   $   42.5    $    --  $    --
  Accounts payable.............................       20.2        17.8      --
  Advance from the FON Group...................      410.0         --       --
  Payable to Sprint Spectrum Holdings..........       47.1        19.0      --
  Accrued expenses and other current
   liabilities.................................        7.3        20.8      --
                                                  --------    -------- --------
    Total current liabilities..................      527.1        57.6      --
Construction obligations.......................      429.0         --       --
Capital lease obligations......................      388.2         --       --
Deferred income taxes and other liabilities....      318.9       249.6     72.2
Group equity...................................      831.0     1,385.9  1,187.6
                                                  --------    -------- --------
    Total......................................   $2,494.2    $1,693.1 $1,259.8
                                                  ========    ======== ========


            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                  NINE MONTHS
                                     ENDED                 YEAR ENDED
                                 SEPTEMBER 30,            DECEMBER 31,
                               ------------------  ----------------------------
                                 1998      1997      1997       1996     1995
                               --------  --------  ---------  --------  -------
                                  (UNAUDITED)
OPERATING ACTIVITIES
Net loss.....................  $ (471.8) $ (257.3) $  (419.1) $ (119.7) $ (19.9)
Adjustments to reconcile net
 loss to net cash provided
 (used) by operating
 activities:
  Equity in net losses of
   affiliates................     686.5     410.6      659.6     191.8     31.4
  Depreciation and
   amortization..............       1.8       --         --        --       --
  Deferred income taxes......      56.9     191.2      175.7      64.2      8.0
  Current tax benefit
   utilized by the FON Group.    (351.6)   (351.9)    (434.7)   (136.8)   (19.5)
  Changes in assets and
   liabilities:
    Prepaid expenses and
     other current assets....     (29.9)     (2.2)      (2.9)      --       --
    Accounts payable and
     other current
     liabilities.............      17.0      35.4       57.6       --       --
    Noncurrent assets and
     liabilities, net........    (101.9)      --         1.3       --       --
                               --------  --------  ---------  --------  -------
Net cash provided (used) by
 operating activities........    (193.0)     25.8       37.5      (0.5)     --
                               --------  --------  ---------  --------  -------
INVESTING ACTIVITIES
Capital expenditures.........    (672.1)    (68.2)    (153.7)      --       --
Purchase of PCS licenses.....       --     (460.1)    (460.1)    (84.0)     --
Investments in and loans to
 Sprint Spectrum Holdings and
 PhillieCo...................    (193.5)   (255.5)    (405.9)   (297.5)  (910.9)
                               --------  --------  ---------  --------  -------
Net cash used by investing
 activities..................    (865.6)   (783.8)  (1,019.7)   (381.5)  (910.9)
                               --------  --------  ---------  --------  -------
FINANCING ACTIVITIES
Advance from the FON Group...     410.0       --         --        --       --
Contributions from (to) the
 FON Group...................    (124.6)    406.1      547.5     245.2    891.4
Current tax benefit utilized
 by the FON Group............     351.6     351.9      434.7     136.8     19.5
Change in construction
 obligations.................     429.0       --         --        --       --
Other........................      (7.4)      --         --        --       --
                               --------  --------  ---------  --------  -------
Net cash provided by
 financing activities........   1,058.6     758.0      982.2     382.0    910.9
                               --------  --------  ---------  --------  -------
INCREASE (DECREASE) IN CASH
 AND EQUIVALENTS.............       --        --         --        --       --
CASH AND EQUIVALENTS AT
 BEGINNING OF PERIOD.........       --        --         --        --       --
                               --------  --------  ---------  --------  -------
CASH AND EQUIVALENTS AT END
 OF PERIOD...................  $    --   $    --   $     --   $    --   $   --
                               ========  ========  =========  ========  =======
NONCASH INVESTING AND
 FINANCING ACTIVITIES
Assets acquired under a
 capital lease obligation....  $  438.1  $    --   $     --   $    --   $   --
                               ========  ========  =========  ========  =======

            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. RECAPITALIZATION PLAN

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Combination and Presentation

  The Combined Financial Statements of the PCS Group together with the Combined Financial Statements of the FON Group (the "Groups") comprise all of the accounts included in the corresponding Consolidated Financial Statements of Sprint. The entities which comprise the PCS Group are commonly controlled companies. Investments in entities in which the PCS Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 3). The separate Group Combined Financial Statements give effect to the accounting policies that will be applicable upon implementation of the PCS Restructuring. The separate Groups' Combined Financial Statements have been prepared on a basis that management believes to be reasonable and appropriate and include: (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise each of the Groups with all significant intragroup amounts and transactions eliminated and (ii) in the case of the FON Group Combined Financial Statements, corporate assets and liabilities and related transactions of Sprint. Transactions between the PCS Group and the FON Group have not been eliminated.

  The Combined Financial Statements of the PCS Group provide holders of PCS Stock with financial information regarding the underlying businesses of the PCS Group. Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the PCS Group and the FON Group for the purpose of preparing the respective financial statements of such Groups, investors in PCS Stock and FON Stock are stockholders of Sprint and are subject to risks associated with an investment in a single company and all of Sprint's businesses, assets and liabilities. Sprint retains all beneficial ownership and control of the assets and operations of the FON Group and, after the PCS Restructuring, the PCS Group (subject to a minority interest). Financial effects arising from either Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other Group or market price of the class of common stock relating to the other Group. Any net losses of the PCS Group or the FON Group, and dividends or distributions on, or repurchases of, PCS Stock or FON Stock, will reduce the funds of Sprint legally available for payment of dividends on both the PCS Stock and the FON Stock. Accordingly, the PCS Group Combined Financial Statements should be read in conjunction with Sprint's Consolidated Financial Statements and the FON Group Combined Financial Statements.

                                   PCS GROUP

  The PCS Group Combined Financial Statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim combined financial position, results of operations and cash flows of the PCS Group.

 Classification of Operations

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which includes (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on a consolidated basis in the PCS Group Combined Financial Statements.

  Sprint Spectrum Holdings, PhillieCo and SprintCom are building the nation's first single-technology, all digital, state-of-the-art wireless network to provide PCS across the United States operating on one frequency. PCS uses digital technology, which has sound quality superior to analog cellular technology and is less susceptible to interference and eavesdropping. PCS also offers features such as voicemail and Caller ID.

 Earnings Per Share

  Historical earnings per share are omitted from the Combined Statements of Operations because the PCS Stock was not part of the capital structure of Sprint for the periods presented. See the Sprint Consolidated Financial Statements for information regarding earnings per share based on Sprint's existing capital structure. Following implementation of the PCS Restructuring, the method of calculating earnings per share for the PCS Group will reflect the terms of the proposed amendments to Sprint's articles of incorporation. Earnings per share will be computed by dividing the net income or loss of the PCS Group by the weighted average number of shares of PCS Stock and dilutive securities, such as warrants and options, outstanding during the applicable period.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost and consists primarily of construction work in progress. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred. Once operations of SprintCom commence, property, plant and equipment will be depreciated on a straight-line basis over their estimated economic useful lives. The PCS Group expects to launch service in certain of the SprintCom markets during the third quarter of 1998.

 Investment in PCS Licenses

  The PCS Group has acquired licenses from the Federal Communications Commission ("FCC") to operate as a PCS service provider. These licenses are recorded at cost and will be amortized over a 40-year period commencing with the initiation of service in a specific geographic area. The FCC grants licenses for terms of up to ten years, and generally grants renewals for additional 10-year terms if the licensee has complied with its license obligations. The PCS Group believes it will be able to secure renewal of the PCS licenses that are held by the entities comprising the PCS Group. The PCS Group expects to launch service in certain of the SprintCom markets during the third quarter of 1998.

                                   PCS GROUP

 Income Taxes

  The PCS Group records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes.

  The operations of the PCS Group are included in the consolidated federal income tax return of Sprint. The PCS Group's federal income tax represents the difference between the Sprint consolidated federal income tax and the FON Group's federal income tax. The related current tax benefits generated from the inclusion of the PCS Group operating losses in the Sprint consolidated federal income tax return have been reflected as contributions from the FON Group to the PCS Group in the PCS Group combined statements of cash flow. The PCS Group's state tax is computed using a methodology consistent with that used to compute federal income tax.

 Capitalized Interest

  Sprint capitalized interest costs related to its investments in Sprint Spectrum Holdings and PhillieCo until July 1997, at which time Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies. Amounts capitalized totaled $46 million, $96 million, and $43 million at December 31, 1997, 1996, and 1995, respectively. The capitalized interest on the investments in Sprint Spectrum Holdings and PhillieCo was contributed to and is being amortized by the PCS Group.

  In addition, Sprint capitalizes interest costs associated with the network buildout of SprintCom. Interest capitalized for the year ended December 31, 1997 was $24 million. Such interest was also contributed to and will be amortized by the PCS Group.

3. INVESTMENTS IN SPRINT SPECTRUM HOLDINGS AND PHILLIECO

  Sprint has a 40% interest in Sprint Spectrum Holdings and a 47.1% interest in PhillieCo, respectively. These investments are accounted for using the equity method. Combined, summarized financial information (100% basis) of these entities is as follows (in millions):

                                NINE MONTHS             AT OR FOR THE
                            ENDED SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                            --------------------  ----------------------------
                              1998       1997       1997       1996     1995
                            ---------  ---------  ---------  --------  -------
                                (UNAUDITED)
   Results of operations
     Net operating
      revenues............. $   788.0  $   110.5  $   258.0  $    4.2  $   --
                            =========  =========  =========  ========  =======
     Operating loss........ $(1,455.8) $  (869.0) $(1,379.7) $ (357.6) $ (66.9)
                            =========  =========  =========  ========  =======
     Net loss.............. $(1,692.0) $(1,021.5) $(1,632.7) $ (444.6) $(112.7)
                            =========  =========  =========  ========  =======
   Financial position
     Current assets........                       $   417.9  $  401.8
     Noncurrent assets.....                         6,640.0   4,041.8
                                                  ---------  --------
     Total.................                       $ 7,057.9  $4,443.6
                                                  =========  ========
     Current liabilities...                       $   834.5  $  471.2
     Noncurrent
      liabilities..........                         4,289.4   1,412.5
     Partners' equity......                         1,934.0   2,559.9
                                                  ---------  --------
     Total.................                       $ 7,057.9  $4,443.6
                                                  =========  ========

                                   PCS GROUP

4. INCOME TAXES

  Income tax benefit consists of the following:

                                                       1997     1996     1995
                                                      -------  -------  ------
                                                          (IN MILLIONS)
      Current income tax benefit
        Federal...................................... $(414.1) $(122.8) $(16.3)
        State........................................   (20.6)   (14.0)   (3.2)
                                                      -------  -------  ------
      Total current..................................  (434.7)  (136.8)  (19.5)
                                                      -------  -------  ------
      Deferred income tax expense (benefit)
        Federal......................................   187.0     59.4     5.8
        State........................................   (11.3)     4.8     2.2
                                                      -------  -------  ------
      Total deferred.................................   175.7     64.2     8.0
                                                      -------  -------  ------
      Total income tax benefit....................... $(259.0) $ (72.6) $(11.5)
                                                      =======  =======  ======

  The differences that caused the effective income tax rates to vary from the statutory federal rate of 35% were as follows:

                                                        1997     1996    1995
                                                       -------  ------  ------
                                                           (IN MILLIONS)
      Income tax benefit at the statutory rate........ $(237.3) $(67.3) $(11.0)
      Effect of
        State income taxes, net of federal income tax
         effect.......................................   (20.7)   (6.0)   (0.7)
        Other, net....................................    (1.0)    0.7     0.2
                                                       -------  ------  ------
      Income tax benefit.............................. $(259.0) $(72.6) $(11.5)
                                                       =======  ======  ======
      Effective income tax rate.......................    38.2%   37.8%   36.6%
                                                       =======  ======  ======

  The PCS Group recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases and for its share of similar temporary differences of Sprint Spectrum Holdings and PhillieCo. The sources of the differences that give rise to the deferred income tax assets and liabilities at December 31, 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 DEFERRED      1996 DEFERRED
                                               INCOME TAX         INCOME TAX
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
                                                       (IN MILLIONS)
   Property, plant and equipment.......... $ --     $183.0    $ --      $28.5
   Capitalized interest...................   --       83.6      --       55.8
   Reserves and allowances................   8.2       --       2.2       --
   Operating loss carryforwards...........  24.1       --       8.9       --
   Other, net.............................   --       13.6      1.0       --
                                           -----    ------    -----     -----
   Total.................................. $32.3    $280.2    $12.1     $84.3
                                           =====    ======    =====     =====

  Management believes it is more likely than not that the deferred income tax asset will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of the existing

                                   PCS GROUP
deferred tax liability. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of this deferred income tax asset.

  At December 31, 1997, the PCS Group had recorded tax benefits of $37 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 2000 through 2012.

5. PCS GROUP EQUITY

  Following is a reconciliation of the PCS Group's equity (in millions):

                                   NINE MONTHS
                                 ENDED SEPTEMBER           YEAR ENDED
                                       30,                DECEMBER 31,
                                ------------------  --------------------------
                                  1998      1997      1997      1996     1995
                                --------  --------  --------  --------  ------
                                   (UNAUDITED)
   Balance at beginning of
    period..................... $1,385.9  $1,187.6  $1,187.6  $  965.8  $ 51.1
   Net loss....................   (471.8)   (257.3)   (419.1)   (119.7)  (19.9)
   Contributions from the FON
    Group......................    268.5     804.3   1,052.1     478.3   954.1
   Equity transfers to the FON
    Group......................   (351.6)   (351.9)   (434.7)   (136.8)  (19.5)
                                --------  --------  --------  --------  ------
   Balance at end of period.... $  831.0  $1,382.7  $1,385.9  $1,187.6  $965.8
                                ========  ========  ========  ========  ======

6. COMMITMENTS AND CONTINGENCIES

 Litigation, Claims and Assessments

  The holders of PCS Stock will be stockholders of Sprint and will continue to be subject to all of the risks associated with an investment in Sprint, including any legal proceedings and claims affecting the FON Group.

  Various suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on the PCS Group's Combined Financial Statements.

 Commitments

  In the third and fourth quarters of 1997, SprintCom entered into procurement and services contracts with Motorola and Nortel, respectively, for equipment, software and certain engineering services. These contracts provide for an initial term of five years with renewals for additional one-year periods. Pricing for the initial equipment, software and engineering services has been established in the procurement contracts. The procurement contracts provide for payment terms based on delivery dates and various acceptance milestones. In the event of delay in delivering equipment or services, the procurement contracts provide for certain amounts to be paid to SprintCom by the vendor. The minimum commitments for the initial term are approximately $300 million and $200 million for Motorola and Nortel, respectively, for PCS CDMA 1900 MHz equipment and software.

  Sprint and the Cable Parents have agreed to loan up to $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the Restructuring Agreement through the closing date of the PCS Restructuring. The PhillieCo Partners have agreed to lend up to $50 million to PhillieCo to fund operating and working capital requirements and capital expenditures prior to closing. Sprint has also agreed to loan up to $110.6 million to fund SprintCom's capital requirements during the same period. Sprint has been financing SprintCom with cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom markets through the closing of this transaction. The above mentioned loans to Sprint Spectrum Holdings and SprintCom totaling $510.6 million, may be repaid from the proceeds of an anticipated IPO, but only to the extent the net proceeds of the IPO exceed $500 million. It is Sprint's intent to complete the IPO concurrently with the PCS Restructuring.

                                   PCS GROUP

There can be no assurance that the IPO will occur. In the event the loans remain outstanding after the IPO, the remaining balance will be converted into 10-year preferred stock convertible into PCS Stock (or, in the case or Sprint, a preferred inter-group interest.)

 Operating Leases

  Minimum rental commitments at December 31, 1997 for all non-cancelable operating leases, consisting mainly of leases for cell and switch sites and office space, are as follows (in millions):

      1998................................................................ $18.9
      1999................................................................  13.3
      2000................................................................  13.4
      2001................................................................  13.4
      2002................................................................   8.0
      Thereafter..........................................................   5.1

  Gross rental expense aggregated $4 million for the year ended December 31, 1997. Certain cell and switch site leases contain renewal options (generally for terms of five years) that may be exercised from time to time and are excluded from the above amounts.

7. ADDITIONAL FINANCIAL INFORMATION

 Related Party Transactions

  Sprint Spectrum L.P. provides general management, engineering, procurement, accounting and other related services to SprintCom. Sprint Spectrum L.P. is currently building out the network infrastructure in certain BTA markets where SprintCom was awarded licenses. For the year ended December 31, 1997, Sprint Spectrum L.P. provided $29 million in services to SprintCom, the majority of which are capitalized as property, plant and equipment within the Combined Balance Sheets of the PCS Group.

  Certain members of the FON Group provide management, printing/mailing and warehousing services to the PCS Group. Charges to the PCS Group for such services totaled $17 million, $12 million, and $3 million, for the years ended December 31, 1997, 1996 and 1995, respectively.

8. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. Sprint will adopt SFAS 131 in its December 31, 1998 financial statements. This statement is not expected to have a significant effect on the PCS Group, as it only operates within one segment under the new standard.

9. SUBSEQUENT EVENTS (UNAUDITED)

  Subsequent to December 31, 1997, SprintCom entered into leveraged lease arrangements for certain telecommunications equipment. The leveraged leases are accounted for as capital leases. Lease obligations of $438 million have been recorded under these arrangements as of September 30, 1998. The PCS Group has also increased its construction obligations by $429 million since December 31, 1997.

  In October 1998, Sprint filed a shelf registration statement with the SEC for $8.0 billion of debt securities. This replaced $1.0 billion of Sprint's previous shelf registration statements totaling $1.1 billion. Sprint currently expects to offer up to $3 billion under the new shelf at approximately the same time as the PCS Restructuring.

                                   PCS GROUP
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented to give effect to (1) the PCS Restructuring, whereby Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo, in exchange for shares of Series 2 PCS Stock, and the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring and (2) the tax-free Recapitalization of Sprint's common stock to be effected by reclassifying each share of Sprint's Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock and by reclassifying each share of Class A common stock so that each share represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to initially issue one share of Series 3 FON Stock and 1/2 share of Series 3 PCS Stock. The acquisitions of the Cable Parents' interests in Sprint Spectrum Holdings and PhillieCo will be accounted for using the purchase method of accounting. The pro forma condensed combined financial statements included herein do not give effect to the Notes offering or the IPO of Series 1 PCS Stock.

  The unaudited pro forma condensed combined statements of operations include the historical results of the PCS Group and the historical combined results of Sprint Spectrum Holdings and PhillieCo for the year ended December 31, 1997 and the nine months ended September 30, 1998, and include the effect of the PCS Restructuring, the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring and the Recapitalization as though such transactions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet is based upon the historical balance sheet of the PCS Group and the historical combined balance sheet of Sprint Spectrum Holdings and PhillieCo as of September 30, 1998. The historical balance sheet amounts have been adjusted to reflect the PCS Restructuring, the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring and the Recapitalization as though such transactions had occurred on September 30, 1998. The historical PCS Group amounts include Sprint's investment in Sprint Spectrum Holdings and its investment in PhillieCo, both of which are reflected on the equity basis, and SprintCom.

  The pro forma condensed combined statements of operations are not necessarily indicative of what actual results of operations would have been had the transactions occurred at the beginning of the periods presented nor do they purport to indicate the results of future operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the PCS Group and the historical combined financial statements of Sprint Spectrum Holdings and PhillieCo included elsewhere in this Prospectus Supplement.

                                   PCS GROUP

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1998
                            (Unaudited, in millions)

                                                         PRO FORMA ADJUSTMENTS
                                                     -------------------------------
                                         HISTORICAL
                                          COMBINED
                                           SPRINT
                                          SPECTRUM
                             HISTORICAL HOLDINGS AND      PCS
                             PCS GROUP   PHILLIECO   RESTRUCTURING  RECAPITALIZATION PRO FORMA
                             ---------- ------------ -------------  ---------------- ---------
ASSETS
Current assets
 Cash and equivalents......   $    --     $  325.3                                   $   325.3
 Accounts receivable, net..        --        195.3     $  (47.1) C                       148.2
 Inventories...............        --        177.8                                       177.8
 Other.....................       32.8        44.1                                        76.9
                              --------    --------     --------                      ---------
 Total current assets......       32.8       742.5        (47.1)                         728.2
Property, plant and
 equipment, net............    1,327.2     4,531.9                                     5,859.1
Investments in Sprint
 Spectrum Holdings and
 PhillieCo ................      475.4         --        (293.4) B                         --
                                                         (182.0) B
Intangibles, net
 PCS licenses..............      544.5     2,829.1                                     3,373.6
 Customer base.............        --          --         500.0  A                       500.0
 Goodwill..................        --          --       3,127.6  A                     3,127.6
Other assets...............      114.3       422.9        182.0  B                       717.2
                                                           (2.0) F
                              --------    --------     --------         -------      ---------
Total......................   $2,494.2    $8,526.4     $3,285.1         $   --       $14,305.7
                              ========    ========     ========         =======      =========
LIABILITIES AND
GROUP EQUITY
Current liabilities
 Current maturities of
  long-term debt...........   $   42.5    $  124.5                                   $   167.0
 Partner advances..........        --        185.0                                       185.0
 Accounts payable..........       20.2       287.1                                       307.3
 Advance from the FON
  Group....................      410.0         --      $ (110.6) E                       299.4
 Payable to Sprint Spectrum
  Holdings.................       47.1         --         (47.1) C                         --
 Accrued expenses and other
  current liabilities......        7.3       476.4                                       483.7
                              --------    --------     --------                      ---------
 Total current liabilities.      527.1     1,073.0       (157.7)                       1,442.4
Construction obligations...      429.0       575.7                                     1,004.7
Long-term debt.............      388.2     6,001.2         60.5  A                     6,367.6
                                                          (82.3) D
Deferred income taxes and
 other liabilities.........      318.9        84.9        443.0  A                       846.8
Limited partner interest in
 consolidated subsidiary ..        --         65.8                                        65.8
Group equity...............      831.0       725.8      3,124.1  A                     4,578.4
                                                         (293.4) B
                                                           82.3  D
                                                          510.6  E
                                                         (400.0) E
                                                           (2.0) F
                              --------    --------     --------         -------      ---------
Total......................   $2,494.2    $8,526.4     $3,285.1         $   --       $14,305.7
                              ========    ========     ========         =======      =========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   PCS GROUP

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                (Unaudited, in millions, except per share data)

                                      HISTORICAL
                                       COMBINED
                                        SPRINT        PRO FORMA ADJUSTMENTS
                                       SPECTRUM   ------------------------------
                          HISTORICAL HOLDINGS AND      PCS
                          PCS GROUP   PHILLIECO   RESTRUCTURING RECAPITALIZATION PRO FORMA
                          ---------- ------------ ------------- ---------------- ---------
NET OPERATING REVENUES..   $   --     $   787.9                                  $   787.9
OPERATING EXPENSES
Costs of services and
 products...............       --         783.0                                      783.0
Selling, general and
 administrative.........      78.2        931.6                                    1,009.8
Depreciation and
 amortization...........       1.8        529.2      $   5.2 G                       719.8
                                                        58.6 H
                                                       125.0 I
                           -------    ---------      -------                     ---------
Total operating ex-
 penses.................      80.0      2,243.8        188.8                       2,512.6
                           -------    ---------      -------                     ---------
OPERATING LOSS..........     (80.0)    (1,455.9)      (188.8)                     (1,724.7)
Interest expense........       --        (358.3)         5.1 J                      (288.3)
                                                        60.1 K
                                                         4.8 L
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (686.5)         --         681.3 G                         --
                                                         5.2 G
Other income............       --          23.2                                       23.2
Minority interest ......       --          99.0                                       99.0
                           -------    ---------      -------                     ---------
Loss before income
 taxes..................    (766.5)    (1,692.0)       567.7                      (1,890.8)
Income tax benefit......     294.7          --         399.0 M                       715.3
                                                        21.6 N
                           -------    ---------      -------                     ---------
NET LOSS................    (471.8)    (1,692.0)       988.3                      (1,175.5)
Preferred stock divi-
 dends..................       --           --         (11.5)O                       (11.5)
                           -------    ---------      -------                     ---------
Loss applicable to com-
 mon stock..............   $(471.8)   $(1,692.0)     $ 976.8                     $(1,187.0)
                           =======    =========      =======                     =========
BASIC AND DILUTED LOSS
 PER
 COMMON SHARE...........                                                         $   (2.86)
                                                                                 =========
Weighted average common
 shares.................                                                             415.4 P
                                                                                 =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   PCS GROUP

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                (Unaudited, in millions, except per share data)

                                                      PRO FORMA ADJUSTMENTS
                                                  ------------------------------
                                      HISTORICAL
                                       COMBINED
                                        SPRINT
                                       SPECTRUM
                          HISTORICAL HOLDINGS AND      PCS
                          PCS GROUP   PHILLIECO   RESTRUCTURING RECAPITALIZATION PRO FORMA
                          ---------- ------------ ------------- ---------------- ---------
NET OPERATING REVENUES..   $   --     $   258.0                                  $   258.0
OPERATING EXPENSES
Costs of services and
 products...............       --         574.3                                      574.3
Selling, general and ad-
 ministrative...........      18.5        747.1                                      765.6
Depreciation and amorti-
 zation.................       --         316.3      $  3.5 G                        564.7
                                                       78.2 H
                                                      166.7 I
                           -------    ---------      ------                      ---------
Total operating ex-
 penses.................      18.5      1,637.7       248.4                        1,904.6
                           -------    ---------      ------                      ---------
OPERATING LOSS..........     (18.5)    (1,379.7)     (248.4)                      (1,646.6)
Interest expense........       --        (123.5)        7.5 J                        (88.6)
                                                       21.0 K
                                                        6.4 L
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (659.6)         --        656.1 G                          --
                                                        3.5 G
Equity in loss of
 unconsolidated
 partnership............       --        (168.9)                                    (168.9)
Other income............       --          39.4                                       39.4
                           -------    ---------      ------                      ---------
Loss before income tax-
 es.....................    (678.1)    (1,632.7)      446.1                       (1,864.7)
Income tax benefit......     259.0           --       383.1 M                        693.9
                                                       51.8 N
                           -------    ---------      ------                      ---------
NET LOSS................    (419.1)    (1,632.7)      881.0                       (1,170.8)
Preferred stock divi-
 dends..................       --           --        (15.3)O                        (15.3)
                           -------    ---------      ------           ---        ---------
Loss applicable to com-
 mon stock..............   $(419.1)   $(1,632.7)     $865.7                      $(1,186.1)
                           =======    =========      ======           ===        =========
BASIC AND DILUTED LOSS
 PER COMMON SHARE.......                                                         $   (2.86)
                                                                                 =========
Weighted average common
 shares.................                                                             415.1 P
                                                                                 =========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   PCS GROUP
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


  The following adjustments have been made in the preparation of the unaudited pro forma condensed combined financial statements:

Pro Forma Balance Sheet Adjustments

A To record the purchase of the remaining 60% of Sprint Spectrum Holdings and 52.9% of PhillieCo. The consideration given in connection with the purchase will be shares of Series 2 PCS Stock and warrants to purchase additional shares of Series 2 PCS Stock. The preliminary purchase price is based on the estimated market value of the PCS Group and will be updated at the time of the PCS Restructuring. The market value of the PCS Group will be determined based on the market value of the securities issued in the Recapitalization. The excess of the purchase price over the fair value of net assets to be acquired has been preliminarily calculated as follows (in millions):

       Preliminary purchase price..................................... $3,290.0
       Transaction costs..............................................     26.5
       Net assets to be acquired......................................   (192.4)
       Customer base..................................................   (500.0)
       Step-up in long-term debt to fair value........................     60.5
       Deferred taxes on acquired assets and liabilities..............    443.0
                                                                       --------
       Goodwill....................................................... $3,127.6
                                                                       ========

   The carrying amounts of the assets to be acquired and liabilities to be assumed are assumed for purposes of the preliminary purchase price allocation to approximate fair market value, except for certain long-term debt of Sprint Spectrum that has been recorded at fair value. A portion of the purchase price was attributed to the customers acquired in the Sprint Spectrum Holdings and PhillieCo acquisitions. In addition, deferred taxes have been recorded for the difference in the book and tax bases of the assets acquired and liabilities assumed. Cash to fund the transaction costs will be contributed by the FON Group to the PCS Group. The above assumptions as to the fair value of the net assets acquired are based upon information available at the time of the preparation of these pro forma condensed combined financial statements.

   A final allocation of the purchase price to the assets acquired and liabilities assumed is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the size of the customer base at the closing date. Management expects the only assumptions that could potentially be subject to material change are those regarding customer base and in-process research and development. The amount of the purchase price allocated to the customer base in the pro forma condensed combined financial statements is based on the size of the customer base at September 30, 1998. To the extent the customer base at the closing date exceeds the size of the customer base at September 30, 1998, the purchase price allocated to the customer base will likely increase along with a corresponding increase in the amortization of the customer base. Based on current projections of an increase in the customer base at November 30, 1998, pro forma net loss for the nine months ended September 30, 1998 and the year ended December 31, 1997 would be $1,187.2 million and $1,186.5 million, respectively, and the respective loss per share would be $2.89 and $2.90 for the same periods. Sprint is undertaking an analysis to determine whether in-process research and development projects acquired in the PCS Restructuring should be capitalized or expensed. This analysis is expected to be finalized prior to the completion of the final purchase price allocation. To the extent that it is determined through this analysis that some of the in-process research and development projects should be expensed, a portion of the purchase price will be allocated to these in-process research and development projects and a nonrecurring, noncash charge will be recognized in the period in which the charge occurs. Sprint is unable

                                   PCS GROUP
                         NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

   to determine the potential amount of such a charge at this time. However, such a charge could be material to the PCS Group's results of operations for the period in which the charge occurs. Such a write-off would reduce the amount of purchase price allocated to goodwill, which would result in lower amortization expense being recognized over the life assigned to the goodwill. Such a write-off would not impact future cash flows. At the present time, Sprint anticipates completing its final purchase price allocation prior to year-end 1998.

B To eliminate the PCS Group's historical investment in Sprint Spectrum Holdings and PhillieCo, accounted for by the PCS Group on the equity method of accounting ($293.4 million), and to reclassify interest capitalized as part of that investment to other assets ($182.0 million).

C  To eliminate the PCS Group's payable to Sprint Spectrum Holdings.

D To record the exercise of equity purchase rights by FT and DT. As a result of the issuance of Series 2 PCS Stock to the Cable Parents in exchange for their interests in Sprint Spectrum Holdings and PhillieCo, the sale of these additional shares is required in order for FT and DT to maintain their combined 20% voting interest in Sprint. The proceeds are assumed to reduce the long-term debt of Sprint Spectrum Holdings.

E To reflect PCS Preferred Stock ($240.0 million) and Preferred Inter-Group Interest ($270.6 million) issued to the Cable Parents and the FON Group, respectively, in exchange for funding provided between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock" in the Proxy Statement/Prospectus incorporated by reference into the accompanying Prospectus.

F To write off deferred financing costs associated with the assumed repayment of Sprint Spectrum Holdings debt with proceeds from the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring.

Pro Forma Statement of Operations Adjustments

G To eliminate Sprint's equity in the losses of Sprint Spectrum Holdings and PhillieCo, historically accounted for by the PCS Group on the equity method of accounting ($681.3 million for the nine months ended September 30, 1998 and $656.1 million for the year ended December 31, 1997). The amortization of interest previously capitalized on the investment in Sprint Spectrum Holdings and PhillieCo has been reclassified to depreciation and amortization expense ($5.2 million for the nine months ended September 30, 1998 and $3.5 million for the year ended December 31, 1997).

H To reflect the amortization of the goodwill recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over 40 years. The goodwill associated with the acquisition of the remaining interests in Sprint Spectrum Holdings and PhillieCo is directly related to both the acquisition of the PCS licenses and the ongoing ability of the businesses to provide wireless telecommunications services using these licenses. The 40-year life for goodwill is consistent with the 40-year amortization period being used for the PCS licenses.

I To reflect the amortization of the customer base recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over three years.

J To record a reduction in interest expense and amortization of deferred financing costs as a result of the assumed repayment of Sprint Spectrum Holdings debt with the proceeds from the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring. The APC senior secured facilities, which had weighted-average interest rates of 7.89% for the nine months ended September 30, 1998 and 8.70% for the year ended December 31, 1997, are assumed to be repaid with these proceeds.

                                   PCS GROUP
                         NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

K To reduce interest expense resulting from the tax sharing agreement between the PCS Group and the FON Group. Under this agreement, the FON Group will "pay" the PCS Group for the use of its current tax benefits that the FON Group is able to utilize, thereby providing funds to the PCS Group and reducing the PCS Group's required borrowings. The computation of the current tax benefit is performed on a quarterly basis and the resulting amount is applied to reduce the debt balance and, therefore, interest expense, from that date forward. Interest expense is computed using the weighted-average interest rate on the debt assumed to be repaid, or not incurred, as appropriate. Such debt would have amounted to $1,271.3 million and $727.3 million as of September 30, 1998 and December 31, 1997, respectively.

L To reflect the amortization of the purchase price adjustment related to long-term debt (see Note A).

M To record the income tax benefit, using the statutory income tax rate, relating to the consolidation of the remaining interests in Sprint Spectrum Holdings and PhillieCo.

N To record the impact on income taxes of pro forma adjustments I through L using the statutory income tax rate.

O To reflect dividends at an assumed annual rate of 3% on PCS Preferred Stock and Preferred Inter-Group Interest issued to the Cable Parents and the FON Group, respectively. As of September 30, 1998, $510.6 million of funding by the Cable Parents and the FON Group between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998 was assumed to be exchanged for shares of PCS Preferred Stock or Preferred Inter-Group Interest. For a discussion of how the actual dividend rate will be determined, see "Description of Capital Stock--Description of PCS Preferred Stock; Preferred Inter-Group Interest" in the Proxy Statement/Prospectus incorporated by reference into the accompanying Prospectus.

P The weighted average common shares outstanding reflect (1) the issuance of Series 2 PCS Stock to the Cable Parents in the PCS Restructuring (195.1 million shares), (2) the Recapitalization of Sprint's Existing Common Stock into 1/2 share of Series 1 PCS Stock, including the PCS Stock attributes of the Class A common stock (215.4 million shares for the nine months ended September 30, 1998 and 215.1 million shares for the year ended December 31,
   1997) and (3) the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring (4.9 million shares).

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum Holding Company, L.P., MinorCo, L.P., PhillieCo Partners I, L.P. and PhillieCo
 Partners II, L.P.
Kansas City, Missouri

  We have audited the accompanying combined balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries, and PhillieCo Partners II, L.P. and subsidiaries (the "Partnerships") as of December 31, 1997 and 1996, and the related combined statements of operations, changes in partners' capital, and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Partnerships at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  The Partnerships were in the development stage at December 31, 1996; during the year ended December 31, 1997, the Partnerships completed their development activities and commenced their planned principal operations.

Deloitte & Touche LLP
Kansas City, Missouri

May 26, 1998
(August 6, 1998 as to Note 4)

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                          SEPTEMBER 30,      DECEMBER 31,
                                          ------------- -----------------------
                                              1998         1997         1996
                                          ------------- -----------  ----------
                                           (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..............   $   325,325  $   124,886  $   71,098
 Accounts receivable, net...............       165,508      116,415       3,315
 Receivable from affiliates.............        29,754       43,006      13,375
 Inventory..............................       177,859      103,894      72,414
 Prepaid expenses and other assets, net.        44,077       29,648      14,951
 Note receivable--unconsolidated
  partnership...........................           --           --      226,670
                                           -----------  -----------  ----------
  Total current assets..................       742,523      417,849     401,823
INVESTMENT IN PCS LICENSES, net.........     2,829,087    2,386,799   2,207,903
INVESTMENTS IN UNCONSOLIDATED
 PARTNERSHIP(S).........................           --       273,541     179,086
PROPERTY, PLANT AND EQUIPMENT, net......     4,531,850    3,538,238   1,441,627
MICROWAVE RELOCATION COSTS, net.........       325,602      271,612     135,802
MINORITY INTEREST.......................           --        56,667         --
OTHER ASSETS, net.......................        97,310      113,153      77,403
                                           -----------  -----------  ----------
TOTAL ASSETS............................   $ 8,526,372  $ 7,057,859  $4,443,644
                                           ===========  ===========  ==========
   LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Advances from partners.................   $   185,000  $    45,000  $  167,819
 Accounts payable.......................       287,082      446,263     214,205
 Payable to affiliate...................         1,648       11,933       5,626
 Accrued interest.......................        95,132       59,605      34,057
 Accrued expenses.......................       379,638      237,123      49,482
 Current maturities of long-term debt...       124,491       34,562          49
                                           -----------  -----------  ----------
  Total current liabilities.............     1,072,991      834,486     471,238
CONSTRUCTION OBLIGATIONS................       575,725      705,280     714,934
LONG-TERM DEBT, net.....................     6,001,217    3,533,954     686,192
OTHER NONCURRENT LIABILITIES............        84,835       50,103      11,356
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNER INTEREST IN CONSOLIDATED
 SUBSIDIARY.............................        65,777          --          --
PARTNERS' CAPITAL AND ACCUMULATED
 DEFICIT:
 Partners' capital......................     4,611,025    4,127,244   3,120,479
 Accumulated deficit....................    (3,885,198)  (2,193,208)   (560,555)
                                           -----------  -----------  ----------
  Total partners' capital...............       725,827    1,934,036   2,559,924
                                           -----------  -----------  ----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL.   $ 8,526,372  $ 7,057,859  $4,443,644
                                           ===========  ===========  ==========

                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                       COMBINED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                NINE MONTHS                   YEAR ENDED
                            ENDED SEPTEMBER 30,              DECEMBER 31,
                          ------------------------  ---------------------------------
                             1998         1997         1997        1996       1995
                          -----------  -----------  -----------  ---------  ---------
                                (UNAUDITED)
OPERATING REVENUES......  $   787,953  $   110,528  $   258,029  $   4,175  $     --
OPERATING EXPENSES:
Cost of revenues........      783,023      308,292      574,343     36,824        --
Selling, general and
 administrative.........      931,606      481,290      747,084    313,629     66,719
Depreciation and
 amortization...........      529,166      189,924      316,276     11,297        211
                          -----------  -----------  -----------  ---------  ---------
   Total operating
    expenses............    2,243,795      979,506    1,637,703    361,750     66,930
                          -----------  -----------  -----------  ---------  ---------
LOSS FROM OPERATIONS....   (1,455,842)    (868,978)  (1,379,674)  (357,575)   (66,930)
OTHER INCOME (EXPENSE):
 Interest income........       24,467       24,636       27,817      8,593        476
 Interest expense.......     (358,321)     (55,568)    (123,490)      (323)       --
 Other income (expense).       (1,268)       3,907        5,108      1,586        (19)
 Equity in loss of
  unconsolidated
  partnerships..........         --       (125,455)    (168,935)   (96,850)   (46,206)
                          -----------  -----------  -----------  ---------  ---------
   Total other expense..     (335,122)    (152,480)    (259,500)   (86,994)   (45,749)
                          -----------  -----------  -----------  ---------  ---------
NET LOSS BEFORE MINORITY
 INTEREST...............   (1,790,964)  (1,021,458)  (1,639,174)  (444,569)  (112,679)
MINORITY INTEREST.......       98,974          --         6,521        --         --
                          -----------  -----------  -----------  ---------  ---------
NET LOSS................  $(1,691,990) $(1,021,458) $(1,632,653) $(444,569) $(112,679)
                          ===========  ===========  ===========  =========  =========


                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                 (in thousands)

                              NINE MONTHS                    YEAR ENDED
                           ENDED SEPTEMBER 30,              DECEMBER 31,
                          ----------------------  ----------------------------------
                             1998        1997        1997        1996        1995
                          ----------  ----------  ----------  ----------  ----------
                               (UNAUDITED)
PARTNERS' CAPITAL:
Balance at beginning of
 period.................  $4,127,244  $3,120,479  $3,120,479  $2,391,801  $  128,795
Contributions of
 capital................     483,781     648,728   1,018,500     728,678   2,263,006
Return of capital.......         --      (11,735)    (11,735)        --          --
                          ----------  ----------  ----------  ----------  ----------
Balance at end of
 period.................   4,611,025   3,757,472   4,127,244   3,120,479   2,391,801
ACCUMULATED DEFICIT:
Balance at beginning of
 period.................  (2,193,208)   (560,555)   (560,555)   (115,986)     (3,307)
Net loss................  (1,691,990) (1,021,458) (1,632,653)   (444,569)   (112,679)
                          ----------  ----------  ----------  ----------  ----------
Balance at end of
 period.................  (3,885,198) (1,582,013) (2,193,208)   (560,555)   (115,986)
                          ----------  ----------  ----------  ----------  ----------
TOTAL PARTNERS' CAPITAL.  $  725,827  $2,175,459  $1,934,036  $2,559,924  $2,275,815
                          ==========  ==========  ==========  ==========  ==========





                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                               NINE MONTHS                    YEAR ENDED
                           ENDED SEPTEMBER 30,               DECEMBER 31,
                         ------------------------  -----------------------------------
                            1998         1997         1997         1996        1995
                         -----------  -----------  -----------  ----------  ----------
                               (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net loss............... $(1,691,990) $(1,021,458) $(1,632,653) $ (444,569) $ (112,679)
 Adjustments to recon-
  cile net loss to net
  cash provided by
  (used in) operating
  activities:
 Equity in loss of
  unconsolidated
  partnership prior to
  acquisition...........         --       125,455      168,935      96,850      46,206
 Minority interest......     (98,974)         --        (6,521)        --          --
 Loss on disposition of
  non-network
  equipment.............       2,161          --           --          --          --
 Depreciation and
  amortization..........     529,166      189,924      316,854      11,278         242
 Amortization of debt
  discount and issuance
  costs.................      40,694       35,328       49,061      14,008         --
 Changes in assets and
  liabilities, net of
  effects of
  acquisition of APC:
   Receivables..........      (7,004)     (83,003)    (132,026)    (16,350)       (147)
   Inventory............     (64,293)      (9,374)     (27,398)    (72,413)        --
   Prepaid expenses and
    other assets........      (1,120)     (10,130)     (12,965)    (22,513)       (178)
   Accounts payable and
    accrued expenses....     (44,798)     153,182      389,740     251,791      47,836
   Other noncurrent
    liabilities.........      34,733       13,652       38,747       9,500       1,856
                         -----------  -----------  -----------  ----------  ----------
    Net cash used in
     operating
     activities.........  (1,301,425)    (606,424)    (848,226)   (172,418)    (16,864)
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures...  (1,107,684)  (1,632,828)  (2,124,556) (1,419,216)    (31,806)
 Microwave relocation
  costs, net............     (45,254)    (104,411)    (123,816)   (135,828)        --
 Purchase of PCS
  licenses..............         --           --           --          --   (2,085,794)
 Purchase of APC, net of
  cash acquired.........     (28,906)         --        (6,764)        --          --
 Purchase of Cox PCS,
  net of cash acquired..     (28,300)         --           --          --          --
 Investment in
  unconsolidated
  partnerships..........         --      (112,695)    (191,171)   (190,390)   (131,752)
 Loan to unconsolidated
  partnership...........         --       (81,114)    (111,468)   (231,964)       (655)
 Payment received on
  loan to unconsolidated
  partnership...........         --       246,670      246,670       5,949         --
                         -----------  -----------  -----------  ----------  ----------
    Net cash used in
     investing
     activities.........  (1,210,144)  (1,684,378)  (2,311,105) (1,971,449) (2,250,007)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Advances from partners.     140,000       45,000       45,000     167,819         --
 Net borrowing under
  revolving credit
  agreement.............   1,018,571      370,000      605,000         --          --
 Proceeds from issuance
  of long-term debt.....   1,314,242    1,327,553    1,763,045     674,200         --
 Change in construction
  obligations...........    (183,193)     176,383       (9,654)    714,934         --
 Payments on long-term
  debt..................     (61,393)    (169,308)    (170,809)        (24)        --
 Debt issuance costs....         --       (20,000)     (20,000)    (71,791)        --
 Partner capital
  contributions.........     483,781      642,499    1,012,272     728,678   2,263,006
 Return of capital......         --       (11,735)     (11,735)        --          --
                         -----------  -----------  -----------  ----------  ----------
    Net cash provided by
     financing
     activities.........   2,712,008    2,360,392    3,213,119   2,213,816   2,263,006
                         -----------  -----------  -----------  ----------  ----------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS............     200,439       69,590       53,788      69,949      (3,865)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............     124,886       71,098       71,098       1,149       5,014
                         -----------  -----------  -----------  ----------  ----------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $   325,325  $   140,688  $   124,886  $   71,098  $    1,149
                         ===========  ===========  ===========  ==========  ==========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 .  Interest paid, net
    of amount capital-
    ized................ $   169,115  $    12,226  $    35,629  $      323  $      --
NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 .  Accrued interest of
    $139,000 and $51,673
    related to vendor
    financing was con-
    verted to long-term
    debt during the nine
    months ended Septem-
    ber 30, 1998 and the
    year ended December
    31, 1997, respec-
    tively.
 .  A PCS license cover-
    ing the Omaha MTA
    and valued at $6,229
    was contributed to
    the Company by Cox
    Communications dur-
    ing the nine months
    ended September 30,
    1997 and the year
    ended December 31,
    1997.

                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

1. ORGANIZATION

  The accompanying combined financial statements present a combination of the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries (collectively, the "Company" or the "Partnerships") which offer services as Sprint PCS.

  The unaudited interim financial information presented has been prepared according to generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim financial position, results of operations and cash flows of the Company.

  SPRINT SPECTRUM HOLDING COMPANY, L.P.--Sprint Spectrum Holding Company, L.P. ("Holdings") is a limited partnership formed in Delaware on March 28, 1995, by Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Cox Telephony Partnership and Comcast Telephony Services (together the "Partners"). Holdings was formed pursuant to a reorganization of the operations of an existing partnership, WirelessCo, L.P. ("WirelessCo") which transferred certain operating functions to Holdings. The Partners are subsidiaries of Sprint Corporation ("Sprint"), Tele-Communications, Inc. ("TCI"), Cox Communications, Inc. ("Cox"), and Comcast Corporation ("Comcast", and together with Sprint, TCI and Cox, the "Parents"), respectively.

  The Partners of Holdings and MinorCo, L.P. have the following ownership interests as of December 31, 1997, and 1996 and September 30, 1998:

       Sprint Enterprises, L.P.............................................. 40%
       TCI Spectrum Holdings, Inc........................................... 30%
       Cox Telephony Partnership............................................ 15%
       Comcast Telephony Services........................................... 15%

  Each Partner's ownership interest consists of a 99% general partner interest and a 1% limited partnership interest.

  Holdings is the 99% general partner of, and is consolidated with, its subsidiaries, including NewTelco, L.P. ("NewTelco") and Sprint Spectrum L.P., which, in turn, has several subsidiaries. Sprint Spectrum L.P.'s subsidiaries are Sprint Spectrum Equipment Company, L.P. ("EquipmentCo"), Sprint Spectrum Realty Company, L.P. ("RealtyCo"), Sprint Spectrum Finance Corporation ("FinCo"), and WirelessCo. On May 15, 1996, EquipmentCo was formed to lease or own wireless communication network equipment, and RealtyCo was formed to lease or own real property on which wireless communication facilities are to be located. FinCo was formed on May 20, 1996 to be a co-obligor of the debt obligations discussed in Note 5.

  The results of American PCS, L.P. ("APC") are consolidated from November 1997, the date the Federal Communications Commission ("FCC") approved Holdings as the new managing partner (Note 4). APC, through subsidiaries, owns a PCS license for and operates a broadband GSM (global system for mobile communications) in the Washington D.C./Baltimore Major Trading Area ("MTA"), and has launched a code division multiple access ("CDMA") overlay for nearly all of its existing GSM PCS system. APC includes American PCS Communications, LLC, APC PCS, LLC, APC Realty and Equipment Company, LLC and American Personal Communications Holdings, Inc.

  As discussed in Note 4, Holdings became the managing partner of Cox Communications PCS, L.P. ("Cox PCS") in June 1998. Cox PCS results have been included in the combined statements of operations from January 1, 1998. Cox PCS, through subsidiaries, holds a PCS license for and operates a PCS system in the Los Angeles-San Diego-Las Vegas MTA. Cox PCS includes Cox PCS License, L.L.C., Cox PCS Assets, L.L.C., and PCS Leasing Co., L.P.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  MINORCO, L.P. ("MINORCO")--MinorCo holds the minority ownership interests of 1% in NewTelco, Sprint Spectrum L.P., EquipmentCo, RealtyCo and WirelessCo at September 30, 1998, December 31, 1997 and 1996, and APC at September 30, 1998 and December 31, 1997.

  PHILLIECO PARTNERS--The consolidated financial statements of PhillieCo Partners I, L.P. ("PhillieCo I") and subsidiaries, included in these combined financial statements, include the accounts of PhillieCo I and its consolidated subsidiaries, including PhillieCo Sub, L.P. ("PhillieCo Sub") and PhillieCo, L.P ("PhillieCo").

  The consolidated financial statements of PhillieCo Partners II, L.P. ("PhillieCo II") and subsidiaries, included in these combined financial statements, include the accounts of PhillieCo II and its minority investment interests in PhillieCo Sub, L.P. and PhillieCo, L.P.

  PhillieCo Sub was formed by PhillieCo I and PhillieCo II, both of which were formed by Sprint Enterprises, L.P., TCI Philadelphia Holdings, Inc. and Cox Communications Wireless, Inc. (together the "PhillieCo Partners"). PhillieCo Sub was formed pursuant to a reorganization under which the PhillieCo Partners transferred their ownership interests in PhillieCo, which was formed in Delaware on October 24, 1994, to PhillieCo I and PhillieCo II. The PhillieCo Partners are subsidiaries of Sprint, TCI and Cox, respectively.

  The PhillieCo Partners have the following ownership interest as of December 31, 1997 and 1996 and September 30, 1998:

       Sprint Enterprises, L.P............................................ 47.1%
       TCI Philadelphia Holdings, Inc..................................... 35.3%
       Cox Communications Wireless, Inc................................... 17.6%

  Each PhillieCo partner's ownership interest consists of a 99% general partner interest and a 1% limited partnership interest.

  VENTURE FORMATION AND AFFILIATED PARTNERSHIPS--A Joint Venture Formation Agreement (the "Formation Agreement"), dated as of October 24, 1994, and subsequently amended as of March 28, 1995, and January 31, 1996, was entered into by the Parents, pursuant to which the Parents agreed to form certain entities to (i) provide national wireless telecommunications services, including acquisition and development of PCS licenses, (ii) develop a PCS wireless system in the Los Angeles-San Diego-Las Vegas MTA, and (iii) take certain other actions.

  On October 24, 1994, WirelessCo was formed and on March 28, 1995, additional partnerships were formed consisting of Holdings, MinorCo, NewTelco, and Sprint Spectrum L.P. The Partners' ownership interests in WirelessCo were initially held directly by the Partners as of October 24, 1994, the formation date of WirelessCo, but were subsequently contributed to Holdings and then to Sprint Spectrum L.P. on March 28, 1995.

  SPRINT SPECTRUM HOLDING COMPANY, L.P. PARTNERSHIP AGREEMENT--The Amended and Restated Agreement of Limited Partnership of MajorCo, L.P. (now known as Holdings), dated as of January 31, 1996 (the "Holdings Agreement"), among Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Comcast Telephony Services and Cox Telephony Partnership provides that the purpose of Holdings is to engage in wireless communications services.

  The Holdings Agreement generally provides for the allocation of profits and losses according to each Partner's proportionate percentage interest, after giving effect to special allocations. After special allocations, profits are allocated to partners to the extent of and in proportion to cumulative net losses previously allocated. Losses are allocated, after considering special allocations, according to each Partner's allocation of net profits previously allocated.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  The Holdings Agreement provides for planned capital contributions by the Partners ("Total Mandatory Contributions") of $4.2 billion, which includes agreed upon values attributable to the contributions of certain additional PCS licenses by a Partner. The Total Mandatory Contributions amount is required to be contributed in accordance with capital contribution schedules to be set forth in approved annual budgets. The partnership board of Holdings may request capital contributions to be made in the absence of an approved budget or more quickly than provided for in an approved budget, but always subject to the Total Mandatory Contributions limit. The proposed budget for fiscal 1998 has not yet been approved by the partnership board, which has resulted in the occurrence of a Deadlock Event (as defined) under the Holdings Agreement as of January 1, 1998. If the 1998 proposed budget is not approved through resolution procedures set forth in the Holdings Agreement, certain specified buy/sell procedures may be triggered which may result in a restructuring of the partners' interest in Holdings or, in limited circumstances, liquidation of Holdings. See Note 10 for further discussion regarding a restructuring of the partnership structure. As of September 30, 1998 and December 31, 1997, approximately $4.2 billion and $4.0 billion, respectively, of the Total Mandatory Contributions had been contributed by the Partners to Holdings and its affiliated partnerships, of which approximately $3.3 billion had been contributed to Sprint Spectrum L.P.

  PHILLIECO PARTNERSHIP AGREEMENT--The Second Amended and Restated Agreement of Limited Partnership of PhillieCo, L.P., (the "PhillieCo Agreement") dated as of March 12, 1997, among PhillieCo Sub and PhillieCo II provides that the purpose of PhillieCo is to engage in wireless communications services in the Philadelphia MTA. The PhillieCo Agreement provides for the governance and administration of partnership business, allocation of profits and losses (including provisions for special and curative allocations), tax allocations, transactions with partners, disposition of partnership interests and other matters. The PhillieCo Agreement provides for additional capital contributions to be made in accordance with capital contribution schedules to be set forth in approved annual budgets.

  The PhillieCo Agreement generally provides for the allocation of profits and losses according to each Partner's proportionate percentage interest, after giving effect to special allocations. After special allocations, profits are allocated to partners to the extent of and in proportion to cumulative net losses previously allocated. Losses are allocated, after considering special allocations, according to each Partner's allocation of net profits previously allocated.

  EMERGENCE FROM DEVELOPMENT STAGE COMPANY--Prior to the third quarter of 1997, the Company reported its operations as a development stage enterprise. The Company has commenced service in all of the MTAs in which it owns a license. As a result, the Company is no longer considered a development stage enterprise, and the balance sheets and statements of operations and of cash flows are no longer presented in development stage format.

  Management believes that the Company will incur additional losses in 1998 and require additional financial resources to support the current level of operations and the remaining network buildout for the year ended December 31, 1998. Management believes the Company has the ability to obtain the required levels of financing through additional financing arrangements or additional equity funding from the partners.

  DEADLOCK EVENT--The proposed budgets for fiscal year 1998 were not approved by the Holdings or PhillieCo I partnership boards, which resulted in the occurrence of a "Deadlock Event" as of January 1, 1998 under the Holdings and PhillieCo I Partnership Agreements. Holdings is the sole general partner of Sprint Spectrum L.P. PhillieCo I is the sole general partner of PhillieCo Sub. Under the Holdings and PhillieCo I Partnership Agreements, if one of the partners refers the budget issue to the chief executive officers of the Parents for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered which may result in the purchase by one or more of the partners of the interest of the other partners, or, in certain circumstances, the liquidation of Holdings and PhillieCo I and their subsidiaries. See further discussions regarding a restructuring of the partnership structure in Note 10.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION--The financial statements are presented on a combined basis as the Partnerships are under common management for all periods presented. The assets, liabilities, results of operations and cash flows of entities in which the Company has a controlling interest have been consolidated. All significant intercompany accounts and transactions have been eliminated.

  MINORITY INTERESTS--In November 1997, concurrent with the APC acquisition discussed in Note 4, American Personal Communications II, L.P. ("APC II") became the minority owner in APC. APC II has been allocated approximately $6.5 million in losses in APC since the date of acquisition. Prior to November 1997, APC II, as majority owner, had been allocated approximately $50 million in losses in excess of its investment. At December 31, 1997, after consolidation of APC, the total of such losses, approximately $56.7 million, was recorded as minority interest in the Partnerships' combined balance sheet. This treatment reflects that APC II continued to be responsible for funding its share of losses until January 1, 1998 when Holdings and MinorCo acquired the remaining interest in APC.

  In addition, in June 1998, concurrent with the Cox PCS acquisition discussed in Note 4, Cox Pioneer Partnership ("CPP") became the minority owner in Cox PCS with CPP's remaining ownership-interest in Cox PCS being recorded as minority interest in the combined balance sheet. CPP has been allocated approximately $99.0 million in losses in Cox PCS since the date of acquisition. Losses attributable to Cox incurred from January 1, 1998 through May 1998 are included in minority interest in the combined statements of operations.

  TRADEMARK AGREEMENT--Sprint(R) is a registered trademark of Sprint Communications Company L.P. and Sprint(R) and Sprint PCS(R) are licensed to Holdings on a royalty-free basis pursuant to a trademark license agreement between Holdings and Sprint Communications Company L.P.

  REVENUE RECOGNITION--Operating revenues for PCS services are recognized as service is rendered. Operating revenues for equipment sales are recognized at the time the equipment is delivered to a customer or an unaffiliated agent.

  COST OF EQUIPMENT--The Company uses multiple distribution channels for its inventory, including third-party retailers, Company-owned retail stores, its direct sales force and telemarketing. Cost of equipment varies by distribution channel and includes the cost of multiple models of handsets, related accessory equipment, and warehousing and shipping expenses.

  CASH AND CASH EQUIVALENTS--The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash and cash equivalents in financial institutions with the highest credit ratings.

  ACCOUNTS RECEIVABLE--Accounts receivable are net of an allowance for doubtful accounts of approximately $23.9 million, $9.3 million and $0.2 million, at September 30, 1998 and December 31, 1997 and 1996, respectively.

  INVENTORY--Inventory consists of wireless communication equipment (primarily handsets). Inventory is stated at lower of cost (on a first-in, first-out basis) or replacement value. Any losses on the sales of handsets are recognized at the time of sale.

  PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost or fair value at the date of acquisition. Construction work in progress represents costs incurred to design and construct the PCS network. Repair and maintenance costs are charged to expense as incurred. When network equipment is retired, or otherwise disposed of, its book value, net of salvage, is charged to accumulated depreciation. When non-network equipment is sold, retired or abandoned, or otherwise disposed of, the cost and accumulated depreciation are relieved and any gain or loss is recognized. Property, plant and equipment are depreciated using the straight-line method based on estimated useful lives of the assets. Depreciable lives range from 3 to 20 years.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  EQUIPMENT UNDER CAPITAL LEASES--APC leases certain of its office and other equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of 5 to 7 years.

  INVESTMENT IN PCS LICENSES--During 1994 and 1995, the Federal Communications Commission ("FCC") auctioned PCS licenses in specific geographic service areas. The FCC grants licenses for terms of up to ten years, and generally grants renewals in 10-year terms if the licensee has complied with its license obligations. The Company believes it will be able to secure renewal of the PCS licenses held by its subsidiaries. PCS licenses are amortized over estimated useful lives of 40 years once placed in service. Accumulated amortization for PCS licenses totaled approximately $91.8 million, $46.8 million and $1.7 million as of September 30, 1998, December 31, 1997, and 1996, respectively. There was no amortization in 1995.

  MICROWAVE RELOCATION COSTS--The Company has also incurred costs associated with microwave relocation in the construction of the PCS network. Microwave relocation costs are amortized over the remaining life of the PCS licenses. Accumulated amortization for microwave relocation costs totaled approximately $10.6 million and $5.3 million as of September 30, 1998 and December 31, 1997, respectively. There was no amortization in 1996 or 1995.

  INTANGIBLE ASSETS--The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation. The Company currently expects the carrying amounts to be fully recoverable. Impairments of intangibles and long-lived assets are assessed based on an undiscounted cash flow methodology.

  CAPITALIZED INTEREST--Interest costs associated with the construction of capital assets (including the PCS licenses) incurred during the period of construction are capitalized. The total interest costs capitalized in the nine months ended September 30, 1998 was approximately $50.9 million, and was approximately $100.0 million and $30.5 million in 1997 and 1996, respectively. There were no amounts capitalized in 1995.

  DEBT ISSUANCE COSTS--Included in other assets are costs associated with obtaining financing. Such costs are capitalized and amortized to interest expense over the term of the related debt instruments using the effective interest method. Accumulated amortization for the nine months ended September 30, 1998 was approximately $23.8 million, and was approximately $13.4 million and $1.9 million for the years ended December 31, 1997 and 1996, respectively. There was no amortization in 1995.

  OPERATING LEASES--Rent expense is recognized on the straight-line basis over the life of the lease agreement, including renewal periods. Lease expense recognized in excess of cash expended is included in non-current liabilities in the combined balance sheet.

  MAJOR CUSTOMER--The Company markets its products through multiple distribution channels, including Company-owned retail stores and third-party retail outlets. The Company's subscribers are disbursed throughout the United States. Sales to one third-party retail customer represented approximately 21% and 88% of operating revenues in the combined statements of operations for the years ended December 31, 1997 and 1996, respectively. The Company reviews the credit history of retailers prior to extending credit and maintains allowances for potential credit losses. The Company believes that its risk from concentration of credit is limited.

  INCOME TAXES--The Company has not provided for federal or state income taxes since such taxes are the responsibility of the individual Partners.

  FINANCIAL INSTRUMENTS--The carrying value of the Company's short-term financial instruments, including cash and cash equivalents, receivables from customers and affiliates and accounts payable approximates fair value. The fair value of the Company's long-term debt is based on quoted market prices for the same issues or current rates offered to the Company for similar debt. A summary of the fair value of the Company's long-term debt at December 31, 1997 and 1996 is included in Note 5.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  The fair value of the interest rate contracts is the estimated net amount that APC would pay to terminate the contracts at the balance sheet date. The fair value of the fixed rate loans is estimated using discounted cash flow analysis based on APC's current incremental borrowing rate at which similar borrowing agreements would be made under current conditions.

  DERIVATIVE FINANCIAL INSTRUMENTS--Derivative financial instruments (interest rate contracts) are utilized by APC to reduce interest rate risk. APC has established a control environment which includes risk assessment and management approval, reporting and monitoring of derivative financial instrument activities. APC does not hold or issue derivative financial instruments for trading purposes.

  The differentials to be received or paid under interest rate contracts that are matched against underlying debt instruments and qualify for settlement accounting are recognized in income over the life of the contracts as adjustments to interest expense. Gains and losses on terminations of interest rate contracts are recognized as other income or expense when terminated in conjunction with the retirement of associated debt. Gains and losses on terminations of interest rate contracts not associated with the retirement of debt are deferred and amortized to interest expense over the remaining life of the associated debt to the extent that such debt remains outstanding.

  COMPREHENSIVE INCOME--In June 1997, the Financial Accounting Standards Board issued Statement of financial Accounting Standards No. 130, Reporting Comprehensive Income, ("SFAS No. 130") which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company's total comprehensive loss for all periods presented herein did not differ from those amounts reported as net loss in the combined statements of operations.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECLASSIFICATIONS--Certain reclassifications have been made to the 1996 and 1995 combined financial statements to conform to the 1997 combined financial statement presentation.

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at September 30, 1998, December 31, 1997 and 1996 (in thousands):

                                           SEPTEMBER 30,     DECEMBER 31,
                                           ------------- ----------------------
                                               1998         1997        1996
                                           ------------- ----------  ----------
                                            (UNAUDITED)
   Land..................................   $    3,288   $    1,445  $      905
   Buildings and leasehold improvements..      901,164      641,167      86,496
   Fixtures and office furniture.........      309,419      168,301      68,520
   Network equipment.....................    3,319,669    2,335,965     255,691
   Telecommunications plant--construction
    work in progress.....................      706,343      653,133   1,039,620
                                            ----------   ----------  ----------
                                             5,239,883    3,800,011   1,451,232
   Less accumulated depreciation.........     (708,033)    (261,773)     (9,605)
                                            ----------   ----------  ----------
                                            $4,531,850   $3,538,238  $1,441,627
                                            ==========   ==========  ==========

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  Depreciation expense on property, plant and equipment for the nine months ended September 30, 1998 was approximately $471.4 million and was approximately $251.9 million, $9.6 million, and $0.2 million for the years ended December 31, 1997, 1996 and 1995, respectively.

4. INVESTMENTS IN PARTNERSHIPS

  APC--On January 9, 1995, WirelessCo acquired a 49% limited partnership interest in APC. In September 1997, Holdings increased its ownership in APC to 58.3% through additional capital contributions of approximately $30 million, and became the managing partner upon FCC approval in November 1997. As of January 1, 1998, Holdings and MinorCo increased their ownership percentages to 99.75% and 0.25%, respectively, of the partnership interests for approximately $30 million.

  The acquisition increasing ownership to 58.3% and subsequently to 100% was accounted for as a purchase and, accordingly, the operating results of APC have been consolidated since the date of the FCC's approval of the acquisition. In conjunction with the acquisition in November 1997, liabilities were assumed as follows with the remaining minority interest acquired on January 1, 1998 (in millions):

       Assets acquired.................................................... $503
       Cash paid..........................................................  (30)
       Minority interest..................................................   50
                                                                           ----
       Liabilities assumed................................................ $523
                                                                           ====

  The purchase price was allocated to the assets acquired and the liabilities assumed based on an estimate of fair value.

  The following unaudited pro forma financial information assumes the acquisition had occurred on January 1 of each year and that Holdings had owned 100% of APC and consolidated its results in the financial statements:

                                                            1997        1996
                                                         -----------  ---------
   Net sales............................................ $   364,460  $  76,013
   Net loss (before minority interest)..................  (1,716,142)  (554,976)

  Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

  Prior to acquisition of controlling interest, Holdings' investment in APC was accounted for under the equity method. The partnership agreement between Holdings and APC II specified that losses were allocated based on percentage ownership interests and certain other factors. In January 1997, Holdings and APC II amended the APC partnership agreement with respect to the allocation of profits and losses. For financial reporting purposes, profits and losses were allocated in proportion to Holdings' and APC II's respective partnership interests, except for costs related to stock appreciation rights and interest expense attributable to the FCC interest payments which were allocated entirely to APC II. Losses of approximately $60 million, $97 million and $46 million for the years ended December 31, 1997, 1996 and 1995, respectively, are included in equity in losses of unconsolidated subsidiaries during the period prior to the acquisition of controlling interest.

  COX PCS--On December 31, 1996, Holdings acquired a 49% limited partner interest in Cox PCS. CPP held a 50.5% general and a 0.5% limited partner interest and was the general and managing partner. Holdings increased its ownership in Cox PCS to 59.2% through an additional capital contribution of approximately $80.6 million and became managing partner upon FCC approval in June, 1998. This increase in ownership was the result of CPP exercising its right under the partnership agreement to require that Holdings acquire all or part of CPP's interest in Cox PCS based on fair market value at the time of the transaction. Through December 2008, CPP may put any remaining interest in Cox PCS to Holdings.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  The acquisition increasing ownership to 59.2% was accounted for as a purchase. The operating results of Cox PCS have been consolidated since January 1, 1998. The following table reflects the value of Cox PCS' assets and liabilities at the date of acquisition:

         Assets acquired.............................. $ 724,834
         Cash paid....................................   (80,558)
         Minority interest............................  (103,780)
                                                       ---------
         Liabilities assumed.......................... $ 540,496
                                                       =========

  The purchase price was allocated to the assets acquired and the liabilities assumed based on an estimate of fair value.

  The following unaudited proforma information assumes the acquisition had occurred on January 1, 1997, and that Holdings had consolidated the Cox PCS results in the financial statements:

                                                    DECEMBER 31,
                                                        1997
                                                    ------------
         Net sales................................. $   295,395
         Net loss (before minority interest).......  (1,757,821)

   Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

  Prior to the acquisition of controlling interest, Holdings' investment in Cox PCS was accounted for under the equity method.

  Under the terms of the partnership agreement, CPP and the Company are obligated to, among other things: (a) upon FCC consent to the assumption and recognition of the license payment obligations by Cox PCS, CPP is obligated to make capital contributions in an amount equal to such liability and related interest (the PCS license covering the Los Angeles-San Diego MTA was contributed to Cox PCS in March 1997) (b) Holdings is obligated to make capital contributions of approximately $368.9 million to Cox PCS; (c) Holdings is not obligated to make any cash capital contributions upon the assumption by Cox PCS of the FCC payment obligations until CPP has contributed cash in an amount equal to the aggregate principal and interest of such obligations; and,
(d) CPP and Holdings are obligated to make additional capital contributions in an amount equal to such partner's percentage interest times the amount of additional capital contributions being requested.

  As of December 31, 1997, approximately $348.2 million in equity, including $2.45 million to PCS Leasing Co, L.P. ("LeasingCo"), a subsidiary of Cox PCS, had been contributed to Cox PCS by the Company. Through December 31, 1996, $168 million had been contributed to Cox PCS. Losses are allocated to the partners based on their ownership percentages. Losses of approximately $108 million for the year ended December 31, 1997, are included in equity in losses of unconsolidated partnerships during the year prior to the acquisition of controlling interest. Subsequent to December 31, 1997, Holdings completed its funding obligation to Cox PCS under the partnership agreement. Concurrent with this funding, Holdings paid approximately $33.2 million in interest that had accrued on the unfunded capital obligation.

  Additionally, Holdings increased its ownership to 59.2% and became general partner in LeasingCo. LeasingCo was formed to acquire, construct or otherwise develop equipment and other personal property to be leased to Cox PCS. Holdings is not obligated to make additional capital contributions to LeasingCo beyond the initial funding of approximately $2.45 million.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

5. LONG-TERM DEBT AND BORROWING ARRANGEMENTS

  Long-term debt consists of the following as of September 30, 1998 and December 31, 1997 and 1996 (in thousands):

                                              SEPTEMBER 30,    DECEMBER 31,
                                              ------------- -------------------
                                                  1998         1997      1996
                                              ------------- ---------- --------
                                               (UNAUDITED)
   11% Senior Notes due in 2006.............   $  250,000   $  250,000 $250,000
   12 1/2% Senior Discount Notes due in
    2006, net of unamortized discount of
    $147,035 at September 30, 1998; $177,720
    and $214,501 at December 31, 1997 and
    1996, respectively......................      352,965      322,280  285,499
   Credit Facility--term loans..............      300,000      300,000  150,000
   Credit Facility--revolving credit........    1,565,000      605,000      --
   Vendor Financing.........................    2,527,002    1,612,914      --
   APC Senior Secured Term Loan Facility....      220,000      220,000      --
   APC Senior Secured Reducing Revolving
    Credit Facility.........................      200,000      141,429      --
   APC--Due To FCC, net of unamortized
    discount of $8,992 at September 30, 1998
    and $11,989 at December 31, 1997........       77,844       90,355      --
   Cox PCS Credit Facility..................      400,000          --       --
   Cox PCS--Due to FCC......................      213,855          --       --
   Other....................................       19,042       26,538      742
                                               ----------   ---------- --------
   Total debt...............................    6,125,708    3,568,516  686,241
   Less current maturities..................      124,491       34,562       49
                                               ----------   ---------- --------
   Long-term debt...........................   $6,001,217   $3,533,954 $686,192
                                               ==========   ========== ========

  SENIOR NOTES AND SENIOR DISCOUNT NOTES--In August 1996, Sprint Spectrum L.P. and Sprint Spectrum Finance Corporation (together, the "Issuers") issued $250 million aggregate principal amount of 11% Senior Notes due 2006 ("the Senior Notes"), and $500 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2006 (the "Senior Discount Notes" and, together with the Senior Notes, the "Notes"). The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated proceeds of approximately $273 million. Cash interest on the Senior Notes accrues at a rate of 11% per annum and is payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 1997. Cash interest will not accrue or be payable on the Senior Discount Notes prior to August 15, 2001. Thereafter, cash interest on the Senior Discount Notes will accrue at a rate of 12 1/2% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2002.

  On August 15, 2001, the Issuers will be required to redeem an amount equal to $384.772 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding ($192 million in aggregate principal amount at maturity, assuming all of the Senior Discount Notes remain outstanding at such date).

  The Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after August 15, 2001 at the redemption prices set forth below, respectively, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12 month period beginning on August 15 of the years indicated below:

                                            SENIOR NOTES   SENIOR DISCOUNT NOTES
   YEAR                                   REDEMPTION PRICE   REDEMPTION PRICE
   ----                                   ---------------- ---------------------
   2001..................................     105.500%           110.000%
   2002..................................     103.667%           106.500%
   2003..................................     101.833%           103.250%
   2004 and thereafter...................     100.000%           100.000%

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)
  In addition, prior to August 15, 1999, the Issuers may redeem up to 35% of the originally issued principal amount of the Notes with the net proceeds of one or more public equity offerings, provided that at least 65% of the originally issued principal amount at maturity of the Senior Notes and Senior Discount Notes would remain outstanding immediately after giving effect to such redemption. The redemption price of the Senior Notes is equal to 111.0% of the principal amount of the Senior Notes so redeemed, plus accrued and unpaid interest, if any, to the redemption date. The redemption price of the Senior Discount Notes is equal to 112.5% of the accreted value at the redemption date of the Senior Discount Notes so redeemed.

  The Notes contain certain restrictive covenants, including (among other requirements) limitations on additional indebtedness, limitations on restricted payments, limitations on liens, and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries.

  BANK CREDIT FACILITY--Sprint Spectrum L.P. (the "Borrower") entered into an agreement with The Chase Manhattan Bank ("Chase") as agent for a group of lenders for a $2 billion bank credit facility dated October 2, 1996. The proceeds of this facility are to be used to finance working capital needs, subscriber acquisition costs, capital expenditures and other general Borrower purposes.

  The facility consists of a revolving credit commitment of $1.7 billion and a $300 million term loan commitment. In December 1997, certain terms relating to the financial and operating conditions were amended. As of September 30, 1998, $1.6 billion had been drawn under the revolving credit facility at a weighted average interest rate of 8.19% with $100 million remaining available. As of December 31, 1997, $605 million had been drawn under the revolving credit facility at a weighted average interest rate of 8.42%, with $1.1 billion remaining available. There were no borrowings under the revolving credit commitment as of December 31, 1996. Commitment fees for the revolving portion of the agreement are payable quarterly based on average unused revolving commitments.

  The revolving credit commitment expires July 13, 2005. Availability will be reduced in quarterly installments ranging from $75 million to $175 million commencing January 2002. Further reductions may be required after January 1, 2002 to the extent that the Borrower meets certain financial conditions.

  The term loans are due in sixteen consecutive quarterly installments beginning January 2002 in aggregate principal amounts of $125,000 for each of the first fifteen payments with the remaining aggregate outstanding principal amount of the term loans due as the last installment.

  Interest on the term loans and/or the revolving credit loans is at the applicable LIBOR rate plus 0.625% ("Eurodollar Loans"), or the greater of the prime rate or 0.5% plus the Federal Funds effective rate ("ABR Loans"), at the Borrower's option. The interest rate may be adjusted downward for improvements in the bond rating and/or leverage ratios. Interest on ABR Loans and Eurodollar Loans with interest period terms in excess of 3 months is payable quarterly. Interest on Eurodollar Loans with interest period terms of less than 3 months is payable on the last day of the interest period. As of September 30, 1998, and December 31, 1997 and 1996, the weighted average interest rate on the term loans was 8.20%, 8.39% and 8.19%, respectively.

  Borrowings under the Bank Credit Facility are secured by the Borrower's interests in WirelessCo, RealtyCo and EquipmentCo and certain other personal and real property (the "Shared Lien"). The Shared Lien equally and ratably secures the Bank Credit Facility, the Vendor Financing agreements (discussed below) and certain other indebtedness of the Borrower. The credit facility is jointly and severally guaranteed by WirelessCo, RealtyCo and EquipmentCo and is non-recourse to the Parents and the Partners.

  The Bank Credit Facility agreement and Vendor Financing agreements contain certain restrictive financial and operating covenants, including (among other requirements) maximum debt ratios (including debt to total

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998) capitalization), limitations on capital expenditures, limitations on additional indebtedness and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries. The loss of the right to use the Sprint trademark, the termination or non-renewal of any FCC license that reduces population coverage below specified limits, or certain changes in controlling interest in the Borrower, as defined, among other provisions, constitute events of default.

  VENDOR FINANCING--As of October 2, 1996, the Company entered into financing agreements with Northern Telecom, Inc. ("Nortel") and Lucent Technologies, Inc. ("Lucent" and together with Nortel, the "Vendors") for multiple drawdown term loan facilities totaling $1.3 billion and $1.8 billion, respectively. The proceeds of such facilities are to be used to finance the purchase of goods and services provided by the Vendors. Additionally, the commitments allow for the conversion of accrued interest into additional principal. Such conversions do not reduce the availability under the commitments. Interest accruing on the debt outstanding at December 31, 1997, can be converted into additional principal through February 8, 1999 and March 30, 1999, for Lucent and Nortel, respectively.

  In April 1997 and November 1997, the Company amended the terms of its financing agreement with Nortel. The amendments provide for a syndication of the financing commitment between Nortel, several banks and other vendors (the "Nortel Lenders"), and the modification of certain operating and financial covenants. The commitment provides financing in two phases. During the first phase, the Nortel Lenders will finance up to $800 million. Under the second phase, the Nortel Lenders will finance up to an additional $500 million upon the achievement of certain operating and financial conditions, as amended. As of September 30, 1998, $856.3 million, including converted accrued interest of $67.2 million, had been borrowed at a weighted average interest rate 8.78% with $510.9 million remaining available. At December 31, 1997, $630 million, including converted accrued interest of $18.6 million, had been borrowed at a weighted average interest rate of 8.98% with $189 million remaining available under the first phase. In addition, the Company paid $20 million in origination fees upon the initial drawdown under the first phase and will be obligated to pay additional origination fees on the date of the initial drawdown loan under the second phase. There were no borrowings under the Nortel facility at December 31, 1996.

  In May 1997 and December 1997, the Company amended the terms of its financing agreement with Lucent. The amendments provide for a syndication of the financing commitment between Lucent, Sprint and other banks and vendors (the "Lucent Lenders"), and the modification of certain operating and financial covenants. The Lucent Lenders have committed to financing up to $1.5 billion through December 31, 1997, and up to an aggregate of $1.8 billion thereafter. The Company pays a facility fee on the daily amount of certain loans outstanding under the agreement, payable quarterly. The Lucent agreement terminates June 30, 2001. As of September 30, 1998, the Company had borrowed approximately $1.7 billion, including converted accrued interest of $123.5 million, with $252.8 million remaining available under the Lucent facility, at a weighted average interest rate of 8.70%. As of December 31, 1997, the Company had borrowed approximately $983 million, including converted accrued interest of $33.1 million, under the Lucent facility at a weighted average interest rate of 8.94%, with $850 million remaining available. There were no borrowings under the Lucent facility at December 31, 1996.

  The principal amounts of the loans drawn under both the Nortel and Lucent agreements are due in twenty consecutive quarterly installments, commencing on the date which is thirty-nine months after the last day of such "Borrowing Year" (defined in the agreements as any one of the five consecutive 12-month periods following the date of the initial drawdown of the loan). The aggregate amount due each year is equal to percentages ranging from 10% to 30% multiplied by the total principal amount of loans during each Borrowing Year.

  The agreements provide two borrowing rate options. During the first phase of the Nortel agreement and throughout the term of the Lucent agreement "ABR Loans" bear interest at the greater of the prime rate or 0.5% plus the Federal Funds effective rate, plus 2%. "Eurodollar Loans" bear interest at the London interbank

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)
(LIBOR) rate (any one of the 30-, 60- or 90-day rates, at the discretion of the Company), plus 3%. During the second phase of the Nortel agreement, ABR Loans bear interest at the greater of the prime rate or 0.5% plus the Federal Funds effective rate, plus 1.5%; and Eurodollar loans bear interest at the LIBOR rate plus 2.5%. Interest from the date of each loan through one year after the last day of the Borrowing Year is added to the principal amount of each loan. Thereafter, interest is payable quarterly.

  Borrowings under the Vendor Financing are secured by the Shared Lien. The Vendor Financing is jointly and severally guaranteed by WirelessCo, RealtyCo, and EquipmentCo and is non-recourse to the Parents and the Partners.

  Certain amounts included under construction obligations on the combined balance sheets may be financed under the Vendor Financing agreements.

  APC DUE TO FCC--The Company is obligated to the FCC for $102 million for the receipt of the commercial PCS license covering the Washington D.C./Baltimore MTA. In March 1996, the FCC determined that interest on the amount due would begin to accrue on March 8, 1996, at an interest rate of 7.75%. Beginning with the first payment due in April 1996, the FCC granted two years of interest-only payments followed by three years of principal and interest payments. Based on the interest and payment provisions determined by the FCC and the Company's incremental borrowing rate for similar debt at the time the debt was issued, the Company has accrued interest beginning upon receipt of the license at an effective rate of 13%.

  APC SENIOR SECURED CREDIT FACILITIES--As of February 7, 1997, American PCS Communications, LLC entered into credit facilities of $420 million, consisting of a term loan facility of $220 million and a reducing revolving credit facility of $200 million (together, the "Credit Agreement"). The Credit Agreement is secured by first priority liens on all the equity interests held by American PCS Communications LLC in its direct subsidiaries, including the equity interests of the subsidiaries which will hold APC's PCS license and certain real property interest and equipment and a first priority security interest in, and mortgages on, substantially all other intangible and tangible assets of APC and subsidiaries. The Credit Agreement matures February 7, 2005, with an interest rate of LIBOR plus 2.25%. The interest rate may be stepped down over the term of the credit agreement based on the ratio of outstanding debt to earnings before interest, tax, depreciation and amortization. Proceeds from the Credit Agreement were used to repay the outstanding financing from Holdings as of the closing date of the credit agreement, capital expenditures for the communications systems, general working capital requirements, and net operating losses.

  The Credit Agreement contains covenants which require APC to maintain certain levels of wireless subscribers, as well as other financial and non-financial requirements.

  In January 1998 APC completed negotiations with its lenders to amend the Credit Agreement. As amended, the Credit Agreement contains certain covenants which, among other things, contain certain restrictive financial and operating covenants including, maximum debt ratios (including debt to total capitalization) and limitations on capital expenditures. The covenants require American PCS Communications, LLC to enter into interest rate contracts on a quarterly basis to protect and limit the interest rate on 40% of its aggregate debt outstanding.

  COX PCS CREDIT FACILITY--On February 25, 1998 Cox PCS entered into a $800 million, nine-year revolving and term loan agreement (the "Cox Credit Facility") with a bank syndicate. The Cox Credit Facility consists of a revolving line of credit in an aggregate principal amount of $400 million and two term loan facilities with aggregate principal amounts of $200 million each. At September 30, 1998, $400 million had been borrowed under the term loan facilities at a weighted average interest rate of 8.13%. The Cox Credit Facility grants Cox PCS an option to expand the credit facility up to an additional $750 million from time to time, upon Cox PCS meeting certain requirements. The proceeds from the loan are intended to repay the PCS license debt, finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Cox PCS.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)
Provisions of the Cox Credit Facility required the transfer of certain of Cox PCS' assets into the special purpose subsidiaries of Cox PCS to facilitate the collateralization of substantially all of Cox PCS' assets.

  Furthermore, the amounts advanced under the Cox Credit Facility are guaranteed by each of the special purpose subsidiaries. The Cox Credit Facility also requires that Cox PCS meet certain operational and financial covenants. Cox PCS is in compliance as of February 25, 1998 (the funding date). Amounts borrowed under the facility are to be repaid based on scheduled repayment dates defined in the credit agreement plus interest at a variable rate (as defined).

  COX PCS DUE TO FCC--In conjunction with the assignment of the PCS license covering the Los Angeles-San Diego-Las Vegas MTA by CPP to Cox PCS, Cox PCS assumed the related debt payable to the FCC. The debt requires eight interest-only payments beginning April 30, 1996 through January 31, 1998. Commencing April 30, 1998, the debt requires repayment in equal quarterly installments of $23.7 million representing both principal and interest. The debt is collateralized by the PCS license above, bears interest at 7.75% per annum and matures on January 31, 2001.

  OTHER DEBT--At December 31, 1997 and September 30, 1998, other debt included a note payable to Lucent for the financing of debt issuance costs, a note payable for certain leasehold improvements, and capital leases acquired in the purchase of APC. Maturities on the debt range from 3 to 10 years, at interest rates from 8.32% to 21%.

  INTEREST RATE CONTRACTS--As of September 30, 1998, APC had entered into ten interest rate contracts with an aggregate notional value of $134 million. As of December 31, 1997, APC had entered into nine interest rate contracts (swaps and a collar), with an aggregate notional amount of $122 million. Under the agreements APC pays a fixed rate and receives a variable rate such that it will protect APC against interest rate fluctuations on a portion of its variable rate debt. The fixed rates paid by APC on the interest rate swap contracts range from approximately 5.97% to 6.8%. Option features contained in certain of the swaps operate in a manner such that the interest rate protection in some cases is effective only when rates are outside a certain range. Under the collar arrangement, APC will receive 6.19% when LIBOR falls below 6.19% and pay 8% when LIBOR exceeds 8%. The contracts expire in 2001. The fair value of the interest rate contracts at September 30, 1998 and December 31, 1997 was an unrealized loss of approximately $4.8 million and $1.3 million, respectively. The notional amounts represent reference balances upon which payments and receipts are based and consequently are not indicative of the level of risk or cash requirements under the contracts. APC has exposure to credit risk to the counterparty to the extent it would have to replace the interest rate swap contract in the market when and if a counterparty were to fail to meet its obligations. The counterparties to all contracts are primary dealers that meet APC's criteria for managing credit exposures.

  FAIR VALUE--The estimated fair value of the Company's long-term debt at December 31, 1997 and 1996 is as follows (in thousands):

                                               1997                1996
                                        ------------------- -------------------
                                        CARRYING ESTIMATED  CARRYING ESTIMATED
                                         AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                        -------- ---------- -------- ----------
   11% Senior Notes.................... $250,000  $280,650  $250,000  $270,625
   12 1/2% Senior Discount Notes.......  322,280   389,300   285,499   337,950
   Credit facility--term loans.........  300,000   300,000   150,000   151,343
   Credit facility--revolver...........  605,000   605,000       --        --
   Vendor facility--Lucent.............  983,299   983,299       --        --
   Vendor facility--Nortel.............  629,615   629,615       --        --
   APC Senior Secured Term Loan
    Facility...........................  220,000   220,000       --        --
   APC Senior Secured Reducing
    Revolving Credit Facility..........  141,429   141,429       --        --
   FCC debt............................   90,355    98,470       --        --

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)
  At December 31, 1997, scheduled maturities of long-term debt and capital leases during each of the next five years are as follows (in thousands):

                                                   LONG-TERM DEBT CAPITAL LEASES
                                                   -------------- --------------
   1998...........................................    $ 29,800        $5,411
   1999...........................................      40,425         3,667
   2000...........................................      53,624           591
   2001...........................................     395,291            42
   2002...........................................     583,113           --
                                                                      ------
                                                                       9,711
   Less interest..................................                      (898)
                                                                      ------
   Present value of minimum lease payments........                    $8,813
                                                                      ======

6. COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES--Minimum rental commitments as of December 31, 1997, for all noncancelable operating leases, consisting principally of leases for cell and switch sites and office space, for the next five years, are as follows (in thousands):

       1998............................................................ $139,890
       1999............................................................  135,940
       2000............................................................  109,081
       2001............................................................   66,168
       2002............................................................   21,655

  Gross rental expense for cell and switch sites aggregated approximately $106.5 million for the nine months ended September 30, 1998, and $97.1 million and $13.6 million for the years ended December 31, 1997 and 1996, respectively. There was no cell or switch site rental expense for the year ended December 31, 1995. Gross rental expense for office space approximated $37.4 million for the nine months ended September 30, 1998, and $34.1 million, $11.7 million, and $0.7 million for the years ended December 31, 1997, 1996, and 1995, respectively. Certain cell and switch site leases contain renewal options (generally for terms of 5 years) that may be exercised from time to time and are excluded from the above amounts.

  PROCUREMENT CONTRACTS--On January 31, 1996, the Company entered into procurement and services contracts with AT&T Corp. (subsequently assigned to Lucent) and Nortel for the engineering and construction of a PCS network. Each contract provides for an initial term of ten years with renewals for additional one-year periods. The Vendors must achieve substantial completion of the PCS network within an established time frame and in accordance with criteria specified in the procurement contracts. Pricing for the initial equipment, software and engineering services has been established in the procurement contracts. The procurement contracts provide for payment terms based on delivery dates, substantial completion dates, and final acceptance dates. In the event of delay in the completion of the PCS network, the procurement contracts provide for certain amounts to be paid to the Company by the Vendors. The minimum commitments for the initial term are $0.8 billion and $1.0 billion from Lucent and Nortel, respectively, which include, but are not limited to, all equipment required for the establishment and installation of the PCS network.

  On May 8, 1998, the Company amended its procurement and services agreement with Lucent. The amendment provides for an additional pricing structure for certain equipment, software and engineering services purchased by the Company from Lucent after January 1, 1998. Major original contract provisions, including but not limited to, the length of the contract and the payment terms, have not been amended. The minimum commitment under the amendment is approximately $353 million.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  HANDSET PURCHASE AGREEMENTS--In June, 1996, the Company entered into a three-year purchase and supply agreement with a vendor for the purchase of handsets and other equipment totaling approximately $500 million. During 1997 and 1996, the Company purchased $332.7 million and $85 million under the agreement, respectively. The total purchase commitment was satisfied during the second quarter of 1998.

  In September, 1996, the Company entered into another three-year purchase and supply agreement with a second vendor for the purchase of handsets and other equipment totaling more than $600 million, with purchases that commenced in April, 1997. During 1997, the Company purchased $147.6 million under the agreement. The total purchase commitment must be satisfied by April 2000.

  SERVICE AGREEMENTS--The Company has entered into an agreement with a vendor to provide PCS call record and retention services. Monthly rates per subscriber are variable based on overall subscriber volume. If subscriber fees are less than specified annual minimum charges, the Company will be obligated to pay the difference between the amounts paid for processing fees and the annual minimum. Annual minimums range from $20 million to $60 million through 2001. The agreement extends through December 31, 2001, with two automatic, two-year renewal periods, unless terminated by the Company. The Company may terminate the agreement prior to the expiration date, but would be subject to specified termination penalties.

  The Company has also entered into an agreement with a vendor to provide prepaid calling services. Monthly rates per minute of use are based on overall call volume. If the average minutes of use are less than monthly specified minimums, the Company is obligated to pay the difference between the average minutes used at the applicable rates and the monthly minimum. Monthly minimums range from $40,000 to $50,000 during the initial term. Certain installation and setup fees for processing and database centers are also included in the agreement and are dependent upon a need for such centers. The agreement extends through July 1999, with successive one-year term renewals, unless terminated by the Company. The Company may terminate the agreement prior to the expiration date, but would be subject to specified termination penalties.

  In January 1997, the Company entered into a four and one-half year contract for consulting services. Under the terms of the agreement, consulting services will be provided at specified hourly rates for a minimum number of hours. The total commitment is approximately $125 million over the term of the agreement.

  LITIGATION--The Company is involved in various legal proceedings incidental to the conduct of its business. While it is not possible to determine the ultimate disposition of each of these proceedings, the Company believes that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial condition or results of operations.

7. EMPLOYEE BENEFITS

  Employees performing services for the Company were employed by Sprint through December 31, 1995. Amounts paid to Sprint relating to pension expense and employer contributions to the Sprint Corporation 401(k) plan for these employees approximated $0.3 million in 1995.

  The Company maintains short-term and long-term incentive plans. All salaried employees of Sprint Spectrum L.P. are eligible for the short-term incentive plan commencing at date of hire. Employees of APC are covered by the APC plans. Short-term incentive compensation is based on incentive targets established for each position based on the Company's overall compensation strategy. Targets contain both an objective Company component and a personal objective component. Charges to operations for the short-term plan approximated $20.9 million for the nine months ended September 30, 1998, and $20.3 million, $12.5 million, and $3.5 million for the years ended December 31, 1997, 1996, and 1995, respectively.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  LONG-TERM COMPENSATION OBLIGATION--The Company has two long-term incentive plans, the 1996 Plan and the 1997 Plan. Employees meeting certain eligibility requirements are considered to be participants in each plan. Participants in the 1996 Plan will receive 100% of the pre-established targets for the period from July 1, 1995 to June 30, 1996 (the "Introductory Term"). Participants in the 1996 Plan elected either a payout of the amount due or converted 50% or 100% of the award to appreciation units. Unless converted to appreciation units, payment for the Introductory Term of the 1996 Plan was made in the third quarter of 1998. Under the 1996 plan, appreciation units vest 25% per year commencing on the second anniversary of the date of grant and expire after a term of ten years. The 1997 Plan appreciation units vest 25% per year commencing on the first anniversary of the date of the grant and also expire after ten years. For the nine months ended September 30, 1998, approximately $14.2 million had been expensed under both plans. For the years ended December 31, 1997, 1996, and 1995, $18.3 million, $9.5 million, and $1.9 million, respectively, has been expensed under both plans. At December 31, 1997 a total of approximately 103 million units have been authorized for grant for both plans. The Company has applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" for 1997 and 1996. No significant difference would have resulted if SFAS No. 123, "Accounting for Stock-Based Compensation" had been applied. See Note 10 for further discussion.

  SAVINGS PLANS--Effective January, 1996, Holdings established a savings and retirement program (the "Savings Plan") for certain employees, which qualifies under Section 401(k) of the Internal Revenue Code. Most permanent full-time, and certain part-time, employees are eligible to become participants in the plan after one year of service or upon reaching age 35, whichever occurs first. Participants make contributions to a basic before tax account and supplemental before tax account. The maximum contribution for any participant for any year is 16% of such participant's compensation. For each eligible employee who elects to participate in the Savings Plan and makes a contribution to the basic before tax account, the Company makes a matching contribution. The matching contributions equal 50% of the amount of the basic before tax contribution of each participant up to the first 6% that the employee elects to contribute. Contributions to the Savings Plan are invested, at the participant's discretion, in several designated investment funds. Distributions from the Savings Plan generally will be made only upon retirement or other termination of employment, unless deferred by the participant. Expense under the Savings Plan approximated $5.2 million for the nine months ended September 30, 1998, and $5.0 million and $1.1 million in 1997 and 1996, respectively.

  APC also had an employee savings plan that qualified under Section 401(k) of the Internal Revenue Code (the "APC Plan"). All APC employees completing one year of service were eligible and could contribute up to 15% of their pretax earnings. APC matched 100% of the first 3% of the employee's contribution. Employees were immediately fully vested in APC's contributions. In addition, APC could make discretionary contributions on behalf of eligible participants in the amount of 2% of employee's compensation. Expenses relating to the employee savings plan were not significant since the date of acquisition.

  On June 26, 1998, the Partnership Board of Holdings approved the termination of the APC Plan. The assets of the APC Plan were liquidated, settled and were transferred to Merrill Lynch Trust Company as trustee of the Plan. Additionally, APC Plan participants became participants in the Savings Plan.

  The Cox PCS Savings and Investment Plan (the "Cox PCS Plan") was established effective July 1, 1997. Substantially all Cox PCS employees are eligible to participate in the Cox PCS Plan after completing one year of eligible service (as defined) and attaining age 21. Employees may make contributions to the Cox PCS Plan on a pretax basis pursuant to Section 401(k) of the Internal Revenue Code. Cox PCS makes matching contributions equal to 75% of the employee's contribution up to a maximum amount equal to 4.5% of the employee's annual compensation. Employee contributions vest immediately, and Cox PCS' matching contributions vest over three years of service. Expense under the Cox PCS Plan approximated $0.9 million for the nine months ended September 30, 1998.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  PROFIT SHARING (RETIREMENT) PLAN--Effective January, 1996, the Company established a profit sharing plan for its employees. Employees are eligible to participate in the plan after completing one year of service. Profit sharing contributions are based on the compensation, age, and years of service of the employee. Profit sharing contributions are deposited into individual accounts of the Company's retirement plan. Vesting occurs once a participant completes five years of service. For the years ended December 31, 1997 and 1996, expense under the profit sharing plan approximated $2.5 million and $0.7 million, respectively.

  DEFERRED COMPENSATION PLAN FOR EXECUTIVES--Effective January, 1997, the Company established a non-qualified deferred compensation plan which permits certain eligible executives to defer a portion of their compensation. The plan allows the participants to defer up to 80% of their base salary and up to 100% of their annual short-term incentive compensation. The deferred amounts earn interest at the prime rate. Payments will be made to participants upon retirement, disability, death or the expiration of the deferral election under the payment method selected by the participant.

8. RELATED PARTY TRANSACTIONS

  BUSINESS SERVICES--The Company reimburses Sprint for certain accounting and data processing services, for participation in certain advertising contracts, for certain cash payments made by Sprint on behalf of the Company and other management services. The Company is allocated the costs of such services based on direct usage. Allocated expenses of approximately $10.5 million, $11.9 million, and $2.6 million are included in selling, general and administrative expense in the combined statements of operations for 1997, 1996, and 1995, respectively. In addition to the miscellaneous services agreement described above, the Company has entered into agreements with Sprint for invoicing services, operator services, and switching equipment. The Company is also using Sprint as its interexchange carrier, with the agreement for such services covered under the Holdings partnership agreement. Charges are based on the volume of services provided, and are similar to those that would be incurred with an unrelated third-party vendor.

  APC--Holdings entered into an affiliation agreement with APC in January 1995 which provides for the reimbursement of certain allocable costs and payment of affiliation fees by APC. For the year ended December 31, 1997, prior to acquisition, the reimbursement of allocable costs of approximately $14.0 million is included in selling, general and administrative expenses. There were no reimbursements recognized in 1996 or 1995. Additionally, affiliation fees are recognized based on a percentage of APC's net revenues.

  COX PCS--Concurrent with the execution of the partnership agreement, the Company entered into an affiliation agreement with Cox PCS which provides for the reimbursement of certain allocable costs and payment of affiliate fees by Cox PCS. For the years ended December 31, 1997 and 1996, allocable costs of approximately $20.0 million and $7.3 million, respectively, are netted against selling, general and administrative expenses in the accompanying combined statements of operations. Of these total allocated costs, approximately $1.6 million and $7.3 million were included in receivables from affiliates in the respective combined balance sheets for December 31, 1997 and 1996, respectively. In addition, the Company purchases certain equipment, such as handsets, on behalf of Cox PCS. Receivables from affiliates for handsets and related equipment were approximately $31.2 million and $6 million at December 31, 1997 and 1996, respectively.

  SPRINTCOM, INC.--The Company provides services to SprintCom, Inc. ("SprintCom"), an affiliate of Sprint. The Company is currently building out the network infrastructure in certain BTA markets where SprintCom was awarded licenses. Such services include engineering, management, purchasing, accounting and other related services. For the nine months ended September 30, 1998 and for the year ended December 31, 1997, costs for services provided of $36.3 million and $29.1 million, respectively were allocated to SprintCom, and are included as a reduction of selling, general and administrative expenses in the accompanying combined statements of operations. Of the total allocated costs, approximately $23.3 million and $14.0 million are included in receivables from affiliates at September 30, 1998 and December 31, 1997, respectively. No such costs were incurred in 1996.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  PAGING SERVICES--In 1996, the Company commenced paging services pursuant to agreements with Paging Network Equipment Company and Sprint Communications Company L.P. ("Sprint Communications"). For the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, Sprint Communications received agency fees of approximately $6.5 million, $10.6 million and $4.9 million, respectively.

  ADVANCES FROM PARTNERS TO HOLDINGS--In December 1996, the Partners advanced approximately $168 million to the Holdings, which was contributed to Cox PCS (Note 4). The advances were repaid in February 1997.

  ADVANCES FROM PHILLIECO PARTNERS TO PHILLIECO--At December 31, 1997, the PhillieCo Partners had advanced $45 million to PhillieCo I, for general operating purposes. The advances accrue interest at prime. Subsequent to December 31, 1997 and through September 30, 1998, the PhillieCo Partners advanced an additional $50 million to PhillieCo I. Additionally, during that same period, Sprint advanced an additional $90 million to PhillieCo I. These advances accrue interest at rates from prime to prime plus 1 5/8%. All of the above advances have maturity dates of the earliest of the following events:
(i) the 90th day following the closing date of the restructuring of the partnership, or (ii) if the restructuring does not occur, the date of the closing of the buy/sell arrangements that would occur under the partnership agreement in connection with the deadlock event discussed in Note 1, or (iii) December 31, 1999.

9. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data for 1997 and 1996 is as follows (in thousands):

                     1997                     FIRST    SECOND   THIRD    FOURTH
                     ----                    -------- -------- -------- --------
   Operating revenues....................... $  9,487 $ 25,813 $ 75,228 $147,501
   Operating expenses.......................  202,011  310,958  466,537  658,197
   Net loss.................................  217,069  338,719  465,670  611,195
                     1996
                     ----
   Operating revenues....................... $    --  $    --  $    --  $  4,175
   Operating expenses.......................   31,029   47,208   87,568  195,945
   Net loss.................................   67,505   91,205  102,035  183,824

10. SUBSEQUENT EVENTS

  PCS RESTRUCTURING--Sprint has entered into a restructuring agreement with TCI, Comcast, and Cox to restructure Sprint's PCS operations (the "PCS Restructuring") subject to Sprint stockholder and FCC approvals. If the PCS Restructuring occurs as planned, Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint PCS and the joint venture interest of TCI and Cox in PhillieCo I and PhillieCo II. In exchange for these joint venture interests, Sprint will issue to TCI, Comcast, and Cox a newly created class of Sprint common stock (the "PCS Stock"). The PCS Stock will be intended to reflect separately the performance of these joint ventures and Sprint's other PCS interests. The operations will be referred to as the PCS Group.

  If the PCS Restructuring occurs as planned, the Partners will convert their advances to the Company as of December 31, 1997 to equity. As of September 30, 1998, the Partners have loaned $400 million, based on respective ownership interests, to fund the capital requirements of Holdings from the date of the signing of the Restructuring Agreement, May 26, 1998, through the closing date of the PCS Restructuring. Additionally, as part of the PCS Restructuring, certain of Sprint's equity-based incentive plans are intended to replace the Sprint Spectrum Long-Term Incentive Plans.

                                    ANNEX A

              THE TRACKING STOCK PROPOSAL AND RELATED INFORMATION

  Definitions of certain terms used in this Annex A and not previously defined are included under the heading "Certain Definitions" below.

GENERAL

  At the Special Meeting, Sprint's stockholders are being asked to approve the following in connection with the PCS Restructuring:

A. An amendment to Sprint's existing Articles of Incorporation (the "PCS Stock Amendment"), which would, among other things:

  . define the "PCS Group," which is intended to consist of all business conducted by Sprint for offering or providing Domestic Wireless Mobile Telephony Services and any other Domestic PCS Services (other than any activities of the FON Group pursuant to sales agency, resale or other arrangements with the PCS Group, which would be implemented pursuant to the Tracking Stock Policies), as well as all acquisitions of Domestic PCS Licenses, and will initially include the operations of Sprint Spectrum Holdings, SprintCom, PhillieCo and Sprint's majority interest in Cox PCS;

  . define the "FON Group," which is intended to consist of Sprint's other operations, including its long distance and local telecommunications divisions, its product distribution and directory publishing businesses, its emerging non-PCS businesses, its interest in the Global One international strategic alliance and other telecommunications investments and alliances;

  . establish the terms of the PCS Stock, a newly created class of common stock, to be divided into three series: (1) Series 1 PCS Stock, to be issued to the public; (2) PCS Common Stock--Series 2 (the "Series 2 PCS Stock"), to be issued to certain subsidiaries of the Cable Parents in the PCS Restructuring; and (3) PCS Common Stock--Series 3 (the "Series 3 PCS Stock"), to be issued to FT and DT;

  . establish the terms of a new class of preferred stock of Sprint designated "Preferred Stock--Seventh Series, Convertible" (the "PCS Preferred Stock"), convertible into shares of Series 1 PCS Stock or Series 2 PCS Stock; and

  . reclassify each outstanding share of Existing Class A Common Stock that is held by DT into one share of Class A Common Stock--Series DT ("DT Class A Stock").

B. An amendment to Sprint's Articles of Incorporation (the "Recapitalization Amendment," and together with the PCS Stock Amendment, the "Articles Amendment"), which would, among other things:

  . reclassify each outstanding share of Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock; and

  . reclassify each outstanding share of Existing Class A Common Stock held by FT and DT Class A Stock held by DT so that each such share will represent an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to issue a number of shares of FON Common Stock--Series 3 (the "Series 3 FON Stock") and Series 3 PCS Stock.

C. The Restructuring Agreement and the performance by Sprint of its obligations under the Restructuring Agreement, including:

  . Sprint's acquisition from the Cable Parents of their respective interests in Sprint Spectrum Holdings; and

  . Sprint's acquisition from TCI and Cox of their respective interests in PhillieCo.

D. The following issuances of capital stock by Sprint:

  . Series 2 PCS Stock and warrants to acquire shares of Series 2 PCS Stock
   (the "Warrants") to certain subsidiaries of the Cable Parents as consideration for the acquisition of the interests in Sprint Spectrum Holdings and PhillieCo acquired from such subsidiaries of the Cable Parents;

  . an underwritten initial public offering of Series 1 PCS Stock (the
   "IPO");

  . PCS Preferred Stock to the Cable Parents to purchase up to $240 million of indebtedness advanced by the Cable Parents to fund the operations of Sprint Spectrum Holdings;

  . Series 3 PCS Stock to FT and DT in connection with the PCS Restructuring, and Series 3 PCS Stock or Series 3 FON Stock to FT and DT from time to time in the future pursuant to certain equity purchase rights; and

  . PCS Stock to FT and DT and the Cable Parents (if so elected by the Cable
   Parents) upon the exercise of their equity purchase rights in connection with the IPO and (subject to certain exceptions) any future issuances of PCS Stock or creation of an Inter-Group Interest.

  We refer to the PCS Stock and the FON Stock as the "Tracking Stocks."

STRATEGIC OBJECTIVES OF THE TRACKING STOCK PROPOSAL

  The Tracking Stock Proposal is intended to allow Sprint to achieve certain strategic objectives, including the following:

  Management Control of the PCS Group. Upon consummation of the PCS Restructuring, Sprint will obtain 100% ownership and control of the operations comprising the PCS Group (subject to the 40.8% equity interest of Cox in Cox
PCS).

  Greater Market Recognition of the Value of Sprint. The publicly-traded Tracking Stocks will be listed securities that are intended to track the performance of the PCS Group and FON Group separately and are intended to provide greater market understanding and recognition of the value (individually and collectively) of Sprint and its individual lines of business represented by the FON Group and the PCS Group.

  Financial Flexibility. The Tracking Stocks will assist in meeting the capital requirements of the PCS Group by creating an additional publicly-traded equity security that can be used to raise capital and can be issued in connection with acquisitions and investments. However, the use of a tracking stock in connection with a future acquisition could have adverse effects, such as the possible inability or increased difficulty of receiving a ruling from the IRS in connection with the acquisition.

  Synergies. The Tracking Stocks will retain for Sprint the advantages of doing business under common ownership. Each group can benefit from synergies with the other, including certain strategic, financial and operational benefits that would not be available if the FON Group and the PCS Group were not under common ownership. In addition, the single consolidated structure provides certain advantages of tax consolidation.

CREATION OF THE TRACKING STOCKS

  Sprint intends to create two new classes of common stock, the PCS Stock and the FON Stock. The PCS Stock, the PCS Group, the FON Stock and the FON Group will be created in connection with the PCS Restructuring and the Recapitalization by the filing of the Articles Amendment.

  The PCS Stock is intended to reflect separately the performance of the PCS Group. The FON Stock is intended to reflect the performance of the FON Group. Both the PCS Stock and the FON Stock are classes of common stock of Sprint and are subject to all of the risks of an equity investment in Sprint and all of Sprint's businesses, assets and liabilities.

   In addition to the Series 1 PCS Stock, Sprint intends to create and issue two other series of PCS Stock: Series 2 PCS Stock, to be issued to the Cable Parents, and Series 3 PCS Stock, to be issued to FT and DT. In addition to the Series 1 FON Stock, Sprint intends to create two other series of FON Stock: FON Common Stock--Series 2 ("Series 2 FON Stock"), to be issued only if Sprint converts the outstanding shares of PCS Stock into shares of FON Stock at a time when shares of Series 2 PCS Stock remain outstanding, and Series 3 FON Stock, to be issued to FT and DT. See "--The PCS Restructuring" and "--The Recapitalization."

THE PCS RESTRUCTURING

  Sprint currently conducts a substantial portion of its PCS operations through its 40% interest in Sprint Spectrum Holdings and its approximately 47% interest in PhillieCo. On May 26, 1998, Sprint entered into the Restructuring Agreement, pursuant to which it agreed to purchase from the Cable Parents all their respective interests in Sprint Spectrum Holdings and all the respective interests of TCI and Cox in PhillieCo in exchange for

  . shares of Series 2 PCS Stock;

  . the Warrants to acquire shares of Series 2 PCS Stock; and

  . under certain circumstances described below, shares of PCS Preferred
   Stock.

  Pursuant to the Restructuring Agreement, Sprint and the Cable Parents made loans to finance the operations of Sprint Spectrum Holdings. To the extent that a Cable Parent elects to contribute its portion of such loans to its subsidiary holding an interest in Sprint Spectrum Holdings prior to the PCS Restructuring, it will receive shares of PCS Preferred Stock as consideration for its corresponding interest in Sprint Spectrum Holdings at the closing of the PCS Restructuring. If its portion of such loans remains outstanding at the closing, such Cable Parent will receive shares of PCS Preferred Stock in repayment of such loans made by such Cable Parent. The FON Group may also, depending upon an election to be made by Sprint, receive a preferred inter-group interest with terms similar to those of the PCS Preferred Stock, also convertible into an additional Inter-Group Interest (the "Preferred Inter-Group Interest") in repayment of similar loans made by Sprint. For additional information about such loans, see the Unaudited Pro Forma Condensed Combined Financial Statements for Sprint, the FON Group and the PCS Group appearing elsewhere in this Prospectus Supplement.

TIMING OF THE RECAPITALIZATION AND THE IPO

  Pursuant to the Tracking Stock Proposal, Sprint may elect to complete either the IPO or the Recapitalization at the closing of the PCS Restructuring. Sprint has decided to delay the IPO due to current general market conditions. Therefore, at the closing of the PCS Restructuring, Sprint will complete the Recapitalization of the Existing Common Stock and the Existing Class A Common Stock. Sprint will continue to evaluate market conditions and may proceed with the IPO at a later date. There is no assurance that the IPO will be completed.

INTER-GROUP INTEREST

  Sprint has determined the total number of shares of PCS Stock intended to track the performance of the PCS Group (excluding the shares to be issued in the IPO and upon the exercise of equity purchase rights in connection with the
IPO). At the closing of the PCS Restructuring, Sprint will issue 46.5% of those shares to the Cable Parents and 1.2% of those shares to FT and DT. In exchange for the shares issued to the Cable Parents, Sprint will become the sole owner of each entity in the PCS Group (subject to Cox's minority ownership interest in Cox PCS). The shares of PCS Stock that are issued to holders of Sprint's Existing Common Stock and Existing Class A Common Stock in the Recapitalization or issuable in respect of the Class A common stock held by FT and DT after the Recapitalization ("Class A Common Stock") will represent substantially all of the remaining unissued 52.3%, or "Inter-Group Interest." The FON Group will continue to hold the Preferred Inter-Group Interest immediately after the Recapitalization.

THE RECAPITALIZATION

  The filing of the Recapitalization Amendment will result in the tax-free recapitalization of Sprint's Existing Common Stock and Existing Class A Common Stock. In the Recapitalization, Sprint will (1) reclassify each outstanding share of its Existing Common Stock to represent one share of Series 1 FON Stock and 1/2 share of Series 1 PCS Stock and (2) reclassify each share of its Existing Class A Common Stock held by FT and DT so that each share represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to issue, to each holder thereof, a number of shares of Series 3 FON Stock or Series 3 PCS Stock.

  After the Recapitalization, it is intended that the FON Stock will reflect the performance of the FON Group, and the FON Group's Inter-Group Interest will be substantially eliminated.

ARRANGEMENTS WITH HOLDERS OF EXISTING CLASS A COMMON STOCK

  On May 26, 1998, Sprint entered into a Master Restructuring and Investment Agreement (the "Master Agreement") with FT and DT which provides that FT and DT will purchase from Sprint a sufficient number of shares of Series 3 PCS Stock in connection with the PCS Restructuring and the IPO to maintain their aggregate voting power of approximately 20% of all Sprint Voting Stock, taking into account issuances in the IPO, the PCS Restructuring and the exercise by the Cable Parents of their purchase rights. The Master Agreement also provides that the existing investment documents among Sprint, FT and DT, including the existing stockholders agreement and the existing standstill agreement, will be amended to reflect and address the changes provided for by the Tracking Stock Proposal.

LOANS TO PHILLIECO

  Sprint, TCI and Cox (the parents of the PhillieCo partners) have loaned to PhillieCo in proportion to their respective interests in PhillieCo an aggregate of $95 million. Sprint had loaned an additional $90 million to PhillieCo as of September 30, 1998. Sprint will cause all loans advanced by the parents of the PhillieCo partners or their respective affiliates to PhillieCo prior to the closing of the PCS Restructuring to be repaid by PhillieCo (together with accrued interest) on the 90th day following the closing.

AMENDMENTS TO THE COX PCS AGREEMENTS

  Cox PCS is organized as a limited partnership with two partners, Sprint Spectrum Holdings and a subsidiary of Cox. Sprint Spectrum Holdings holds a 59.2% interest in Cox PCS and is the managing partner. The current Cox PCS partnership agreement contains provisions (i) granting Cox the right to require Sprint Spectrum Holdings to purchase Cox's remaining interest in Cox PCS and
(ii) granting Sprint Spectrum Holdings the right to require Cox to sell such interest to Sprint Spectrum Holdings, in each case over a specified period of time and for cash or additional partnership interest in Sprint Spectrum Holdings. In connection with the Restructuring Agreement, Sprint Spectrum Holdings and Cox have agreed to enter into an amendment to the Cox PCS partnership agreement (the "Cox PCS Amendment"), effective as of the closing of the PCS Restructuring, that will modify these put and call provisions to provide Cox with the right to require that Sprint Spectrum Holdings acquire, for cash, up to a 10.2% interest in Cox PCS in each of 1998, 1999 and 2000 or, for Series 2 PCS Stock, up to all of its remaining interest in 1998 and 1999. Beginning in 2001, through 2005, Cox has the right to require that Sprint Spectrum Holdings acquire up to all of its interest in Cox PCS in exchange for Series 2 PCS Stock or cash at the election of Sprint Spectrum Holdings. Beginning in 2001, through 2005, Sprint Spectrum Holdings has the right to require that Cox transfer up to all of its interest in Cox PCS in exchange for Series 2 PCS Stock or cash at the election of Sprint Spectrum Holdings. Purchases pursuant to the put and call arrangement will be based upon an appraised market value. In addition, Sprint and Cox agreed that Cox PCS's obligation to pay an affiliation fee to Sprint Spectrum Holdings under the affiliation agreement would terminate effective March 31, 1998. The affiliation fee obligation will be reinstated if the PCS Restructuring is not consummated.

EXPECTED MANNER OF COMPLIANCE WITH VARIOUS REPORTING REQUIREMENTS

  After the transactions contemplated by the Tracking Stock Proposal are completed, securities law reporting requirements applicable to Sprint and its officers and directors will be satisfied in a manner that the Sprint

Board determines to be appropriate depending upon the nature of the requirement. For example, Sprint expects that the individuals considered officers and directors for purposes of filing reports of beneficial ownership of Sprint securities pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") will be determined at the corporate level rather than by reference to any individual's duties with the FON Group or the PCS Group. Sprint expects to provide separate market price performance information for the FON Group and the PCS Group in its annual Exchange Act filings and other filings requiring compliance with Item 201 of Regulation S-K. Sprint will provide, in its Exchange Act filings requiring compliance with Item 403 of Regulation S-K, beneficial ownership information concerning the FON Stock and the PCS Stock separately for (1) each beneficial owner of more than five percent of each of the FON Stock or PCS Stock (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) and (2) its executive officers (as that term is defined in Item 402(a)(3) of Regulation S-
K), directors and the directors and executive officers as a group, with the executive officers to be determined at the corporate level rather than by reference to any individual's duties with the FON Group or the PCS Group. Executive compensation, biographical data of management, and certain relationships and related transactions for directors and officers will be provided in accordance with securities law disclosure requirements and in a manner determined to be most meaningful and practicable depending on various factors including the nature of the filing or report.

ACCOUNTING MATTERS

  General Accounting Matters. Sprint will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for each of the groups, and these financial statements, taken together, will comprise all of the accounts included in the corresponding consolidated financial statements of Sprint. The financial statements of each of the groups will principally reflect the financial position, results of operations and cash flows of the businesses included therein.

  Allocation of Shared Services. Certain costs relating to Sprint's general and administrative services will be directly assigned, where possible, by Sprint to each group based upon actual utilization of such services. If direct attribution based upon utilization is not possible or is impracticable, other methods and criteria will be used that management believes are equitable and provide a reasonable estimate of the costs attributable to each group, consistent with certain policies adopted by the Sprint Board in connection with the Tracking Stock Proposal (the "Tracking Stock Policies").

TRACKING STOCK POLICIES

  In connection with the PCS Restructuring, Sprint has adopted and intends to follow the Tracking Stock Policies.

  General. The Sprint Board has determined that all material matters as to which the holders of FON Stock and the holders of PCS Stock may have potentially divergent interests will be resolved in a manner that the Sprint Board (or the Capital Stock Committee of the Sprint Board acting on its behalf) determines to be in the best interests of Sprint and all of its common stockholders, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock. Pursuant to the Tracking Stock Policies, the relationship between the FON Group and the PCS Group and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing. The Sprint Board will not recommend any transaction that would result in a Change in Control, or any Strategic Merger, without a prior determination that the terms of such transaction are fair to holders of PCS Stock, taken as a separate class, and the holders of the FON Stock, taken as a separate class.

  Capital Stock Committee. The Sprint Board has adopted an amendment to the bylaws of Sprint, to become effective on the Closing Date, establishing a committee of the Sprint Board to be known as the Capital Stock Committee. The Sprint Board has delegated to the Capital Stock Committee the authority to, and the Capital Stock Committee will, interpret, make determinations under, and oversee the implementation of the

Tracking Stock Policies. All material commercial transactions between the FON Group and the PCS Group, including any transaction that results in a change in the size of any Inter-Group Interest held by the FON Group in the PCS Group, will be on commercially reasonable terms and will be subject to the review and approval of the Capital Stock Committee. If such review occurs before the transaction is undertaken and such transaction is disapproved, the transaction will not proceed. If such review occurs after such transaction is undertaken and such transaction is disapproved, appropriate actions will be taken to reinstate the pre-existing circumstances to the fullest extent practicable. In making any and all determinations in connection with the Tracking Stock Policies, either directly or by appropriate delegation of authority, the members of the Sprint Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The Sprint Board has also provided the Capital Stock Committee with the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties.

  Each member of the Capital Stock Committee will be an Independent Director or a person who, except for a relationship with FT or DT or a subsidiary thereof, would be an Independent Director. Sprint expects that initially the Capital Stock Committee will consist of each member of the Sprint Board other than Mr. Esrey and Mr. LeMay.

  Pursuant to the bylaws amendment, the Capital Stock Committee will have and may exercise such powers, authority and responsibilities as the Sprint Board may delegate to the Capital Stock Committee in connection with the adoption of general policies governing the relationship between business groups or otherwise, including with respect to, among other things: (i) the business and financial relationships between the FON Group and the PCS Group (or any business or subsidiary allocated to the FON Group or the PCS Group, respectively), (ii) dividends in respect of, and transactions by Sprint or the FON Group (or any business or subsidiary allocated to the FON Group) in, shares of PCS Stock and (iii) any other matters arising in connection with the relationships or transactions described in clauses (i) and (ii).

  As part of the Articles Amendment, Sprint's existing Articles of Incorporation will be amended to provide that the provisions of the Sprint bylaws regarding the Capital Stock Committee will not be amended prior to the fourth anniversary of the closing of the PCS Restructuring by the Sprint Board without (i) the approval of the holders of a majority of the shares of then outstanding Common Stock and (ii) the approval of the holders of a majority of the shares of then outstanding PCS Stock, voting as a separate class.

  Scope of the PCS Group; Allocation of Business Opportunities and
Operations. The PCS Stock Amendment sets forth the entities that will comprise the PCS Group as of the closing of the PCS Restructuring. The Tracking Stock Policies provide that any business conducted by Sprint for offering or providing (1) Domestic Wireless Mobile Telephony Services and (2) any other Domestic PCS Services will be allocated to the PCS Group. In addition, the Tracking Stock Policies provide that all acquisitions of Domestic PCS Licenses will be allocated to the PCS Group. To the extent such businesses or licenses are acquired by the FON Group, the Sprint Board will arrange for an allocation or transfer of such assets to the PCS Group as soon as reasonably practicable at a price equivalent to the fair market value of such businesses or licenses. However, in no event will such allocation or transfer be required at a time that would adversely affect the availability of pooling-of-interests accounting. These provisions of the Tracking Stock Policies will not preclude the formation of commercially reasonable contracts or other arrangements between the PCS Group and the FON Group or any Other Group for sales agency, resale, or any other arrangement with respect to businesses conducted by either the FON Group or the PCS Group. Except as provided above, the Sprint Board may allocate business opportunities and operations to the FON Group, the PCS Group or to any Other Group as it considers in the best interests of Sprint and its stockholders as a whole.

  Relationship Between Groups; Long Distance Pricing. All material commercial transactions between the FON Group and the PCS Group will be on commercially reasonable terms and shall be subject to the review and approval of the Capital Stock Committee. With respect to pricing of long distance services (whether from one calling area to another, or within a calling area) purchased by the PCS Group for purposes of enabling PCS

Group customers to complete wireless calls (whether billed separately or as part of other charges), services will be provided at the best price offered by the FON Group to third parties in similar situations when taking into account all relevant factors (e.g., volumes, peak/off-peak usage and length of commitment). The PCS Group will be permitted to acquire private line capacity from the FON Group to self-provision long distance services to the extent that such self-provisioning can be accomplished on terms more favorable to the PCS Group, and will be at the best price offered by the FON Group to third parties in similar situations, when taking into account all relevant factors.

  Transfers of assets from the FON Group to the PCS Group that are designated by the Sprint Board to be treated as an equity contribution by the FON Group to the PCS Group will result in an increase in the Inter-Group Interest held by the FON Group in the PCS Group in accordance with the Articles Amendment.

  Pursuant to the Tracking Stock Policies, the PCS Group will not acquire an Inter-Group Interest in the FON Group (or in any Other Group). Transfers of assets from the PCS Group to the FON Group therefore will not be treated as creating an Inter-Group Interest of the PCS Group in the FON Group, but may be treated as a reduction of any existing Inter-Group Interest of the FON Group in the PCS Group, but not below zero.

  All other transfers of assets between one group (the "Transferor Group") and another group (the "Transferee Group"), not designated by the Sprint Board as equity transfers and not pursuant to a contract for the provision of goods or services between the groups, will be accompanied by (1) the transfer by the Transferee Group to the Transferor Group of other assets, (2) the creation of inter-group debt owed by the Transferee Group to the Transferor Group, or (3) the reduction of inter-group debt owed by the Transferor Group to the Transferee Group, in each case in an amount having a fair market value, in the judgment of the Sprint Board, equivalent to the fair market value of the assets transferred by the Transferor Group.

  Notwithstanding the above, the Sprint Board has determined pursuant to the Tracking Stock Policies that neither the FON Group nor any Other Group will acquire in one transaction or in a series of related transactions a significant portion of the assets of the PCS Group without receiving the consent of the holders of a majority of the outstanding shares of PCS Stock, voting as a separate class, and the consent of the holders of a majority of the outstanding shares of FON Stock or stock of such Other Group, voting as a separate class. A "significant portion of the business of the PCS Group" is defined as more than 33% of the assets of the PCS Group, based on the fair market value of the assets, both tangible and intangible, of the PCS Group as of the time that the proposed transaction is approved by the Sprint Board.

  Any inter-group transaction that results in a change in the size of any Inter-Group Interest held by the FON Group or any Other Group in the PCS Group will be subject to the review and approval of the Capital Stock Committee. If such review occurs before such transaction is undertaken and such transaction is disapproved, the transaction will not proceed. If such review occurs after such transaction is undertaken and such transaction is disapproved, appropriate actions will be taken to reinstate the pre-existing circumstances to the fullest extent practicable.

  The Sprint Board has also determined pursuant to the Tracking Stock Policies that the FON Group will not engage in any transactions, including mergers, consolidations, recapitalizations, or similar transactions, that have the effect of circumventing the rights of the holders of PCS Stock with respect to the time restriction and the benefit of the premium payable or procedure to ensure fairness on Sprint's exercise of its right to convert outstanding shares of PCS Stock to FON Stock, or the benefit of the provisions of the Articles Amendment limiting redemptions of the PCS Stock in exchange for shares of a subsidiary (a "spin off" of the PCS Group) for two years following the closing of the PCS Restructuring unless approved by the holders of a majority of the outstanding shares of PCS Stock. These provisions will not apply to any transaction involving a third party the terms of which have been determined in advance by either the Sprint Board or the Capital Stock Committee to be fair to holders of PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class. The Tracking Stock Policies also provide that Sprint will not acquire a number of shares of Series 1 PCS Stock such that, immediately after the acquisition, the number of shares of Series 1 PCS Stock outstanding is less than 80% of the sum of (i) the number of shares of Series 1 PCS Stock issued to the public in the Recapitalization and (ii) the number of shares of Series 1 PCS Stock issued to the public in any primary initial public offering of Series 1 PCS Stock that is completed before the Registration Rights Commencement Date (all such numbers being appropriately adjusted for any stock split, stock dividend, recapitalization or similar transaction affecting the number shares of Series 1 PCS Stock outstanding).

  Allocation of Federal and State Income Taxes. Federal and state income taxes incurred by Sprint which are determined on a consolidated, combined, or unitary basis will be allocated between the groups in accordance with a Tax Sharing Agreement to be entered into and undertaken by Sprint. These allocations will be based principally on the taxable income and tax credits contributed by each group. Such allocations to or from the PCS Group are intended to reflect its actual incremental cumulative effect (positive or negative) on Sprint's federal and state taxable income and related tax liability and tax credit position, subject to certain adjustments. Tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will be credited to the group that generated such benefits. Accordingly, the amounts of taxes payable or refundable, which will be allocated\ to each group, may not necessarily be the same as that which would have been payable or refundable had the group filed a separate income tax return. Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in the near future, in light of the substantial operating losses that the PCS Group is expected to incur during this time. Tax sharing payments between the groups will be accrued as of the end of the tax period to which they relate.

  The Tax Sharing Agreement includes a procedure pursuant to which tax sharing payments to or from the PCS Group shall be calculated excluding the effect of any cumulative combined net loss or credit of (a) all new businesses directly or indirectly acquired by the FON Group after May 26, 1998 individually having an acquisition cost in excess of $500 million, taking into account the amount of any liabilities assumed by the acquiror or to which the acquired business is subject, and (b) all Other Groups except to the extent that an Other Group reflects one or more profitable core business(es) of the FON Group that exists on the date of creation of the FON Group (the "Stacking Procedure").

  The initial Tax Sharing Agreement (including the Stacking Procedure) will apply to tax years ending on or before December 31, 2001, and shall not be modified, suspended or rescinded, nor will additions or exceptions be made to the Tax Sharing Agreement, for such periods. For subsequent periods, the Sprint Board will adopt a tax sharing arrangement that will be designed to allocate Sprint's tax benefits and burdens fairly between the PCS Group and the FON Group. Sprint expects that tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will continue to result in payments to the group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis. In addition, Sprint expects that tax benefits, if any, pertaining to tax loss or tax credit carry forwards generated by a group but not utilized as of the expiration of the initial Tax Sharing Agreement will continue to result in payments to the group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis when such tax benefits are utilized. Sprint has not determined whether or not it will continue to utilize the Stacking Procedure for tax years ending after December 31, 2001.

  Allocation of Group Financing. Loans from Sprint or any member of the FON Group to any member of the PCS Group shall be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. This policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. The provisions of this policy will only apply before December 31, 2001 and will not be modified, suspended or rescinded, nor shall any exception be made to such provisions, prior to December 31, 2001. Sprint currently does not expect that the Tracking Stock Policies provision regarding allocation of debt expense will be amended in any material way after December 31, 2001.

  Dividend Policy. The Sprint Board will periodically consider appropriate dividend policies and practices relating to future dividends on the FON Stock and the PCS Stock. The Sprint Board does not expect to declare any dividends on the PCS Stock in the foreseeable future.

  Pursuant to the Tracking Stock Policies, dividends on FON Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the FON Group Available Dividend Amount.

  Pursuant to the Tracking Stock Policies, dividends on PCS Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the PCS Group Available Dividend Amount.

  As of September 30, 1998, based on their respective financial statements, the funds of Sprint legally available for the payment of dividends under Kansas law would have been at least $8.5 billion and the FON Group Available Dividend Amount and the PCS Group Available Dividend Amount (after giving effect to the Recapitalization, the PCS Restructuring and the exercise of equity purchase rights by FT and DT in connection with the PCS Restructuring) would have been approximately $7.7 billion and $3.7 billion, respectively. No assurance can be made as to the continued availability of such amounts. Dividend payments on the FON Stock or on the PCS Stock could be precluded because of the unavailability of legally available funds under Kansas law, even if the Available Dividend Amount test with respect to the relevant group is met.

  Policies May Be Modified or Rescinded at Any Time. Unless otherwise provided above, the Tracking Stock Policies may be modified, suspended or rescinded, and additional policies may be adopted, or exceptions made to such policies in connection with particular facts and circumstances, all as the Sprint Board may determine consistent with its fiduciary duties to Sprint and all its common stockholders at any time with or without the approval of Sprint's stockholders, although Sprint has no present intention to do so and Sprint has agreed with the Cable Parents that it will not change such policies prior to the Recapitalization. Any determination of the Sprint Board to modify, suspend or rescind such policies, or to make exceptions thereto or adopt additional policies, including any such decision that would have disparate impacts upon holders of FON Stock and PCS Stock, would be made by the Sprint Board in a manner consistent with its fiduciary duties to Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock, including the holders of FON Stock and the holders of PCS Stock.

CERTAIN DEFINITIONS

  The following terms used in this Annex A have the following respective meanings:

  "Affiliate," as defined in the Restructuring Agreement, means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

  "Amended Articles" means the Amended and Restated Articles of Incorporation of Sprint as in effect upon the filing of the Articles Amendment with the Kansas Secretary of State.

  "Capital Stock Committee" means a committee of the Sprint Board to which the Sprint Board has delegated the authority to interpret, make determinations under, and oversee the implementation of the Tracking Stock Policies.

  "Change of Control," as defined in the Amended Articles, means a:

    (a) decision by the Sprint Board to sell control of Sprint or not to oppose a third party tender offer for Sprint Voting Securities representing more than 35% of the Voting Power of Sprint; or

    (b) change in the identity of a majority of the Directors due to (i) a proxy contest (or the threat to engage in a proxy contest) or the election of Directors by the holders of Preferred Stock; or (ii) any unsolicited tender, exchange or other purchase offer which has not been approved by a majority of the Independent Directors, provided that a Strategic Merger shall not be deemed to be a Change of Control and provided, further, that any transaction between Sprint and FT and DT or otherwise involving FT and DT and any of their direct or indirect subsidiaries which are party to a contract therefor shall not be deemed to be a Change of Control.

  "Controlled Affiliates," as defined in the Restructuring Agreement, means the "Controlled Affiliate" of (i) any person (other than a parent or any subsidiary of a parent) means the parent of such person as of the date of the PCS Restructuring and each subsidiary of such parent as of the date of determination, and (ii) any parent or its subsidiary means such parent and each subsidiary of such parent as of the date of determination.

  "Convertible Securities," as defined in the Amended Articles, means any securities of Sprint or of any subsidiary thereof (other than shares of FON Stock or PCS Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class or series of FON Stock or PCS Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, pursuant to antidilution provisions of such securities or otherwise.

  "Domestic" means geographically within the 50 states of the United States or the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

  "Domestic PCS License" means a license to use PCS Spectrum within Domestic areas granted by the FCC or other applicable authority.

  "Domestic PCS Services" means any services offered or provided within a Domestic geographic area using a Domestic PCS License.

  "Domestic Wireless Mobile Telephony Services" means a communications service provided through the use of a wireless connection from the user to a Domestic terrestrial telecommunications network that is capable of and generally utilized by Sprint for handing-off calls from one wireless cell to another and from one wireless sector within a cell to another and which is intended to allow the continuation of a user's single conversation, without interruption, as the user travels between cells and/or sectors within such network.

  "Fair Value," as defined in the Amended Articles, means, in the case of equity securities or debt securities of a class that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been Publicly Traded for at least such period, means the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Sprint Board; provided, however, that in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Sprint Board based upon such appraisals or valuation reports of such independent experts as the Sprint Board shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Sprint Board.

  "FON Group Available Dividend Amount," on any date, as defined in the Tracking Stock Policies, means the amount, if any, by which (1) the fair market value of the total assets attributed to the FON Group less the total amount of the liabilities attributed to the FON Group (provided that Preferred Stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with the determination of the

FON Group Net Earnings (Loss), exceeds (2) the aggregate par value of, or any greater amount determined in accordance with applicable corporation law to be capital in respect of, all outstanding shares of FON Stock and each class or series of Preferred Stock attributed to the FON Group.

  "FON Group Net Earnings (Loss)," for any period through any date, as defined in the Tracking Stock Policies, means the net income or loss of the FON Group for such period (or in respect of fiscal periods of Sprint commencing prior to the Closing Date, the pro forma net income or loss of the FON Group for such period as if the Closing Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of Sprint attributed to the FON Group on a basis substantially consistent with attributions of income and expense made in the calculation of PCS Group Net Earnings (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

  "Independent Director," as defined in the Amended Articles, means any member of the Sprint Board who (a) is not an officer or employee of Sprint, or any holder of Class A Stock, or any of their respective subsidiaries, (b) is not a former officer of Sprint, or any holder of Class A Stock, or any of their respective subsidiaries, (c) does not, in addition to such person's role as a Director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to Sprint, or any holder of Class A Stock, or their respective subsidiaries, if, in the opinion of the Compensation Committee of the Sprint Board or the Sprint Board if a Compensation Committee is not in existence, such relationship is material to Sprint, any holder of Class A Stock, or the organization so represented or such person, and (d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with Sprint, any holder of Class A Stock, or any of their respective subsidiaries, that are carried on in the ordinary course of business on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition, may qualify as an Independent Director, unless, in the opinion of the Compensation Committee or the Sprint Board if a Compensation Committee is not in existence, such person is not independent of the management of Sprint, or any holder of Class A Stock or any of their respective subsidiaries, or the relationship would interfere with the exercise of independent judgment as a member of the Sprint Board. A person who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition and who, in addition to fulfilling the customary director's role, also provides additional services directly for the Sprint Board and is separately compensated therefor, would nonetheless qualify as an Independent Director. Notwithstanding anything to the contrary contained in this definition, each Director as of the date of the execution of the Investment Agreement (as defined in the Amended Articles) who is not an executive officer of Sprint shall be deemed to be an Independent Director hereunder.

  "Inter-Group Interest" means an interest of the FON Group in the PCS Group initially determined as follows: Sprint has determined the total number of shares of PCS Stock intended to track the performance of the PCS Group (without considering the shares to be issued in the IPO). At the closing of the PCS Restructuring, Sprint will issue 46.5% of those shares to the Cable Parents and 1.2% of those shares to FT and DT (before giving effect to the IPO and the issuances of PCS Stock to FT and DT and the Cable Parents in connection with the IPO). In exchange for the shares to be issued to the Cable Parents, Sprint will become the sole owner of each entity in the PCS Group (subject to Cox's minority ownership interest in Cox PCS). The shares of PCS Stock that are issued to holders of the Existing Common Stock in the Recapitalization or issuable in respect of the Class A Common Stock held by FT and DT after the Recapitalization will represent substantially all of the remaining unissued 52.3%, or "Inter-Group Interest." Any remaining Inter-Group Interest and any Inter-Group Interest created in the future will be represented on the FON Group financial statements as an ownership interest of the FON Group in the PCS Group. This interest will be similar to the FON Group holding tracking stock of the PCS Group. Because Sprint cannot own stock in itself, Sprint will account for this remaining equity interest in the PCS Group as an Inter-Group Interest.

  "Market Value" of a share of any class or series of capital stock of Sprint on any day (as defined in the Amended Articles) means the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the NYSE Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the National Market tier of The Nasdaq Stock Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Sprint Board or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the Market Value of a share of any class or series of capital stock for any period,

    (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this definition) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and

    (ii) The "Market Value" of any share of capital stock on any day prior to
  (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Sprint Board, to reflect such subdivision, combination, dividend or distribution.

  "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group," as defined in the Amended Articles, means, as of the date the Amended Articles become effective, a number equal to the aggregate number of outstanding shares of DT Class A Stock as of the date the Amended Articles become effective; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A FON Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the FON Stock or any reclassification of FON Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of certain shares of Series 1 FON Stock or Series 3 FON Stock issued in accordance with the Amended Articles and any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The FON Group to the extent allocated to shares of DT Class A Stock; and

    (C) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A FON Share Basis.

  "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group," as defined in the Amended Articles, means, as of the date the Amended Articles become effective, a number (rounded up to the nearest whole share) equal to one-half of the aggregate number of outstanding shares of DT Class A Stock as of the date the Amended Articles become effective; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A PCS Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any reclassification of PCS Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Sprint Board by (1) the amount of certain payments made to the holders of DT Class A Stock divided by the corresponding redemption price per share of PCS Stock, (2) any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The PCS Group to the extent allocated to shares of DT Class A Stock, (3) the amount necessary to reflect the conversion of some or all of this number into a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, and (4) the amount necessary to reflect the redemption thereof in exchange for the issuance of shares of common stock of one or more wholly-owned subsidiaries of Sprint that hold directly or indirectly all of the assets and liabilities attributed to the PCS Group; and

    (C) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of certain shares of Series 1 PCS Stock or Series 3 PCS Stock issued by Sprint; and

    (D) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A PCS Share Basis.

  "Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest," as defined in the Amended Articles, means, as of the date the Amended Articles become effective, a number equal to 220,000,000 less the sum of (i) the Number Of Shares Issuable With Respect To The Existing Class A Common Equity Interest In The PCS Group, (ii) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, (iii) one-half of the number of shares of Common Stock, par value $2.50 per share, outstanding immediately prior to the date the Amended Articles become effective, and (iv) one-half of the number of shares of Common Stock, par value $2.50 per share, held as treasury shares by Sprint immediately prior to the date the Amended Articles become effective; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, as determined by the Sprint Board to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any dividend or other distribution of shares of PCS Stock to holders of shares of PCS Stock or any reclassification of PCS Stock;

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Sprint Board by (1) the number of shares of PCS Stock issued or sold by Sprint that, immediately prior to such issuance or sale, were included (as determined by the Sprint Board pursuant to paragraph (C) of this definition) in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (2) the number of shares of PCS Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (3) the number of shares of PCS Stock issued by Sprint as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock and Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of FON Preferred Stock, as the case may be, (4) the number of shares of PCS Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by Sprint as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of FON Preferred Stock, as the case may be, (5) the quotient of (a) the aggregate Fair Value of any PCS Preferred Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Preferred Stock) issued by Sprint as a dividend or other distribution (including in connection with any classification or exchange of shares) to holders of FON Stock, Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group), or shares of FON Preferred Stock, as the case may be, divided by (b) the Market Value of one share of PCS Stock as of the date of issuance of such PCS Preferred Stock (or Convertible Securities), or (6) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the PCS Group to the FON Group in consideration for a reduction in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest divided by (b) the Market Value of one share of PCS Stock as of the date of such transfer; and

    (C) increased by (1) the number of outstanding shares of PCS Stock repurchased by Sprint for consideration that had been attributed to the FON Group, (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the Fair Value of properties or assets (including cash) theretofore attributed to the FON Group that are contributed, by action of the Sprint Board, to the PCS Group in consideration of an increase in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, divided by (b) the Market Value of one share of PCS Stock as of the date of such contribution and (3) the number of shares of PCS Stock into or for which Convertible Securities are deemed converted, exchanged or exercised pursuant to the Amended Articles;

provided, further, that the Sprint Board may make such subsequent changes to the calculations made pursuant to subparagraphs (A), (B) and (C) immediately above as may be required for purposes of accurately determining such number.

  "Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group," as defined in the Amended Articles, means, as of the date the Amended Articles become effective, a number equal to the aggregate number of outstanding shares of Existing Class A Common Stock as of the date the Amended Articles becomes effective; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A FON Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the FON Stock or any reclassification of FON Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of certain shares of Series 1 FON Stock or Series 3 FON Stock issued in accordance with the Amended Articles and any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The FON Group to the extent allocated to shares of Existing Class A Common Stock; and

    (C) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A FON Share Basis.

  "Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group," as defined in the Amended Articles, as of the date the Amended Articles become effective, means a number (rounded up to the nearest whole share) equal to one-half of the aggregate number of outstanding shares of Existing Class A Common Stock as of the date the Amended Articles become effective; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A PCS Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any reclassification of PCS Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Sprint Board by (1) the amount of certain payments made to the holder of Existing Class A Common Stock divided by the corresponding redemption price per share of PCS Stock,
  (2) any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The PCS Group to the extent allocated to shares of Existing Class A Common Stock, (3) the amount necessary to reflect the conversion of some or all of this number into a Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group, and (4) the amount necessary to reflect the redemption thereof in exchange for the issuance of shares of common stock of one or more wholly-owned subsidiaries of Sprint that hold directly or indirectly all of the assets and liabilities attributed to the PCS Group; and

    (C) decreased (but not less than zero), if before such decrease such number is greater than zero, by the number of certain shares of Series 1 PCS Stock or Series 3 PCS Stock issued by Sprint; and

    (D) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A PCS Share Basis.

  "Other Group," as defined in the Tracking Stock Policies, means any tracked group that Sprint may designate by future amendment to the Amended Articles with respect to which Sprint creates or issues tracking stock to which it attributes or allocates any present or future assets or businesses.

  "Outstanding PCS Fraction," as defined by the Amended Articles, means the fraction the numerator of which will be the number of shares of PCS Stock outstanding on such date and the denominator of which will be the sum of (i) the number of shares of PCS Stock outstanding on such date, (ii) the Number of Shares Issuable With Respect To The FON Group Inter-Group Interest on such date, (iii) the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group on such date and (iv) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group on such date. A statement setting forth the Outstanding PCS Fraction as of the record date for the payment of any dividend or distribution on PCS Stock and as of the end of each fiscal quarter of Sprint shall be filed by Sprint's Corporate Secretary in the records of the actions of the Board of Directors not later than fifteen business days after such date.

  "PCS Group Available Dividend Amount," on any date, as defined in the Tracking Stock Policies, means the amount, if any, by which (1) the product of
(a) the Outstanding PCS Fraction as of such date multiplied by (b) an amount equal to the fair market value of the total assets attributed to the PCS Group less the total amount of the liabilities attributed to the PCS Group (provided that Preferred Stock will not be treated as a liability), in each case as of such date and determined on a basis consistent with the determination of the PCS Group Net Earnings (Loss), exceeds (2) the aggregate par value of, or any greater amount determined in accordance with applicable corporation law to be capital in respect of, all outstanding shares of PCS Stock and each class or series of Preferred Stock attributed to the PCS Group.

  "PCS Group Net Earnings (Loss)," for any period through any date, as defined in the Tracking Stock Policies, means the net income or loss of the PCS Group for such period (or in respect of the fiscal periods of Sprint commencing prior to the closing of the PCS Restructuring, the pro forma net income or loss of the PCS Group for such period as if the closing of the PCS Restructuring had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of Sprint attributed to the PCS Group on a basis substantially consistent with attributions of income and expense made in the calculation of the FON Group Net Earnings (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

  "PCS Group Percentage Interest," as defined in the Restructuring Agreement, means, with respect to any person, the percentage of the notional equity interest in the PCS Group owned by such person, taking into account (i) the outstanding shares of PCS Stock, (ii) the shares of PCS Stock that would be outstanding if the Inter-Group Interest in the PCS Group then held by the FON Group were represented by shares of PCS Stock, (iii) after the Recapitalization, the shares of PCS Stock that would be outstanding if all of the outstanding shares of Class A Common Stock were converted into Series 3 PCS Stock and Series 3 FON Stock pursuant to the Amended Articles, and (iv) the maximum number of shares of PCS Stock that are issuable upon the exercise, conversion or exchange of the PCS Options (or that would be issuable in the case of a PCS Option represented by an Inter-Group Interest held by the FON Group in the PCS Group), excluding from clause (iv) any Pre-Closing Options to the extent reflected as part of the Inter-Group Interest referred to in clause
(ii).

  "PCS Options," as defined in the Restructuring Agreement, means (i) the options, warrants or other securities of Sprint or any of its Controlled Affiliates outstanding at such time that are exercisable or exchangeable for or convertible into shares of PCS Stock, but excluding (A) any rights of Cox Pioneer Partnership or its Affiliates under the Agreement of Limited Partnership of Cox Communications, PCS, L.P., dated as of December 31, 1996, as it is to be amended pursuant to the amendments to the Cox PCS partnership agreement, (B) the outstanding shares of Class A Common Stock, and (C) any such options, warrants or other securities that will be satisfied by Sprint without the allocation of any cost or expense to the PCS Group or otherwise economically diluting the PCS Group Percentage Interest of any Cable Parent, and (ii) the Preferred Inter-Group Interest and any other Inter-Group Interests held by the FON Group in the PCS Group that have the same effect as the options, warrants and other securities referred to in clause (i) above.

  "PCS Spectrum," means the electromagnetic spectrum between 1850MHz and 1910MHz and between 1930MHz and 1990MHz or such other electromagnetic spectrum as the FCC may allocate to license holders of electromagnetic spectrum between 1850MHz and 1910MHz and between 1930MHz and 1990MHz in exchange for the surrender of electromagnetic spectrum within the identified frequencies.

  "Per Class A FON Share Basis," as defined in the Amended Articles, means, with respect to Existing Class A Common Stock or DT Class A Stock, an amount per share equal to (X / Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, respectively, "Y" equals the number of shares outstanding of Existing Class A Common Stock or DT Class A Stock, respectively, and "Z" equals the per share number of votes or dividend amount, redemption amount or other payment paid to the class or series of FON Stock to which the Existing Class A Common Stock or DT Class A Stock is being compared.

  "Per Class A PCS Share Basis," as defined in the Amended Articles, means, with respect to Existing Class A Common Stock or DT Class A Stock, an amount per share equal to (X / Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group or the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, respectively, "Y" equals the number of shares outstanding of Existing Class A Common Stock or DT Class A Stock, respectively, and "Z" equals the per share number of votes or dividend amount, redemption amount or other payment paid to the class or series of PCS Stock to which the Existing Class A Common Stock or DT Class A Stock is being compared.

  "Pre-Closing Options," as defined in the Restructuring Agreement, means the options, warrants and other securities of Sprint or any of its subsidiaries that were issued prior to and are outstanding as of the closing of the PCS Restructuring and that are exercisable or exchangeable for or convertible into shares of Sprint Common Stock, which, in connection with the Recapitalization, will become, in whole or in part, options, warrants or other securities that are exercisable or exchangeable for or convertible into shares of Series 1 PCS Stock (but excluding any PCS Options held by FT or DT).

  "Publicly-Traded" with respect to any security, as defined in the Amended Articles, means (i) registered under Section 12 of the Exchange Act, and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Exchange Act, that is the successor to either such exchange) or quoted in the National Association of Securities Dealers Inc. Automated Quotations System (or any successor system).

  "Registration Rights Commencement Date" means (i) if the IPO is consummated concurrently with the closing of the PCS Restructuring, 180 days following the closing of the PCS Restructuring, (ii) if the IPO is not consummated concurrently with the closing of the PCS Restructuring but is consummated within 120 days of the closing of the PCS Restructuring, the later of the ninetieth day following the IPO or 180 days following the closing of the PCS Restructuring, or (iii) if the IPO is not consummated concurrently with the closing of the PCS Restructuring or within 120 days thereafter, the 180th day following the closing of the PCS Restructuring unless any Cable Parent shall decide to exercise one of its rights to a demand registration after such 120th day following the closing of the PCS Restructuring but prior to such 180th day following the closing of the PCS Restructuring in which case the date the demand notice is given.

  "Shares Issuable With Respect To The Class A Equity Interest In The FON Group," as defined in the Recapitalization Amendment, means, at any time, the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group.

  "Shares Issuable With Respect To The Class A Equity Interest In The PCS Group," as defined in the Recapitalization Amendment, means, at any time, the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group.

  "Strategic Merger," as defined in the Amended Articles, means a merger or other business combination involving Sprint (a) in which the holders of Class A Stock are entitled to retain or receive, as the case may be, voting equity securities of the surviving parent entity in exchange for or in respect of (by conversion or otherwise) such Class A Stock, with an aggregate Fair Market Value (as defined in the Amended Articles) equal to at least 75% of the sum of
(i) the Fair Market Value of all consideration which such holders of Class A Stock have a right to receive with respect to such merger or other business combination, and (ii) if Sprint is the surviving parent entity, the Fair Market Value of the equity securities of the surviving parent entity which the holders of Class A Stock are entitled to retain, (b) immediately after which the surviving parent entity is an entity whose voting equity securities are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which otherwise has any class or series of its voting equity securities held by at least 500 holders and (c) immediately after which no person or group (other than the holders of Class A Stock) owns Voting Securities (as defined in the Amended Articles) of such surviving parent entity with Votes equal to more than 35 percent of the Voting Power of such surviving parent entity.

  "Tax Sharing Agreement" means an agreement to be entered into and undertaken by Sprint pursuant to which Sprint will allocate between the FON Group and the PCS Group federal and state income taxes incurred by Sprint which are determined on a consolidated, combined, or unitary basis.

  "Trading Day," as defined in the Amended Articles means, with respect to any security, any day on which the principal national securities exchange on which such security is listed or admitted to trading or NASDAQ, if such security is listed or admitted to trading thereon, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such security is not listed or admitted to trading on any national securities exchange or NASDAQ, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  "Vote," as defined in the Amended Articles, means, with respect to any entity, the ability to cast a vote at a stockholders', members' or comparable meeting of such entity with respect to the election of directors, managers or other members of such entity's governing body, or the ability to cast a general partnership or comparable vote, provided that with respect to Sprint, the term "Vote" means the ability to exercise general voting power (as opposed to the exercise of special voting or disapproval rights such as those set forth in the Amended Articles) with respect to matters other than the election of directors at a meeting of the stockholders of Sprint.

  "Voting Power," as defined in the Amended Articles, means, with respect to an entity, the aggregate number of Votes outstanding as of such date in respect of such entity.

PROSPECTUS

                              SPRINT CORPORATION

                                Debt Securities

                          SPRINT CAPITAL CORPORATION

                                Debt Securities
                         Unconditionally Guaranteed by

                              SPRINT CORPORATION

                               ----------------

  Sprint Corporation and its subsidiary, Sprint Capital Corporation, may offer from time to time, in the aggregate, up to $8,000,000,000 principal amount of unsecured senior Debt Securities. The Debt Securities may be in other currencies or currency units in an equivalent amount. In the event Debt Securities are issued at an original issue discount, the net proceeds from the offering will not exceed $8,000,000,000. Sprint and/or Sprint Capital will offer the Debt Securities as separate series, in amounts, at prices and on terms determined at the time of sale.

  Sprint will unconditionally guarantee (the "Guarantees") the payment of principal of and any premium and interest on all Debt Securities issued by Sprint Capital.

  A supplement to this Prospectus will set forth the specific terms of any series of Debt Securities that is offered and the terms of offering of such series of Debt Securities. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listings on a securities exchange of, the Debt Securities covered by such Prospectus Supplement. See "Plan of Distribution" for the different methods that may be used to offer the Debt Securities and for possible indemnification arrangements for underwriters, dealers and agents.

  The Debt Securities will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company. Unless otherwise stated in the Prospectus Supplement, Debt Securities in definitive form will not be issued. See "Description of Debt Securities--Book-Entry System."

                               ----------------

    Neither  the  Securities   and  Exchange  Commission   nor  any  state
        securities  commission has  approved or  disapproved of  these securities or passed  upon the  adequacy or accuracy
                 of  this Prospectus.  Any representation  to
                      the   contrary   is   a    criminal
                          offense.

                               ----------------


                The date of this Prospectus is October 23, 1998

                      WHERE YOU CAN FIND MORE INFORMATION

  Sprint files annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement on Form S-3 of which this Prospectus is a part, as well as reports, proxy statements and other information filed by Sprint, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. that contains reports, proxy statements and other information regarding registrants (like Sprint) that file electronically.

  In addition, you can inspect reports, proxy statements and other information concerning Sprint at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104, on which exchanges the common stock of Sprint is listed. If the PCS Restructuring is approved by Sprint's shareholders, Sprint intends to list its FON Stock and PCS Stock only on the New York Stock Exchange. Consequently, once Sprint's existing common stock is recapitalized, copies of Sprint's reports and proxy statements will no longer be filed with the Chicago Stock Exchange and the Pacific Exchange and therefore will not be available for inspection at those exchanges. See the discussion under "Sprint Corporation" regarding the proposed PCS Restructuring and the recapitalization of Sprint's common stock into FON Stock and PCS Stock.

  This Prospectus provides you with a general description of the Debt Securities that we may offer and any related Guarantees. Each time we sell Debt Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement, together with the additional information that is incorporated by reference, as described below.

  This Prospectus is part of a Registration Statement that we have filed with the SEC. To see more detail, you should read the exhibits filed with our Registration Statement.

  The SEC allows this Prospectus to "incorporate by reference" certain other information that Sprint files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that Sprint files later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by Sprint with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered.

  . Sprint's Annual Report on Form 10-K for the year ended December 31, 1997;

  . Sprint's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

  . Sprint's Current Reports on Form 8-K dated May 26, 1998 and June 29,
  1998; and

  . Sprint's Proxy Statement/Prospectus that forms a part of Registration Statement No. 333-65173.

  If you make a request for such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the Registration Statement of which this Prospectus is a part. Requests should be addressed to: Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, Attention: Investor Relations (telephone number: (800) 259-3755).

                          SPRINT CAPITAL CORPORATION

  Sprint Capital is a wholly-owned subsidiary of Sprint and was incorporated in Delaware on May 20, 1993. The principal offices of Sprint and Sprint Capital are located at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, and their telephone number is (913) 624-3000.

  Sprint Capital's purpose is to engage in financing activities that provide funds for use by Sprint and Sprint's subsidiaries, other than its local exchange telephone subsidiaries ("LECs"). Sprint Capital raises funds through the offering and sale of debt securities, and the net proceeds thereof are loaned to or invested in Sprint and its non-LEC subsidiaries. Sprint Capital does not and will not engage in any other business operations.

                              SPRINT CORPORATION

  Sprint is a diversified telecommunications service provider whose principal activities include long distance service, local service, wireless personal communications services ("PCS"), product distribution and directory publishing activities and other telecommunications activities, investments and alliances.

  Sprint's long distance division ("LDD") is the nation's third largest provider of long distance telephone services. LDD operates a nationwide, all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. LDD provides domestic and international voice, video and data communications services. Sprint's local telecommunications division ("LTD") consists primarily of regulated LECs serving approximately 7.5 million access lines in 19 states. LTD provides local services, access by telephone customers and other carriers to LTD's local exchange facilities, sales of telecommunications equipment and long distance services within specified geographic areas. Sprint's product distribution and directory publishing businesses ("PDDP") consist of wholesale distribution of telecommunications equipment and publishing and marketing white and yellow page telephone directories.

  Sprint's other telecommunications activities include (i) emerging businesses, which consist of the development of new integrated communications services, integration management and support services for computer networks and international development activities outside the scope of Global One, (ii) Sprint's interest in the Global One international strategic alliance, a joint venture with France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT"), and
(iii) Sprint's other telecommunications investments and alliances, such as its investment in EarthLink Network, Inc., an internet service provider. FT and DT are European telephone companies with a combined 20% strategic equity investment in Sprint.

  Sprint currently conducts its PCS operations through its 40% interest in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P., its approximately 47% interest in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., and its wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. These entities market their wireless telephony products and services under the Sprint(R) and Sprint PCS(R) brand names and, together, operate the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. These entities own licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. At September 30, 1998, they operated PCS systems in 163 metropolitan markets within the United States, including 38 of the 50 largest metropolitan areas.

  Sprint has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox") (together, the "Cable Parents") to restructure Sprint's PCS operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint common stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic

PCS operations of SprintCom, Inc. and SprintCom Equipment Company, L.P. These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas area), will be referred to as the PCS Group. The FON Stock, which will be created in a tax-free recapitalization of Sprint's existing common stock, is intended to reflect the performance of all of Sprint's other operations, including LDD, LTD, PDDP, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group. These transactions are subject to shareholder approval. The special meeting of Sprint shareholders to obtain approval has been scheduled for November 13, 1998.

                                USE OF PROCEEDS

  Unless otherwise indicated in a Prospectus Supplement, the net proceeds from the sale of the Debt Securities are intended to be used to repay short-term debt of Sprint and Sprint Capital and long-term obligations of Sprint and its subsidiaries, including debt obligations of the new PCS Group following consummation of the PCS Restructuring. The net proceeds are also intended to be used to provide funds to Sprint and its subsidiaries for general purposes, including working capital requirements and new capital investments.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  Sprint's ratio of earnings to fixed charges was 5.66 for the six months ended June 30, 1998, 6.41 for the year 1997, 5.94 for the year 1996, 4.32 for the year 1995, 4.28 for the year 1994 and 2.63 for the year 1993. The ratios were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before taxes, plus equity in net losses of entities that are less than 50% owned by Sprint, less capitalized interest. Fixed charges include (i) interest on all debt of continuing operations (including amortization of debt issuance costs), (ii) the interest component of operating rents, and (iii) the pre-tax cost of subsidiary preferred stock dividends.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities issued by Sprint will be issued under an Indenture, dated as of October 1, 1998, between Sprint and Bank One, N.A., as Trustee (the "Sprint Indenture"), and the Debt Securities issued by Sprint Capital will be issued under an Indenture, dated as of October 1, 1998, among Sprint Capital, Sprint and Bank One, N.A., as Trustee (the "Sprint Capital Indenture," and together with the Sprint Indenture, the "Indentures"). The Sprint Capital Indenture has similar provisions to the Sprint Indenture, including an identical lien covenant relating to Sprint. Copies of each of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  A summary of certain provisions of the Indentures follows. The summary is not complete and is qualified in its entirety by express reference to the detailed provisions of the Indentures, including the definitions in the Indentures of certain terms. All section references below are to sections of the applicable Indenture. You should read the Indentures, including the definition of terms in the Indentures, for a more complete understanding of the provisions and the terms described below.

GENERAL

  The Indentures do not limit the amount of indebtedness that may be issued thereunder. The Indentures provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of Sprint or Sprint Capital.

  The designation of the applicable Indenture, and the title, amount, maturity, interest rate, terms for redemption, terms for sinking fund payments, and other specific terms of the series of Debt Securities, including

(i) the currency of payment of principal of and any premium and interest on the Debt Securities, which may be United States dollars or any other currency or currency unit, and (ii) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities, will be set forth or summarized in the Prospectus Supplement.

  Unless otherwise provided in the Prospectus Supplement, the Debt Securities will be represented by one or more Global Securities. Consequently, the payment of principal and any premium and interest on the Debt Securities will be made as described below under "Book-Entry System" and "Same-Day Settlement and Payment," and transfers of the Debt Securities can be made only as described below under "Book-Entry System." In the event that Debt Securities in definitive form are issued, the following provisions will apply:

    (a) Principal of and any premium and interest on the Debt Securities will be payable, and transfers of the Debt Securities will be registrable, at the Corporate Trust Office of the Trustee, provided that at the option of Sprint or Sprint Capital (in the case of Debt Securities issued by Sprint Capital) payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Indentures, Sections 202, 305, and 1002) The Corporate Trust Office of Bank One, N.A., is located at 100 East Broad Street, Columbus, Ohio 43215.

    (b) The Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. (Indentures, Sections 301 and 302).

  No service charge will be made for any registration of transfer or exchange of Debt Securities, but Sprint or Sprint Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange, other than exchanges not involving any transfer. (Indentures, Section 305)

  Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below the stated principal amount. Federal income tax consequences and other special considerations applicable to such Original Issue Discount Securities will be described in the Prospectus Supplement relating to such securities.

RESTRICTIVE COVENANT--SPRINT

  Under the Indentures, Sprint and its Restricted Subsidiaries may not create, incur or allow to exist any Lien upon any property or assets now owned or hereafter acquired unless:

  . such Lien is a Permitted Lien; or

  . the outstanding Debt Securities (or, in the case of Debt Securities issued by Sprint Capital, the outstanding Guarantees) are equally and ratably secured by such Lien; or

  . the aggregate principal amount of indebtedness secured by such Lien and any other Lien (other than Permitted Liens) plus the Attributable Debt in respect of any Sale and Leaseback Transaction does not exceed 15% of the Consolidated Net Tangible Assets of Sprint and its subsidiaries. (Sprint Indenture, Section 1008, Sprint Capital Indenture, Section 1012)

  The definitions for capitalized terms used above are as follows:

  "Attributable Debt" of a Sale and Leaseback Transaction means, at any date, the total net amount of rent required to be paid under such lease during the remaining term of the lease (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates of such amounts to such date of determination at the rate of interest per annum implicit in the terms of such lease, as determined in good faith by Sprint, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents.

  "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles consistently applied.

  "Consolidated Net Tangible Assets" of Sprint and its subsidiaries means the consolidated total assets of Sprint and its subsidiaries as reflected in Sprint's most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less (i) current liabilities (excluding current maturities of long-term debt and Capital Lease Obligations) and (ii) goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets (excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission).

  "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

  "Permitted Liens" means:

    (i) Liens existing on October 1, 1998;

    (ii) Liens on property existing at the time of acquisition of such property or to secure the payment of all or any part of the purchase price of such property or to secure any indebtedness incurred prior to, at the time of or within 270 days after the acquisition of such property for the purpose of financing all or any part of the purchase price of such property;

    (iii) Liens securing indebtedness owing by a Restricted Subsidiary to Sprint or any wholly-owned subsidiary of Sprint;

    (iv) Liens on property of any entity, or on the stock, indebtedness or other obligations of such entity, existing at the time (a) such entity becomes a Restricted Subsidiary, (b) such entity is merged into or consolidated with Sprint or a Restricted Subsidiary or (c) Sprint or a Restricted Subsidiary acquires all or substantially all of the assets of such entity, as long as no such Lien extends to any other property of Sprint or any other Restricted Subsidiary;

    (v) Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to such property;

    (vi) Liens on the property of Sprint or any of its Restricted Subsidiaries securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and (c) other nondelinquent obligations of a similar nature, in each case, incurred in the ordinary course of business;

    (vii) Liens securing Capital Lease Obligations, provided that (a) any such Lien attaches to the property within 270 days after the acquisition thereof and (b) such Lien attaches solely to the property so acquired;

    (viii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, as long as such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Sprint or such Restricted Subsidiary, as applicable, in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by Sprint or such Restricted Subsidiary to provide collateral to the depository institution;

    (ix) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

    (x) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

    (xi) Liens arising solely by operation of law, such as mechanics', materialmen's, warehouseman's and carriers' Liens and Liens of landlords or of mortgages of landlords, on fixtures and movable property located on premises leased in the ordinary course of business;

    (xii) Liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation thereof and on accounts receivable associated with a receivables financing program of Sprint or any of its Restricted Subsidiaries;

    (xiii) any Lien created by or resulting from litigation or other proceeding against, or upon property of, Sprint or a Restricted Subsidiary, or any lien for workmen's compensation awards or similar awards, so long as the finality of such judgment or award is being contested and execution thereon is stayed or such Lien relates to a final unappealable judgment which is satisfied within 30 days of such judgment or any Lien incurred by Sprint or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding, as long as such judgment or award does not constitute an Event of Default under clause
  (e) of "Events of Default" below;

    (xiv) Liens on the real property of Sprint or a Restricted Subsidiary which constitute minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, as long as all of the liens referred to in this clause (xiv) in the aggregate do not at any time materially detract from the value of such real property or materially impair its use in the operation of the business of Sprint and its subsidiaries;

    (xv) Liens on property of Sprint or a Restricted Subsidiary securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, for the purpose of financing all or any part of the purchase price of (or, in the case of real property, the cost of construction on or improvement of) any property or assets subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue or similar financings); and

    (xvi) any renewal, extension or replacement (in whole or in part) of any Lien permitted pursuant to (i), (ii), (iv), (v), (vii) and (xv) above or of any indebtedness secured by any such Lien, as long as such extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property) and the principal amount of indebtedness secured by such Lien and not otherwise authorized by clauses (i), (ii),
  (iv), (v), (vii) and (xv) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with any such renewal, extension or replacement so secured at the time of such renewal, extension or replacement.

  "Receivables Subsidiary" means a special purpose wholly-owned subsidiary created in connection with any transactions that may be entered into by Sprint or any of its subsidiaries pursuant to which Sprint or any of its subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

  "Restricted Subsidiary" means any subsidiary of Sprint (other than a Receivables Subsidiary or Sprint Capital) if:

    (i) such subsidiary has substantially all of its property in the United States (other than its territories and possessions); and

    (ii) at the end of the most recent fiscal quarter of Sprint preceding the date of determination, the aggregate amount, determined in accordance with generally accepted accounting principles consistently applied, of securities of, loans and advances to, and other investments in, such subsidiary held by Sprint and its other subsidiaries, less any securities of, loans and advances to, and other investments in Sprint and Sprint's other subsidiaries held by such subsidiary or any of its subsidiaries, exceeded 15% of Sprint's Consolidated Net Tangible Assets.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which property is sold or transferred by Sprint or a Restricted Subsidiary and is thereafter leased back from the purchaser or transferee by Sprint or such Restricted Subsidiary.

  Unless otherwise indicated in the Prospectus Supplement, the covenants contained in the Indentures and in the Debt Securities and Guarantees would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving Sprint that may adversely affect holders.

RESTRICTIVE COVENANTS--SPRINT CAPITAL

  Sprint Capital may not create, issue, assume or guarantee any unsecured Funded Debt ranking prior to the Debt Securities issued by Sprint Capital. (Sprint Capital Indenture, Section 1009)

  Unless otherwise indicated in the Prospectus Supplement, Sprint Capital may not create, assume or suffer to exist any Lien (as defined above) upon any of its property or assets, now owned or hereafter acquired, without making effective provision whereby the outstanding Debt Securities issued by Sprint Capital shall be secured by such Lien equally and ratably with any and all other obligations and indebtedness thereby secured, with certain specified exceptions. (Sprint Capital Indenture, Section 1008)

EVENTS OF DEFAULT

  Each of the following is an Event of Default under the Indentures with respect to Debt Securities of any series:

    (a) failure to pay principal of or any premium on any Debt Security of that series at maturity;

    (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

    (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;

    (d) failure to perform any other covenant or warranty in the applicable Indenture (other than a covenant included solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in such Indenture;

    (e) default resulting in acceleration of more than $50,000,000 in aggregate principal amount of any indebtedness for money borrowed by Sprint or Sprint Capital or any other subsidiary of Sprint under the terms of the instrument under which such indebtedness is issued or secured, if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indentures;

    (f) certain events of bankruptcy, insolvency or reorganization; and

    (g) any other Event of Default provided with respect to Debt Securities of that series. (Indentures, Section 501)

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee with respect to such Debt Securities or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if any of the Debt

Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately by written notice as provided in the applicable Indenture.

  At any time after a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, in accordance with the applicable Indenture, rescind and annul such acceleration. (Indentures, Section 502)

  Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders offer reasonable indemnity to the Trustee. (Indentures, Sections 601 and 603) Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right (in accordance with applicable law) to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Indentures, Section 512)

  Sprint and Sprint Capital will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the applicable Indenture and as to any default in such performance. (Indentures, Section 1004)

MODIFICATION AND WAIVER

  Modifications and amendments of the Sprint Indenture may be made by Sprint and the Trustee, in most cases with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such modification or amendment. Modifications and amendments of the Sprint Capital Indenture may be made by Sprint, Sprint Capital and the Trustee, in most cases with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such modification or amendment.

  Each Indenture provides that, without the consent of the holder of each outstanding Debt Security affected thereby, no such modification or amendment may

     (a) change the date specified in the Debt Security for the payment of the principal of, or any installment of principal of or interest on, such Debt Security,

     (b) reduce the principal amount of, or any premium or interest on, any Debt Security,

     (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the maturity of such Debt Security,

     (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security,

     (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or

     (f) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for any supplemental indenture amending or modifying the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Indentures, Section 902)

  In addition, the Sprint Capital Indenture provides that, without the consent of the holder of each outstanding Debt Security affected thereby, no such modification or amendment may modify or affect in any manner adverse to the holders the terms and conditions and obligations of the Guarantor in respect of the Guarantees of any Debt Securities.

  The holders of a majority in principal amount of the outstanding Debt Securities of any series issued under the Sprint Indenture and the Sprint Capital Indenture may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Sprint (or Sprint and Sprint Capital, in the case of the Sprint Capital Indenture) with certain restrictive provisions of the Indentures. (Sprint Indenture, Section 1009, Sprint Capital Indenture, Sections 1010 and 1013) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any Debt Security of that series or in respect of a covenant or provision which under the Indentures cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series affected. (Indentures, Section 513)

CONSOLIDATION, MERGER AND CONVEYANCES

  Sprint (and, in the case of the Sprint Capital Indenture, Sprint Capital), without the consent of any holders of outstanding Debt Securities, may consolidate with or merge with or into, or transfer or lease its properties and assets substantially as an entirety to, any corporation, partnership or trust, or may acquire or lease the assets of any Person, provided that (i) the corporation, partnership or trust formed by such consolidation or into which Sprint or Sprint Capital is merged or which acquires or leases the assets of Sprint or Sprint Capital substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the obligations of Sprint or Sprint Capital, as applicable, under the Debt Securities or the Guarantees, as the case may be, and under the Indentures, (ii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and (iii) certain other conditions specified in the Indentures are met. Thereafter, all such obligations of Sprint or Sprint Capital, as the case may be, terminate. (Indentures, Sections 801 and 802)

DEFEASANCE

  Unless otherwise indicated in the Prospectus Supplement, the following defeasance provisions will apply to the Debt Securities.

  The Indentures provide that Sprint (or Sprint and Sprint Capital, in the case of Debt Securities issued under the Sprint Capital Indenture) may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities and the Guarantees of such Debt Securities (with certain limited exceptions described below) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities under Sections 501(5) and 1008 of the Sprint Indenture and Sections 501(5), 1008, 1009 and 1012 of the Sprint Capital Indenture (being the cross-default provision described in clause (e) under "Events of Default" and the restriction described under "Restrictive Covenant--Sprint" and, in the case of the Sprint Capital Indenture, the restrictions described under "Restrictive Covenants--Sprint Capital") and certain other obligations, including obligations under covenants provided for the specific benefit of Debt Securities of that series ("covenant defeasance").

  In order to accomplish defeasance or covenant defeasance, Sprint or Sprint Capital must deposit with the Trustee (or other qualifying trustee), in trust for such purpose, money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the scheduled due dates therefor. Such a trust may be established only if, among other things, Sprint or Sprint Capital has delivered to the Trustee an opinion of counsel to the effect that the holders of such Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after October 1, 1998. The obligations which are not discharged in a defeasance under clause (A) above are those relating to the rights of holders of outstanding Debt Securities to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on Debt Securities when due as set forth in Section 1304 of the Indentures, and obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to hold moneys for payment in trust and to compensate, reimburse and indemnify the Trustee. (Indentures, Article Thirteen)

  The Prospectus Supplement may further describe additional provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

REGARDING THE TRUSTEE

  Sprint has a normal business banking relationship with the Trustee, including the maintenance of an account and the borrowing of funds. The Trustee may own Debt Securities.

GOVERNING LAW

  New York law (without regard to principles of conflicts of law) will govern the Indentures, the Debt Securities and the Guarantees.

GLOBAL SECURITIES

  Unless otherwise provided in the Prospectus Supplement, each series of the Debt Securities will be issued in the form of one or more Global Securities that will be deposited with, or on behalf of, The Depository Trust Company, as Depositary. Interests in the Global Securities will be issued only in denominations of $1,000 or integral multiples thereof. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

BOOK-ENTRY SYSTEM

  Initially, the Debt Securities will be registered in the name of Cede & Co., the nominee of the Depositary. Accordingly, beneficial interests in the Debt Securities will be shown on, and transfers of the Debt Securities will be effected only through, records maintained by the Depositary and its participants.

  The Depositary has advised Sprint, Sprint Capital and any underwriters, dealers or agents as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including any underwriters, dealers or agents), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

  The Depositary advises that its established procedures provide that (i) upon issuance of the Debt Securities, the Depositary will credit the accounts of Direct and Indirect Participants designated by the Underwriters with the principal amounts of the Debt Securities purchased by the Underwriters and
(ii) ownership of interest in the Global Securities will be shown on, and the transfer of the ownership will be effected only through, records maintained by the Depositary, the Direct Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interest in the Global Securities is limited to such extent.

  So long as a nominee of the Depositary is the registered owner of the Global Securities, such nominee for all purposes will be considered the sole owner or holder of such Global Securities under the applicable Indenture. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders of the Debt Securities under the applicable Indenture.

  Neither Sprint, Sprint Capital, the Trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Principal and interest payments on the Debt Securities registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominee as the registered owner of the Global Securities. Under the terms of the Debt Securities, Sprint, Sprint Capital and the Trustee will treat the persons in whose names the Debt Securities are registered as the owners of such Debt Securities for the purpose of receiving payment of principal and interest on such Debt Securities and for all other purposes. Therefore, neither Sprint, Sprint Capital, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Debt Securities to owners of beneficial interests in the Global Securities. The Depositary has advised Sprint, Sprint Capital and the Trustee that its current practice is upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interest in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee, Sprint or Sprint Capital, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the issuer of the Debt Securities or the Trustee. Disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depositary and Direct and Indirect Participants.

  Debt Securities represented by a Global Security will be exchangeable for Debt Securities in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies Sprint or Sprint Capital that it is unwilling or unable to continue as Depositary for such Global Security, or if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by Sprint or Sprint Capital, as applicable, within 90 days, or Sprint or Sprint Capital, as applicable, in its discretion at any time determines not to require all of the Debt Securities to be represented by a Global Security and notifies the Trustee of such decision. Any Debt Securities that are exchangeable pursuant to the preceding sentence are exchangeable for Debt Securities issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Debt Securities will be made by any underwriters, dealers or agents in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to Sprint or Sprint Capital, as applicable, all payments of principal and interest on the Debt Securities will be made by Sprint or Sprint Capital, as applicable, in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debt Securities will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debt Securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

                           DESCRIPTION OF GUARANTEES

  Sprint will unconditionally guarantee the due and punctual payment of the principal, any premium and interest on the Debt Securities issued by Sprint Capital when and as the same shall become due and payable, whether at maturity or otherwise. (Sprint Capital Indenture, Section 311) The Guarantees will rank equally with all other unsecured and unsubordinated obligations of Sprint. The Guarantees provide that in the event of a default in payment of principal, any premium or interest on a Debt Security, the Holder of the Debt Security may institute legal proceedings directly against Sprint to enforce the Guarantee without first proceeding against Sprint Capital. The Sprint Capital Indenture provides that Sprint may under certain circumstances assume all rights and obligations of Sprint Capital under the Sprint Capital Indenture with respect to a series of Debt Securities issued by Sprint Capital.

                VALIDITY OF THE DEBT SECURITIES AND GUARANTEES

  The validity of the Debt Securities and the Guarantees will be passed upon for Sprint Capital and Sprint by Don A. Jensen, Esq., Vice President and Secretary of Sprint Capital and Sprint, and for any underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. As of September 30, 1998, Mr. Jensen was the beneficial owner of approximately 31,000 shares of Sprint common stock and had options to purchase in excess of 60,000 shares of Sprint common stock.

                                    EXPERTS

  The consolidated financial statements and consolidated financial statement schedule of Sprint appearing in Sprint's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1997, is based in part on the report of Deloitte & Touche LLP, independent auditors. Such consolidated financial statements and consolidated financial statement schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of Sprint and the combined financial statements of the FON Group and the PCS Group appearing in Sprint's Proxy Statement/Prospectus that forms a part of Registration Statement No. 333-65173 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference which, as to the year 1997 for the consolidated financial statements of Sprint and the years 1997, 1996 and 1995 for the combined financial statements of the PCS Group, are based in part on the reports of Deloitte & Touche LLP, independent auditors. Such consolidated financial statements of Sprint and combined financial statements of the FON Group and the PCS Group are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The combined financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated in this Prospectus by reference from the Sprint Corporation Registration Statement No. 333-65173 and the related combined financial statement schedule included in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph referring to the emergence from the development stage) which is included or incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Sprint Spectrum L.P. and Sprint Spectrum Finance Corporation Annual Reports on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph referring to the emergence from the development stage) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements and the related financial statement schedule of Sprint Spectrum Holding Company, L.P. and subsidiaries as of December 31, 1997 and 1996, not separately presented in this Prospectus, incorporated in this Prospectus by reference from the Sprint Corporation Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage) which is incorporated herein by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                             PLAN OF DISTRIBUTION

   With respect to the offering of the Debt Securities, the following summary of the plan of distribution will be supplemented by a description of such offering, including the particular terms and conditions of such offering, set forth in the applicable Prospectus Supplement relating to such Debt Securities.

  Sprint and Sprint Capital may sell Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or a limited number of institutional purchasers; or (iii) through agents. Each Prospectus Supplement with respect to a series of Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters or agents, the price of such Debt Securities and the net proceeds to Sprint or Sprint Capital, as the case may be, from such sale, any underwriting discounts, commissions or other items constituting underwriters' or agents' compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

  If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly by one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Debt Securities may be sold directly by Sprint or Sprint Capital to one or more institutional purchasers, or through agents designated by Sprint or Sprint Capital from time to time. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by Sprint or Sprint Capital, as the case may be, to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the applicable Prospectus Supplement, Sprint or Sprint Capital, as the case may be, will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Debt Securities from Sprint or Sprint Capital, as the case may be, at the public offering price set forth in such Prospectus Supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases such institutions must be approved by Sprint or Sprint Capital, as the case may be. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents, underwriters and dealers may be entitled under agreements entered into with Sprint or Sprint and Sprint Capital to indemnification by Sprint or Sprint and Sprint Capital against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect of such civil liabilities.

  Agents, underwriters and dealers may engage in transactions with or perform services for Sprint and Sprint Capital in the ordinary course of business.

  The Debt Securities will be new issues of Debt Securities with no established trading market. Underwriters and agents to whom Debt Securities are sold by Sprint or Sprint Capital for public offering and sale may make a market in such Debt Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debt Securities.

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                                     $

                           SPRINT CAPITAL CORPORATION

                                $    % NOTES DUE
                                $    % NOTES DUE
                                $    % NOTES DUE
                                $    % NOTES DUE

                         UNCONDITIONALLY GUARANTEED BY
                               SPRINT CORPORATION

                                 [LOGO] Sprint

                                   --------

                             PROSPECTUS SUPPLEMENT
                                       , 1998
                 (Including Prospectus dated October 23, 1998)

                                   --------

                              SALOMON SMITH BARNEY
                           CREDIT SUISSE FIRST BOSTON
                               J.P. MORGAN & CO.
                            WARBURG DILLON READ LLC
                             CHASE SECURITIES INC.
                                LEHMAN BROTHERS
                     NATIONSBANC MONTGOMERY SECURITIES LLC


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